Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LEXINGTON CORPORATE PROPERTIES TRUST

and

NEWKIRK REALTY TRUST, INC.

Dated as of  July 23, 2006

TABLE OF CONTENTS

i

ii

iii

iv

EXHIBITS

Exhibit A-1	Amended and Restated Declaration

Exhibit A-2	Surviving By-laws

Exhibit B-1	Surviving Entity Officers

Exhibit B-2	Initial Members of the Standing Committees of the Board of Trustees

Exhibit C	Amended NRT OP Limited Partnership Agreement

Exhibit D	Voting Trustee Agreement

Exhibit E-1	Amended and Restated Exclusivity Agreement

Exhibit E-2	Acquisition Agreement Amendment, Assignment and Assumption

Exhibit F	NRT Executive Employment Agreement

Exhibit G	Transition Services Agreement

Exhibit H	Form of Waiver Agreement

Exhibit I	Form of Funding Agreement

Exhibit J	Change of Control Waiver

Exhibit K	MLP Guaranty Agreement

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2006, is made by and among Lexington Corporate Properties Trust, a Maryland real estate investment trust (the “Company”), and Newkirk Realty Trust, Inc., a Maryland corporation (“NRT”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger of NRT with and into the Company (the “REIT Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Title 3 of the Corporations and Associations Articles of the Annotated Code of Maryland, as amended (the “MGCL”) and Title 8 of the Corporations and Associations Articles of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”);

WHEREAS, each of the board of trustees of the Company (the “Company Board”) and the Board of Directors of NRT (the “NRT Board”) has approved the REIT Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and the holders of the Company Common Shares, and has unanimously voted to approve this Agreement, and recommend acceptance and approval by the holders of the Company Common Shares of, this Agreement, the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, a special committee of the NRT Board has determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of NRT and its stockholders, and has unanimously voted to approve this Agreement, and recommend acceptance and approval by the NRT Board of, this Agreement, the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, the NRT Board has determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of NRT and its stockholders, and has unanimously voted to approve this Agreement, and recommend acceptance and approval by NRT’s stockholders of, this Agreement, the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the REIT Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the REIT Merger, and also to prescribe various conditions to such transactions;

WHEREAS, the Company owns 100% of the beneficial interests of Lex GP-1 Trust, a Delaware statutory trust (“Lesh GP);

WHEREAS, Lesh GP is the sole general partner of each of Lepercq Corporate Income Fund L.P., a Delaware limited partnership (the “OP-1 Partnership”), Lepercq Corporate Income Fund II L.P., a Delaware limited partnership (the “OP-2 Partnership”), and Net 3 Acquisition L.P., a Delaware limited partnership (the “OP-3 Partnership” and, together with the OP-1 Partnership and the OP-2 Partnership, the “Company Partnerships”);

WHEREAS, NRT is the sole general partner of The Newkirk Master Limited Partnership, a Delaware limited partnership (“NRT OP”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of NRT and certain holders of the NRT OP Units (as defined herein) have each entered into a voting agreement for the benefit of the Company (each, a “NRT Voting Agreement”), pursuant to which such holders have agreed, among other things, to vote, or cause their shares of NRT Common Stock and NRT OP Units, as applicable, to be voted, to approve this Agreement, the REIT Merger and any other matter which requires their vote in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

(a) For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Ancillary Agreements” means the NRT Advisor Termination, the Voting Trustee Agreement, the Amended and Restated Exclusivity Agreement, the Acquisition Agreement Amendment, Assignment and Assumption, the documents evidencing the assignment and assumption of the Existing Registration Rights Agreements provided for under Section 7.18, the WEM Registration Rights Agreement, the Property Management Agreement, the NRT Executive Employment Agreement, the Amended NRT OP Limited Partnership Agreement, the Waiver Agreement, the Transition Services Agreement, the Funding Agreement, the MLP Guaranty, the NRT Voting Agreement, and the REIT Merger Voting Agreements (each as defined herein).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Certificate” means any certificate evidencing the Company Common Shares.

“Company Acquisition Proposal” shall mean any proposal or offer for any (a) merger, consolidation or similar transaction involving the Company, the Company Partnerships or any Significant Subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X, but substituting 25% for the references to 10% therein), (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or its Subsidiaries representing 25% or more of the consolidated assets of the Company and its Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 25% or more of the outstanding shares of the Company Common Shares or outstanding equity interest of the Company Partnerships, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or the Company Partnerships or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Company Acquisition Proposal” shall not include (i) the REIT Merger or the other transactions contemplated by this Agreement and (ii) any joint venture between the Company and ING.

“Company Common Shares” means the common shares of beneficial interest, par value $0.0001 per share, of the Company, including, without restriction, the Company Restricted Shares.

“Company Executives” shall mean E. Robert Roskind, Richard J. Rouse, T. Wilson Eglin, Patrick Carroll and John B. Vander Zwaag.

“Company Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to

GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception disclosed in any Company Title Insurance Policy provided or made available to NRT (whether material or immaterial), Liens and obligations arising under the Material Contracts of the Company (including but not limited to any Lien securing mortgage debt disclosed in Section 4.02(b) of the Company Disclosure Schedule), the Company Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) easement agreements and all other matters disclosed on any Company Title Insurance Policy provided or made available to NRT; (vii) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, and/or (viii) other Liens being contested in good faith in the ordinary course of business.

“Company Restricted Shares” means restricted Company Common Shares issued pursuant to any Company Incentive Plan.

“Company Shareholder Meeting” means the meeting of the holders of the Company Common Shares at which such holders vote to determine whether Company Shareholder Approval is granted.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means any Company Acquisition Proposal on terms which the Company Board determines in good faith (taking into account such factors as the Company Board deems appropriate, which factors may include any legal, financial and regulatory aspects of the proposal and the Person making the proposal) to be more favorable to the Company’s shareholders than the REIT Merger, taken as a whole.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Environmental Laws” means any applicable United States federal, state or local Laws in existence on the date hereof relating to Hazardous Materials or pollution or protection of the environment.

“Hazardous Materials” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the

Toxics Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Oil Pollution Act, the Hazardous Material Transportation Act, the Emergency Planning and Community Right-to-Know Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, friable asbestos, mold, radon and infectious waste; (iv) any explosive or radioactive materials; and (v) any substance, material, or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Indebtedness” means, without duplication, any amount owed for (i) borrowed money, (ii) capitalized lease obligations or (iii) obligations under interest rate agreements and currency agreements; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any intercompany indebtedness between the Company and any of its Subsidiaries, between any of the Company Subsidiaries, between NRT and any of its Subsidiaries, or between any of the NRT Subsidiaries, or any accounts payable incurred in the ordinary course of business.

“Intellectual Property” means (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“Joint Venture” means any of (i) Lexington Acquiport Company, LLC, (ii) Lexington Acquiport Company II, LLC, (iii) Lexington/Lion Venture L.P., (iv) Triple Net Investment Company LLC, (v) Lexington Columbia L.L.C., (vi) that certain tenancy in common referred to as “Oklahoma City” in the Company’s most recent Annual Report on Form 10-K included in the SEC Reports, (vii) LXP Olympe Investments S.àr.l. and (viii) Lexington Strategic Asset Corp.

“Joint Venture Agreements” shall mean the operating and/or partnership agreements, as applicable, which govern the operations of the Joint Ventures.

“Joint Venture Interests” shall mean the equity interests held by each of the partners in each of the Joint Ventures.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of the Company Executives.

“Knowledge of NRT” or “NRT’s Knowledge” means the actual knowledge of Michael Ashner, Peter Braverman, Lara Sweeney Johnson, Carolyn Tiffany and Thomas Staples.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or NRT and its Subsidiaries, taken as a whole, as applicable; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, change or effect arising out of or attributable to (i) any decrease in the market price, or change in the trading volume, of the Company Common Shares or NRT Common Stock, as applicable, or any failure to meet publicly announced revenue or earnings projections, (ii) any events, circumstances, changes or effects that affect the real estate ownership and leasing business generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which the Company and its Subsidiaries operate or in which NRT and its subsidiaries operate, as applicable, (vi) any events, circumstances, changes or effects arising from the consummation or anticipation of the REIT Merger or the announcement of the execution of this Agreement, (vii) any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, this Agreement, (viii) earthquakes, hurricanes or other natural disasters, (ix) changes in Law or GAAP or (x) damage or destruction of any Company Property or NRT Property, as applicable, caused by casualty and not covered by insurance.

“ MLP Guaranty” shall mean the Guaranty Agreement, dated as of the Closing Date, by the Company, as guarantor, to and for the benefit of NRT OP, substantially in the form set forth on Exhibit K attached hereto.

“NRT Acquisition Proposal” shall mean any proposal or offer for any (a) merger, consolidation or similar transaction involving NRT, NRT OP or any Significant Subsidiary of NRT (as defined in Rule 1-02 of Regulation S-X, but substituting 25% for the references to 10% therein), (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of NRT or its Subsidiaries representing 25% or more of the consolidated assets of NRT and its Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the votes associated with the outstanding securities of NRT, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 25% or more of the outstanding shares of NRT Common Stock or outstanding equity interest of NRT OP, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to NRT or NRT OP or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “NRT Acquisition Proposal” shall not include the REIT Merger or the other transactions contemplated by this Agreement.

“NRT OP Proxy Statement” means the proxy statement relating to the Amended NRT OP Limited Partnership Agreement filed by NRT and the Company with the SEC under the Exchange Act and to be sent to the holders of NRT OP Units by NRT, as amended or supplemented from time to time.

“NRT Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of NRT (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iii) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of NRT or any of its Subsidiaries; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception disclosed in any NRT Title Insurance Policy provided or made available to the Company (whether material or immaterial), Liens and obligations arising under the NRT Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in Section 5.02(b) of the NRT Disclosure Schedule), the NRT Leases and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) easement agreements and all other matters disclosed on any NRT Title Insurance Policy provided or made available to the Company; (vii) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, and/or (viii) other Liens being contested in good faith in the ordinary course of business.

“NRT Subsidiaries” means the Subsidiaries of NRT.

“NRT Superior Proposal” means any NRT Acquisition Proposal on terms which the NRT Board determines in good faith (taking into account such factors as the NRT Board deems appropriate, which factors may include any legal, financial and regulatory aspects of the proposal and the Person making the proposal) to be more favorable to NRT’s stockholders than the REIT Merger, taken as a whole.

“NRT Stockholder Meeting” means the meeting of the holders of the NRT Common Stock and the NRT Preferred Stock at which such holders vote to determine whether the NRT Stockholder Approval is granted.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Subsidiary” means, with respect to a Person, any corporation more than 25% of whose outstanding voting securities, or any partnership, limited liability company, joint venture, trust or other entity more than 25% of whose total equity interest, is directly or indirectly owned by such Person, provided, however, without limiting the foregoing, the term “Subsidiary” as it relates to NRT, shall also include NRT OP and the Subsidiaries thereof, and the term “Subsidiary” as it relates to the Company, shall include Lexington Strategic Asset Corp. and the Joint Ventures.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Protection Agreement” means an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any Company Subsidiary, or to NRT or any NRT Subsidiary, as applicable, that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any Company Subsidiary, or of NRT or any NRT Subsidiary, as applicable, (ii) requires that the Company or any Company Subsidiary, or NRT or any NRT Subsidiary, as applicable, maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the Company Properties, or NRT Properties, as applicable, or (iii) requires that the Company or any Company Subsidiary, or NRT or any NRT Subsidiary, as applicable, offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a “deficit restoration obligation,” guarantee (including, without limitation, a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company or any Company Subsidiary, or NRT or any NRT Subsidiary, as applicable, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or any Company Subsidiary, or NRT or any NRT Subsidiary, as applicable, or (C) that requires a particular method for allocating one or more liabilities of the Company or any Company Subsidiary, or NRT or any NRT Subsidiary, as applicable, under Section 752 of the Code.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	§ 7.16

Acquisition Agreement Amendment and Assumption	§ 7.16
Advisory Agreement	§ 7.13
Agreement	Preamble
Amended and Restated Exclusivity Agreement	§ 7.16
Amended NRT OP Limited Partnership Agreement	§ 5.03(d)
Articles of Merger	§ 2.04(a)
Amended and Restated Declaration	§ 2.02
Blue Sky Laws	§ 4.04(b)
Break Up Fee	§ 9.03(b)
Claim	§ 7.09(a)
Closing	§ 2.05
Closing Date	§ 2.05
Code	Recitals
Common Conversion Consideration	§ 3.01(a)
Company	Preamble
Company Benefit Plans	§ 7.10(a)
Company Board	Recitals
Company By-laws	§ 4.01(f)
Company Cure Period	§ 9.01(c)
Company Declaration of Trust	§ 4.01(a)
Company Disclosure Schedule	Article IV
Company Excess Shares	§ 4.02(a)
Company Expense Fee	§ 9.03(b)
Company Ground Lease	§ 4.12(g)
Company Incentive Plans	§ 4.02(a)
Company Intellectual Property	§ 4.13
Company Leases	§ 4.12(f)
Company Material Contract	§ 4.16(a)
Company OP Units	§ 4.02(f)
Company Participation Agreements	§ 4.12(j)
Company Participation Interest	§ 4.12(j)
Company Participation Party	§ 4.12(j)
Company Partnerships	Recitals
Company Plans	§ 4.09(a)
Company Preferred Shares	§ 4.02(a)
Company Preferred Units	§ 4.02(f)
Company Property	§ 4.12(a)
Company Share Options	§ 4.02(a)
Company Share Rights	§ 4.02(c)
Company Shareholder Approval	§ 4.03(b)
Company Third Party	§ 4.12(h)
Company Title Insurance Policy	§ 4.12(c)

Confidentiality Agreement	§ 7.05(c)
Contribution	§ 7.19
Contribution Date	§ 7.19
de minimis Shares	§ 3.01(a)
Drop Dead Date	§ 9.01(j)
Effective Time	§ 2.04(a)
Environmental Mitigation	§ 4.12(e)
ERISA	§ 4.09(a)
Exchange Act	§ 4.04(b)
Exchange Agent	§ 3.02(a)
Exchange Instructions	§ 3.02(b)
Exchange Ratio	§ 3.01(a)
Exclusivity Agreement	§ 7.16
Existing Registration Rights Agreements	§ 7.18
Existing Units	§ 4.02(c)
Expenses	§ 7.09(a)
Funding Agreement	§ 7.19
GAAP	§ 4.06(b)
Governmental Authority	§ 4.04(b)
HMO	§ 4.09(g)
Interim Period	§ 6.01(a)
IRS	§ 4.09(a)
Joint Venture Formation Documents	§ 4.01(j)
Law	§ 4.04(a)
Lesh GP	Recitals
Lock-Up Agreement	§ 7.15
Maryland REIT Law	Recitals
MGCL	Recitals
Non-Approval Expense Fee	§ 9.03(b)
NQDC Plan	§ 4.09(k)
NRT	Preamble
NRT Advisor	§ 5.11(c)
NRT Advisor Termination	§ 7.13
NRT Articles	§ 5.01(a)
NRT Board	Recitals
NRT By-laws	§ 5.01(f)
NRT Common Stock	§ 3.01(a)
NRT Cure Period	§ 9.01(d)
NRT Disclosure Schedule	Article V
NRT Employees	§ 7.10(a)
NRT Executive Employment Agreement	§ 7.17(a)
NRT Expense Fee	§ 9.03(b)
NRT Ground Lease	§ 5.12(g)
NRT Indemnified Parties	§ 7.09(a)
NRT Insiders	§ 7.10(d)

NRT Intellectual Property	§ 5.13
NRT Leases	§ 5.12(f)
NRT Material Contract	§ 5.16(a)
NRT OP	Recitals
NRT OP Approval	§ 5.03(c)
NRT OP Direction Votes	§ 7.04
NRT OP Limited Partnership Agreement	§ 5.02(f)
NRT OP Unitholder’s Meeting	§ 7.01(c)
NRT OP Units	§ 5.02(f)
NRT Participation Agreements	§ 5.12(j)
NRT Participation Party	§ 5.12(j)
NRT Participation Interest	§ 5.12(j)
NRT Permits	§ 5.05
NRT Plans	§ 5.09(a)
NRT Preferred Stock	§ 3.03
NRT Property	§ 5.12(a)
NRT Stock Certificate	§ 3.01(a)
NRT Stockholder Approval	§ 5.03(b)
NRT Third Party	§ 5.12(h)
NRT Title Insurance Policy	§ 5.12(c)
NRT Voting Agreement	Recitals
NYSE	§ 4.04(b)
OP-1 Partnership	Recitals
OP-1 Partnership Agreement	§ 4.01(g)
OP-2 Partnership	Recitals
OP-2 Partnership Agreement	§ 4.01(h)
OP-3 Partnership	Recitals
OP-3 Partnership Agreement	§ 4.01(i)
Partnership Agreements	§ 4.01(i)
Partnership Merger	§ 7.19
Permits	§ 4.05
Property Management Agreement	§ 7.25
Property Restrictions	§ 4.12(a)
Registration Statement	§ 4.11
REIT Merger	Recitals
REIT Merger Consideration	§ 3.01(a)
REIT Merger Proxy Statement	§ 7.02(a)
REIT Merger Voting Agreement	§ 7.27
SDAT	§ 2.04(a)
SEC	§ 4.04(b)
SEC Reports	§ 4.06(a)
Section 16	§ 7.10(d)
Securities Act	§ 4.04(b)
Series B Preferred Shares	§ 4.02(a)
Series B Preferred Units	§ 4.02(f)

Series C Preferred Shares	§ 4.02(a)
Series C Preferred Units	§ 4.02(f)
Surviving By-laws	§ 2.03
Surviving Entity	§ 2.01
Surviving Declaration of Trust	§ 2.02
Surviving Partnership	§ 7.19
Surviving Special Preferred Stock	§ 3.03
Termination Date	§ 9.01
Terminating Company Breach	§ 9.01(c)
Transferred NRT Employee	§7.10(c)
Transfer Taxes	§ 7.11
Transition Services Agreement	§ 7.24
TRS	§ 4.14(f)
Voting Trustee Agreement	§ 7.14
Waiver Agreement	§ 7.26
Waiver Party	§ 7.26
WARN Act	§ 4.10(b)
WEM	§ 7.18
WEM Registration Rights Agreement	§ 7.18
Winthrop	§ 6.02(b)(xiv)

ARTICLE II

THE MERGER

SECTION 2.01. REIT Merger.

Subject to the terms and conditions of this Agreement, and in accordance with the MGCL and Maryland REIT Law, at the Effective Time, NRT and the Company shall consummate the REIT Merger pursuant to which (i) NRT shall be merged with and into the Company and the separate existence of NRT shall thereupon cease and (ii) the Company shall be the surviving entity in the REIT Merger (the “Surviving Entity”).  The REIT Merger shall have the effects specified in the MGCL and Maryland REIT Law.

SECTION 2.02. Declaration of Trust.

The Amended and Restated Company Declaration of Trust, including the terms of the Surviving Special Preferred Stock set forth on Exhibit A-1 (the “Amended and Restated Declaration”), shall be the declaration of trust of the Surviving Entity as of the Effective Time, until thereafter amended or supplemented as provided therein or by Law (the “Surviving Declaration of Trust”).

SECTION 2.03. By-laws.

The by-laws of the Surviving Entity shall be in the form attached as Exhibit A-2 hereto, until thereafter amended as provided therein or by Law (the “Surviving By-laws”).

SECTION 2.04. Effective Time.

(a)           At the Closing, NRT and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and Maryland REIT Law.  The Articles of Merger shall include, among other things, any amendments to the declaration of trust of the Company to be effected as part of the REIT Merger and the change of Company name from “Lexington Corporate Properties Trust” to “Lexington Realty Trust.” The REIT Merger shall become effective at such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in the Articles of Merger in accordance with the MGCL and Maryland REIT Law as the effective time of the REIT Merger, but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

SECTION 2.05. Closing.

The closing of the REIT Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, or at such other place as agreed to by the parties hereto.

SECTION 2.06. Trustees and Officers of the Surviving Entity.

The board of trustees of the Surviving Entity shall consist of eleven trustees, initially the trustees of the Company immediately prior to the Effective Time. The Company shall, at the Effective Time, deliver to NRT resolutions of the board of trustees of the Company, duly certified by an officer of the Company, increasing the size of the board of trustees to eleven trustees, causing the resignation of trustees Stanley R. Perla and Seth M. Zachary to be effective at the Effective Time, and filling the vacancies with the following individuals: Michael L. Ashner, Richard Frary, Clifford Broser and William J. Borruso. In the event such designees are unwilling or unable to serve at the Effective Time, NRT shall appoint alternate designees, subject to the reasonable satisfaction of the Company. The initial officers of the Surviving Entity at the Effective Time shall be as set forth in Exhibit B-1. The initial committee members of the Company’s standing trustee committees shall be as set forth on Exhibit B-2.

ARTICLE III

EFFECT OF THE MERGER

SECTION 3.01. Conversion of NRT Common Stock.

As of the Effective Time, by virtue of the REIT Merger and without any action on the part of the holders of any capital stock described below:

(a)           Subject to Section 3.04, each issued and outstanding share of common stock of NRT, par value $.01 per share (“NRT Common Stock”), shall be converted into the right to receive .80 Company Common Shares (the “Exchange Ratio”, and the Company Common Shares to be issued for shares of NRT Common Stock being herein referred to as the “Common Conversion Consideration”). All such shares of NRT Common Stock, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate (“NRT Stock Certificate”) that, immediately prior to the Effective Time represented such shares of NRT Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such NRT Stock Certificate in accordance with Section 3.02: (A) the Common Conversion Consideration and (B) cash in lieu of fractional Company Common Shares under Section 3.04 (the “de minimis Shares”), in each case without interest (collectively, the “REIT Merger Consideration”). Notwithstanding the foregoing, if between the date hereof and the Effective Time the Company Common Shares or shares of NRT Common Stock are changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(b)           The REIT Merger shall not affect any of the Company Common Shares or any other share of beneficial interest of the Company issued and outstanding immediately prior to the Effective Time. All such beneficial interests shall remain issued and outstanding with no change thereto.

(c)           No dividends or other distributions declared or made by the Surviving Entity after the Effective Time with a record date after the Effective Time shall be paid to the holder of any un-surrendered NRT Stock Certificate with respect to the applicable REIT Merger Consideration represented thereby until the holder of record of such NRT Stock Certificate has surrendered such NRT Stock Certificate in accordance with Section 3.02. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such NRT Stock Certificate, the record holder of the certificate or certificates representing the REIT Merger Consideration issued in exchange therefor shall be paid without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the REIT Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to the REIT Merger Consideration has not occurred prior to the surrender of such NRT Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such NRT Stock Certificate and a payment date subsequent to the surrender of such NRT Stock Certificate.

(d)           All REIT Merger Consideration issued upon the surrender of NRT Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such NRT Stock Certificates and the shares of NRT Common Stock formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Entity of shares of NRT Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, NRT Stock Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article III.

SECTION 3.02. Surrender and Payment.

(a)           The Company shall authorize one or more transfer agent(s) reasonably acceptable to NRT to act as Exchange Agent hereunder (the “Exchange Agent”) with respect to the REIT Merger. At or prior to the Effective Time, the Company shall deposit with the Exchange Agent for the benefit of the holders of shares of NRT Common Stock, for exchange in accordance with this Section 3.02 through the Exchange Agent, certificates representing the Common Conversion Consideration issuable pursuant to Section 3.01. The Company agrees to make available directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of any fractional shares pursuant to Section 3.01. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable REIT Merger Consideration in exchange for surrendered NRT Stock Certificates pursuant to Section 3.01. Except as contemplated by Section 3.02(c), the REIT Merger Consideration shall not be used for any other purpose.

(b)           Promptly after the Effective Time, the Company shall cause the Exchange Agent to send to each holder of record of NRT Stock Certificates a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the NRT Stock Certificates shall pass, only upon proper delivery of the NRT Stock Certificates to the Exchange Agent, and which shall be in a form reasonably acceptable to NRT), and instructions for use in effecting the surrender of NRT Stock Certificates for payment therefor in accordance herewith (together, the “Exchange Instructions”).

(c)           If any portion of the REIT Merger Consideration is to be paid to a Person other than the registered holder of shares of NRT Common Stock represented by the NRT Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the NRT Stock Certificate(s) so surrendered have been properly endorsed or otherwise are in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or established to the Exchange Agent’s satisfaction that such tax has been paid or is not applicable.

(d)           Any portion of the REIT Merger Consideration that remains unclaimed by the holders of shares of NRT Common Stock one year after the Effective Time shall be returned to the Surviving Entity, upon demand, and any such holder who has not exchanged such holder’s NRT Stock Certificates in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Entity, as a general creditor thereof, to exchange such NRT Stock Certificates or to pay amounts to which such holder is entitled pursuant to Section 3.01. If outstanding NRT Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any REIT Merger Consideration issuable or payable upon the surrender of such NRT Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the REIT Merger Consideration issuable or payable upon the surrender of such NRT Stock Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Company, NRT or the Surviving Entity shall be liable to any holder of NRT Stock Certificates for any amount paid, or the REIT Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)           If any NRT Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such NRT Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such NRT Stock Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed NRT Stock Certificate the REIT Merger Consideration in respect thereof pursuant to this Agreement.

SECTION 3.03. NRT Preferred Stock.

Each share of NRT’s special voting preferred stock (“NRT Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be converted into, and be cancelled in exchange for, one share of the special voting preferred stock of the Surviving Entity (the “Surviving Special Preferred Stock”). Each certificate evidencing any NRT Preferred Stock immediately prior to the Effective Time shall, as of the Effective Time, automatically evidence an equivalent number of shares of Surviving Special Preferred Stock. The Surviving Special Preferred Stock shall have terms that are materially the same as the NRT Preferred Stock outstanding on the date hereof and as set forth in the Amended and Restated Declaration with respect to the Surviving Special Preferred Stock which will be filed on or before the Effective Time.

SECTION 3.04. No Fractional Shares.

No de minimis Shares shall be issued in the REIT Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Company. All holders of de minimis Shares shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction times the fair market value of the Common Conversion Consideration. For the purposes of this Section 3.04, “fair market value” means the average of the closing prices of a Company Common Share on the New York Stock Exchange, as reported in The Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the Closing.

SECTION 3.05. Withholding Rights.

The Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of NRT Common Stock or NRT Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NRT Common Stock or NRT Preferred Stock in respect of which such deduction and withholding was made by the Surviving Entity or the Exchange Agent, as applicable.

SECTION 3.06. Appraisal Rights.

No objectors’ or appraisal rights shall be available with respect to the REIT Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE

COMPANY

Concurrently with the execution and delivery of this Agreement, the Company is delivering to NRT a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Section of the Company Disclosure Schedule with respect to a particular representation or warranty contained in this Article IV shall be deemed to be listed or fully disclosed with respect to all other sections or subsections of the Company Disclosure Schedule as, and to the extent, it is reasonably clear that such item applies to such other section or subsection. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Article IV.

Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to NRT as follows:

SECTION 4.01. Existence; Good Standing; Authority; Compliance with Law.

(a)           The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. The declaration of trust of the Company (the “Company Declaration of Trust”) is in effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has all requisite trust power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.

(b)           The Company Partnerships are limited partnerships duly formed, validly existing and in good standing under the laws of the State of Delaware. The certificates of limited partnership of the Company Partnerships are in effect. The Company Partnerships are duly qualified or licensed to do business as foreign limited partnerships and are in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by them therein or in which the transaction of their businesses makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company Partnerships have all requisite partnership power and authority to own, operate, lease and encumber their properties and carry on their businesses as now conducted.

(c)           Section 4.01(c) of the Company Disclosure Schedule sets forth: (i) each Company Subsidiary; (ii) the legal form of each Company Subsidiary, including the state of formation; and (iii) the identity and ownership interest of each Subsidiary that is held by the

Company or its Subsidiaries. Except as listed in Section 4.01(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of stock or other security of any other entity or any other investment in any other entity that would be deemed a Subsidiary or joint venture of the Company.

(d)           Each Company Subsidiary is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(e)           Except as set forth in Section 4.01(e) of the Company Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the Company Subsidiaries have been validly issued and are (i) fully paid and nonassessable, (ii) owned by the Company or by one of its Subsidiaries, and (iii) owned, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and all equity or voting interests in each of the Company Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by one of the Company Subsidiaries or by the Company and one of the Company Subsidiaries are owned free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law).

(f)            The Company has previously made available to NRT true and complete copies of the Company Declaration of Trust and the By-laws of the Company (the “Company By-laws”), each as amended through the date hereof.

(g)           The Company has previously made available to NRT true and complete copies of the OP-1 Partnership’s Second Amended and Restated Certificate of Limited Partnership and Fifth Amended and Restated Agreement of Limited Partnership (the “OP-1 Partnership Agreement”), each as amended through the date hereof (except as contemplated by this Agreement).

(h)           The Company has previously made available to NRT true and complete copies of the OP-2 Partnership’s Second Amended and Restated Certificate of Limited Partnership and Second Amended and Restated Agreement of Limited Partnership (the “OP-2 Partnership Agreement”), each as amended through the date hereof (except as contemplated by this Agreement).

(i)             The Company has previously made available to NRT true and complete copies of the OP-3 Partnership’s Second Amended and Restated Certificate of Limited Partnership and Amended and Restated Agreement of Limited Partnership (the “OP-3 Partnership Agreement” and, together with the OP-1 Partnership Agreement and the OP-2 Partnership Agreement, the “Partnership Agreements”), each as amended through the date hereof (except as contemplated by this Agreement).

(j)            The Company has previously made available to NRT true and complete copies of each Joint Venture’s formation documents (the “Joint Venture Formation

Documents”), each as amended through the date hereof (except as contemplated by this Agreement).

(k)           Section 4.01(m) of the Company Disclosure Schedule sets forth the jurisdictions in which the Company, its Subsidiaries and the Company Partnerships are qualified to do business as foreign entities.

SECTION 4.02. Capitalization.

(a)           The authorized shares of beneficial interest, par value $0.0001 per share, of the Company consist of 160,000,000 Company Common Shares, 170,000,000 shares of Excess Stock (“Company Excess Shares”), and 10,000,000 shares of Preferred Stock, of which 3,160,000 shares are classified as Series B Preferred Shares (as defined below) and 3,100,000 shares are classified as Series C Preferred Shares (as defined below). As of June 30, 2006, (i) 53,015485 shares of Company Common Shares were issued and outstanding, (ii) 3,160,000 shares of the Company’s 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share (the “Series B Preferred Shares”) were issued and outstanding, (iii) 3,100,000 shares of the Company’s 6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Shares” and, together with the Series B Preferred Shares, the “Company Preferred Shares”) were issued and outstanding and (iv) no other Company Preferred Shares and no shares of Company Excess Shares were issued and outstanding. As of June 30, 2006, (A) 845,877 Company Common Shares have been reserved for issuance pursuant to the 1998 Share Option Plan, as amended, and the Amended and Restated 2002 Equity-Based Award Plan of Lesh (the “Company Incentive Plans”) as listed in Section 4.02(a) of the Company Disclosure Schedule, subject to adjustment on the terms set forth in such plans and/or agreements, (B) 5,033,610 Company Common Shares have been reserved for issuance, at the Company’s election, upon the conversion of the Series C Preferred Shares, (C) 184,717 Company Common Shares have been reserved for issuance under the Company’s dividend reinvestment plan, (D) 1,033,113 Company Common Shares have been reserved for issuance under the Company’s 1994 Employee Stock Purchase Plan, (E) 94,121 Company Common Shares have been reserved for issuance under the Company’s 1994 Outside Director Plan, (F) 5,064,830 Company Common Shares have been reserved issuance upon redemption of the Existing Units, (G) 7,500,000 Company Common Shares have been reserved for issuance upon conversion of the equity interests in one of the Joint Ventures, and (H) 18,500 qualified or nonqualified options to purchase Company Common Shares (“Company Share Options”) were outstanding. As of the date of this Agreement, the Company had no Company Common Shares reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of Maryland REIT Law, the Company Declaration of Trust or the Company By-laws.

(b)           The Company and its Subsidiaries have issued and outstanding the secured and unsecured debt instruments listed in Section 4.02(b) of the Company Disclosure Schedule. Section 4.02(b) of the Company Disclosure Schedule sets forth a list of all such instruments (other than intercompany indebtedness between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company or any accounts payable incurred in the ordinary course of business), their outstanding principal amounts as of June 30, 2006, interest rates and maturity dates. The Company and its Subsidiaries have no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders or holders of other equity or voting interests of the Company or any of its Subsidiaries on any matter.

(c)           Except for the Series C Preferred Shares, Joint Venture Interests, Company Share Options, Company Restricted Shares and any dividend equivalent rights thereon (collectively, the “Company Share Rights”), and the limited partnership interests in the Partnerships (the “Existing Units”), there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Shares or any investment that is convertible into or exercisable or exchangeable for any such shares. Section 4.02(c) of the Company Disclosure Schedule sets forth a list of the Company Share Rights, the number of Company Common Shares subject to each Company Share Right, the type of Company Share Right, the per share exercise price or purchase price for each Company Share Right that is a Company Share Option, whether the Company Share Option is qualified, in each case, as of the date of this Agreement. Except for the Company Share Rights, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 4.02(c) have been made available to NRT.

(d)           Except as set forth in Section 4.02(d) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any common shares of the Company, and to the Company’s Knowledge, as of the date of this Agreement, there are no third party agreements or understandings with respect to the voting of any such shares.

(e)           Except as set forth in Section 4.02(e) of the Company Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(f)            Lesh GP is the sole general partner of each of the Company Partnerships and, as of the date hereof, owns (i) approximately 0.718% of the Existing Units of OP-1 Partnership, 0.591% of the Existing Units of OP-2 Partnership and 0.831% of the Existing Units of OP-3 Partnership and (ii) 100% of the Company Partnerships’ Series B Preferred Units (the “Series B Preferred Units”) and 100% of the Company Partnerships’ Series C Preferred Units (the “Series C Preferred Units” and, together with the Series B Preferred Units, the “Company Preferred Units”) issued and outstanding as of the Effective Time. Section 4.02(f) of the Company Disclosure Schedule sets forth a list of all holders of the Existing Units and the Company Preferred Units (together, the “Company OP Units”) and the number and type (e.g., general, limited, etc.) of Company OP Units held as of June 30, 2006. Except for the Series C Preferred Units, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company Partnerships to issue, transfer or sell any partnership interests of such Company Partnerships. Except as set forth in the Partnership Agreements or Section 4.02(f) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company Partnerships to issue, repurchase, redeem or otherwise acquire any partnership interests of the Company Partnerships. Except as set forth in Section 4.02(f) of the Company Disclosure Schedule, the partnership interests owned by Lesh GP are subject only to the restrictions on transfer set forth in the Partnership Agreements, and those imposed by applicable securities laws.

SECTION 4.03. Authority Relative to this Agreement and the Ancillary Agreements.

(a)           The Company has all necessary trust power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. No other trust or partnership proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby (other than, with respect to the REIT Merger and this Agreement, to the extent required by Law, the Company Shareholder Approval and the acceptance for record by the SDAT of the Articles of Merger and the Amended and Restated Declaration). This Agreement has been, and the Ancillary Agreements to which the Company or any Company Subsidiary is a party will have been (when executed in accordance with the terms of this Agreement), duly and validly executed and delivered by the Company, or any such Company Subsidiary as the case may be, and, assuming due authorization, execution and delivery hereof by NRT, each constitutes (or, in the case of the Ancillary Agreements to which the Company or any Company Subsidiary is a party, will constitute when executed in accordance with the terms of this Agreement) a valid, legal and binding agreement of the Company or any such Company Subsidiary as the case may be, enforceable against the Company, or any such Company Subsidiary as the case may be, in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)           The Company Board has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which the Company is a party, declared the Merger to be advisable substantially upon the terms and conditions set forth in this Agreement, and approved the consummation of the REIT Merger and the other transactions contemplated hereby and thereby and taken all real estate investment trust actions required to be taken by the Company Board for the consummation of the REIT Merger and the other transactions contemplated hereby. The Company Board has directed that the REIT Merger pursuant to the terms of this Agreement be submitted to the holders of the Company Common Shares for their approval to the extent required by Law and the Company Declaration of Trust and, subject to the provisions of Section 7.01(a) hereof, will recommend to such holders that they vote in favor of the REIT Merger. The affirmative approval of this Agreement and the REIT Merger by the holders of Company Common Shares voting together as a single class, representing at least a majority of all votes entitled to be cast by the holders of all outstanding Company Common Shares as of the record date for the Company Shareholder Meeting (the “Company Shareholder Approval”), is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the REIT Merger and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the REIT Merger and the other transactions contemplated hereby and thereby.

(c)           The Company Partnerships have all necessary partnership power and authority to consummate such Contributions as are entered into pursuant to the terms of Section 7.19 hereof, to execute and deliver the Funding Agreement and to consummate the transactions contemplated hereby and thereby. No other partnership proceedings on the part of the Company Partnerships are necessary to authorize such Contributions and the Funding Agreement or to consummate the REIT Merger and the other transactions contemplated hereby and thereby. When executed and delivered in accordance with the terms of this Agreement, the Funding Agreement will have been duly and validly executed and delivered by the Company Partnerships and, assuming due authorization, execution and delivery by NRT, will constitute a valid, legal and binding agreement of the Company Partnerships, enforceable against the Company Partnerships in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(d)           Subject to obtaining the Company Shareholder Approval, the Company has taken all necessary action to permit it to issue the number of shares of Company Common Shares required to be issued by it pursuant to this Agreement. Company Common Shares issued pursuant to this Agreement will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. Company Common Shares will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

SECTION 4.04. No Conflict; Required Filings and Consents.

(a)           Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the organizational documents of the Company, the Company Partnerships or any other Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company, the Company Partnerships or any other Company Subsidiary or by which any property or asset of the Company, the Company Partnerships or any other Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company, the Company Partnerships or any other Company Subsidiary, or result in any increase in any cost or obligation of the Company, the Company Partnerships or any other Company Subsidiary or the loss of any benefit of the Company or any Company Subsidiary, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

(b)           The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (B) the filing with the Securities and Exchange Commission (the “SEC”) of the REIT Merger Proxy Statement, (C) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), and (D) as to the REIT Merger, the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.

SECTION 4.05. Permits; Compliance.

Except as set forth in Section 4.05 of the Company Disclosure Schedule, each of the Company, the Company Partnerships and the other Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company, the Company Partnerships or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect. Neither the Company, the Company Partnerships nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company, the Company Partnerships or any other Company Subsidiary or by which any of their properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company, the Company Partnerships or any other Company Subsidiary is a party or by which the Company, the Company Partnerships or any other Company Subsidiary or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not have a Material Adverse Effect.

SECTION 4.06. SEC Filings; Financial Statements.

(a)           The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC since January 1, 2004 (the “SEC Reports”). The SEC Reports filed by the Company, each as amended prior to the date hereof, (i) have been prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not have a Material Adverse Effect, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Neither the Company Subsidiaries nor the Company Partnerships is required to file any form, report or other document with the SEC.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries and the Company Partnerships, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

SECTION 4.07. Absence of Certain Changes or Events.

Except as set forth in the SEC Reports or as set forth in Section 4.07 of the Company Disclosure Schedule, since April 1, 2006, each of the Company, the Company Partnerships and the other Company Subsidiaries has conducted its business in the ordinary course and there has not occurred any changes, effects or circumstances constituting a Material Adverse Effect.

SECTION 4.08. Absence of Litigation.

As of the date hereof, except (i) as listed in Section 4.08 of the Company Disclosure Schedule, (ii) as set forth in the SEC Reports filed by the Company prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of the Company and its Subsidiaries involving (A) collection matters or (B) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), there is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets that (1) involves amounts in excess of $5,000,000 individually or in excess of $15,000,000 in the aggregate, (2) questions the validity of this Agreement or the Ancillary Agreements or any action to be taken by the Company or the Company Partnerships in connection with the consummation of the REIT Merger or (3) would have a Material Adverse Effect. None of the Company nor its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not have a Material Adverse Effect.

SECTION 4.09. Employee Benefit Matters.

(a)           Section 4.09(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock or other equity, incentive, deferred compensation, retiree medical or life insurance or other welfare, supplemental executive retirement plans, severance or other benefit plans, programs, trusts or arrangements, and all material employment, termination, severance, compensation or other contracts or agreements, to which the Company or any Company Subsidiary is a party, or which are sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, trustee, director or consultant of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any liability or obligation, and (ii) any material contracts, arrangements or understandings between the Company or any of its Affiliates and any current or former employee, officer, trustee, director or consultant of the Company or of any Company Subsidiary, including, without limitation, any contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the “Company Plans”). Such Company Plans are in writing and the Company has made available to NRT a true and correct copy of (i) the plan documents, agreements or contracts (including, if applicable, any trust agreements or insurance contracts) and, in each case any amendment thereto (whether currently effective or to become effective at a later date) embodying such Company Plans, (ii) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”)) and financial statements, if any, (iii) the most recent summary plan description and any summary of material modifications for each Company Plan for which a summary plan description or summary of material modifications is required by applicable Law, (iv) the three most recent actuarial reports or valuations, if any, relating to a Company Plan and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code (or if no such letter has been issued for an Company Plan, the pending application, if any, to the IRS requesting such letter).

(b)           The Company and each Company Subsidiary has performed and complied in all material respects with all of its obligations under or with respect to the Company Plans and each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. No Action, claim or proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course in accordance with such Company Plan’s claims procedures and that have not resulted in any pending or threatened litigation) and, to the Knowledge of the Company, no fact or event exists that would give rise to any such Action, claim or proceeding. There are no audits, inquiries or examinations pending or, to the Knowledge of the Company, threatened by the IRS, Department of Labor, or any other Governmental Authority with respect to any Company Plan.

(c)           Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS as to its tax-qualified status and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(d)           All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to any Company Plan have been made within the time periods prescribed by ERISA and the Code to the respective Company Plan or, if earlier, within the time periods prescribed under the terms of the applicable Company Plan, and all contributions and premium payments for any period ending on or before the Closing Date which are an obligation of the Company or any Company Subsidiary and not yet due have either been timely made to each such Company Plan, or have been accrued on the financial statements of the Company and the Company Subsidiaries.

(e)           No Company Plan is, and neither the Company, any Company Subsidiary, nor any entity aggregated with the Company or any Company Subsidiary under Section 414(b) or (c) of the Code or Section 4001 of ERISA maintains, contributes to, has any liability or obligation under, or has at any time maintained, contributed to, or had any liability or obligation under, any benefit plan, program or arrangement that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f)              Except as set forth in Section 4.09(f) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the Change of Control Waivers, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, officer, trustee, consultant or director of the Company or any Company Subsidiary to any cancellation of indebtedness or any payment or be subject to the obtaining of any consent or waiver from any such employee, officer, trustee, consultant or director; (ii) change the amount of compensation or benefits due to any such current or former employee, trustee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) result in any non-deductible payment under Section 162(m) of the Code; or (v) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or in any excise tax under Section 4999 of the Code. Each of the Company Executives and Paul Wood has signed a waiver in the form attached hereto as Exhibit J (each a “Change of Control Waiver”).

(g)           With respect to each Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company and the Company Subsidiaries are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements of the Company and the Company Subsidiaries.

(h)           Except as set forth in Section 4.09(h) of the Company Disclosure Schedule, none of the Company Plans provides for continuing post-employment health, life insurance coverage or other welfare benefits (whether or not insured) for any current or former employee, officer, trustee, director or consultant of the Company or any Company Subsidiary, or any dependent or beneficiary thereof, in each case except as may be required under any Law.

(i)             With respect to each Company Plan, to the Knowledge of the Company, (A) there has not occurred, and no Person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to material liability and (B) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to material liability. Neither the Company nor any Company Subsidiary has incurred any excise taxes or penalties under Chapter 43 of the Code and nothing has occurred with respect to any Company Plan that could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to any such taxes.

(j)            Except as set forth on Section 4.09(j) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has announced or entered into any plan or binding commitment to create any additional Company Plan or amend any Company Plan.

(k)           Section 4.09(k) of the Company Disclosure Schedule identifies each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005) (each a “NQDC Plan”). With respect to each NQDC Plan, it either (A) has been operated in full compliance with Code Section 409A (including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005) since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005).

(l)             Except as set forth in Section 4.09(l) of the Company Disclosure Schedules, none of the payments made by the Company or any Company Subsidiary for 2005 are subject to Code Section 162(m).

SECTION 4.10. Labor Matters.

(a)           Except as disclosed on Section 4.10(a) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Company Subsidiary; (ii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company

Subsidiary under such agreement or contract; (iii) no employee of the Company or any Company Subsidiary is a member of a collective bargaining unit or is covered by a collective bargaining agreement; (iv) no labor organization been elected as the collective bargaining agent of any such employees, and neither the Company nor any Company Subsidiary has recognized any labor organization for any of their employees; (v) no union organization activity involving any employees of the Company or the Company Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has there been union representation involving any such employee within the last five years; and (vi) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Company Subsidiary.

(b)           The Company and the Company Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment classification, the Worker Adjustment and Retraining Notification Act (“WARN Act”) and similar state laws relating to plant closure or mass layoff, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There are no audits, inquiries or examinations pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or employment matters involving the Company or any Company Subsidiary. The Company has delivered to NRT accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company and the Company Subsidiaries.

(c)           All independent contractors presently retained by the Company and the Company Subsidiaries to provide any and all services are correctly classified as such. No independent contractor of the Company or any of the Company Subsidiaries is eligible to participate in any Company Plan.

SECTION 4.11. Information Supplied.

None of the information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which Company Common Shares issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall (i) when filed with the SEC or other regulatory agency, (ii) when it is declared effective by the SEC, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by the Company for inclusion or incorporation by reference in the REIT Merger Proxy Statement shall (i) when filed with the SEC or other regulatory agency, (ii) at the times when it (or any amendment thereof or supplement thereto) is mailed to the holders of Company Common Shares and NRT Common Stock, (iii) at the times of each of the Company Shareholder Meeting and the NRT Stockholder Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the REIT Merger Proxy

Statement or Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the REIT Merger Proxy Statement or Registration Statement, such event shall be so described by the Company and promptly provided to NRT. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any Law as to the information required to be contained therein. Notwithstanding the foregoing the Company makes no representation or warranty with respect to the information supplied or to be supplied by NRT or its Affiliates for inclusion or incorporation by reference in the REIT Merger Proxy Statement or the Registration Statement.

SECTION 4.12. Property and Leases.

(a)           Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list and address of all real property owned or leased by the Company and the Company Subsidiaries as of the date of this Agreement and a list of expected construction completion dates of all buildings, structures and other improvements being funded by or on behalf of the Company and the Company Subsidiaries (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as the “Company Property” and collectively referred to herein as the “Company Properties”). As of the date hereof, each of the Company Properties is owned or leased by the Company or the Company Subsidiaries, as indicated in Section 4.12(a) of the Company Disclosure Schedule. As of the date hereof, the Company or the Company Subsidiaries own or, if so indicated in Section 4.12(a) of the Company Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any encumbrances or Liens, title defects, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Company Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties and (iii) Property Restrictions which do not interfere materially with the current use of such property, except in the case of clauses (i), (ii) and (iii) above as would not have a Material Adverse Effect.

(b)           Section 4.12(b) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $1,000,000 or more. The Company and the Company Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Company Permitted Liens and other matters that do not interfere materially with the current use of such property.

(c)           Except as provided for in Section 4.12(c) of the Company Disclosure Schedule, policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s, the Joint Ventures’, the Company Partnerships’ or the applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and the Company Permitted Liens. A correct and complete copy of each final Company Title Insurance Policy, or an executed pro forma version thereof if the final policy has not yet been delivered by the applicable title company, has been previously made available to NRT.

(d)           Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, as of the date hereof, the Company has no Knowledge (i) of written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that would not have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would have a Material Adverse Effect; (ii) of any written notice of any uncured violation of any Laws affecting any of the Company Properties or operations which have a Material Adverse Effect; (iii) of any structural defects relating to any of the Company Properties which would reasonably be expected to have a Material Adverse Effect; (iv) of any Company Property whose building systems are not in working order so as to have a Material Adverse Effect; or (v) of any physical damage to any Company Property which would reasonably be expected to have a Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

(e)           Except as provided for in Section 4.12(e) of the Company Disclosure Schedule, to the Company’s Knowledge, as of the date hereof, neither the Company, the Joint Ventures, the Company Partnerships nor any of their respective Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending with respect to any of the Company Properties that would have a Material Adverse Effect or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas which would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.12(e) of Company Disclosure Schedule, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any of the Company Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation (as defined herein)) have been performed, paid or taken, as the case may be, and (ii) the Company has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of cases (i) and (ii) except as set forth in development or operating budgets for such Company Properties delivered to NRT prior to the date hereof and other than those which would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Environmental Mitigation” means investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in response to any actual or suspected environmental condition or Hazardous Materials.

(f)            The Company has delivered to NRT correct and complete (in all material respects) copies of each lease, sublease, ground lease or other right of occupancy that the Company, the Joint Ventures, the Company Partnerships or their respective Subsidiaries are party to as landlord with respect to each of the applicable Company Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto in effect as of the date hereof (except for discrepancies or omissions that would not have a Material Adverse Effect) (the “Company Leases”). Section 4.12(f) of the Company Disclosure Schedule contains the rent roll for each Company Lease, which information is correct and complete in all respects as of the date hereof (except for discrepancies that would not have a Material Adverse Effect). Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, neither the Company, the Joint Ventures, the Company Partnerships nor any Subsidiary of the foregoing has received written notice that it is in default under any Company Lease, except for violations or defaults that have been cured or are disclosed in the rent rolls or that would not have a Material Adverse Effect.

(g)           Section 4.12(g) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which the Company, a Joint Venture, any of the Company Partnerships or any Subsidiary of the foregoing is a lessee (individually, a “Company Ground Lease” and collectively, “Company Ground Leases”). Except as listed in Section 4.12(g) of the Company Disclosure Schedule or that would not have a Material Adverse Effect, each Company Ground Lease is in full force and effect and neither the Company, the Joint Ventures, the Company Partnerships nor any Subsidiary of the foregoing has received a written notice that it is in default under any Company Ground Lease which remains uncured. The Company has made available to NRT a correct and complete copy of each Company Ground Lease and all amendments thereto.

(h)           Except as set forth in Section 4.12(h) of the Company Disclosure Schedule, as of the date hereof, neither the Company, the Joint Ventures, the Company Partnerships nor any Subsidiary of the foregoing has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company, any Company Subsidiary, or any of their respective Affiliates (a “Company Third Party”) to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof or provided a Company Third Party with any right to terminate a Company Lease prior to the expiration of its scheduled lease term.

(i)             Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any Company Subsidiary manages any real property for any Company Third Party.

(j)            Except for those contracts or agreements set forth in Section 4.12(j) of the Company Disclosure Schedule, neither the Company, the Joint Ventures nor any Subsidiary of

the foregoing has entered into any contract or agreement (collectively, the “Company Participation Agreements”) with any Company Third Party or any employee, consultant, Affiliate or other Person (the “Company Participation Party”) that provides for a right of such Company Participation Party to participate, invest, join, partner, have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Company Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Company Participation Party (a “Company Participation Interest”).

(k)           Except as set forth in Section 4.12(k) of the Company Disclosure Schedule, the Company is not responsible for the payment of any operating expenses under the Company Leases.

SECTION 4.13. Intellectual Property.

Except as would not have a Material Adverse Effect, (a) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Company Third Party and (b) with respect to Intellectual Property owned by or licensed to the Company or any Company Subsidiary and material to the business of the Company and its Subsidiaries, taken as a whole (“Company Intellectual Property”), the Company or such Company Subsidiary has the right to use such Company Intellectual Property in the continued operation of its business as currently conducted.

SECTION 4.14. Taxes.

(a)           The Company and its Subsidiaries (1) have filed all federal, state, local and foreign Tax Returns required to be filed by them (after giving effect to any filing extensions properly obtained) and all such Tax Returns are correct and complete in all material respects, (2) have paid and discharged all Taxes shown as due on such Tax Returns, or otherwise required to be paid, and (3) have complied in all material respects with all applicable Tax laws requiring the withholding or collection of Taxes, other than in each case, (i) such payments as are being contested in good faith by appropriate proceedings and (ii) such filings, payments or other occurrences that would not have a Material Adverse Effect. There are no currently effective or otherwise outstanding waivers or extensions of any applicable statute of limitations to assess any Taxes.

(b)           Commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code. To the Company's Knowledge, no challenge to the Company's status as a REIT is pending or is or has been threatened.

(c)           The Company has incurred no liability for any material Taxes under Sections 857(b), 860(c), or 4981 of the Code, Treasury Regulation Section 1.337(d)-7 (or any

applicable predecessor guidance or regulation), including any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor its Subsidiaries has incurred any material liability for Taxes outside of the ordinary course of business other than transfer or similar Taxes arising in connection with the sales of property. Neither the Company nor its Subsidiaries (other than a taxable REIT subsidiary within the meaning of Section 856(l) of the Code) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, no asset or portion thereof held directly or indirectly by the Company is subject to the rules of Section 1374 pursuant to Treasury Regulation Section 1.337(d)-7 (or any predecessor guidance or regulation). No event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentences will be imposed on the Company or its Subsidiaries.

(d)           Except as set forth on Section 4.14(d) of the Company Disclosure Schedule, there is no pending or ongoing federal audit, examination, investigation or proceeding of the Company or its Subsidiaries and there is no pending or ongoing material state, local or foreign audit, examination, investigation or proceeding of the Company or its Subsidiaries. There are no material claims or assessments pending against the Company or its Subsidiaries for any alleged deficiency in any Tax, and to the Company’s Knowledge, there are no written or oral threatened Tax claims or assessments against the Company or its Subsidiaries which if upheld would reasonably be expected to result, individually or in the aggregate, in a material cost or liability for the Company or its Subsidiaries. There are no pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever for any Taxes upon the assets of the Company or its Subsidiaries except for liens for current Taxes not yet due.

(e)           Neither the Company nor its Subsidiaries has received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to any material Taxes. No issues have been raised in any examination by any taxing authority with respect to the Company or its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a material proposed deficiency or material increase in Tax for any other period not so examined.

(f)            The Company does not have any earnings and profits attributable to any other corporation in any non-REIT year within the meaning of Section 857 of the Code. For all taxable years for which the Internal Revenue Service either could assert a Tax liability in respect of the Company’s status as a REIT or could assert that the Company failed to qualify as a REIT, the Company has not held, directly or indirectly, any asset (including any security) that has violated or does violate Section 856(c)(4)(B)(iii) of the Code, other than a violation which has been cured pursuant to any applicable provisions of Section 856 of the Code so as not to cause the Company to fail to qualify as a REIT for any such year and which has not and reasonably could not be expected to result in any material Tax liability. The Company has, together with only those entities set forth in Section 4.14(f) of the Company Disclosure Schedule, made a proper election to treat each such entity as a taxable REIT subsidiary (“TRS”) within the meaning of Section 856(l) of the Code..

(g)           Except as set forth in Section 4.14(g) of the Company Disclosure Schedule neither the Company nor its Subsidiaries (a) is a party to or is otherwise subject to any Tax allocation or sharing agreement, or (b) has any liability for Taxes of another person under law, by contract or otherwise except for withholding Taxes incurred in the ordinary course of business that have been properly withheld but are not yet required to be deposited with a Tax authority.

(h)           To the Knowledge of the Company, neither the Company nor its Subsidiaries is or has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)             To the Knowledge of the Company, the Company is a “domestically controlled” REIT within the meaning of Section 897(h) of the Code and the Company is not a “pension held REIT” within the meaning of Section 856(h) of the Code.

(j)            Each “mezzanine loan,” participation or other similar debt instrument that the Company treats as a qualifying real estate asset for purposes of Section 856(c)(4)(A) of the Code satisfies the requirements of the safe harbor set forth in Revenue Procedure 2003-65.

(k)           Each “hedging transaction,” the income from which the Company excludes in determining its gross income for purposes of Section 856(c)(2) of the Code, is clearly identified pursuant to Section 1221(a)(7) and is treated as a hedging transaction (1) as defined in Section 1221(b)(2)(A)(ii) or (iii) and (2) within the meaning of Section 856(c)(5)(G) only to the extent the hedging transaction hedges any debt incurred or to be incurred by the Company to acquire or carry real estate assets.

SECTION 4.15. Environmental Matters.

Except as set forth in the SEC Reports or as would not have a Material Adverse Effect:

(a)           There has been no material storage, generation, transportation, handling, treatment, disposal, discharge, emission or other release of any kind of Hazardous Materials by, due to, or caused by the Company or any the Company Subsidiary or, to the Company’s Knowledge, by any other entity for whose acts or omissions the Company or any the Company Subsidiary is or may be liable, upon any property now or previously owned or leased by the Company or any the Company Subsidiary, or upon any other property, which would be a violation of and give rise to liability against the Company or any the Company Subsidiary under any Environmental Law.

(b)           To the Company’s Knowledge, there has been no disposal, discharge, emission or other release of any kind onto the properties referred in paragraph (a) or into the environment surrounding such properties of any Hazardous Materials.

(c)           Neither the Company nor any the Company Subsidiary has agreed to assume, undertake or provide indemnification for any liability of any other persons under any Environmental Law, except for customary environmental indemnity agreements in connection with mortgage loans on Company Properties.

(d)           There is no pending or, to the Company’s Knowledge, any threatened administrative, regulatory or judicial action, claim or notice of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any Company Subsidiary.

The Company has previously delivered or made available to NRT complete copies of all material information, documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of the Company or the Company Subsidiaries and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Company Properties.

SECTION 4.16. Material Contracts.

(a)           Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 4.16(a) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)              is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)	involves aggregate expenditures in excess of $2,500,000;

(iii)           involves annual expenditures in excess of $500,000 and is not cancelable within one year;

(iv)          contains any non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or that restricts the conduct of any line of business by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business, in each case in any material respect;

(v)           would prohibit or materially delay the consummation of the REIT Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement;

(vi)          is a contract or agreement pursuant to which the Company or any of the Company Subsidiaries agrees to indemnify or hold harmless any director, trustee or executive officer of the Company or any of the Company Subsidiaries (other than the organizational documents for the Company or the Company Subsidiaries); or

(vii)         is a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any of the Company Subsidiaries or any guaranty thereof, in each case, having a value in excess of $5,000,000 individually.

Each contract of the type described in this Section 4.16, whether or not set forth in Section 4.16(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.”

(b)           Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, each Company Material Contract is valid and binding on the Company, each Company Subsidiary party thereto, and, to the Knowledge of the Company, each Company Third Party thereto, and neither the Company nor any Company Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract, except as would not (i) prevent or materially delay consummation of the REIT Merger, or (ii) result in a Material Adverse Effect.

(c)           To the extent not set forth in response to the requirements of Section 4.16(a), Section 4.16(c) of the Company Disclosure Schedule sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which the Company or any Company Subsidiary is a party or an obligor with respect thereto.

(d)           Except as set forth in Section 4.16(d) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Company Properties.

(e)           Except as set forth on Section 4.16(e) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any agreement relating to the management of any Company Property by any Person other than the Company or any Company Subsidiary.

(f)            None of the Company or any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or provides services with respect to any real properties other than Company Properties, except for the agreements listed in Section 4.16(f) of the Company Disclosure Schedule.

(g)           Section 4.16(g) of the Company Disclosure Schedule lists all material agreements entered into by the Company or any Company Subsidiary relating to the development or construction of, or additions or expansions to, any Company real properties (or any properties with respect to which the Company has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which the Company or any Company Subsidiary currently has, or expects to incur, an obligation in excess of $250,000 in the aggregate in the future. True, correct and complete copies of such agreements have previously been delivered or made available to NRT.

(h)           Section 4.16(h) of the Company Disclosure Schedule lists all agreements entered into by the Company or any Company Subsidiary providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, by the Company or any

Company Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

(i)             Except as set forth in Section 4.16(i) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary has any continuing obligation, that could reasonably be expected to have a Material Adverse Effect (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any Company Subsidiary or (B) to pay any additional purchase price for any of the Company Properties.

(j)            Except as set forth in Section 4.16(j) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary has entered into or is subject, directly or indirectly, to any Tax Protection Agreements. None of the Company or any Company Subsidiary is in violation of or in default under any Tax Protection Agreement.

SECTION 4.17. No Payments to Employees, Officers or Directors.

Section 4.17 of the Company Disclosure Schedule contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable to each employee, officer or director of the Company or any Company Subsidiary as a result of the REIT Merger or a termination of service subsequent to the consummation of the REIT Merger. Except as described in Section 4.17 of the Company Disclosure Schedule, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of the Company or any of the Company Subsidiaries. Except as described in Section 4.17 of the Company Disclosure Schedule, there is no agreement or arrangement with any employee, officer or other service provider under which the Company or any Company Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

SECTION 4.18. Brokers.

No broker, finder or investment banker (other than Wachovia Capital Markets, LLC as set forth in its engagement letter with the Company, a true and complete copy of which was previously supplied by the Company to NRT,) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.19. Opinion of Financial Advisor.

The Company has received an opinion of Wachovia Capital Markets, LLC to the effect that the exchange ratio of 0.8 Company Common Shares for every one share of NRT Common Stock is fair to the Company from a financial point of view. A copy of such opinion shall be delivered to NRT promptly after the date hereof.

SECTION 4.20. Insurance.

Section 4.20 of the Company Disclosure Schedule sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company, the Joint Ventures or any of their respective Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company, the Joint Ventures and each of their respective Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Material Adverse Effect. Neither the Company, the Joint Ventures nor any of their respective Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 4.20 of the Company Disclosure Schedule that is held by, or for the benefit of, any of the Company, the Joint Ventures or any of their respective Subsidiaries, other than as would not have a Material Adverse Effect.

SECTION 4.21. Related Party Transactions.

Except as set forth in Section 4.16(a) of the Company Disclosure Schedule or as disclosed in the SEC Reports and except for ordinary course advances to employees, set forth in Section 4.21 of the Company Disclosure Schedule is a list of all material agreements, agreements and contracts entered into by the Company or any of its Subsidiaries under which continuing obligations exist with any Person who is an officer, director, trustee or Affiliate of the Company or any of its Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

SECTION 4.22. Takeover Statutes.

The Company has taken all action required to be taken by it in order to exempt this Agreement and the REIT Merger from, and this Agreement and the REIT Merger are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other applicable state and federal takeover Laws and regulations and any takeover provision in the Company’s declaration of trust of by-laws or other organizational document to which the Company is a party. Except for the ownership restrictions for which waivers are to be granted pursuant to Section 7.26 hereof, the execution, delivery and performance of this Agreement do not, and will not violate the restrictions on transfer and ownership of shares of beneficial interest set forth in the Company’s Declaration of Trust, the Company’s By-Laws, the Partnership Agreements or other organizational document to which the Company or any of the Company Partnerships is a party. As of the date of this Agreement, neither the Company nor any Affiliate or Subsidiary of the Company has ever been deemed to be an “interested stockholder” or an “affiliate” of an interested stockholder of NRT for purposes of the Maryland Business Combination Act.

SECTION 4.23. Investment Company Act.

Neither the Company nor any Company Subsidiary is, nor immediately after consummation of the transactions contemplated hereby will be, required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

SECTION 4.24. Patriot Act.

The Company and its Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated to date thereunder, and the rules and regulations administered to date by the U.S. Treasury Department’s Office of Foreign Assets Control, to the extent such Laws are applicable to them.

SECTION 4.25. Compliance with Laws.

None of the Company, the Joint Ventures or any of the Company Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.26. No Other Representations or Warranties.

(a)           Except for the representations and warranties contained in this Article IV of this Agreement, NRT acknowledges that neither the Company nor any other Person on behalf of the Company has made, and NRT has not relied upon any representation or warranty, whether express or implied, with respect to the Company, the Joint Ventures, or any of their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to NRT by or on behalf of the Company. Neither the Company, the Joint Ventures, nor any other Person will have or be subject to any liability or indemnification obligation to NRT or any other Person resulting from the distribution in written or verbal communications to NRT, or use by NRT of any such information, including any information, documents, projections, forecasts or other material made available to NRT in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.

(b)           In connection with any investigation by NRT of the Company and any of the Company’s Subsidiaries, NRT has received or may receive from the Company and the Company’s Subsidiaries and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. NRT acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that NRT is familiar with such uncertainties, that NRT is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to NRT (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that NRT shall have no claim against any Person with respect thereto. Accordingly, NRT acknowledges that neither the Company nor any other Person on behalf of either the Company or any of the Company’s Subsidiaries makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NRT

Concurrently with the execution and delivery of this Agreement, NRT is delivering to the Company a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “NRT Disclosure Schedule”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Section of the NRT Disclosure Schedule with respect to a particular representation or warranty contained in this Article V shall be deemed to be listed or fully disclosed with respect to all other sections or subsections of the NRT Disclosure Schedule as, and to the extent, it is reasonably clear that such item applies to such other section or subsection. Nothing in the NRT Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Article V.

Subject to the exceptions and qualifications set forth in the NRT Disclosure Schedule, NRT hereby represents and warrants to the Company as follows:

SECTION 5.01. Existence; Good Standing; Authority; Compliance with Law.

(a)           NRT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The charter of NRT (the “NRT Articles”) is in effect and no dissolution, revocation or forfeiture proceedings regarding NRT have been commenced. NRT is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. NRT has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by NRT to be conducted.

(b)           NRT OP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The certificate of limited partnership of NRT OP is in effect. NRT OP is duly qualified or licensed to do business as a foreign limited partnership and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. NRT OP has all requisite partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(c)           Section 5.01(c) of the NRT Disclosure Schedule sets forth: (i) each NRT Subsidiary; (ii) the legal form of each NRT Subsidiary, including the state of formation; and (iii) the identity and ownership interest of each NRT Subsidiary that is held by NRT, NRT OP or any of NRT’s Subsidiaries. Except as listed in Section 5.01(c) of the NRT Disclosure Schedule, NRT does not own, directly or indirectly, beneficially or of record, any shares of stock or other security of any other entity or any other investment in any other entity that would be deemed a Subsidiary of NRT.

(d)           Each NRT Subsidiary is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect.

(e)           Except as set forth in Section 5.01(e) of the NRT Disclosure Schedule, all of the outstanding equity or voting securities or other interests of each of the NRT Subsidiaries have been validly issued and are (i) fully paid and nonassessable, (ii) owned by NRT or by one of its Subsidiaries, and (iii) owned, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and all equity or voting interests in each of the NRT Subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by NRT, by one of the NRT Subsidiaries or by NRT and one of the NRT Subsidiaries are owned free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law).

(f)            NRT has previously made available to the Company true and complete copies of the Amended and Restated By-laws (the “NRT By-laws”) and the NRT Articles, each as amended through the date hereof.

(g)           Section 5.01(g) of the NRT Disclosure Schedule sets forth the jurisdictions in which NRT and its Subsidiaries are qualified to do business as foreign entities.

SECTION 5.02. Capitalization.

(a)           The authorized shares of capital stock, par value $.01 per share, of NRT consists of 400,000,000 shares of NRT Common Stock and 100,000,000 shares of NRT Preferred Stock, of which one share has been classified as Special Voting Preferred Stock. As of the date of this Agreement, 19,375,000 shares of NRT Common Stock were issued and outstanding, and (ii) one share of NRT Preferred Stock was issued and outstanding. As of the date of this Agreement, 4,000,000 shares of NRT Common Stock had been reserved for issuance upon exercise of options which may be granted under NRT’s stock incentive plan and no options had been granted under this plan. As of the date of this Agreement, 45,040,240 shares of NRT Common Stock had been reserved for issuance upon redemption of NRT OP Units (as defined herein). As of the date of this Agreement, NRT had no shares of NRT Common Stock reserved for issuance or required to be reserved for issuance other than as described above. All such issued and outstanding shares of NRT are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under any provisions of the MGCL, the NRT Articles or the NRT By-laws.

(b)           NRT and the NRT Subsidiaries have issued and outstanding the secured and unsecured debt instruments listed in Section 5.02(b) of the NRT Disclosure Schedule. Section 5.02(b) of the NRT Disclosure Schedule sets forth a list of all such instruments (other than intercompany indebtedness between NRT and any of its Subsidiaries or between any of the NRT Subsidiaries or any accounts payable incurred in the ordinary course of business), their outstanding principal amounts as of the applicable dates set forth in Section 5.02(b) of the NRT Disclosure Schedule, interest rates and maturity dates. NRT and the NRT Subsidiaries have no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders or holders of other equity or voting interests of NRT or any NRT Subsidiary, or the partners in NRT OP on any matter.

(c)           There are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate NRT to issue, transfer or sell any common shares of NRT or any investment that is convertible into or exercisable or exchangeable for any such shares. NRT has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 5.02(c) have been made available to the Company.

(d)           Except as set forth in Section 5.02(d) of the NRT Disclosure Schedule or is otherwise contemplated by this Agreement, there are no agreements or understandings to which NRT is a party with respect to the voting of any common shares of NRT or the NRT Preferred Stock, and to NRT’s Knowledge, as of the date of this Agreement, there are no third party agreements or understandings with respect to the voting of any such common shares or NRT Preferred Stock.

(e)           Except as set forth in Section 5.02(e) of the NRT Disclosure Schedule, NRT is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(f)            NRT is the sole general partner of NRT OP and, as of the date hereof, owns approximately 30.1% of the partnership units of NRT OP (the “NRT OP Units) and, aside from the foregoing, owns directly no other assets, interests, securities or other property. The list of all holders of the NRT OP Units and the number and type (e.g., general, limited, etc.) of NRT OP Units held as of June 11, 2006, previously delivered by NRT to the Company, is true, complete and accurate in all material respects. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate NRT OP to issue, transfer or sell any partnership interests of NRT OP. Except as set forth in the Amended and Restated Agreement of Limited Partnership of NRT OP (the “NRT OP Limited Partnership Agreement”) or Section 5.02(f) of the NRT Disclosure Schedule, there are no outstanding contractual obligations of NRT OP to issue, repurchase, redeem or otherwise acquire any partnership interests of NRT OP. Except as set forth in Section 5.02(f) of the NRT

Disclosure Schedule, the partnership interests owned by NRT are subject only to the restrictions on transfer set forth in the NRT OP Limited Partnership Agreement, and those imposed by applicable securities laws.

SECTION 5.03. Authority Relative to this Agreement and the Ancillary Agreements.

(a)           NRT has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. No other corporate or partnership proceedings on the part of NRT or any of its Subsidiaries, are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby (other than with respect to the REIT Merger and this Agreement, to the extent required by Law, the NRT Stockholder Approval, the NRT OP Approval and the acceptance for record to the SDAT of the Articles of Merger). This Agreement has been, and the Ancillary Agreements to which NRT or any NRT Subsidiary is a party will have been (when executed in accordance with the terms of this Agreement), duly and validly executed and delivered by NRT or any such NRT Subsidiary as the case may be and, assuming due authorization, execution and delivery hereof by Company or any such NRT Subsidiary as the case may be, each constitutes (or, in the case of the Ancillary Agreements to which NRT or any NRT Subsidiary is a party, will constitute when executed in accordance with the terms of this Agreement) a valid, legal and binding agreement of the NRT or any such NRT Subsidiary as the case may be, enforceable against NRT or any such NRT Subsidiary as the case may be in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)           The NRT Board has duly and validly authorized the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, declared the Merger to be advisable substantially upon the terms and conditions set forth in this Agreement, and approved the consummation of the REIT Merger and the other transactions contemplated hereby, and taken all corporate actions required to be taken by the NRT Board for the consummation of the REIT Merger and the other transactions contemplated hereby. The NRT Board has directed that the REIT Merger pursuant to the terms of this Agreement be submitted to the holders of the NRT Common Stock and the NRT Preferred Stock for their approval to the extent required by Law and the NRT Articles and, subject to the provisions of Section 7.01(b) hereof, will recommend to such holders that they vote in favor of the REIT Merger. The affirmative approval of this Agreement and the REIT Merger by the holders of the NRT Common Stock and the NRT Preferred Stock voting together as a single class, representing at least a majority of all votes entitled to be cast by the holders of all outstanding NRT Common Stock and NRT Preferred Stock as of the record date for the NRT Stockholder Meeting (the “NRT Stockholder Approval”), is the only vote of the holders of any class or series of shares of NRT necessary to adopt this Agreement and approve the REIT Merger and no other proceedings on the part of NRT are necessary to authorize this Agreement or to consummate the REIT Merger and the other transactions contemplated hereby and thereby.

(c)           NRT OP has all necessary partnership power and authority to consummate such Contributions as are entered into pursuant to the terms of Section 7.19 hereof, to execute and deliver the Funding Agreement and to consummate the transactions contemplated hereby and thereby. No other partnership proceedings on the part of NRT OP are necessary to authorize such Contributions or the Funding Agreement or to consummate the REIT Merger and the other transactions contemplated hereby and thereby. When executed and delivered in accordance with the terms of this Agreement, the Funding Agreement will have been duly and validly executed and delivered by NRT OP and, assuming due authorization, execution and delivery by the Company, will constitute a valid, legal and binding agreement of NRT OP, enforceable against NRT OP in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(d)           Subject to obtaining the consent of the NRT OP Units, the NRT Board has duly and validly authorized the execution and delivery of the Second Amended and Restated Agreement of Limited Partnership of NRT OP in substantially the form attached as Exhibit C hereto (the “Amended NRT OP Limited Partnership Agreement”). The NRT Board has taken all corporate actions required to be taken by the NRT Board for such amendment and restatement. NRT, as sole general partner of NRT OP, acting through the NRT Board, has directed that the Amended NRT OP Limited Partnership Agreement be submitted to the holders of the NRT OP Units for their approval to the extent required by the NRT OP Limited Partnership Agreement and, subject to the provisions of Section 7.02 hereof, will recommend to such holders that they vote in favor of amending and restating such agreement. The consent to the Amended NRT OP Limited Partnership Agreement by the holders of NRT OP Units representing more than 50% of all NRT OP Units held by limited partners of NRT OP, is the only vote of the holders of any class or series of shares of NRT OP necessary to adopt the Amended NRT OP Limited Partnership Agreement (the “NRT OP Approval”).

SECTION 5.04. No Conflict; Required Filings and Consents.

(a)           Except as set forth in Section 5.04(a) of the NRT Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by NRT do not, and the performance of NRT’s obligations hereunder and thereunder will not, (i) conflict with or violate the NRT Articles and NRT By-laws or the organizational documents of any other NRT Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to NRT, NRT OP or any NRT Subsidiary or by which any of its or their properties or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets of NRT, NRT OP or any other NRT Subsidiary, or result in any increase in any cost or obligation of NRT, NRT OP or any NRT Subsidiary or the loss of any benefit of NRT, NRT OP or any NRT Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by NRT do not, and the performance of NRT’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover Laws, (B) the filing with the SEC of the REIT Merger Proxy Statement and the NRT OP Proxy Statement, (C) any filings required under the rules and regulations of the NYSE, and (D) as to the REIT Merger, the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.

(c)           All of the rights and obligations of NRT and NRT OP in that certain Letter Agreement, dated August 3, 2005, among NRT, Apollo Real Estate Investment Fund III, L.P., NRT OP, NRT Advisor, Vornado Realty Trust, Vornado Realty L.P., VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC and WEM-Brynmawr Associates LLC (the “August Letter Agreement”) other than the provisions of Section 14 thereof, have been satisfied or superseded by a subsequent agreement between the relevant parties contemplated in the August Letter Agreement or modified by an agreement to be entered into in connection with the transactions contemplated herein. NRT, NRT OP and the MLP Entities (as defined in the August Letter Agreement) have been and continue to be in compliance with the requirements of Section 14 (and Schedule 3) of the August Letter Agreement in all material respects.

SECTION 5.05. Permits; Compliance.

Except as set forth in Section 5.05 of the NRT Disclosure Schedule, each of NRT and the Subsidiaries of NRT is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of NRT or the NRT Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “NRT Permits”), except where the failure to have, or the suspension or cancellation of, any of the NRT Permits would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the NRT Permits is pending or, to the Knowledge of NRT, threatened, except where the failure to have, or the suspension or cancellation of, any of the NRT Permits would not have a Material Adverse Effect. Neither NRT nor any NRT Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to NRT or any NRT Subsidiary or by which any of their properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which NRT or any NRT Subsidiary is a party or by which NRT or any NRT Subsidiary or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not have a Material Adverse Effect.

SECTION 5.06. SEC Filings; Financial Statements.

(a)           NRT and NRT OP have filed all SEC Reports required to be filed by them with the SEC since January 1, 2004. The SEC Reports filed by NRT, each as amended prior to the date hereof, (i) have been prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not have a Material Adverse Effect, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No NRT Subsidiary (other than NRT OP) is required to file any form, report or other document with the SEC.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports filed by NRT and NRT OP was prepared in accordance with United States GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of NRT and its consolidated Subsidiaries, or NRT OP and its consolidated subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

SECTION 5.07. Absence of Certain Changes or Events.

Except as set forth in the SEC Reports or as set forth in Section 5.07 of the NRT Disclosure Schedule, since April 1, 2006, each of NRT and the NRT Subsidiaries has conducted its business in the ordinary course and there has not occurred any changes, effects or circumstances constituting a Material Adverse Effect.

SECTION 5.08. Absence of Litigation.

As of the date hereof, except (i) as listed in Section 5.08 of the NRT Disclosure Schedule, (ii) as set forth in the SEC Reports filed by NRT prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of NRT and its Subsidiaries involving (A) collection matters or (B) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), there is no Action pending or, to NRT’s Knowledge, threatened against NRT or any of its Subsidiaries or any of its or their respective properties or assets that (1) involves amounts in excess of $5,000,000 individually or in excess of $15,000,000 in the aggregate, (2) questions the validity of this Agreement or the Ancillary Agreements or any action to be taken by NRT or NRT OP in connection with the consummation of the REIT Merger or (3) would have a Material Adverse Effect. None of NRT nor its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not have a Material Adverse Effect.

SECTION 5.09. Employee Benefit Matters.

(a)           Section 5.09(a) of the NRT Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock or other equity, incentive, deferred compensation, retiree medical or life insurance or other welfare, supplemental executive retirement plans, severance or other benefit plans, programs, trusts or arrangements, and all material employment, termination, severance, compensation or other contracts or agreements, to which NRT or any NRT Subsidiary is a party, or which are sponsored by NRT or any NRT Subsidiary for the benefit of any current or former employee, officer, trustee, director or consultant of NRT or any NRT Subsidiary, or under which NRT or any NRT Subsidiary has any liability or obligation, and (ii) any material contracts, arrangements or understandings between NRT or any of its Affiliates and any current or former employee, officer, trustee, director or consultant of NRT or of any NRT Subsidiary, including, without limitation, any contracts, arrangements or understandings or change in control arrangements relating to a sale of NRT (collectively, the “NRT Plans”). Such NRT Plans are in writing and NRT has made available to the Company a true and correct copy of (i) the plan documents, agreements or contracts (including, if applicable, any trust agreements or insurance contracts) and, in each case any amendment thereto (whether currently effective or to become effective at a later date), embodying such NRT Plans, (ii) the three most recent annual reports (Form 5500) filed with the IRS) and financial statements, if any, (iii) the most recent summary plan description and any summary of material modifications for each NRT Plan for which a summary plan description or summary of material modifications is required by applicable Law, (iv) the three most recent actuarial reports or valuations, if any, relating to a NRT Plan and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any NRT Plan that is intended to qualify under Section 401(a) of the Code (or if no such letter has been issued for an NRT Plan, the pending application, if any, to the IRS requesting such letter).

(b)           NRT and each NRT Subsidiary has performed and complied in all material respects with all of its obligations under or with respect to the NRT Plans and each NRT Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. No Action, claim or proceeding is pending or, to the Knowledge of NRT, threatened with respect to any NRT Plan (other than claims for benefits in the ordinary course in accordance with such NRT Plan’s claims procedures and that have not resulted in any pending or threatened litigation) and, to the Knowledge of NRT, no fact or event exists that would give rise to any such Action, claim or proceeding. There are no audits, inquiries or examinations pending or, to the Knowledge of NRT, threatened by the IRS, Department of Labor, or any other Governmental Authority with respect to any NRT Plan.

(c)           Each NRT Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS as to its tax-qualified status and each trust established in connection with any NRT Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Knowledge of NRT no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such NRT Plan or the exempt status of any such trust.

(d)           All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to any NRT

Plan have been made within the time periods prescribed by ERISA and the Code to the respective NRT Plan or, if earlier, within the time periods prescribed under the terms of the applicable NRT Plan, and all contributions and premium payments for any period ending on or before the Closing Date which are an obligation of NRT or any NRT Subsidiary and not yet due have either been timely made to each such NRT Plan, or have been accrued on the financial statements of NRT and the NRT Subsidiaries.

(e)           No NRT Plan is, and neither NRT, any NRT Subsidiary, nor any entity aggregated with NRT or any NRT Subsidiary under Section 414(b) or (c) of the Code or Section 4001 of ERISA maintains, contributes to, has any liability or obligation under, or has at any time maintained, contributed to, or had any liability or obligation under, any benefit plan, program or arrangement that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f)            Except as set forth in Section 5.09(f) of the NRT Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, officer, trustee, consultant or director of NRT or any NRT Subsidiary to any cancellation of indebtedness or any payment (other than any payment provided for in Article III) or be subject to the obtaining of any consent or waiver from any such current or former employee, officer, trustee, consultant or director; (ii) increase the amount of compensation or benefits due to any such current or former employee, officer, trustee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) result in any non-deductible payment under Section 162(m) of the Code; or (v) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or in any excise tax under Section 4999 of the Code. None of the transactions contemplated by this Agreement, either alone or in combination with another event (whether contingent or otherwise), would result in any “parachute payments”.

(g)           With respect to each NRT Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by NRT and the NRT Subsidiaries are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with an HMO pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements of NRT and the NRT Subsidiaries.

(h)           Except as set forth in Section 5.09(h) of the NRT Disclosure Schedule, none of the NRT Plans provides for continuing post-employment health, life insurance coverage or other welfare benefits (whether or not insured) for any current or former employee, officer, trustee, director or consultant of NRT or any NRT Subsidiary, or any dependent or beneficiary thereof, in each case, except as may be required under any Law.

(i)             With respect to each NRT Plan, to the Knowledge of NRT, (A) there has not occurred, and no Person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to material liability and (B) no fiduciary (within the meaning of Section 3(21) of ERISA) of any NRT Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to material liability. Neither NRT nor any NRT Subsidiary has incurred any excise taxes or penalties under Chapter 43 of the Code and nothing has occurred with respect to any NRT Plan that could subject the Company, the Surviving Entity, NRT or any NRT Subsidiary to any such taxes.

(j)            Neither NRT nor any NRT Subsidiary has announced or entered into any plan or binding commitment to create any additional NRT Plan or amend any NRT Plan.

(k)           Section 5.09(k) of the NRT Disclosure Schedule identifies each NRT Plan that is a NQDC Plan. With respect to each NQDC Plan, it either (A) has been operated in full compliance with Code Section 409A (and associated Treasury Department Guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005)) since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005).

(l)             None of the payments made by NRT or any NRT Subsidiary are subject to Code Section 162(m).

SECTION 5.10. Labor Matters.

(a)           Except as disclosed on Section 5.10(a) of the NRT Disclosure Schedule, (i) neither NRT nor any NRT Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by NRT or any NRT Subsidiary; (ii) neither NRT nor any NRT Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against NRT or any NRT Subsidiary under such agreement or contract; (iii) no employee of NRT or any NRT Subsidiary is a member of a collective bargaining unit or is covered by a collective bargaining agreement; (iv) no labor organization been elected as the collective bargaining agent of any such employees, and neither NRT nor any NRT Subsidiary has recognized any labor organization for any of their employees; (v) no union organization activity involving any employees of NRT or the NRT Subsidiaries is pending or, to the Knowledge of NRT, threatened, nor has there been union representation involving any such employee within the last five years; and (vi) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of NRT or any NRT Subsidiary.

(b)           NRT and the NRT Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours,

employment classification, the WARN Act and similar state laws relating to plant closure or mass layoff, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There are no audits, inquiries or examinations pending or, to the Knowledge of NRT, threatened or reasonably anticipated relating to any labor, safety or employment matters involving NRT or any NRT Subsidiary. NRT has delivered to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of NRT and the NRT Subsidiaries.

(c)           All independent contractors presently retained by NRT and the NRT Subsidiaries to provide any and all services are correctly classified as such. No independent contractor of NRT or any of the NRT Subsidiaries is eligible to participate in any NRT Plan.

SECTION 5.11. Proxy Statement.

(a)           Information Supplied. None of the information supplied by NRT for inclusion or incorporation by reference in the Registration Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it is declared effective by the SEC, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by NRT for inclusion or incorporation by reference in the REIT Merger Proxy Statement shall (i) when filed with the SEC or other regulatory agency, (ii) at the times when it (or any amendment thereof or supplement thereto) is mailed to the holders of Company Common Shares or NRT Common Stock, (iii) at the times of each of the Company Shareholder Meeting and the NRT Stockholder Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to NRT, or with respect to information supplied by NRT specifically for inclusion in the REIT Merger Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the REIT Merger Proxy Statement or Registration Statement, such event shall be so described by NRT and promptly provided to the Company. All documents that NRT is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to NRT or other information supplied by NRT for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any Law as to the information required to be contained therein. Notwithstanding the foregoing NRT makes no representation or warranty with respect to the information supplied or to be supplied by the Company or its Affiliates for inclusion or incorporation by reference in the REIT Merger Proxy Statement or the Registration Statement.

(b)           NRT OP Proxy Statement. The information relating to NRT and its Subsidiaries to be contained in the NRT OP Proxy Statement and other documents to be filed with the SEC in connection herewith will not, on the date the NRT OP Proxy Statement is first mailed to holders of NRT OP Units or at the time of the NRT OP Unitholder’s Meeting (as defined herein), contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by NRT with respect to the information supplied by the Company. All documents that NRT is responsible for filing with the SEC in connection with the Amended NRT OP Limited Partnership Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(c)           NRT Advisor’s Obligations. NKT Advisors LLC (the “NRT Advisor”) shall comply with the requirements set forth under Article IV of the Advisory Agreement (as defined herein) with respect to notifying holders of NRT OP Units as to the NRT Stockholders’ Meeting, providing such holders with copies of the REIT Merger Proxy Statement and providing such holders with the means to indicate their “LP Direction Vote” (as defined in the Advisory Agreement).

SECTION 5.12. Property and Leases.

(a)           Section 5.12(a) of the NRT Disclosure Schedule sets forth a correct and complete list and address of all real property owned or leased by NRT and the NRT Subsidiaries as of the date of this Agreement and a list of expected construction completion dates of all buildings, structures and other improvements being funded by or on behalf of NRT and the NRT Subsidiaries (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “NRT Property” and collectively referred to herein as the “NRT Properties”). As of the date hereof, each of the NRT Properties is owned or leased by NRT or the NRT Subsidiaries, as indicated in Section 5.12(a) of the NRT Disclosure Schedule. As of the date hereof, NRT or the NRT Subsidiaries own or, if so indicated in Section 5.12(a) of the NRT Disclosure Schedule, lease each of the NRT Properties, in each case, free and clear of any Property Restrictions, except for (i) NRT Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties and (iii) Property Restrictions which do not interfere materially with the current use of such property, except in the case of clauses (i), (ii) and (iii) above as would not have a Material Adverse Effect.

(b)           Section 5.12(b) of the NRT Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $1,000,000 or more. NRT and the NRT Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for NRT Permitted Liens and other matters that do not interfere materially with the current use of such property.

(c)           Except as provided for in Section 5.12(c) of the NRT Disclosure Schedule, policies of title insurance (each a “NRT Title Insurance Policy”) have been issued insuring, as of the effective date of each such NRT Title Insurance Policy, NRT’s or the applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) title to or leasehold interest in NRT Properties, subject to the matters disclosed on the NRT Title Insurance Policies and NRT Permitted Liens. A correct and complete copy of each final NRT Title Insurance Policy, or an executed pro forma version thereof if the final policy has not yet been delivered by the applicable title company, has been previously made available to the Company.

(d)           Except as set forth in Section 5.12(d) of the NRT Disclosure Schedule, as of the date hereof, NRT has no Knowledge (i) of written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the NRT Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use and operation of the buildings and improvements on any of the NRT Properties or which is necessary to permit the lawful use and operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the NRT Properties is not in full force and effect, except for such failures to have in full force and effect that would not have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would have a Material Adverse Effect; (ii) of any written notice of any uncured violation of any Laws affecting any of the NRT Properties or operations which have a Material Adverse Effect; (iii) of any structural defects relating to any of the NRT Properties which would reasonably be expected to have a Material Adverse Effect; (iv) of any NRT Property whose building systems are not in working order so as to have a Material Adverse Effect; or (v) of any physical damage to any NRT Property which would reasonably be expected to have a Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

(e)           Except as provided for in Section 5.12(e) of the NRT Disclosure Schedule, to NRT’s Knowledge, as of the date hereof, neither NRT nor any of the NRT Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending with respect to any of the NRT Properties that would have a Material Adverse Effect or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the NRT Properties or by the continued maintenance, operation or use of the parking areas which would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 5.12(e) of NRT Disclosure Schedule, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any of the NRT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation have been performed, paid or taken, as the case may be, and (ii)  NRT has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of case (i) and (ii) except as set forth in development or operating budgets for such NRT Properties delivered to the Company prior to the date hereof and other than those which would not reasonably be expected to have a Material Adverse Effect.

(f)            NRT has delivered to the Company correct and complete (in all material respects) copies of each lease, sublease, ground lease or other right of occupancy that NRT or the NRT Subsidiaries are party to as landlord with respect to each of the applicable NRT Properties including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto in effect on the date hereof (except for discrepancies or omissions that would not have a Material Adverse Effect) (the “NRT Leases”). Section 5.12(f) of the NRT Disclosure Schedule contains the rent roll for each NRT Lease, which information is correct and complete in all respects as of the date hereof (except for discrepancies that would not have a Material Adverse Effect). Except as set forth in Section 5.12(f) of the NRT Disclosure Schedule, neither NRT nor any NRT Subsidiary has received written notice that it is in default under any NRT Lease, except for violations or defaults that have been cured or are disclosed in the rent rolls or that would not have a Material Adverse Effect.

(g)           Section 5.12(g) of the NRT Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which NRT or any NRT Subsidiary is a lessee (individually, a “NRT Ground Lease” and collectively, “NRT Ground Leases”). Except as listed in Section 5.12(g) of the NRT Disclosure Schedule or that would not have a Material Adverse Effect, each NRT Ground Lease is in full force and effect and neither NRT nor any NRT Subsidiary has received a written notice that it is in default under any NRT Ground Lease which remains uncured. NRT has made available to the Company a correct and complete copy of each NRT Ground Lease and all amendments thereto.

(h)           Except as set forth in Section 5.12(h) of the NRT Disclosure Schedule, as of the date hereof, neither NRT nor any NRT Subsidiary has granted any unexpired option agreements (excluding any rights of first refusal or rights of first offer) with respect to the purchase of a NRT Property or any portion thereof or any other unexpired rights in favor of any party other than NRT, any NRT Subsidiary, or any of their respective Affiliates (an “NRT Third Party”) to purchase or otherwise acquire a NRT Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any NRT Property or any portion thereof or provided an NRT Third Party with any right to terminate an NRT Lease prior to the expiration of its scheduled lease term.

(i)             Except as set forth in Section 5.12(i) of the NRT Disclosure Schedule, neither NRT nor any of its Subsidiaries is a party to any agreement pursuant to which NRT or any NRT Subsidiary manages any real property for any NRT Third Party.

(j)            Except for those contracts or agreements set forth in Section 5.12(j) of the NRT Disclosure Schedule, neither NRT nor any of the NRT Subsidiaries has entered into any contract or agreement (collectively, the “NRT Participation Agreements”) with any NRT Third Party or any employee, consultant, Affiliate or other Person (the “NRT Participation Party”) that provides for a right of such NRT Participation Party to participate, invest, join, partner, have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which NRT or any NRT Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such NRT Participation Party (a “NRT Participation Interest”).

(k)           Except as set forth in Section 5.12(k) of the NRT Disclosure Schedule, NRT is not responsible for the payment of any operating expenses under the NRT Leases.

(l)             As of the date listed therein, each of the master lessees set forth in Section 5.12(l) of the NRT Disclosure Schedule has been duly dissolved and liquidated under the laws of the states of its respective incorporation.

SECTION 5.13. Intellectual Property.

Except as would not have a Material Adverse Effect, (a) the conduct of the business of NRT and its Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any NRT Third Party and (b) with respect to Intellectual Property owned by or licensed to NRT or any NRT Subsidiary and material to the business of NRT and its Subsidiaries, taken as a whole (“NRT Intellectual Property”), NRT or such NRT Subsidiary has the right to use such NRT Intellectual Property in the continued operation of its business as currently conducted.

SECTION 5.14. Taxes.

(a)           NRT and its Subsidiaries (1) have filed all federal, state, local and foreign Tax Returns required to be filed by them (after giving effect to any filing extensions properly obtained) and all such Tax Returns are correct and complete in all material respects, (2) have paid and discharged all Taxes shown as due on such Tax Returns or otherwise required to be paid, and (3) have complied in all material respects with all applicable Tax laws requiring the withholding or collection of Taxes, other than in each case, (i) such payments as are being contested in good faith by appropriate proceedings and (ii) such filings, payments or other occurrences that would not have a Material Adverse Effect. There are no currently effective or otherwise outstanding waivers or extensions of any applicable statute of limitations to assess any Taxes.

(b)           Commencing with its initial taxable year ended December 31, 2005, NRT has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable NRT to continue to meet the requirements for qualification and taxation as a REIT under the Code. To NRT’s Knowledge, no challenge to NRT’s status as a REIT is pending, or is or has been threatened.

(c)           NRT has incurred no liability for any material Taxes under Sections 857(b), 860(c), or 4981 of the Code, Treasury Regulation Section 1.337(d)-7 (or any applicable predecessor guidance or regulation), including any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither NRT nor its Subsidiaries has incurred any material liability for Taxes outside of the ordinary course of business other than transfer or similar Taxes arising in connection with the sales of property. Neither NRT nor its Subsidiaries (other than a TRS within the meaning of Section 856(l) of the Code) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Neither NRT nor its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. No asset or portion thereof held directly or indirectly by NRT is subject to the rules of Section 1374 pursuant to Treasury Regulation Section 1.337(d)-7 (or any applicable predecessor guidance or regulation). No event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentences will be imposed on NRT or its Subsidiaries.

(d)           There is no pending or ongoing federal audit, examination, investigation or proceeding of NRT or its Subsidiaries and there is no pending or ongoing material state, local or foreign audit, examination, investigation or proceeding of NRT or its Subsidiaries. There are no material claims or assessments pending against NRT or its Subsidiaries for any alleged deficiency in any Tax, and, to NRT’s Knowledge, there are no written or oral threatened Tax claims or assessments against NRT or its Subsidiaries which if upheld would reasonably be expected to result, individually or in the aggregate, in a material cost or liability for NRT or its Subsidiaries. There are no pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever for any Taxes upon the assets of NRT or its Subsidiaries except for liens for current Taxes not yet due.

(e)           Neither NRT nor its Subsidiaries has received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to any material Taxes. No issues have been raised in any examination by any taxing authority with respect to NRT or its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a material proposed deficiency or material increase in Tax for any other period not so examined.

(f)            NRT does not have any earnings and profits attributable to any other corporation in any non-REIT year within the meaning of Section 857 of the Code. For all taxable years for which the Internal Revenue Service either could assert a Tax liability in respect of NRT’s status as a REIT or could assert that NRT failed to qualify as a REIT, NRT has not held, directly or indirectly, any asset (including any security) that has violated or does violate Section 856(c)(4)(B)(iii) of the Code, other than a violation which has been cured pursuant to any applicable provisions of Section 856 of the Code so as not to cause NRT to fail to qualify as a REIT for any such year and which has not and reasonably could not be expected to result in any material Tax liability. NRT has, together with only those entities set forth in Section 5.14(f) of the NRT Disclosure Schedule, made a proper election to treat each such entity as a TRS within the meaning of Section 856(l) of the Code.

(g)           Except as set forth on Section 5.14(g) of the NRT Disclosure Schedule, neither NRT nor its Subsidiaries (a) is a party to or is otherwise subject to any Tax allocation or sharing agreement, or (b) has any liability for Taxes of another person under law, by contract or otherwise except for withholding Taxes incurred in the ordinary course of business that have been properly withheld but are not yet required to be deposited with a Tax authority.

(h)           To the Knowledge of NRT, neither NRT nor its Subsidiaries is or has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)             To the Knowledge of NRT, NRT is a “domestically controlled” REIT within the meaning of Section 897(h) of the Code and NRT is not a “pension held REIT” within the meaning of Section 856(h) of the Code.

(j)            Each “mezzanine loan,” participation or other similar debt instrument that NRT treats as a qualifying real estate asset for purposes of Section 856(c)(4)(A) of the Code satisfies the requirements of the safe harbor set forth in Revenue Procedure 2003-65.

(k)           Each “hedging transaction,” the income from which NRT excludes in determining its gross income for purposes of Section 856(c)(2) of the Code, is clearly identified pursuant to Section 1221(a)(7) and is treated as a hedging transaction (1) as defined in Section 1221(b)(2)(A)(ii) or (iii) and (2) within the meaning of Section 856(c)(5)(G) only to the extent the hedging transaction hedges any debt incurred or to be incurred by NRT to acquire or carry real estate assets.

SECTION 5.15. Environmental Matters.

Except as set forth in the SEC Reports or as would not have a Material Adverse Effect:

(a)           There has been no material storage, generation, transportation, handling, treatment, disposal, discharge, emission or other release of any kind of Hazardous Materials by, due to, or caused by NRT or any NRT Subsidiary or, to NRT’s Knowledge, by any other entity for whose acts or omissions NRT or any NRT Subsidiary is or may be liable, upon any property now or previously owned or leased by NRT or any NRT Subsidiary, or upon any other property, which would be a violation of and give rise to liability against NRT or any NRT Subsidiary under any Environmental Law.

(b)           To NRT’s Knowledge, there has been no disposal, discharge, emission or other release of any kind onto the properties referred in paragraph (a) or into the environment surrounding such properties of any Hazardous Materials.

(c)           Neither NRT nor any NRT Subsidiary has agreed to assume, undertake or provide indemnification for any liability of any other persons under any Environmental Law, except for customary environmental indemnity agreements in connection with mortgage loans on the NRT Properties.

(d)           There is no pending or, to NRT’s Knowledge, any threatened administrative, regulatory or judicial action, claim or notice of noncompliance or violation, investigation or proceedings relating to any Environmental Law against NRT or any NRT Subsidiary.

NRT has previously delivered or made available to the Company complete copies of all material information, documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of NRT or the NRT Subsidiaries and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the NRT Properties.

SECTION 5.16. Material Contracts.

(a)           Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 5.16(a) of the NRT Disclosure Schedule, none of NRT or any NRT Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)              is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)	involves aggregate expenditures in excess of $2,500,000;

(iii)           involves annual expenditures in excess of $500,000 and is not cancelable within one year;

(iv)          contains any non-compete or material exclusivity provisions with respect to any line of business or geographic area with respect to NRT or any NRT Subsidiary, or that restricts the conduct of any line of business by NRT or any NRT Subsidiary or any geographic area in which NRT or any NRT Subsidiary may conduct business, in each case in any material respect;

(v)           would prohibit or materially delay the consummation of the REIT Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement;

(vi)          is a contract or agreement pursuant to which NRT or any of the NRT Subsidiaries agrees to indemnify or hold harmless any director, trustee or executive officer of NRT or any of the NRT Subsidiaries (other than the organizational documents for NRT or the NRT Subsidiaries); or

(vii)         is a loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to NRT or any NRT Subsidiaries or any guaranty thereof, in each case, having a value in excess of $5,000,000 individually.

Each contract of the type described in this Section 5.16, whether or not set forth in Section 5.16(a) of the NRT Disclosure Schedule, is referred to herein as a “NRT Material Contract.”

(b)           Except as set forth in Section 5.16(b) of the NRT Disclosure Schedule, each NRT Material Contract is valid and binding on NRT, each NRT Subsidiary party thereto, and, to the Knowledge of NRT, each NRT Third Party thereto, and neither NRT nor any NRT Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of NRT does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any NRT Material Contract, except as would not (i) prevent or materially delay consummation of the REIT Merger, or (ii) result in a Material Adverse Effect.

(c)           To the extent not set forth in response to the requirements of Section 5.16(a), Section 5.16(c) of the NRT Disclosure Schedule sets forth each interest rate cap,

interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which NRT or any NRT Subsidiary is a party or an obligor with respect thereto.

(d)           Except as set forth in Section 5.16(d) of the NRT Disclosure Schedule, none of NRT or any NRT Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the NRT Properties.

(e)           Except as set forth in Section 5.16(e) of the NRT Disclosure Schedule, none of NRT or any NRT Subsidiary is a party to any agreement relating to the management of any NRT Property by any Person other than NRT or any NRT Subsidiary.

(f)            None of NRT or any NRT Subsidiary is a party to any agreement pursuant to which NRT or any NRT Subsidiary manages or provides services with respect to any real properties other than NRT Properties, except for the agreements listed in Section 5.16(f) of the NRT Disclosure Schedule.

(g)           Section 5.16(g) of the NRT Disclosure Schedule lists all material agreements entered into by NRT or any NRT Subsidiary relating to the development or construction of, or additions or expansions to, any NRT real properties (or any properties with respect to which NRT has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which NRT or any NRT Subsidiary currently has, or expects to incur, an obligation in excess of $250,000 in the aggregate in the future. True, correct and complete copies of such agreements have previously been delivered or made available to the Company.

(h)           Section 5.16(h) of the NRT Disclosure Schedule lists all agreements entered into by NRT or any NRT Subsidiary providing for the sale of, or option to sell, any NRT Properties or the purchase of, or option to purchase, by NRT or any NRT Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

(i)             Except as set forth in Section 5.16(i) of the NRT Disclosure Schedule, none of NRT or any NRT Subsidiary has any continuing obligation that could reasonably be expected to have a Material Adverse Effect (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by NRT or any NRT Subsidiary or (B) to pay any additional purchase price for any of the NRT Properties.

(j)            Except as set forth in Section 5.16(j) of the NRT Disclosure Schedule, none of NRT or any NRT Subsidiary has entered into or is subject, directly or indirectly, to any Tax Protection Agreements. None of NRT or any NRT Subsidiary is in violation of or in default under any Tax Protection Agreement.

SECTION 5.17. No Payments to Employees, Officers or Directors.

Section 5.17 of the NRT Disclosure Schedule contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable to each employee, officer or director of NRT or any NRT Subsidiary as a result of the REIT Merger or a termination of service subsequent to the consummation of the REIT Merger. Except as described in Section 5.17 of the NRT Disclosure Schedule, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of NRT or any of the NRT Subsidiaries. Except as described in Section 5.17 of the NRT Disclosure Schedule, there is no agreement or arrangement with any employee, officer or other service provider under which NRT or any NRT Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

SECTION 5.18. Brokers.

No broker, finder or investment banker or other Person, other than Bear Stearns & Co., Inc. as set forth in its engagement letter with NRT, a true and complete copy of which NRT previously supplied to the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of NRT or any NRT subsidiary.

SECTION 5.19. Opinion of Financial Advisor.

NRT has received an opinion of Bear Stearns & Co., Inc. to the effect that the REIT Merger Consideration is fair to the holders of NRT Common Stock from a financial point of view. A copy of such opinion shall be delivered to the Company promptly after the date hereof.

SECTION 5.20. Insurance.

Section 5.20 of the NRT Disclosure Schedule sets forth a correct and complete list of the insurance policies held by, or for the benefit of, NRT or any of the NRT Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. NRT and each of the NRT Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Material Adverse Effect. Neither NRT nor any NRT Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 5.20 of the NRT Disclosure Schedule that is held by, or for the benefit of, any of NRT or any of the NRT Subsidiaries, other than as would not have a Material Adverse Effect.

SECTION 5.21. Related Party Transactions.

Except as set forth in Section 5.16(a) of the NRT Disclosure Schedule or as disclosed in the SEC Reports and except for ordinary course advances to employees, set forth in

Section 5.21 of the NRT Disclosure Schedule is a list of all material agreements, agreements and contracts entered into by NRT or any of the NRT Subsidiaries under which continuing obligations exist with any Person who is an officer, director, trustee or Affiliate of NRT or any of its Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

SECTION 5.22. Takeover Statutes.

NRT has taken all action required to be taken by it in order to exempt this Agreement and the REIT Merger from, and this Agreement and the REIT Merger are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other applicable state and federal takeover Laws and regulations and any takeover provision in NRT’s Articles, NRT’s By-laws or other organizational documents to which NRT is a party. Except as set forth in Section 5.22 of the NRT Disclosure Schedule, the execution, delivery and performance of this Agreement do not, and will not violate the restrictions on transfer and ownership of shares of capital stock set forth in NRT’s Articles, NRT’s By-laws, or other organizational document to which NRT is a party. As of the date of this Agreement, neither NRT nor any Affiliate or Subsidiary of NRT has ever been deemed to be an “interested stockholder” or an “affiliate” of an interested stockholder of the Company for purposes of the Maryland Business Combination Act.

SECTION 5.23. Investment Company Act.

Neither NRT nor any NRT Subsidiary is, nor immediately after consummation of the transactions contemplated hereby will be, required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

SECTION 5.24. Patriot Act.

NRT and its Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated to date thereunder, and the rules and regulations administered to date by the U.S. Treasury Department’s Office of Foreign Assets Control, to the extent such Laws are applicable to them.

SECTION 5.25. Compliance with Laws.

None of NRT or any of the NRT Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.26. Tender Offers.

All tender offers of NRT or any of the NRT Subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rule, judgments, decrees and orders of any Governmental Entity in all material respects.

SECTION 5.27. No Other Representations or Warranties.

(a)           Except for the representations and warranties contained in this Article V of this Agreement, the Company acknowledges that neither NRT nor any other Person on behalf of NRT has made, and the Company has not relied upon any representation or warranty, whether express or implied, with respect to NRT or any of the NRT Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of NRT. Neither NRT nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution in written or verbal communications to the Company, or use by the Company of any such information, including any information, documents, projections, forecasts or other material made available to the Company in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.

(b)           In connection with any investigation by the Company of NRT and the NRT Subsidiaries, the Company has received or may receive from NRT and its respective Subsidiaries and/or other Persons or entities on behalf of NRT certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. The Company acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to the Company (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that the Company shall have no claim against any Person with respect thereto. Accordingly, the Company acknowledges that neither NRT nor any other Person on behalf of either of them makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE CLOSING

SECTION 6.01. Conduct of Business by the Company.

(a)           Unless NRT shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise contemplated by this Agreement, during the period commencing on the date hereof and terminating on the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article

IX (the “Interim Period”), the Company shall, and shall cause each Company Subsidiary to, (i) conduct the Company’s business in the ordinary course, (ii) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the officers and key employees of the Company and its Subsidiaries, and (iii) use commercially reasonable efforts to maintain the assets and properties of the Company and its Subsidiaries in their current condition, normal wear and tear and damage caused by casualty or by any reason outside of the Company’s control excepted.

(b)           Except as otherwise contemplated by this Agreement or set forth in Section 6.01(b) of the Company Disclosure Schedule, during the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, do or cause to be done any of the following without the prior written consent of NRT (which consent shall not be unreasonably withheld or delayed):

(i)             amend the Company Declaration of Trust or Company By-laws, certificates of limited partnership of the Company Partnerships, Partnership Agreements, or similar organizational or governance documents;

(ii)            (A) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any common shares of beneficial interest (or similar interest) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents), other than the (1) issuance of Company Common Shares under the Company Share Rights outstanding on the date of this Agreement, (2) issuance of Company Common Shares in exchange for Existing Units pursuant to the Partnership Agreements, (3) issuance of Company Common Shares in connection with the Company’s dividend reinvestment plan, including an increase in the size of such plan, (4) issuance of Company Common Shares in connection with the Company’s 1994 Employee Stock Purchase Plan, (5) issuance of Company Common Shares in connection with the Company’s 1994 Director Stock Purchase Plan, (6) issuance of Company Common Shares upon the conversion of any Series C Preferred Shares under Section 6 of the Amended and Restated Declaration classifying the Series C Preferred Shares, (7) issuance of shares by LSAC in connection with its initial public offering, (8) issuance of equity interests by any of the Company Partnerships in consideration of property acquired by any such Company Partnership pursuant to the terms hereof, (9) issuance of equity interests by LSAC in consideration of property acquired by any LSAC pursuant to the terms hereof, or (7) issuance of partnership units of the Company Partnerships in connection with acquisitions permitted hereunder or (B) repurchase, redeem or otherwise acquire any securities or equity equivalents (including, without limitation, Company Share Rights of the Company or its Subsidiaries) except in connection with the exercise of Company Share Options, the lapse of restrictions on the Company Restricted Shares or the redemption of Existing Units under Section 8.4 of the Partnership Agreements;

(iii)           (A) split, combine or reclassify any common shares of beneficial interest or partnership interests, as the case may be, of the Company, any Joint Venture or the Company Partnerships or (B) declare, set aside or pay any dividend or other distribution (whether in cash, equity securities, shares, or property or any combination thereof and whether or not out of earnings and profits of the Company, any Joint Venture or the Company Partnerships) in respect of any equity securities, common shares of beneficial interest or partnership interests, as the case may be, of the Company, any Joint Venture or the Company Partnerships, except for (1) such distributions as are required pursuant to the Joint Venture Agreements, (2) a one-time distribution of $0.17 per Company Common Share, and (3) the payment with respect to quarterly periods ending prior to the Closing Date, of (I) regular cash dividends at a rate not in excess of $0.365 per Company Common Share, declared and paid quarterly, in each case with a record date for each quarterly payment on the last business day of the applicable calendar quarter, and a payment date on the fifteenth day of the next succeeding month (or, in the event such date is not a business day, the next business day occurring thereafter); (II) regular cash dividends at a rate of 8.05% per annum of the $25 liquidation preference per Series B Preferred Share, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 in respect of the quarterly distribution periods ending on December 31, March 31, June 30 and September 30, respectively, (III) regular cash dividends at a rate of 6.50% per annum of the $50 liquidation preference per Series C Preferred Share, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 in respect of the quarterly distribution periods ending on December 31, March 31, June 30 and September 30, respectively, (IV) corresponding regular quarterly distributions payable to holders of Company OP Units and to the Company or its Subsidiaries as holder of partnership units of the Company Partnerships, (V) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company, and (VI) quarterly distributions in cash or Company Common Shares pursuant to dividend equivalent rights associated with outstanding Company Restricted Shares, in accordance with past practices, it being understood that, in the case of dividends and distributions referenced in (I), (II) and (III), the Company and the Company Partnerships intend to pay quarterly dividends and make distributions for each full fiscal quarter ending prior to the Effective Time and if a dividend or distribution is declared for the partial fiscal quarter, if any, ending on the Effective Time, shall set a record date for such dividends or distribution that is one day prior to the Effective Time payable on a pro rata basis with respect to the portion of such fiscal quarter that has elapsed as of the record date, based on a quarterly dividend of $.365. Notwithstanding the foregoing, the Company and the Company Partnerships (proportionately to all holders of Company OP Units) shall also be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level Tax or excise Tax; provided that in the event NRT or NRT OP makes a distribution pursuant to the last sentence of Section 6.02(b)(iii) in an amount in excess of $0.40 per share of NRT Common Stock, prorated as set forth in the immediately preceding sentence, the Company shall be entitled to make a proportionately equal additional distribution per share on the Company Common Shares and the Company OP Units equal to 125% of such excess amount;

(iv)            except as otherwise contemplated by this Agreement, (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any entity, or any division thereof or any assets not listed in Section 6.01(b)(iv) of the Company Disclosure Schedule, other than (1) acquisitions of assets in the ordinary course of business consistent with past practice which do not provide for an equity investment of greater than $30,000,000 in any individual transaction, or $150,000,000 in the aggregate, for the Company and its Subsidiaries taken as a whole; (2) acquisitions of publicly traded securities in the ordinary course of business consistent with past practice provided such acquisitions do not represent more than a 2.45% beneficial ownership interest in any such entity and the aggregate purchase price does not exceed $20 million; (3) the purchase of mortgages set forth in Section 6.01(b)(iv) of the Company Disclosure Schedule and the purchase of additional mortgages in the ordinary course of business consistent with past practice in an amount not to exceed $50,000,000 of equity invested by the Company, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly owned Company Subsidiary) for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business, (2) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $25,000,000 in the aggregate for the Company and any of the Company Subsidiaries taken as a whole, (3) indebtedness for borrowed money incurred in order for the Company to pay regular cash dividends at a rate not in excess of $0.365 per Company Common Share, declared and paid quarterly, in accordance with past practice, and for the Company Partnerships to make corresponding regular quarterly distributions payable to holders of Company OP Units and to the Company or its Subsidiaries as holder of partnership units of the Company Partnerships in the ordinary course and in accordance with past practice, (4) mortgages, in each case, up to a maximum of 85% of loan-to-value, related to acquisitions permitted pursuant to this Section 6.01(b) or with respect to any Company Property, and (5) indebtedness for borrowed money incurred in order for the Company to pay the dividend of $0.17 per Company Common Share set forth in Section 6.01(b)(iii)(B)(2) or (C) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(b);

(v)           except as may be required by contractual commitments or Company policies with respect to severance or termination pay in existence on the date of this Agreement: (A) increase the compensation or benefits payable or to become payable to its directors, trustees, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary and for the payment of annual bonus payments in accordance with past practices or as otherwise approved by the Compensation Committee of the Company Board); (B) other than in the ordinary course of business, grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, trustee or officer of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, trustee or officer, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) except as contemplated by this Agreement, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Plan, establish any new Company Plan, or otherwise modify (except to the extent required by applicable Law) any Company Plan;

(vi)          except in connection with dispositions permitted hereunder or in connection with the prepayments set forth in Section 6.01(b)(vi) of the Company Disclosure Schedule, pre-pay any long-term debt, except in the ordinary course of business (including, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit and/or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount not to exceed $25,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(vii)         change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as recommended by the Company’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to NRT prior to any such change);

(viii)        (A) except as set forth in Section 6.01(b)(viii) of the Company Disclosure Schedule or in connection with a right being exercised by a tenant under its lease with any of the Company Partnerships or any other Company Subsidiary, enter into any new lease (or renew or extend any existing lease) for vacant space at a Company Property, other than for any leases of not more than $4,000,000 of annualized rent; or (B) other than in the ordinary course of business, and except in connection with a right being exercised by a tenant under its lease with any of the Company Partnerships or any other Company Subsidiary, terminate or materially modify or amend any Company Lease or Company Ground Lease;

(ix)          except as set forth in Section 6.01(b)(ix) of the Company Disclosure Schedule or as otherwise permitted by this Section 6.01(b), (A)

authorize, or enter into any commitment for, any new material expenditure relating to the Company Properties, except (1) expenditures in the ordinary course of business in order to own, operate and maintain the Company Properties in working order, (2) individual expenditures not exceeding $5,000,000, and (3) expenditures required by Law; or (B) authorize, or enter into, any new Company Material Contract that has a duration of greater than one year and that may not be terminated by the Company or its Subsidiaries, as the case may be, by notice of ninety days or less, including with respect to the disposition of any interest in any entity not listed in Section 6.01(b)(ix) of the Company Disclosure Schedule, or any division thereof or any assets, other than (1) dispositions of the Company Properties listed in Section 6.01(b)(ix) of the Company Disclosure Schedule, (2) any disposition of assets set forth in Section 4.12(h) of the Company Disclosure Schedule and (3) any other dispositions with net proceeds to the Company and its Subsidiaries taken as a whole that are individually not in excess of $15,000,000, or in the aggregate not in excess of $50,000,000 for the Company and its Subsidiaries taken as a whole,

(x)           waive, release, assign, settle or compromise any material litigation or arbitration set forth on Section 4.08 of the Company Disclosure Schedule;

(xi)          make or rescind any material election relating to Taxes or settle or compromise any material liability for Taxes;

(xii)	enter into any Tax Protection Agreement;

(xiii)        enter into contracts or other agreements with Affiliates (other than the Joint Ventures or Company Subsidiaries); or

(xiv)        authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action that the Company Board determines, upon advice of counsel, and in consultation with NRT, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to shareholders of the Company in accordance with Section 6.01(b)(iii) of this Agreement or otherwise or (ii) discharge the duties (fiduciary or otherwise) which the Company may owe in connection with the Joint Ventures, the Company Partnerships or the Company OP Units.

SECTION 6.02. Conduct of Business by NRT.

(a)           Unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise contemplated by this Agreement, during the Interim Period, NRT shall, and shall cause each NRT Subsidiary to, (i) conduct NRT’s business in the ordinary course, (ii) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the

Advisor and the officers and key employees of NRT and its Subsidiaries, and (iii) use commercially reasonable efforts to maintain the assets and properties of NRT and its Subsidiaries in their current condition, normal wear and tear and damage caused by casualty or by any reason outside of NRT’s control excepted.

(b)           Except as otherwise contemplated by this Agreement or set forth in Section 6.02(b) of the NRT Disclosure Schedule, during the Interim Period, NRT shall not, and shall cause its Subsidiaries not to, do or cause to be done any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(i)             amend NRT’s Articles or NRT By-laws, certificates of limited partnership of NRT OP, the NRT OP Limited Partnership Agreement, or similar organizational or governance documents;

(ii)            (A) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any common stock (or similar interest) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents) other than (1) the issuance of NRT Common Stock upon the redemption of NRT OP Units under the NRT OP Limited Partnership Agreement or (2) the issuance of partnership interests of NRT OP in connection with acquisitions permitted hereunder; or (B) repurchase, redeem or otherwise acquire any securities or equity equivalents other than in connection with the redemption of NRT OP Units pursuant to the NRT OP Limited Partnership Agreement.

(iii)           (A) split, combine or reclassify any equity securities, common stock or partnership interests, as the case may be, of NRT or NRT OP; or (B) declare, set aside or pay any dividend or other distribution (whether in cash, equity securities, shares, or property or any combination thereof and whether or not out of earnings and profits of NRT or NRT OP) in respect of any equity securities, common stock or partnership interests, as the case may be, of NRT or NRT OP, except for (1) distributions by 111 Debt Acquisition LLC to its members in accordance with their ownership interests, (2) the payment with respect to quarterly periods or portions of quarterly periods ending prior to the Closing Date of (I) regular cash dividends at a rate not in excess of $.40 per share of NRT Common Stock, declared and paid quarterly, in each case with a record date for each quarterly payment on the last business day of the applicable calendar quarter, and a payment date on the fifteenth day of the next succeeding month (or, in the event such date is not a business day, the next business day occurring thereafter); (II) corresponding distributions payable to holders of NRT OP Units and to NRT as holder of partnership units of NRT OP, and (III) dividends or distributions, declared, set aside or paid by any NRT Subsidiary to NRT. Notwithstanding the foregoing, in no event shall the holders of NRT Common Stock be paid dividends as holders of NRT Common Stock and as holders of Company Common Shares for the same quarterly period. It is understood that in the case of dividends and distributions referenced in (1) and (2) above, that NRT and NRT OP intend to pay quarterly dividends and make distributions for each full fiscal quarter ending prior to the Effective Time and if a dividend or distribution is declared for the partial fiscal quarter, if any, ending on the Effective Time, shall set a record date for such dividends or distribution that is one day prior to the Effective Time payable on a pro rata basis with respect to the portion of such fiscal quarter that has elapsed as of the record date based on a quarterly dividend of $.40. Notwithstanding the foregoing, NRT and NRT OP (proportionately to all holders of NRT OP Units) shall also be permitted to make distributions reasonably necessary for NRT to maintain its status as a REIT under the Code and avoid the imposition of corporate level Tax or excise Tax; provided that in the event the Company makes a distribution pursuant to the last sentence of Section 6.01(b)(iii) in an amount in excess of $0.365 per Company Common Share, prorated as set forth in the immediately preceding sentence, NRT shall be entitled to make a proportionately equal additional distribution per share on the NRT Common Stock and NRT OP Units equal to 80% of such excess amount;

(iv)          except as otherwise contemplated by this agreement, (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any entity, or any division thereof or any assets not listed in Section 6.02(b)(iv) of the NRT Disclosure Schedule, other than (1) acquisitions of assets in the ordinary course of business consistent with past practice which do not provide for an equity investment of greater than $30,000,000 in any individual transaction, or $150,000,000 in the aggregate including without limitation properties offered to NRT or any of its Subsidiaries pursuant to the terms of the Exclusivity Agreement, for NRT and its Subsidiaries taken as a whole, (2) acquisitions of publicly traded securities in the ordinary course of business consistent with past practice provided such acquisitions do not represent more than a 2.45% beneficial ownership interest in any such entity and the aggregate purchase price does not exceed $20 million, (3) the purchase of debt securities in the ordinary course of business consistent with past practice in an amount not to exceed $50,000,000 of equity invested by NRT, or (4) the acquisition of fee simple or leasehold interests in the land underlying NRT Properties, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly owned NRT Subsidiary) for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business, (2) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $25,000,000 in the aggregate for NRT and any of the NRT Subsidiaries taken as a whole, (3) indebtedness for borrowed money incurred in order for NRT to pay regular cash dividends at a rate not in excess of $.40 per share of NRT Common Stock, declared and paid quarterly, in accordance with past practice, and for NRT OP to make corresponding regular quarterly distributions payable to holders of NRT OP Units and to NRT as holder of partnership units of NRT OP in the ordinary course and in accordance with past practice, and (4) mortgages, in each case, up to a maximum of 85% of loan-to-value, related to acquisitions permitted pursuant to this Section 6.02(b) or with respect to any NRT Property, or (C) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.02(b);

(v)           except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement or in connection with the termination of the Advisory Agreement in accordance with the terms of this Agreement: (A) increase the compensation or benefits payable or to become payable to its directors, trustees, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of NRT or any NRT Subsidiary and for the payment of annual bonus payments in accordance with past practices or as otherwise approved by the Compensation Committee of the NRT Board); (B) other than in the ordinary course of business, grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, trustee or officer of NRT or any NRT Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, trustee or officer, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) except as contemplated by this Agreement, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any NRT Plan, establish any new NRT Plan, or otherwise modify (except to the extent required by applicable Law) any NRT Plan;

(vi)          except in connection with dispositions permitted hereunder, pre-pay any long-term debt except in the ordinary course of business (including, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit and/or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount not to exceed $25,000,000 in the aggregate for NRT and its Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms;

(vii)         change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as recommended by NRT’s independent auditors, or pursuant to written instructions, comments or orders from the SEC, in which case written notice shall be provided to the Company prior to any such change);

(viii)        (A) except as provided in Section 6.02(b)(viii) of the NRT Disclosure Schedule or in connection with a right being exercised by a tenant under its lease with NRT OP or any other NRT Subsidiary, enter into any new lease (or renew or extend any existing lease) for vacant space at a NRT Property, other than for any leases of not more than $4,000,000 of annualized rent; or (B) other than in the ordinary course of business, and except in connection with a right being exercised by a tenant under its lease with NRT OP or any other NRT Subsidiary, terminate or materially modify or amend any NRT Lease or NRT Ground Lease;

(ix)          except as provided in Section 6.02(b)(ix) of the NRT Disclosure Schedule or except as otherwise permitted by this Section 6.02(b), (A) authorize, or enter into any commitment for, any new material expenditure relating to the NRT Properties, except (i) expenditures in the ordinary course of business in order to own, operate and maintain the NRT Properties in working order, (ii) individual expenditures not exceeding $5,000,000, and (iii) expenditures required by Law; or (B) authorize, or enter into, any new NRT Material Contract that has a duration of greater than one year and that may not be terminated by NRT or its Subsidiaries, as the case may be, by notice of ninety days or less, including the disposition of any interest in any entity not listed on Section 6.02(b)(ix) of the NRT Disclosure Schedule, or any division thereof or any assets, other than (i) dispositions of the NRT Properties listed on Section 6.02(b)(ix) of the NRT Disclosure Schedule; (ii) any disposition of assets set forth in Section 5.12(h) of the NRT Disclosure Schedule and (iii) any other dispositions for net proceeds to NRT and its Subsidiaries, taken as a whole, that is individually not in excess of $15,000,000, or in the aggregate, not in excess of $50,000,000 for the NRT and its Subsidiaries taken as a whole,

(x)           waive, release, assign, settle or compromise any material litigation or arbitration set forth on Section 5.08 of the NRT Disclosure Schedule;

(xi)          make or rescind any material election relating to Taxes or settle or compromise any material liability for Taxes;

(xii)	enter into any Tax Protection Agreement;
(xiii)	amend the Advisory Agreement;

(xiv)        enter into contracts or other agreements with Affiliates (other than (1) NRT Subsidiaries or (2) in order to permit compliance with the terms of the Exclusivity Services Agreement, dated December 31, 2003, as amended as of October 27, 2005, between Winthrop Realty Trust ("Winthrop") and Michael L. Ashner and the Exclusivity Assignment (as defined in the Acquisition Agreement), for the conveyance of assets other than Net Lease Assets (as defined in the Acquisition Agreement) to Winthrop or to acquire, subject to the limitations of Section 6.02(iv), Net Lease Assets from Winthrop), or

(xv)         authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit NRT from taking, and NRT hereby agrees to take, any action that the NRT Board determines, upon advice of counsel, and in consultation with the Company, is reasonably necessary for NRT to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to capital stockholders of NRT in accordance with Section 6.02(b)(iii) of this Agreement or otherwise or (ii) discharge the duties (fiduciary or otherwise) which NRT may owe in connection with NRT OP or the NRT OP Units.

SECTION 6.03. Like-kind Exchanges.

LXP and NRT shall consult and cooperate with each other during the Interim Period regarding any proposed exchanges intended to qualify as like-kind exchanges under Section 1031 of the Code and the Treasury Regulations thereunder. LXP and NRT covenant and agree that any exchange consummated by either of them during the Interim Period that the applicable party has elected to treat as a like-kind exchange under Section 1031 of the Code and the Treasury Regulations thereunder shall satisfy the requirements of Section 1031 of the Code and the Treasury Regulations thereunder.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Shareholders’ Meetings; NRT OP Unitholder’s Meeting.

(a)           The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Declaration of Trust and Company By-laws, (a) duly call, give notice of, convene and hold the Company Shareholder Meeting as promptly as reasonably practicable after the date that the REIT Merger Proxy Statement is cleared by the SEC and (b) except as is reasonably likely to be required by the Company Board’s duties under applicable Law, (i) include in the REIT Merger Proxy Statement the recommendation of the Company Board that the Company’s shareholders approve the REIT Merger and (ii) use its reasonable efforts to obtain the Company Shareholder Approval. Unless this Agreement shall have been validly terminated in accordance with Section 9.01, the Company shall hold the Company Shareholder Meeting regardless of whether the Company Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the REIT Merger. Notwithstanding the foregoing, (x) nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) or from making any legally required disclosure to shareholders with regard to a Company Acquisition Proposal and (y) any “stop-look-and-listen” communication by the Company or the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to NRT of, all or a portion of the Company Board’s recommendation that the Company’s shareholders approve the REIT Merger.

(b)           NRT, acting through the NRT Board, shall, in accordance with applicable Law, the NRT Articles and the NRT By-laws, (a) duly call, give notice of, convene and hold the NRT Stockholder Meeting as promptly as reasonably practicable after the date that the REIT Merger Proxy Statement is cleared by the SEC and (b) except as is reasonably likely to be required by the NRT Board’s duties under applicable Law, (i) include in the REIT Merger Proxy Statement the recommendation of the NRT Board that the holders of the NRT Common Stock and the NRT Preferred Stock approve the REIT Merger and (ii) use its reasonable efforts to obtain the NRT Stockholder Approval. Unless this Agreement shall have been validly terminated in accordance with Section 9.01, NRT shall hold the NRT Stockholder Meeting regardless of whether the NRT Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the REIT Merger. Notwithstanding the foregoing, (x) nothing contained in this Agreement shall prevent NRT or the NRT Board from taking and disclosing to the holders of the NRT Common Stock and the NRT Preferred Stock a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders) or from making any legally required disclosure to stockholders with regard to an NRT Acquisition Proposal and (y) any “stop-look-and-listen” communication by NRT or the NRT Board to the holders of the NRT Common Stock and the NRT Preferred Stock pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of NRT) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the Company of, all or a portion of the NRT Board’s recommendation that the holders of the NRT Common Stock and the NRT Preferred Stock approve the REIT Merger.

(c)           NRT, as sole general partner of NRT OP, acting through the NRT Board, shall, in accordance with applicable Law and Article 14 of the NRT OP Limited Partnership Agreement, propose to adopt the Amended NRT OP Limited Partnership Agreement, and shall call a meeting of the holders of the NRT OP Units (the “NRT OP Unitholder’s Meeting”) to vote thereon. NRT shall (a) duly call, give notice of, convene and hold the NRT OP Unitholder’s Meeting, as promptly as reasonably practicable after the date that the NRT OP Proxy Statement is cleared by the SEC and (b) except as is reasonably likely to be required by the NRT Board’s duties under applicable Law, (i) include in the NRT OP Proxy Statement the recommendation of the NRT Board that the holders of the NRT OP Units approve the Amended NRT OP Limited Partnership Agreement and (ii) use its reasonable efforts to obtain the approval of the holders of the NRT OP Units. Unless this Agreement shall have been validly terminated in accordance with Section 9.01, NRT shall hold the NRT OP Unitholder’s Meeting regardless of whether the NRT Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the REIT Merger.

SECTION 7.02. Registration Statement; REIT Merger Proxy Statement.

(a)           As promptly as practicable following the date hereof, the Company and NRT shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to holders of Company Common Shares at the Company Shareholder Meeting and to holders of NRT Common Stock at the NRT Stockholder Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “REIT Merger Proxy Statement”), and the Company shall prepare and file with the SEC the Registration Statement (of which the REIT Merger Proxy Statement will be a part). NRT and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the REIT Merger. All correspondence and communications to the SEC made by the Company or NRT with respect to the transactions contemplated by this Agreement, will be provided to the other party with an opportunity to review and comment thereon, prior to such communication or correspondence being made to the SEC, and all other correspondence or communication made to the SEC by the Company shall be provided to NRT at the time of submission to the SEC. The Company and NRT shall use their reasonable best efforts to cause the REIT Merger Proxy Statement to be mailed to the holders of the Company Common Shares, and NRT Common Stock and NRT Preferred Stock, as applicable, as promptly as practicable after filing the REIT Merger Proxy Statement with the SEC and receiving clearance from the SEC with respect to such REIT Merger Proxy Statement.

(b)           NRT and the Company shall make all necessary filings with respect to the REIT Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Company Common Shares issuable in connection with the REIT Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the REIT Merger Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the REIT Merger Proxy Statement or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the REIT Merger Proxy Statement or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party and its Affiliates, their business, financial condition or results of operations or the transactions contemplated hereby.

(c)           If at any time prior to the Effective Time, any information relating to NRT or the Company, or any of their respective Affiliates, officers or directors, should be discovered by NRT or the Company that should be set forth in an amendment or supplement to the Registration Statement or the REIT Merger Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the holders of Company Common Shares and NRT Common Stock.

SECTION 7.03. NRT OP Proxy Statement.

(a)           As promptly as reasonably practicable after the date of this Agreement, NRT shall prepare, with the cooperation of the Company, in accordance with the rules and regulations of the SEC and file with the SEC the NRT OP Proxy Statement in preliminary form, and NRT, after consultation with the Company, shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. NRT shall notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the NRT OP Proxy Statement or for additional information and shall supply the Company with copies of all correspondence between NRT or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the NRT OP Proxy Statement. NRT shall give the Company and its counsel the opportunity to review the NRT OP Proxy Statement prior to its being filed with the SEC and shall give the Company and its counsel the opportunity to review all amendments and supplements to the NRT OP Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. NRT shall not mail the NRT OP Proxy Statement, or any amendment or supplement thereto, to which the Company reasonably objects. NRT shall use its reasonable best efforts to cause the NRT OP Proxy Statement to be mailed to the holders of the NRT OP Units, as applicable, as promptly as practicable after filing the NRT OP Proxy Statement with the SEC and receiving clearance from the SEC with respect to such NRT OP Proxy Statement.

(b)           The Company shall furnish all pertinent information about itself, its business and operations, and its owners pursuant to this Agreement as is necessary in connection with the preparation of the NRT OP Proxy Statement. The Company agrees to correct promptly any information provided by it for use in the NRT OP Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. The Company represents and warrants that none of the information supplied by it or its Affiliates specifically for inclusion or incorporation by reference in the NRT OP Proxy Statement will, at the respective times filed with the SEC or as of the date it or any amendment or supplement thereto is mailed to the holders of the NRT OP Units and at the time of the NRT OP Unitholder’s Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 7.04. NRT Advisor Voting.

At the NRT Stockholder Meeting, NKT Advisors LLC (“NRT Advisor”) shall cast all votes with respect to shares of NRT Preferred Stock in proportion to the directives (the “NRT OP Direction Votes”) that NRT Advisor receives from the holders of the NRT OP Units (other than NRT) in accordance with the terms of the Advisory Agreement.

SECTION 7.05. Access to Information; Confidentiality.

(a)           From the date hereof to the Closing and in compliance with applicable Laws, NRT shall, and shall cause the NRT Advisor and each of their respective Subsidiaries to, afford representatives of the Company, following notice from the Company to NRT in accordance with this Section 7.05(a), reasonable access during normal business hours to all the properties, offices and other facilities, books and records of NRT and each NRT Subsidiary, and all other financial, operating and other data and information as the Company may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its representatives shall (i) contact or have any discussions with any of NRT’s employees, agents, or representatives, unless in each case the Company obtains the prior written consent of NRT, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of NRT or its Subsidiaries, unless in each case the Company obtains the prior written consent of NRT, which shall not be unreasonably withheld or delayed (but may be subject to NRT having one of its representatives present at any interview of, or participating on any call with, any such landlords/sublandlords, tenants/subtenants, or licensees or franchisees, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without NRT’s prior written consent. The Company shall schedule and coordinate all inspections with NRT and shall give NRT at least three Business Days prior written notice thereof, setting forth the inspection or materials that the Company or its representatives intend to conduct. NRT shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither NRT nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of NRT or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement.

(b)           From the date hereof to the Closing and in compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford representatives of NRT, following notice from NRT to the Company in accordance with this Section 7.05(b), reasonable access during normal business hours to all the properties, offices and other facilities, books and records of the Company and each Company Subsidiary, and all other financial, operating and other data and information as NRT may reasonably request. Notwithstanding the foregoing, neither NRT nor any of its representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case NRT obtains the prior written consent of the Company, which shall not be unreasonably withheld, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case NRT obtains the prior written consent of the Company, which shall not be unreasonably withheld or delayed (but may be subject to the Company having one of its representatives present at any interview of, or participating on any call with, any such landlords/sublandlords, tenants/subtenants, or licensees or franchisees, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent. NRT shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection or materials that NRT or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement.

(c)           All information obtained by the Company or NRT pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated April 12, 2006 (the “Confidentiality Agreement”), between NRT and the Company.

SECTION 7.06. No Solicitation of Transactions.

(a)           Neither the Company nor any Company Subsidiary shall, directly or indirectly, through any officer, director, trustee, agent or otherwise, (i) solicit, or initiate the submission of, any Company Acquisition Proposal; or (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with respect to any Company Acquisition Proposal, except to the extent that (A) such Company Acquisition Proposal was unsolicited and the Company Board shall have determined in good faith that such Company Acquisition Proposal constitutes or is reasonably likely to result in a Company Superior Proposal and (B) the Company Board determines in good faith that failure to participate in such negotiations, furnish information or otherwise cooperate would be reasonably likely to be inconsistent with the Company Board’s duties under applicable Law.

(b)           The Company shall, and shall direct or cause its directors, trustees, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be currently ongoing with respect to any Company Acquisition Proposal.

(c)           Neither NRT nor any NRT Subsidiary shall, directly or indirectly, through any officer, director, trustee, agent or otherwise, (i) solicit, or initiate the submission of, any NRT Acquisition Proposal or (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with respect to any NRT Acquisition Proposal, except to the extent that (A) such NRT Acquisition Proposal was unsolicited and the NRT Board shall have determined in good faith that such NRT Acquisition Proposal constitutes or is reasonably likely to result in a NRT Superior Proposal and (B) the NRT Board determines in good faith that failure to participate in such negotiations, furnish information or otherwise cooperate would be reasonably likely to be inconsistent with the NRT Board’s duties under applicable Law.

(d)           NRT shall, and shall direct or cause its directors, trustees, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be currently ongoing with respect to any NRT Acquisition Proposal.

SECTION 7.07. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) if at any time required between the date hereof and the Effective Time, promptly make its respective filings, and thereafter make any other required submissions, under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, with respect to the REIT Merger and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the REIT Merger, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the REIT Merger and to fulfill the conditions to the Closing. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, each of the parties hereto shall use all reasonable efforts to cause its respective officers, employees and agents to take all such action.

(b)           The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.07(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and their advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties. Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the REIT Merger. To the extent practicable, and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.

(c)           Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the REIT Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

SECTION 7.08. Public Announcements.

NRT and the Company agree that no public release or announcement concerning the REIT Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 7.09. Indemnification.

(a)           Without limiting any additional rights that any employee, officer, director, trustee or other fiduciary may have under any employment or indemnification agreement in effect on the date hereof or under the NRT OP Limited Partnership Agreement, the NRT Articles, the NRT By-laws, the Advisory Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any NRT Subsidiary, from and after the Effective Time, the Surviving Entity shall (i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the Effective Time will be serving as a trustee, director or executive officer of NRT, NRT OP, the NRT Advisor or their respective Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored by NRT or any of its Subsidiaries (collectively, the “NRT Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement

(including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the NRT Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any properly documented Expenses incurred in defending, serving as a witness with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the NRT Indemnified Party of any Expenses incurred by such NRT Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement; provided that such NRT Indemnified Party provides an undertaking to the Company to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final and not appealable) that such NRT Indemnified Party is not entitled to indemnification. The indemnification and advancement obligations of the Surviving Entity pursuant to this Section 7.09(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a trustee, director, executive officer or other fiduciary of the Company, NRT OP or their respective Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 7.09(a), the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any NRT Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such NRT Indemnified Party’s duties or service as a director, officer, trustee or fiduciary of NRT, NRT OP, the NRT Advisor, any of their respective Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) sponsored by NRT or any of its Subsidiaries; and (ii) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in (including on appeal), or preparing to investigate, defend, be a witness in any Claim for which indemnification is authorized pursuant to this Section 7.09(a), including any Action relating to a claim for indemnification or advancement brought by a NRT Indemnified Party. The Surviving Entity shall not settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such NRT Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such NRT Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such NRT Indemnified Party otherwise consents thereto. No NRT Indemnified Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such NRT Indemnified Party without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. The Company shall have the right to defend each NRT Indemnified Party in any action which may give rise to the payment of indemnification hereunder; provided, however, that the Company shall notify such NRT Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of notice of any such action. Notwithstanding the immediately preceding sentence, if in an action to which a NRT Indemnified Party is a party and which is indemnifiable hereunder, (I) such NRT Indemnified Party reasonably concludes, upon advice of counsel, that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants defended by the Company in such action, (II) a conflict of interest or potential conflict of interest exists between such NRT Indemnified Party and the Company, or (III) if the Company fails to assume the defense of such action in a timely manner, such NRT Indemnified Party shall be entitled to be represented by separate legal counsel of such NRT Indemnified Party’s choice at the expense of the Company.

(b)           Without limiting the foregoing, for current or former directors, trustees, officers, employees or other fiduciaries of NRT, NRT OP, the NRT Advisor or any of their respective Subsidiaries the Company agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of such directors, trustees, officers, employees or other fiduciaries, as provided in the NRT Articles, NRT By-laws, NRT OP Limited Partnership Agreement and the Advisory Agreement (or, as applicable, the charter, by-laws, partnership agreement or other organizational documents of any of the NRT Subsidiaries) and indemnification agreements of NRT, NRT OP, the NRT Advisor or any of their respective Subsidiaries identified in Section 7.09(b) of the NRT Disclosure Schedule shall be assumed by the Surviving Entity in the REIT Merger, without further action, at the Effective Time and shall survive the REIT Merger and shall continue in full force and effect in accordance with their terms.

(c)           The Surviving Entity shall maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by NRT and NRT OP with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured and such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time. The provisions of this subsection (c) shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Entity for purposes of this Section 7.09, which policies provide such directors, trustees and officers with the coverage described in this subsection (c) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)           In no event shall any NRT Indemnified party be entitled to indemnification or exculpation hereunder, taking into account any other amounts received by such NRT Indemnified party relating to any other indemnification rights of such NRT Party, in excess of actual costs incurred in connection with any Claim and the Expenses related thereto.

(e)           If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity assume the obligations set forth in this Section 7.09.

(f)            The provisions of this Section 7.09 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.09 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

SECTION 7.10. Employee Benefit Matters.

(a)           With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Company or any subsidiary of Company (collectively, the “Company Benefit Plans”) in which any director, trustee, officer, employee or independent contractor of NRT, any NRT Subsidiary or NRT Advisor (the “NRT Employees”) will participate after the Effective Time, the Company shall, or shall cause the Surviving Entity to, recognize all service of the NRT Employees with NRT, an NRT Subsidiary or NRT Advisor, as the case may be, for purposes of vacation and severance and participation, but not for purposes of benefit accrual, in any such Company Benefit Plan (except to the extent necessary to prevent duplication of benefits). In addition, the Company shall or shall cause the Surviving Entity to (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the NRT Employees under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the NRT Employees immediately prior to the Effective Time and (ii) subject to the consent of the insurance carriers for the Company Benefit Plans, provide each NRT Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employees are eligible to participate after the Effective Time.

(b)           Except as otherwise provided in this Agreement, from and after the Effective Time, the Company shall cause the Surviving Entity to assume and honor in accordance with their terms the employment, severance and termination plans and agreements (including change in control provisions) of employees or independent contractors of NRT and its Subsidiaries set forth on Section 7.10(b) of the NRT Disclosure Schedule, and NRT shall deliver to the Company at the Closing an instrument of assignment of such agreements executed by NRT and its Subsidiaries, as applicable.

(c)           From and after the Effective Time, for each NRT Employee who remains an employee of the Surviving Entity (each a “Transferred NRT Employee”), the Company shall, or shall cause the Surviving Entity to, maintain compensation and benefits (including, without limitation, group health, life, disability, bonus, and severance plans) that are comparable in the aggregate to those provided to similarly situated employees of the Company or the Surviving

Entity; provided that nothing in this Section 7.10 shall limit the right of the Company or the Surviving Entity to amend or terminate any such compensation and benefits at any time.

(d)           Assuming that NRT delivers to the Company the NRT Section 16 Information (as hereinafter defined) in a timely fashion prior to the Effective Time, the board of trustees of the Company, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the NRT Insiders (as hereinafter defined) of Company Common Shares in exchange for shares of NRT Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the NRT Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. “NRT Section 16 Information” shall mean information accurate in all material respects regarding NRT Insiders, the number of shares of NRT Common Stock held by each such NRT Insider and expected to be exchanged for Company Common Shares in the REIT Merger and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. “NRT Insiders” shall mean those officers and directors of NRT who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the NRT Section 16 information.

(e)           If requested by the Company at least five days prior to the Effective Time, NRT and the NRT Subsidiaries shall terminate any and all NRT Plans intended to qualify under Section 401(k) of the Code, effective not later than the day immediately preceding the Effective Time. In the event that the Company requests that such 401(k) plan(s) be terminated, NRT shall provide the Company with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of boards of directors of NRT and the NRT Subsidiaries (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

(f)            NRT shall provide the Company or the Surviving Entity with all information relating to each NRT Transferred Employee as the Company or the Surviving Entity may reasonably require in connection with its employment or engagement of such individuals, including initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that shall be usable by the Company or the Surviving Entity, and such information shall be true and correct in all respects.

(g)           Neither NRT, any NRT Subsidiary, nor any officer, director, employee, agent or representative of the NRT or the NRT Subsidiaries shall make any communication to any employees of NRT or the NRT Subsidiaries regarding any compensation or benefits to be provided after the Closing Date without the advance approval of the Company.

(h)           No provision of this Agreement shall create any third-party beneficiary rights in any employee of NRT or the NRT Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee of NRT or an NRT Subsidiary by the Company or the Surviving Entity or under any benefit plan that the Company or the Surviving Entity may maintain.

SECTION 7.11. Transfer Taxes.

NRT and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to the holders of the NRT Common Stock, all Transfer Taxes.

SECTION 7.12. Compliance with Agreements.

From and after the date hereof, the parties hereto agree to take (and to cooperate with each other in taking) any and all actions necessary to satisfy the comply with the terms, conditions and requirements set forth in each Ancillary Agreement; provided that, prior to the Closing, any such necessary actions shall be taken at such time as the Company, in its discretion, directs.

SECTION 7.13. Advisory Agreement Termination.

Simultaneously with the Closing, NRT shall deliver documentation evidencing that the Advisory Agreement, dated as of November 7, 2005, as amended by Amendment No. 1, dated as of May 17, 2006 between NRT, NRT OP and NRT Advisor (the “Advisory Agreement”), shall have been terminated by all parties thereto as of the Effective Time and that the payment referred to in the immediately following sentence is the only payment due to NRT Advisor by virtue of such termination (the “NRT Advisor Termination”). At the Effective Time, NRT OP shall pay a fee of not more than $12,500,000 in lieu of fees required to be paid to NRT Advisor upon termination of the Advisory Agreement. Up to $7,000,000 of such amount shall be in respect of the termination of NRT Advisor’s right to receive base management fees under the Advisory Agreement and up to $5,500,000 of such amount shall be in respect of the termination of NRT Advisor’s right to receive incentive management fees under the Advisory Agreement.

SECTION 7.14. Voting Trustee Agreement.

At the Closing, the Company and NRT shall, and NRT shall cause NRT OP to, enter into a Voting Trustee Agreement with NRT Advisor (the “Voting Trustee Agreement”) , in substantially the form attached as Exhibit D hereto, setting forth the voting obligations of NRT Advisor with respect to the Surviving Special Preferred Stock.

SECTION 7.15. Lock-Up Agreements.

The parties acknowledge that simultaneously with the Closing, the various lock-up agreements, dated on or about November 1, 2005 between certain holders of NRT OP Units and Company Common Shares on the one hand, and certain underwriters on the other hand, shall be terminated unless such agreements have previously been terminated in accordance with their terms.

SECTION 7.16. Amended and Restated Exclusivity Arrangement; Amendment to Acquisition Agreement.

Effective as of the Effective Time, the exclusivity services agreement, dated as of November 7, 2005, between Michael L. Ashner and NRT (the “Exclusivity Agreement”) shall be amended and restated, as set forth as Exhibit E-1 (the “Amended and Restated Exclusivity Agreement”). At the Closing, the Acquisition Agreement, dated as of November 7, 2005 between NRT and Winthrop Realty Trust (the “Acquisition Agreement”) shall be amended, and the Company shall become a party thereto, as set forth as Exhibit E-2 (the “Acquisition Agreement Amendment, Assignment and Assumption”).

SECTION 7.17. Employment Agreement.

Simultaneously with the consummation of the REIT Merger:

(a)           The Company shall, simultaneously with the consummation of the REIT Merger, enter into an employment agreement with Michael Ashner in substantially the form attached as Exhibit F hereto (the “NRT Executive Employment Agreement”).

(b)            NRT shall deliver to the Company copies of the NRT Executive Employment Agreement duly executed by Michael L. Ashner.

SECTION 7.18. Registration Rights.

Simultaneously with the Closing, (i) the Company shall assume all of NRT’s obligations under the Registration Rights Agreements, each dated November 7, 2005, between NRT, on the one hand, and Vornado Realty L.P., Apollo Real Estate Investment Fund III, L.P. and Winthrop Realty Trust, respectively, on the other hand (collectively, the “Existing Registration Rights Agreements”), provided that each such counterparty affirmatively agrees in writing, on or prior to the Closing, to the assignment of the Existing Registration Rights Agreements to the Company and the Company’s assumption thereof, (ii) the Company shall enter into a registration rights agreement with Michael L. Ashner and WEM-Brynmawr LLC (“WEM”), on substantially the same terms of the Existing Registration Rights Agreements, with respect to shares of the Company issuable to Michael L. Ashner and WEM upon redemption of NRT OP Units (the “WEM Registration Rights Agreement”).

SECTION 7.19. Contribution, Funding Agreement and MLP Guarantee.

(a)          The Company shall use commercially reasonable efforts to contribute 100% of its economic interests in the Company Partnerships to NRT OP in exchange for, at the

Company’s option, general or limited partnership interests in NRT OP (the “Contributions”) at the Closing, or as soon thereafter as is practicable.

(b)          Effective as of the Effective Time, the Company shall enter into and, as general partner of each of the NRT OP and the Company Partnerships, shall cause NRT OP and the Company Partnerships to enter into a Funding Agreement (the “Funding Agreement”) in substantially the form attached as Exhibit I hereto.

(c)          Effective as of the Effective Time, the Company shall enter into the MLP Guarantee Agreement.

SECTION 7.20. Listing Of Shares.

The Company shall use its reasonable best efforts to cause the Company Common Shares to be issued in the REIT Merger and by the transactions contemplated by this Agreement to be approved for listing, upon official notice of issuance, on the New York Stock Exchange.

SECTION 7.21. Reorganization.

From and after the date hereof and until the Effective Time, the parties shall use their reasonable best efforts to cause the REIT Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, the Surviving Corporation shall use its reasonable best efforts to conduct its business in a manner that would not jeopardize the characterization of the REIT Merger as a reorganization within the meaning of Section 368(a) of the Code. The parties hereby approve this Agreement as a plan of reorganization.

SECTION 7.22. Amended NRT OP Limited Partnership Agreement.

Simultaneously with the Closing, the Company and NRT shall each execute and deliver the Amended NRT OP LP Agreement.

SECTION 7.23. Tax Returns.

NRT shall timely prepare and file or shall cause to be timely prepared and filed all Tax Returns of NRT and its Subsidiaries for any taxable period that ends on or before the Closing Date; provided however, that NRT, prior to filing such Tax Returns, shall provide the Company with copies of such proposed Tax Returns at least 20 days prior to the due date thereof (other than payroll Tax Returns, which shall be provided as soon as possible after the filing thereof). Such Tax Returns shall be prepared consistently with this Agreement and past practice. NRT shall consult in good faith with the Company regarding any comments the Company may have with respect to such Tax Returns and shall reasonably cooperate with any request made by the Company to make any such changes or revisions to such proposed Tax Returns as are reasonably requested by the Company and after the date hereof to obtain Tax books and records, Tax Returns and other information related to Tax of NRT and its Subsidiaries.

SECTION 7.24. Transition Services Agreement.

At the Closing, the Surviving Entity and Winthrop Realty Partners, L.P. shall enter into a Transition Services Agreement in substantially the form attached as Exhibit G hereto (the “Transition Services Agreement”), relating to provision of services following the Effective Time.

SECTION 7.25. Property Management Agreements.

At or prior to the Effective Time, the Company shall enter into an agreement with Winthrop Management L.P. (the “Property Management Agreement”) providing that for a period of 12 months from the Effective Time (i) all management agreements set forth on Section 7.25 of the NRT Disclosure Schedule shall not be terminated except in accordance with their terms, and (ii) Winthrop Management L.P. or its Affiliate shall be retained as the property manager for all NRT Properties and all properties acquired from and after the Effective Time by the Surviving Entity or any of its Subsidiaries, in all cases for which a property manager is retained all in accordance with a property management agreement on substantially the same terms as the existing property management agreements between NRT, NRT OP or a Subsidiary thereof and Winthrop Management L.P. or its Affiliates and for property management fees in accordance with the provisions of Section 6.2(a) of the Advisory Agreement. After the first anniversary hereof, the Property Management Agreement shall be terminable by the Company without cause upon thirty days notice to Winthrop Management L.P.

SECTION 7.26. Ownership Waiver.

Simultaneously with the Closing, the Company shall enter into a waiver agreement (each, a “Waiver Agreement”), in the form attached as Exhibit H hereto, with Apollo Real Estate Investment Fund III, L.P. and Vornado Realty Trust (the “Waiver Parties”).

SECTION 7.27. REIT Merger Voting Agreements.

Simultaneously with the execution and delivery of this Agreement, each of Apollo Real Estate Investment Fund III, L.P., AP-Newkirk Holdings LLC, WEM-Brynmawr Associates LLC, WRT Realty, L.P. and Michael Ashner and his affiliates, shall enter into a voting agreement for the benefit of the Company (each, a “REIT Merger Voting Agreement”), pursuant to which such holders shall agree, among other things, to vote, or cause their shares of NRT Common Stock and NRT OP Units, as applicable, to be voted, to approve this Agreement, the REIT Merger and any other matter which requires their vote in connection with the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS

SECTION 8.01. Conditions to the Obligations of Each Party.

The obligations of each of the Company and NRT to effect the REIT Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)                           Company Shareholder Approval. The REIT Merger shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the Maryland REIT Law and the Company Declaration of Trust;

(b)                           NRT Stockholder Approval. This Agreement and the REIT Merger shall have been approved and adopted by the requisite affirmative vote of the holders of the NRT Common Stock and the NRT Preferred Stock, in accordance with MGCL and the NRT Articles;

(c)                           No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the REIT Merger illegal or otherwise restricting, preventing or prohibiting consummation of the REIT Merger;

(d)                           Registration Statement. The Registration Statement shall have been declared effective by the SEC, and shall be effective at the Effective Time, and the REIT Merger Proxy Statement shall have been cleared by the SEC and no stop order suspending effectiveness of the Registration Statement shall have been issued; no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing; and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Company Common Shares shall have been received; and

(e)                           Funding Agreement. NRT OP and the Company Partnerships shall have entered into the Funding Agreement.

SECTION 8.02. Conditions to the Obligations of NRT.

The obligations of NRT to consummate the REIT Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of the Company in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect;

(b)           Agreements and Covenants. The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed and complied with by it under this Agreement on or prior to the Closing;

(c)           Officer Certificate. The Company shall have delivered to NRT a certificate, dated the date of the Closing, signed by an authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b);

(d)           Ancillary Agreements. Each of the Ancillary Agreements to which the Company is a party shall have been duly executed and delivered by the Company;

(e)	[Reserved];

(f)            Legal Opinions. NRT shall have received the opinion dated the Closing Date of Katten Muchin Rosenman LLP, based upon customary exceptions, assumptions, qualifications, certificates and letters dated the Closing Date, to the effect that the REIT Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. The Company shall have received the opinion dated the Closing Date of Paul, Hastings, Janofsky & Walker LLP, to the effect that, commencing with its taxable year ended December 31, 1993, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that, the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon representations of the Company set forth in an officer’s certificate);

(g)           Board of Trustees. All necessary corporate action shall have been taken by the Company such that, immediately following the Effective Time, the board of trustees of the Surviving Entity shall be reconstituted as set forth in Section 2.06;

(h)           Authorization of Company Common Shares. The Company shall have validly authorized the Company Common Shares to be issued in connection with the REIT Merger and the transactions contemplated by this Agreement and such shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

(i)           Consents. The Company shall have received all permits, authorizations, consents and approvals set forth on Section 8.02(i) of the Company Disclosure Schedule; and

(j)            No Material Adverse Effect. There shall not have occurred any event, circumstance, change or effect that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

SECTION 8.03. Conditions to the Obligations of the Company.

The obligations of the Company to consummate the REIT Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of NRT in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect;

(b)           Agreements and Covenants. NRT shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed and complied with by it under this Agreement on or prior to the Closing;

(c)           Officer Certificate. NRT shall have delivered to the Company a certificate, dated the date of the Closing, signed by an authorized officer of NRT, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b);

(d)           Ancillary Agreements. Each of the Ancillary Agreements to which NRT or a Subsidiary of NRT is a party shall have been duly executed and delivered by NRT;

(e)           NRT OP Approval. The Amended NRT OP Limited Partnership Agreement shall have been approved and adopted by the requisite vote of the holders of the NRT OP Units;

(f)             NRT Executive Employment Agreement. The NRT Executive Employment Agreement shall have been duly executed and delivered by Michael L. Ashner;

(g)           Legal Opinions. The Company shall have received the opinion dated the Closing Date of Paul, Hastings, Janofsky & Walker LLP, based upon customary exceptions, assumptions, qualifications, certificates and letters and dated the Closing Date, to the effect that the REIT Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. NRT shall have received the opinion dated the Closing Date of Katten Muchin Rosenman LLP, to the effect that, commencing with its taxable year ended December 31, 2005, NRT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and NRT’s proposed method of operation will enable NRT to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon representations of NRT set forth in an officer’s certificate);

(h)           Consents. NRT shall have received all permits, authorizations, consents and approvals set forth on Section 8.03(h) of the NRT Disclosure Schedule; and

(i)             No Material Adverse Effect.  There shall not have occurred any event, circumstance, change or effect that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect with respect to NRT.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination.

This Agreement may be terminated at any time prior to the Effective Time in writing (the date of any such termination, the “Termination Date”):

(a)	by the mutual written consent of NRT and the Company;

(b)           by either the Company or NRT by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting the REIT Merger, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 9.01(b) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the REIT Merger;

(c)           prior to the Closing, by written notice to the Company from NRT, if the conditions specified in Sections 8.02(a) or (b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by  the Company through the exercise of its commercially reasonable efforts, then, for a period of up to the earlier of ( x) the Drop Dead Date and ( y) sixty days, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to NRT if NRT's action or failure to act has been a principal cause of or resulted in the failure of the REIT Merger to be consummated on or prior to such date.

(d)           prior to the Closing, by written notice to NRT from the Company, if the conditions specified in Sections 8.03(a) or (b) would not be satisfied at the Closing (a “Terminating NRT Breach”), except that, if such Terminating NRT Breach is curable by NRT through the exercise of its commercially reasonable efforts, then, for a period of up to the earlier of (x) the Drop Dead Date and (y) sixty days, but only as long as NRT continues to exercise such commercially reasonable efforts to cure such Terminating NRT Breach (the “NRT Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating NRT Breach is not cured within the NRT Cure Period; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to the Company if the Company's action or failure to act has been a principal cause of or resulted in the failure of the REIT Merger to be consummated on or prior to such date.

(e)           by either the Company or NRT, if either the Company Shareholder Approval or the NRT Stockholder Approval is not obtained at the Company Shareholder Meeting or the NRT Stockholder Meeting;

(f)            by NRT if the Company Board shall have (i) publicly withdrawn or modified in a manner materially adverse to NRT its recommendation of the REIT Merger, or (ii) publicly recommended or approved any Company Acquisition Proposal other than that contemplated by this Agreement;

(g)           by the Company if the NRT Board shall have (i) publicly withdrawn or modified in a manner materially adverse to the Company its recommendation of the REIT Merger, or (ii) publicly recommended or approved any NRT Acquisition Proposal other than that contemplated by this Agreement;

(h)           by the Company if, prior to obtaining the Company Shareholder Approval at the Company Shareholder Meeting, the Company Board determines in good faith (i) to accept a Company Superior Proposal and (ii) that failure to terminate this Agreement would reasonably be likely to be inconsistent with its duties under applicable Law;

(i)             by NRT if, prior to obtaining the NRT Stockholder Approval at the NRT Stockholder Meeting, the NRT Board determines in good faith (i) to accept a NRT Superior Proposal and (ii) that failure to terminate this Agreement would reasonably be likely to be inconsistent with its duties under applicable Law; or

(j)            by the Company or NRT, if the REIT Merger shall not have been consummated on or prior to January 31, 2007 (the “Drop Dead Date”).

SECTION 9.02. Effect of Termination.

In the event of termination of this Agreement and abandonment of the REIT Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party, or their respective officers, directors, trustees, subsidiaries or partners, as applicable, to this Agreement; provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any material breach of any agreement or covenant hereunder; provided, further, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 7.05(c), Section 7.08, Section 9.03, Section 10.07, Section 10.08 and Section 10.09 shall survive termination indefinitely. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

SECTION 9.03. Fees and Expenses.

(a)           Except as otherwise explicitly set forth in this Section 9.03 or elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated; provided, however, that each of NRT and the Company shall pay one-half of the expenses related to printing, filing and mailing the REIT Merger Proxy

Statement (and any amendments or supplements thereto), the NRT OP Proxy Statement and all SEC and other regulatory filing fees (if any) incurred in connection with the REIT Merger Proxy Statement.

(b)           If this Agreement is terminated pursuant to Section 9.01(e) because one of the parties failed to obtain approval of their shareholders, then the party that failed to get shareholder approval shall promptly pay to the other party the lesser of (i) such party’s actual transaction expenses of such party and (ii) $5,000,000 (such lesser amount the “Non-Approval Expense Fee”). If the party that failed to obtain shareholder approval enters into a definitive agreement with respect to a Company Acquisition Proposal or NRT Acquisition Proposal, as applicable, within six months following the termination of this Agreement pursuant to Section 9.01(e), then upon signing of such definitive agreement such party shall pay the other party an amount equal to the difference between $25,000,000 (the “Break-up Fee”) and the amount of the Non-Approval Expense Fee previously paid. If this Agreement is terminated by NRT pursuant to Section 9.01(c) or Section 9.01(f), then the Company shall promptly pay to NRT the lesser of (i) NRT’s actual transaction expenses and (ii) $5,000,000 (such lesser amount the “NRT Expense Fee”), and if within six months following such termination, the Company enters into a definitive agreement with respect to a Company Acquisition Proposal, then, upon the signing of such definitive agreement, the Company shall pay to NRT an amount equal to the difference between the Break-Up Fee and the amount of the NRT Expense Fee previously paid. If this Agreement is terminated by the Company pursuant to Section 9.01(d) or Section 9.01(g), then NRT shall promptly pay to the Company the lesser of (i) the Company’s actual transaction expenses and (ii) $5,000,000 (such lesser amount the “Company Expense Fee”), and if within six months following such termination, NRT enters into a definitive agreement with respect to an NRT Acquisition Proposal, then upon the signing of such definitive agreement, NRT shall pay to the Company an amount equal to the difference between the Break-Up Fee and the amount of the Company Expense Fee previously paid. If this Agreement is terminated by the Company pursuant to Section 9.01(h), then, upon termination of this Agreement, the Company shall pay to NRT an amount equal to the Break-Up Fee. If this Agreement is terminated by NRT pursuant to Section 9.01(i), then, upon termination of this Agreement, NRT shall pay to the Company an amount equal to the Break-Up Fee. For purposes of this Section 9.03(b), if a Company Acquisition Proposal or NRT Acquisition Proposal is consummated without a definitive agreement having been executed, the “definitive agreement” shall be deemed to have been entered into upon consummation of the transaction resulting from such Company Acquisition Proposal or NRT Acquisition Proposal.

(c)           Notwithstanding anything to the contrary in this Agreement, NRT and the Company expressly acknowledge and agree that, with respect to any termination that triggers the payment of the Non-Approval Expense Fee (together with any subsequent Break-Up Fee required to be paid, if any) or the Break-up Fee, such payments shall constitute liquidated damages with respect to any claim for damages or any other claim which NRT or Company, as applicable, would otherwise be entitled to assert against the party making such payment or any of its Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to NRT and the Company and the Subsidiaries of each. The parties hereto expressly acknowledge and agree that, with respect to any termination that triggers solely the payment of the NRT Expense Fee or the Company Expense Fee, the NRT Expense Fee or the Company Expense Fee alone shall not constitute liquidated damages with respect to any claim for damages or any other claim which NRT or the Company, as applicable, would be entitled to assert against the party paying such NRT Expense Fee or Company Expense Fee or any of its Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall not constitute the sole and exclusive remedy available to NRT and the Company.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Non-Survival of Representations and Warranties.

The representations and warranties in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 9.01.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to NRT:

Newkirk Realty Trust

7 Bulfinch Place

Suite 500

P.O. Box 9507

Boston, MA 02114

Fax No: (617) 742-4643

Attn: Carolyn Tiffany

with a copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Fax No: (212) 940-8776

Attention: Mark I. Fisher, Esq.

Elliot Press, Esq.

if to the Company:

Lexington Realty Trust

One Penn Plaza, Suite 4015

New York, New York 10119-4015

Fax: (212) 594-6600

Attention: T. Wilson Eglin

Joseph S. Bonventre

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Fax No.: (212) 319-4090

Attention:	Mark Schonberger, Esq.
William F. Schwitter, Esq.

SECTION 10.03. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04. Amendment.

This Agreement may be amended by the parties hereto by action taken by their respective boards of directors or trustees (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the REIT Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 10.05. Entire Agreement; Assignment.

This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede, except as set forth in Section 7.05(c), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise (except to the Surviving Entity).

SECTION 10.06. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than Sections 3.01 and 9.03(b) (subject to the limitations set forth in Section 9.03(c)) with respect to the holders of the NRT Common Stock, Section 9.03(b) with respect to the holders of Company Common Shares and Section 7.09 with respect to the NRT Indemnified Parties, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, the third-party beneficiary rights of the holders of the NRT Common Stock under Sections 3.01 and 9.03(b) and the holders of Company Common Shares with respect to Section 9.03(b), shall be conferred upon the execution and delivery of this Agreement.

SECTION 10.07. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 10.08. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York; provided, however, that to the extent required by the Laws of the State of Maryland, the REIT Merger shall be governed by, and construed in accordance with, the Laws of the State of Maryland regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof. All Actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York or Maryland (as applicable) state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York or Maryland (as applicable) state or federal court, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

SECTION 10.09. Waiver of Jury Trial.

Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

SECTION 10.10. Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11. Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12. Mutual Drafting.

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEWKIRK REALTY TRUST, INC.

By /s/ Michael Ashner

Name: Michael Ashner

Title: Chief Executive Officer

LEXINGTON CORPORATE PROPERTIES TRUST

By /s/ T. Wilson Eglin

Name: T. Wilson Eglin

Title: Chief Executive Officer

Exhibit A-1

LEXINGTON CORPORATE PROPERTIES TRUST

AMENDED AND RESTATED DECLARATION OF TRUST

FIRST:                  The Trust shall be a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”). The Trust is not intended to be, shall not be deemed to be, and shall not be treated as a general partnership, limited partnership, joint venture, corporation or joint stock company (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code); nor shall the Trustees or shareholders or any of them for any purpose be, nor be deemed to be, nor be treated in any way whatsoever as, liable or responsible hereunder as partners or joint venturers. The relationship of the shareholders to the Trustees shall be solely that of beneficiaries of the Trust in accordance with the rights conferred upon them by this Declaration.

SECOND:              The name of the trust is “Lexington Corporate Properties Trust” and, so far as may be practicable, the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” where used in this Declaration of Trust), except where the context otherwise requires, shall refer to the Trustees collectively but not individually or personally nor to the officers, agents, employees or shareholders of the Trust or of such Trustees. Under circumstances in which the Trustees determine the use of such name is not practicable or under circumstances in which the Trustees are contractually bound to change that name, they may use such other designation or they may adopt another name under which the Trust may h old property or conduct its activities.

THIRD:                 (a)          The purposes for which the Trust is formed and the business and objects of the Trust are:

To engage in the real estate business (including, without limitation, the ownership, operation and management of properties), and any lawful activities incidental thereto. To engage in any lawful act or activity for which real estate investment trusts may be organized under the applicable laws of the State of Maryland.

(b)           The foregoing purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of this Declaration, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Trust and shall be in addition to and not in limitation of the general powers of real estate investment trusts under the laws of the State of Maryland.

FOURTH:             The Trust may have offices, including a principal executive office, at such places as the Board of Trustees may from time to time determine or the business of the Trust may require.

FIFTH:                 The name and address of the resident agent of the Trust in this State is National Registered Agents, Inc. of MD, 11 East Chase Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

SIXTH:                 (a)          The total number of shares of beneficial interest of all classes which the Trust has the authority to issue is 1,000,000,000 shares of beneficial interest (par value $.0001 per share), of which 400,000,000 shares are classified as “Common Stock,” 500,000,000 shares are classified as “Excess Stock” and 100,000,000 shares are classified as “Preferred Stock” (of which 3,160,000 shares are classified as “8.05% Series B Cumulative Redeemable Preferred Stock” (“Series B Preferred Stock”), 3,100,000 shares are classified as “6.50% Series C Cumulative Convertible Preferred Stock” (“Series C Preferred Shares”) and 1 share is classified as “Special Voting Preferred Stock” (the “Special Voting Preferred Stock”)). The Board of Trustees may classify and reclassify any unissued shares of beneficial interest by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of beneficial interest.

(b)           The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Trust:

(1)             Each share of Common Stock shall have one vote; and, except as otherwise provided in respect of any other class of shares hereunder classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

(2)             Subject to the provisions of law and any preferences of any class of shares hereafter classified or reclassified, dividends or other distributions, including dividends or other distributions payable in shares of another class of the Trust’s shares, may be paid on the Common Stock of the Trust at such time and in such amounts as the Board of Trustees may deem advisable.

(3)             In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Trust and the amount to which the holders of any class of shares hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Trust shall be entitled, together with the holders of Excess Stock and any other class of shares hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Trust, to share ratably in the remaining net assets of the Trust.

(4)           Each share of Common Stock is convertible into Excess Stock as provided in Article NINTH hereof.

(c)           The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series B Preferred Stock of the Trust:

(1)           Number of Shares and Designation. The Series B Preferred Stock shall be a series of Preferred Stock designated as “8.05% Series 13 Cumulative Redeemable

Preferred Stock, par value $.0001 per share”, and the number of shares constituting such series shall be 3,160,000.

(2)           Definitions. For the purposes of this Section (c), the following terms shall have the following meanings:

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series B Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Gains Amount” shall have the meaning set forth in Section (c)(3) of this Article SIXTH.

“Capital Stock” shall have the meaning set forth in Article NINTH hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth day of February, May, August and November of each year, commencing on August 15, 2003.

“Dividend Period” shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include June 30, 2003).

“Dividend Record Date” shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date.

“Equity Stock” shall have the meaning set forth in Article NINTH hereof.

“Event” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.

“Market Price” on any date shall mean, with respect to the Series B Preferred Stock, the average of the daily market price for ten consecutive trading days immediately preceding the date. The market price for each such trading day shall be determined as follows: (A) if the Series B Preferred Stock is listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; (B) if the Series B Preferred Stock is not listed or admitted to trading on any securities exchange or included for quotation on the

NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; or (C) if the Series B Preferred Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as responded by a reliable quotation source designated by the Trust, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bids and asked prices reported during the ten days prior to the date in question, the market price of the Series B Preferred Stock shall be determined by the Trust acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Original Issue Date” shall mean June 19, 2003.

“Ownership Limit” shall have the meaning set forth in Article NINTH hereof.

“Parity Preferred” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.

“Preferred Dividend Default” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.

“Preferred Trustees” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.

“Total Dividends” shall have the meaning set forth in Section (c)(3) of this Article SIXTH.

(3)	Dividends and Distributions.

(a)          Subject to the preferential rights of the holders of any class or series of Capital Stock of the Trust ranking senior to the Series B Preferred Stock as to dividends, the holders of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.05% per annum of the $25.00 liquidation preference per share of the Series B Preferred Stock (equivalent to the annual rate of $2.0125 per share of the Series B Preferred Stock). Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing August 15, 2003; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The initial partial dividend payable on the Series B Preferred

Stock will be $0.0671 per share. The amount of any dividend payable on the Series B Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend by four (4). The amount of any dividend payable on the Series B Preferred Stock for any partial Dividend Period other than the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Trust at the close of business on the applicable Dividend Record Date.

(b)          No dividends on the Series B Preferred Stock shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

(c)          Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

(d)          Except as provided in Section (c)(3)(e) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of Capital Stock of the Trust ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than pro rata dividends paid in shares of Common Stock or in shares of any other class or series of Capital Stock ranking on parity with the Series B Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of Capital Stock of the Trust ranking, as to dividends or upon liquidation, on a parity with or junior to the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of any class or series of Capital Stock of the Trust ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article NINTH hereof), unless full cumulative dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e)          When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other class or series of Capital Stock ranking, as to dividends, on a parity with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and each such other class or series of Capital Stock ranking, as to dividends, on a parity with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of Capital Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other class or series of Capital Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Capital Stock for prior dividend periods if such other class or series of Capital Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

(f)           Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided herein. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(g)          If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Capital Stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series B Preferred Stock shall be in the same proportion that the Total Dividends paid or made available to the holders of Series B Preferred Stock for such taxable year bears to the Total Dividends for such taxable year made with respect to all classes or series of Capital Stock outstanding.

(4)           Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Trust, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of Capital Stock of the Trust ranking, as to liquidation rights, junior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock (and of the Excess Stock converted from Series B Preferred Stock, if any) shall be entitled to be paid out of the assets of the Trust legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared). In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) and the corresponding amounts payable on all shares of other classes or series of Capital Stock of the Trust ranking, as to liquidation rights, on a parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) and each such other class or series of shares of Capital Stock ranking, as to liquidation rights, on a parity with the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other trust, corporation or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Trust.

(5)	Redemption.

(a)           Subject to Section (c)(9), shares of Series B Preferred Stock shall not be redeemable prior to June 19, 2008.

(b)            Subject to Section (c)(9), on or after June 19, 2008, the Trust, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Trust that will not result in a violation of the Ownership Limit. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series B Preferred Stock has been given, (ii) the funds necessary for such redemption have been irrevocably set aside by the Trust in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. Nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series B Preferred Stock at such price or prices as the Trust may determine, subject to the provisions of applicable law.

(c)           Unless full cumulative dividends on all Series B Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Trust shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock or any class or series of Capital Stock of the Trust ranking, as to dividends or upon liquidation, on a parity with or junior to the Series B Preferred Stock (except by exchange for shares of Capital Stock of the Trust ranking, as to dividends and upon liquidation, junior to the Series B Preferred Stock); except that the Trust may purchase shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock or, subject to certain provisions of this Declaration, the Trust may, under certain circumstances, purchase shares of Series B Preferred Stock owned by a shareholder in excess of the Ownership Limit.

(d)           Notice of redemption shall be mailed by the Trust, postage prepaid, as of a date set by the Trust not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series B Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Series B Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. Each notice shall state (i) the redemption date; (ii) the redemption price and accrued and unpaid dividends payable on the redemption date; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the certificates for shares of Series B Preferred Stock are to be surrendered for payment of the redemption price and accrued and unpaid dividends payable on the redemption date; and (v) that dividends on the Series B Preferred Stock to be redeemed shall cease to accrue on such redemption date. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

(e)           Immediately prior to any redemption of the Series B Preferred Stock, the Trust shall pay, in cash, any accumulated and unpaid dividends through the redemption date, whether or not declared, unless a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which event, notwithstanding the redemption of the Series B Preferred Stock prior to such Dividend Payment date, (i) each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date; and (ii) each holder of Series B Preferred Stock at the close of business on such redemption date shall be entitled to the dividend payable on such shares alter the end of the Dividend Period to which such

Dividend Record Date relates through and including the Redemption Date on the corresponding Dividend Payment Date.

(f)            The Series B Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption.

(g)           All shares of the Series B Preferred Stock redeemed or repurchased pursuant to this Section (c)(5) or otherwise shall be authorized but unissued shares of Series B Preferred Stock until reclassified into another class or series of Capital Stock.

(6)	Voting Rights.

(a)           Holders of the Series B Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this Section (c)(6).

(b)           Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series B Preferred Stock (voting as a single class with all other classes or series of parity preferred stock of the Trust upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the “Preferred Trustees”) at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series B Preferred Stock and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees will be increased by two trustees. If and when all accumulated dividends shall have been paid on such Series B Preferred Stock and all classes or series of Parity Preferred, the right of the holders of Series B Preferred Stock and the Parity Preferred to elect the Preferred Trustees shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustee so elected shall terminate and the entire Board of Trustees shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.

(c)           So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series B Preferred Stock and each other class or series of Parity Preferred, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of Capital Stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of’ the affairs of the Trust or reclassify any authorized shares of

Capital Stock of the Trust into such Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock; or (ii) amend, alter or repeal the provisions of this Declaration, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series B Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. Holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to (A) any increase, decrease or issuance from time to time of any class or series of Capital Stock of the Trust (including the Series B Preferred Stock), or (B) the creation or issuance from time to time of any additional classes or series of Capital Stock, in each case referred to in clause (A) or (B) above ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

(d)           The foregoing voting provisions of this Section (c)(6) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(e)           In any matter in which the Series B Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series B Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.

(7)           Conversion. The shares of Series B Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Trust or any other entity except as provided in Article NINTH hereof.

(8)           Ranking. In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Trust, the Series B Preferred Stock shall rank (i) senior to the Common Stock and to any other class or series of Capital Stock of the Trust other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with any class or series of Capital Stock of the Trust the terms of which specifically provide that such class or series of Capital Stock ranks on a parity with the Series B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust, and (iii) junior to any class or series of Capital Stock of the Trust ranking senior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust. For avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for shares of Capital Stock of the Trust shall not constitute a class or series of Capital Stock of the Trust.

(9)           Restrictions on Transfer, Acquisition and Redemption of Shares. The Series B Preferred Stock, being Equity Stock, is governed by and issued subject to all of the limitations, terms and conditions of this Declaration applicable to Equity Stock generally, including, but not limited to, the terms and conditions (including exceptions and exemptions) of Article NINTH hereof applicable to Equity Stock; provided, however, that (i) the terms and conditions (including exceptions and exemptions) of Article NINTH hereof applicable to Equity Stock shall also be applied to the Series B Preferred Stock separately and without regard to any other series or class, (ii) the reference to the “General Corporation Law of the State of Maryland” under subparagraph (b)(4) of Article NINTH hereof shall be to the “Maryland REIT Law,” (iii) the Equity Stock into which the Excess Stock is converted in subparagraph (b)(5)(A) of Article NINTH hereof shall be shares of Series B Preferred Stock, and (iv) the Market Price of the Series B Preferred Stock for purposes of subparagraphs (b)(5) and (b)(6) of Article NINTH hereof shall be determined by the definition under Section (c)(1) of this Article SIXTH. The foregoing sentence shall not be construed to limit to the Series B Preferred Stock the applicability of any other term or provision of this Declaration. In addition to the legend contemplated by subparagraph (a)(l0) of Article NINTH hereof, each certificate for Series B Preferred Stock shall bear substantially the following legend:

THE TRUST WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS OR DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE SHARES OF EACH CLASS WHICH THE TRUST IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE TRUST IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET, AND OF THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF SHARES. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE TRUST OR TO ITS TRANSFER AGENT.

(10)        Exclusion of Other Rights. The Series B Preferred Stock shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption other than expressly set forth in this Declaration.

(11)        Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(12)        Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series B Preferred Stock set forth in this Section (c) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

(13)        No Preemptive Rights. No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Trust.

(d)         The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series C Preferred Shares of the Trust:

(1)           Number of Shares and Designation. The Series C Preferred Shares shall be a series of Preferred Stock designated as “6.50% Series C Cumulative Convertible Preferred Stock, par value $.0001 per share”, and the number of shares constituting such series shall be 3,100,000.

(2)           Definitions. For the purposes of this Section (d), the following terms shall have the following meanings:

“105% Trading Price Exception” shall have the meaning set forth in Section (d)(12)(k) of this Article SIXTH.

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series C Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Gains Amount” shall have the meaning set forth in Section (d)(3)(g) of this Article SIXTH.

“Capital Stock” shall have the meaning set forth in Article NINTH hereof.

“Cash Amount” shall have the meaning set forth in Section (d)(6)(d)(5) of this Article SIXTH.

“Cash Settlement Average Period” shall have the meaning set forth in Section (6)(d) of this Article SIXTH.

“Closing Sale Price” shall mean with regard to shares of the Common Stock, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which shares of the Common Stock are traded or, if shares of the Common Stock are not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated, or in the absence of such a quotation, the Trust shall determine the closing sale price, in good faith, on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Conversion Date” shall have the meaning set forth in Section (d)(6)(c) of this Article SIXTH.

“Conversion Notice” shall have the meaning set forth in Section (d)(6)(c) of this Article SIXTH.

“Conversion Price” shall mean, as of any day, a per share amount equal to the quotient of the liquidation preference amount of a share of Series C Preferred Shares on that day divided by the Conversion Rate on such day.

“Conversion Rate” shall have the meaning set forth in Section (d)(6)(a) of this Article SIXTH.

“Conversion Retraction Period” shall have the meaning set forth in Section (d)(6)(d) of this Article SIXTH.

“Conversion Right” shall have the meaning set forth in Section (d)(6)(a) of this Article SIXTH.

“Conversion Value” shall mean an amount equal to the product of the applicable Conversion Rate (as adjusted) multiplied by the arithmetic average of the Closing Sale Prices of the Common Stock during the Cash Settlement Averaging Period.

“Current Market Price” shall have the meaning set forth in Section (d)(7)(g) of this Article SIXTH.

“Distributed Assets” shall have the meaning set forth in Section (d)(7)(d) of this Article SIXTH.

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth day of February, May, August and November of each year, commencing on February 15, 2005.

“Dividend Period” shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include December 31, 2004).

“Dividend Record Date” shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date.

“Dividend Threshold Amounts” shall mean the amounts set forth in the table below; provided, however that the Dividend Threshold Amounts are subject to adjustment under the same circumstances and by the same mechanisms under which the Conversion Rate is subject to adjustment pursuant to Sections (d)(7)(a), (d)(7)(b), (d)(7)(c) and (d)(7)(d) of this Article SIXTH.

$0.36 per common share through and including November 15, 2005

$0.37 per common share from November 16, 2005 thru and including November 15, 2006

$0.38 per common share thereafter

“DTC” shall have the meaning set forth in Section (d)(6)(c) of this Article SIXTH.

“Equity Stock” shall have the meaning set forth in Article NINTH hereof.

“Event” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.

“Expiration Time” shall have the meaning set forth in Section (d)(7)(f) of this Article SIXTH.

“Fair Market Value” shall have the meaning set forth in Section (d)(7)(g) of this Article SIXTH.

“Fundamental Change” shall have the meaning set forth in Section (d)(12)(j) of this Article SIXTH.

“Fundamental Change Repurchase Date” shall have the meaning set forth in Section (d)(12)(a) of this Article SIXTH.

“Fundamental Change Repurchase Price” shall have the meaning set forth in Section (d)(12)(a) of this Article SIXTH.

“Liquidation Preference Conversion Settlement Election” shall have the meaning set forth in Section (d)(6)(d) of this Article SIXTH.

“Nasdaq” shall mean National Association of Securities Dealers Automated Quotation System.

“Non-electing Share” shall have the meaning set forth in Section (d)(8)(c) of this Article SIXTH.

“Notice” shall have the meaning set forth in Section (d)(6)(b) of this Article SIXTH.

“OP Units” shall mean operating partnership units of Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. not owned by the Trust or any of its consolidated subsidiaries and which by their terms of issuance are exchangeable for shares of Common Stock on a one-to-one basis.

“Original Issue Date” shall mean December 8, 2004.

“Ownership Limit” shall have the meaning set forth in Article NINTH hereof.

“Parity Preferred” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.

“Preferred Dividend Default” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.

“Preferred Trustees” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.

“Public Acquirer Change of Control” shall have the meaning set forth in Section (d)(11)(f) of this Article SIXTH.

“Public Acquirer Common Stock” shall have the meaning set forth in Section (d)(12)(g) of this Article SIXTH.

“Record Date” shall have the meaning set forth in Section (d)(7)(g) of this Article SIXTH.

“Reference Period” shall have the meaning set forth in Section (d)(7)(d) of this Article SIXTH.

“Repurchase Right” shall have the meaning set forth in Section (d)(12)(a) of this Article SIXTH.

“Series B Preferred Shares” shall mean the Series B Preferred Stock.

“Settlement Notice Period” shall have the meaning set forth in Section (d)(6)(d) of this Article SIXTH.

“Spin-Off” shall have the meaning set forth in Section (d)(7)(d) of this Article SIXTH.

“Total Dividends” shall have the meaning set forth in Section (d)(3) of this Article SIXTH.

“Trading Day” shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national or regional securities exchange, on Nasdaq or, if the Common Stock is not quoted on Nasdaq, on the principal other market on which the Common Stock is then traded.

“Trust Conversion Option” shall have the meaning set forth in Section (d)(6)(b) of this Article SIXTH.

“Trust Conversion Option Date” shall have the meaning set forth in Section (d)(6)(b) of this Article SIXTH.

“Undisrupted Trading Day” shall mean a Trading Day on which trading of shares of Common Stock does not experience any of the following during the one hour period ending at the conclusion of the regular Trading Day:

(a)           any suspension of or limitation imposed on the trading of shares of Common Stock on any United States national or regional securities exchange or association or over-the-counter market;

(b)           any event (other than an event listed in clause (3) below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for shares of Common Stock on any relevant United States national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to shares of Common Stock on any relevant United States national or regional securities exchange or association or over-the-counter market; or

(c)           any relevant United States national or regional securities exchange or association or over-the-counter market on which shares of Common Stock trade closes on any Trading Day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or (ii) the submission deadline for orders to be entered into the exchange for execution on such Trading Day.

(3)	Dividends and Distributions.

(a)          Subject to the preferential rights of the holders of any class or series of Capital Stock of the Trust ranking senior to the Series C Preferred Shares as to dividends, the holders of the Series C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.50% per annum of the $50.00 liquidation preference per share of the Series C Preferred Shares (equivalent to the annual rate of $3.25 per share of the Series C Preferred Shares). Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing February 15, 2004 in respect of the quarterly distribution periods ending on December 31, March 31, June 30, and September 30, respectively; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The dividend payable on the Series C Preferred Shares on February 15, 2005 shall be a pro rata dividend from the Original Issue Date to December 31, 2004 in the amount of $0.2167 per share. The amount of any dividend payable on the Series C Preferred Shares for each full Dividend Period shall be computed by dividing the annual dividend by four (4). The amount of any dividend payable on the Series C Preferred Shares for any partial Dividend Period other than the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Trust at the close of business on the applicable Dividend Record Date, which shall be a date determined by the Board of Trustees that is not more than thirty (30) days nor less than ten (10) days before the Dividend Payment Date.

(b)           No dividends on the Series C Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

(c)           Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

(d)           Except as provided in Section (d)(3)(e) below, unless full cumulative dividends on the Series C Preferred Shares for all past dividend periods and the then current dividend period shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for such payment, (i) no dividends, other than distributions in kind on the Common Stock or other capital shares ranking junior to the Series C Preferred Shares as to distributions and upon liquidation, shall be declared or paid or set apart for payment and no other dividend or distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock, Series B Preferred Shares or shares of any other class or series of Capital Stock of the Trust ranking, as to dividends, on a parity with or junior to the Series C Preferred Shares (other than pro rata dividends on Series B Preferred Shares or other preferred shares ranking on parity as to distributions with the Series C Preferred Shares) for any period, nor (ii) shall any shares of Common Stock or any other shares of any other class or series of Capital Stock of the Trust ranking, as to dividends or upon liquidation, on a parity with or junior to the Series C Preferred Shares, including without limitation the Series B Preferred Shares, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of any class or series of Capital Stock of the Trust ranking junior to the Series C Preferred Shares as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article NINTH hereof).

(e)           When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares and the shares of any other class or series of Capital Stock ranking, as to dividends, on a parity with the Series C Preferred Shares, including, without limitation the Series B Preferred Shares, all dividends declared upon the Series C Preferred Shares and each such other class or series of Capital Stock ranking, as to dividends, on a parity with the Series C Preferred Shares including, without limitation the Series B Preferred Shares, shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Shares and such other class or series of Capital Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Shares and such other class or series of Capital Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Capital Stock for prior dividend periods if such other class or series of Capital Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.

(f)            Holders of shares of Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock, in excess of full cumulative dividends on the Series C Preferred Shares as provided herein. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series C Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

(g)           If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Capital Stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series C Preferred Shares shall be in the same proportion that the Total Dividends paid or made available to the holders of Series C Preferred Shares for such taxable year bears to the Total Dividends for such taxable year made with respect to all classes or series of Capital Stock outstanding.

(4)           Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Trust, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of Capital Stock of the Trust ranking, as to liquidation rights, junior to the Series C Preferred Shares, the holders of shares of Series C Preferred Shares (and of the Excess Stock converted from Series C Preferred Shares, if any) shall be entitled to be paid out of the assets of the Trust legally available for distribution to its stockholders a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared). In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) and the corresponding amounts payable on all shares of other classes or series of Capital Stock of the Trust ranking, as to liquidation rights, on a parity with the Series C Preferred Shares, including without limitation the Series B Preferred Shares, in the distribution of assets, then the holders of the Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) and each such other class or series of shares of Capital Stock ranking, as to liquidation rights, on a parity with the Series C Preferred Shares, including without limitation the Series B Preferred Shares, shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other trust, corporation or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Trust.

(5)	Voting Rights.

(a)           Holders of the Series C Preferred Shares shall not have any voting rights, except as provided by applicable law and as set forth in this Section (d)(5).

(b)           Whenever dividends on any shares of Series C Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series C Preferred Shares (voting as a single class with all other classes or series of parity preferred stock of the Trust upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the “Preferred Trustees”) at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series C Preferred Shares and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees will be increased by two trustees. Notwithstanding the foregoing, if, prior to the election of any additional trustees in the manner set forth herein, all accumulated dividends are paid on the Series C Preferred Shares, the Series B Preferred Shares and all other Parity Preferred, no such additional trustees shall be so elected. If and when all accumulated dividends shall have been paid on such Series C Preferred Shares and all classes or series of Parity Preferred, the right of the holders of Series C Preferred Shares and the Parity Preferred to elect the Preferred Trustees shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustee so elected shall immediately terminate and the entire Board of Trustees shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C Preferred Shares and Parity Preferred when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.

(c)           So long as any shares of Series C Preferred Shares remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series C Preferred Shares and each other class or series of Parity Preferred, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of Capital Stock ranking senior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Trust or reclassify any authorized shares of Capital Stock of the Trust into such Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock; or (ii) amend, alter or repeal the provisions of this Declaration, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series C Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series C Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. Holders of shares of Series C Preferred Shares shall not be entitled to vote with respect to (A) any increase, decrease or issuance from time to time of any class or series of Capital Stock of the Trust (including the Series C Preferred Shares), or (B) the creation or issuance from time to time of any additional classes or series of Capital Stock, in each case referred to in clause (A) or (B) above ranking on a parity with or junior to the Series C Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

(d)           The foregoing voting provisions of this Section (d)(5) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Shares are subject to the Company Conversion Option upon proper notice and sufficient Common Stock (or if the Trust has elected to make the settlement in cash, sufficient funds) shall have been deposited in trust to effect such Company Conversion Option.

(e)           In any matter in which the Series C Preferred Shares may vote (as expressly provided herein or as may be required by law), each share of Series C Preferred Shares shall be entitled to one vote per $25.00 of liquidation preference (or two (2) votes per $50.00 of liquidation preference).

(6)	Conversion.
(a) Conversion Rights.

(1)           Subject to and upon compliance with the provisions of this Section (d)(6), a holder of any share or shares of Series C Preferred Shares shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series C Preferred Shares (the “Conversion Right”), subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock initially at a conversion rate of 1.8643 shares of Common Stock per $50.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial Conversion Price of approximately $26.82 per common share (subject to adjustment in accordance with the provisions of Section (d)(7) of this Article SIXTH); provided, however, that the Trust shall have the right to elect to deliver cash or a combination of cash and shares of Common Stock in lieu of shares of Common Stock in accordance with the provisions of this Section (d)(6). Such holder shall surrender to the Trust such Series C Preferred Shares to be converted in accordance with the provisions in subparagraphs (b) and (c) of this Section (d)(6), as applicable.

(2)           In connection with the conversion of any Series C Preferred Shares, no fractional shares of Common Stock will be issued, but the Trust shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price on the Trading Day immediately prior to the Conversion Date or the Company Conversion Option Date. If more than one Series C Preferred Share will be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those Series C Preferred Shares will be computed on the basis of the total number of Series C Preferred Shares so surrendered.

(3)           A holder of Series C Preferred Shares is not entitled to any rights of a holder of shares of Common Stock until that holder has converted its Series C Preferred Shares, and only to the extent the Series C Preferred Shares are deemed to have been converted to shares of Common Stock in accordance with the provisions of this Section (d)(6).

(4)           The Trust shall, prior to issuance of any Series C Preferred Shares hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series C Preferred Shares, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all Series C Preferred Shares then outstanding into such Common Stock at any time (assuming that, at the time of the computation of such number of Common Stock, all such Series C Preferred Shares would be held by a single holder). The Trust covenants that all Common Stock which may be issued upon conversion of Series C Preferred Shares shall upon issue be fully paid and nonassessable and free from all liens and charges and, except as provided in Section (d)(6)(c) of this Article SIXTH, taxes with respect to the issue thereof. The Trust further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market or any other automated quotation system, the Trust will, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the Common Stock shall be so listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series C Preferred Shares. Before the delivery of any securities that the Trust shall be obligated to deliver upon conversion of the Series C Preferred Shares, the Trust shall comply with all applicable federal and state laws and regulations that require action to be taken by the Trust.

(b)	Company Conversion Option.

(1)           On or after November 16, 2009, the Trust shall have the option to cause all of the outstanding shares of Series C Preferred Shares to be automatically convened into that number of shares of Common Stock that are issuable at the Conversion Rate (as adjusted) (“Company Conversion Option”). The Trust may exercise the Company Conversion Option only if the Closing Sale Price equals or exceeds 125% of the Conversion Price of the Series C Preferred Shares for at least twenty (20) Trading Days in a period of thirty (30) consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day prior to the Trust’s issuance of a press release announcing the Company Conversion Option in accordance with this Section (d).

(2)           To exercise the Company Conversion Option right set forth in this Section (d)(6)(b), the Trust must issue a press release for publication on the Dow

Jones & Company, Inc. Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section (d)(6)(b)(1) of this Article SIXTH shall have been satisfied, announcing such a Company Conversion Option. The Trust shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series C Preferred Shares (“Notice”) (not more than four (4) Trading Days after the date of the press release) of the Company Conversion Option announcing the Trust’s intention to exercise the Company Conversion Option. The Trust shall select a conversion date (the “Company Conversion Option Date”), which date shall be no more than five (5) days after the date on which the Trust issues such press release. In addition to any information required by applicable law or regulation, the press release and Notice of a Company Conversion Option shall state, as appropriate: (i) the Company Conversion Option Date; (ii) the number of shares of Common Stock to be issued upon conversion of each Series C Preferred Share; (iii) the number of Series C Preferred Shares to be converted; and (iv) that dividends on the Series C Preferred Shares to be converted will cease to accrue on the Company Conversion Option Date.

(3)           In addition to the Company Conversion Option Right set forth in this Section (d)(6)(b), if there are fewer than 25,000 shares of Series C Preferred Shares outstanding, the Trust shall have the option, at any time on or after November 16, 2009, to cause all of the outstanding shares of the Series C Preferred Shares to be automatically converted into that number of shares of Common Stock equal to $50.00 (the liquidation preference per share of Series C Preferred Shares) divided by the lesser of (i) the then prevailing Conversion Price and (ii) the Current Market Price for the five Trading Day period ending on the second Trading Day immediately prior to the Company Conversion Option Date. The provisions of Section (d)(6)(b) shall apply to the Company Conversion Option Right set forth in this Section (d)(6)(b)(3), provided, however, that (1) the Company Conversion Option Date shall not be less than 15 days nor more than 30 days after the date on which the Trust issues a press release announcing such Company Conversion Option and (2) the press release and notice of Company Conversion Option shall not state the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Shares.

(4)           Subject to the terms of Section (d)(6)(b)(8) of this Article SIXTH, upon exercise of the Company Conversion Option and surrender of the Series C Preferred Shares by a holder thereof, the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which a holder of the Series C Preferred Shares being converted, or a holder’s transferee, will be entitled and (b) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section (d)(6)(a)(2).

(5)           Each conversion shall be deemed to have been made at the close of business on the Company Conversion Option Date so that the rights of the holder thereof as to the Series C Preferred Shares being converted will cease except for the right to receive the Conversion Value, and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(6)           In lieu of the foregoing procedures, if the Series C Preferred Shares are held in global form, each holder of beneficial interest in Series C Preferred Shares must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series C Preferred Shares evidenced by a global share of the Series C Preferred Shares.

(7)           In case any Series C Preferred Shares are to be converted pursuant to this Section (d)(6)(b), such holder’s right to voluntarily convert its Series C Preferred Shares shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Company Conversion Option Date.

(8)           Notwithstanding any other provision contained herein, in connection with the Trust’s election to exercise the Company Conversion Option under this Section (d)(6)(b), the Trust shall have the right to elect to deliver to holders of shares of Series C Preferred Shares in lieu of shares of Common Stock, an equivalent amount of’ cash or a combination of cash and shares of Common Stock generally in accordance with Section (d)(6)(d) of this Article SIXTH without reference to those provisions applicable solely to a Conversion Right, including, without limitation, Sections (d)(6)(d)(4)(ii) and (d)(6)(d)(4)(iii), which are only applicable to a Conversion Right.

(c)	Conversion Right Procedures.

(1)           In order to exercise a Conversion Right, a holder of the Series C Preferred Shares may convert any or all of such shares by surrendering to the Trust at its principal office or at the office of the transfer agent of the Trust, as may be designated by the Board of Trustees, the certificate or certificates for the Series C Preferred Shares to be converted accompanied by a written notice stating that the holder of Series C Preferred Shares elects to convert all or a specified whole number of those shares in accordance with this Section (d)(6)(c) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued (“Conversion Notice”). In case the notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the holder of Series C Preferred Shares, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those taxes, the Trust shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Series C Preferred Shares.

(2)           As promptly as practicable after the surrender of the certificate or certificates for the Series C Preferred Shares as aforesaid, the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid, subject to the terms of Section

(d)(6)(d) of this Article SIXTH, the Trust shall issue and shall deliver or cause to he issued and delivered to such holder, or to such other person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series C Preferred Shares being converted, or the holder’s transferee, will be entitled, (b) if less than the full number of Series C Preferred Shares evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series C Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted and (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section (d)(6)(a)(2) of this Article SIXTH.

(3)           Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series C Preferred Shares to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series C Preferred Shares being converted will cease except for the right to receive the Conversion Value, and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(4)           In lieu of the foregoing procedures, if the Series C Preferred Shares are held in global form, each holder of beneficial interest in Series C Preferred Shares must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series C Preferred Shares evidenced by a global share of the Series C Preferred Shares.

(5)           If a holder of Series C Preferred Shares has exercised its right to require the Trust to repurchase shares of Series C Preferred Shares in accordance with Section (d)(12) of this Article SIXTH, such holder’s Conversion Rights with respect to the Series C Preferred Shares so subject to repurchase shall expire at 5:00PM, New York City time, on the Trading Day immediately preceding the repurchase date, unless the Trust defaults on the payment of the purchase price. If a holder of Series C Preferred Shares has submitted any such share for repurchase, such share may be converted only if such holder submits a notice of withdrawal or complies with applicable DTC procedures.

(d)	Settlement Upon Conversion.

(1)           Pursuant to the procedures set forth in this Section (d)(6)(d), upon a conversion, the Trust shall have the right to deliver the Conversion Value, in lieu of shares of Common Stock, in cash or a combination of cash and shares of Common Stock.

(2)           The Trust can elect at any time to obligate itself to satisfy solely in cash the portion of the Conversion Value that is equal to 100% of the liquidation preference amount of shares of Series C Preferred Shares, with any remaining amount of the Conversion Value to be satisfied in cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Trust’s election. If the Trust elects to do so, the Trust shall notify holders of the Series C Preferred Shares at any time that the Trust intends to settle in cash the portion of the Conversion Value that is equal to the liquidation preference amount of shares of Series C Preferred Shares (the “Liquidation Preference Conversion Settlement Election”). This notification, once provided to holders of Series C Preferred Shares, shall be irrevocable and shall apply to future conversions of shares of Series C Preferred Shares even if such shares cease to be convertible but subsequently become convertible again.

(3)           Except to the extent the Trust makes a Liquidation Preference Conversion Settlement Election, the Trust shall not be required to notify holders of shares of Series C Preferred Shares of the method for settling the Trust’s conversion obligation relating to the Conversion Value or, if the Trust shall have made a Liquidation Preference Conversion Settlement Election, the excess of the Trust’s conversion obligation relating to the portion of the Conversion Value above the liquidation preference amount, if any, until the shares of Series C Preferred Shares are submitted for conversion.

(4)           If the Trust receives a Conversion Notice from a holder of Series C Preferred Shares, the following procedures shall apply:

(i)             Settlement of the Trust’s conversion obligation that is equal to 100% of the liquidation preference amount of Series C Preferred Shares shall be according to the Liquidation Preference Conversion Settlement Election, if any, already made.

(ii)            The Trust shall provide Notice to any holders of Series C Preferred Shares exercising a Conversion Right, at any time on the date that is three Trading Days following receipt of such holder’s Conversion Notice (the “Settlement Notice Period”), if the Trust elects to settle its conversion obligation in any method other than the issuance solely of shares of Common Stock, and such notice shall set forth the method the Trust chooses to settle its conversion obligation or, if the Trust has made a Liquidation Preference Conversion Settlement Election, the method the Trust chooses to settle the excess of its conversion obligation. In addition, the Trust shall indicate whether settlement of any excess conversion obligation will be solely in shares of Common Stock, solely in cash or a combination of cash and shares of Common Stock. If the Trust elects to settle the conversion obligation in a combination of cash and shares of Common Stock, the Trust shall specify the percentage of the conversion obligation relating to the shares of Series C Preferred Shares surrendered for conversion that the Trust shall pay in cash. Any portion of the Trust’s conversion obligation which the Trust has not decided to settle in cash shall be settled in shares of Common Stock (except that the Trust shall pay cash in lieu of issuing any fractional shares). The Trust shall treat all holders of Series C Preferred Shares converting on the same Trading Day in the same manner. The Trust shall not, however, have any obligation to settle its conversion obligation, except to the extent the Trust has made a Liquidation Preference Conversion Settlement Election, arising on different Trading Days in the same manner.

No Notice shall be required if the Trust is settling its conversion obligation solely in Common Stock (other than cash in lieu of issuing fractional shares).

(iii)           If the Trust timely elects to pay cash for any portion of the conversion obligation, the holder of Series C Preferred Shares may retract its Conversion Notice at any time during the two Trading Day period beginning on the Trading Day after the final day of the Settlement Notice Period (the “Conversion Retraction Period”); no such retraction can be made (and a Conversion Notice shall be irrevocable) if the Trust does not elect to deliver cash in lieu of shares of Common Stock (other than cash in lieu of fractional shares) or if the Trust has previously made a Liquidation Preference Conversion Settlement Election.

(iv)          Settlement that is solely in shares of Common Stock of the Trust’s conversion obligation shall occur as soon as practicable, but in any event not more than three Trading Days after the Conversion Date.

(v)           Settlement of any portion of the Trust’s conversion obligation, including the portion of the Conversion Value that is equal to 100% of the liquidation preference amount or the excess conversion obligation, in cash or in a combination of cash and shares of Common Stock shall occur on the third Trading Day following the final day of the 20-Trading Day period beginning on the Trading Day following the final Trading Day of the Conversion Retraction Period (the “Cash Settlement Averaging Period”).

(5)	Settlement amounts shall be computed as follows:

(i)             If the Trust elects to satisfy the entire conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in shares of Common Stock (other than with respect to fractional shares), the Trust shall deliver to the holder of Series C Preferred Shares, for each Series C Preferred Share, a number of shares of Common Stock equal to the applicable Conversion Rate (as adjusted).

(ii)            If the Trust elects to satisfy the entire conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in cash, the Trust shall deliver to the holder of Series C Preferred Shares, for each Series C Preferred Share, cash in an amount equal to the Conversion Value.

(iii)           If the Trust elects to satisfy the conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, in a combination of cash and shares of Common Stock, the Trust shall deliver to the holder of Series C Preferred Shares, for Series C Preferred Share:

(A)          a cash amount (the “Cash Amount”) (excluding any cash paid for fractional shares) equal to the sum of: (I) the product of $50.00 multiplied by the percentage of the liquidation preference amount to be satisfied in cash, plus (II) if greater than zero, the product of (i) the amount of cash that would be paid pursuant to Section (d)(6)(d)(5)(ii) above minus $50.00 and (ii) the percentage of the excess conversion obligation above the liquidation preference amount to be satisfied in cash; and

(B)          a number of shares of Common Stock equal to the difference between: (1) the number of shares that would be issued pursuant to Section (d)(6)(d)(5)(i) above, minus (II) the number of shares equal to the quotient of (i) the cash amount pursuant to Section (d)(6)(d)(5)(iii)(A) above divided by (ii) the arithmetic average of the Closing Sale Prices of shares of Common Stock during the Cash Settlement Averaging Period.

(6)           If any Trading Day during a Cash Settlement Averaging Period is not an Undisrupted Trading Day, then determination of the Closing Sales Price for that day shall be delayed until the next Undisrupted Trading Day on which a pricing is not otherwise observed (that is, such day shall not count as one of the 20 Trading Days that constitute the Cash Settlement Averaging Period). If this would result in a price being observed later than the eighth Trading Day after the last of the original 20 Trading Days in the Cash Settlement Averaging Period, then the Board of Trustees shall determine all prices for all delayed and undetermined prices on that eighth Trading Day based on its good faith estimate of the Common Stock’s value on that date.

(e)	Payment of Dividends.
(1) Optional Conversion

(i)             If a holder of Series C Preferred Shares exercises a Conversion Right, upon delivery of the Series C Preferred Shares for conversion, those Series C Preferred Shares shall cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the holder will not receive any cash payment representing accrued and unpaid dividends of the Series C Preferred Shares, except in those limited circumstances discussed in this Section (d)(6)(e). Except as provided herein, the Trust shall make no payment for accrued and unpaid dividends, whether or not in arrears, on Series C Preferred Shares converted at a holder’s election pursuant to a Conversion Right, or for dividends on shares of Common Stock issued upon such conversion.

(ii)            If the Trust receives a Conversion Notice before the close of business on a Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable on such converted Series C Preferred Shares on the corresponding Dividend Payment Date.

(iii)           If the Trust receives a Conversion Notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder on the Dividend Record Date shall receive on that Dividend Payment Date accrued dividends on those Series C Preferred Shares, notwithstanding the conversion of those Series C Preferred Shares prior to that Dividend Payment Date, because that holder shall have been the holder of record on the corresponding Divided Record Date. However, at the time that such holder surrenders the Series C Preferred Shares for conversion, the holder shall pay to the Trust an amount equal to the dividend that has accrued and that will be paid on the related Dividend Payment Date.

(iv)          A holder of Series C Preferred Shares on a Dividend Record Date who exercises its Conversion Right and converts such Series C Preferred Shares into Common Stock on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such Series C Preferred Shares on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of Series C Preferred Shares.

(v)           If the Trust receives a Conversion Notice on or before the close of business on a Dividend Record Date or follow such Dividend Record Date but before the Dividend Payment Date therefore, and the settlement date for any shares of Common Stock to be issued upon such conversion is after the close of business on the record date for the payment of dividends for the corresponding period on such Common Stock, such holder shall be entitled to receive such Common Stock dividends upon the next payment date of dividends on the Common Stock as if it were the holder of such Common Stock on such record date.

(2)	Company Conversion Option

(i)             If the Trust exercises the Company Conversion Option, whether the Company Conversion Option Date is prior to, on or after the Dividend Record Date for the current period, all unpaid dividend which are in arrears as of the Company Conversion Option Date shall be payable to the holder of the converted shares.

(ii)            If the Trust exercises the Company Conversion Option and the Company Conversion Option Date is a date that is prior to the close of business on any Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

(iii)           If the Trust exercises the Company Conversion Option and the Company Conversion Option Date is a date that is on, or after the close of business on, any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series C Preferred Shares called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

(7)	Adjustment of Conversion Rate.

(a)           In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, issue Common Stock as a dividend or distributions to all or substantially all holders of Common Stock, then the Conversion Rate in effect immediately prior to the close of business on the Record Date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Rate by a fraction:

(1)           the numerator of which shall be the sum of the total number of shares of Common Stock and OP Units outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and

(2)           the denominator of which shall be the number of shares of Common Stock and OP Units outstanding at the close of business on such Record Date.

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this Section (d)(7)(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(b)           In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, subdivide, reclassify or split its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification or split becomes effective shall be proportionately increased, and, conversely, in case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective, so that the holder of any Series C Preferred Share thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which it would have received had such Series C Preferred Share been converted immediately prior to the happening of such event adjusted as a result of such event.

(c)           In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, issue rights or warrants for a period expiring within 60 days to all or substantially all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), at a price per share of Common Stock (or having a conversion, exchange or exercise price per share of Common Stock) less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per share of Common Stock of the securities convertible, exchangeable or exercisable into Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be increased by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:

(1)           the numerator of which shall be the number of shares of Common Stock and OP Units outstanding at the close of business on the date of announcement, plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible, exchangeable or exercisable securities so offered are convertible, exchangeable or exercisable); and

(2)           the denominator of which shall be the number of shares of Common Stock and OP Units outstanding on the close of business on the date of announcement, plus the number of shares of Common Stock (or convertible, exchangeable or exercisable securities) which the aggregate offering price of the total number of shares of Common Stock (or convertible, exchangeable or exercisable securities) so offered for subscription or purchase (or the aggregate conversion, exchange or exercise price of the convertible, exchangeable or exercisable securities so offered) would purchase at such Closing Sale Price of the Common Stock.

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such determination. To the extent that shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock) actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the

Conversion Rate which would then be in effect if the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration if other than cash, to be determined by the Board of Trustees.

(d)           (A)         In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Trust is the continuing corporation and the shares of Common Stock are not changed or exchanged), shares of its capital stock, evidences of its indebtedness or other assets, including securities, (including capital stock of any subsidiary of the Trust) but excluding (i) dividends or distributions of Common Stock referred to in Section (d)(7)(a) of this Article SIXTH, (ii) any rights or warrants referred to in Section (d)(7)(c), (iii) dividends and distributions paid exclusively in cash referred to in Section (d)(7)(e) and (iv) dividends and distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, combination, sale or conveyance to which Section (d)(8) applies, (such capital stock, evidence of its indebtedness, other assets or securities being distributed hereinafter in this Section (d)(7)(d) called the “Distributed Assets”), then, in each such case, subject to subparagraphs (D) and (E) of this Section (d)(7)(d), the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:

(1)          the numerator of which shall be the Current Market Price; and

(2) the denominator of which shall be such Current Market Price, less the Fair Market Value on such date of the portion of the Distributed Assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on such Record Date) on such date.

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(B)          If the Board of Trustees determines the Fair Market Value of any distribution for purposes of this Section (d)(7)(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this

Section (d)(7)(d) to the extent possible, unless the Board of Trustees determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the Series C Preferred Shares.

(C)          In the event any such distribution consists of shares of capital stock of, or similar equity interests in, one or more of the Trust’s subsidiaries (a “Spin Off”), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the five consecutive Trading Days commencing on and including the sixth Trading Day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. In the event, however, that an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Oft Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Stock on the same Trading Day.

(D)          Rights or warrants distributed by the Trust to all holders of the outstanding shares of Common Stock entitling them to subscribe for or purchase equity securities of the Trust (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable and (z) are also issued in respect of future issuances of shares of Common Stock shall be deemed not to have been distributed for purposes of this Section (d)(7)(d) (and no adjustment to the Conversion Rate under this Section (d)(7)(d) shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section (d)(7)(d):

(1)           in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of shares Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such repurchase; and

(2)           in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.

(E)           For purposes of this Section (d)(7)(d) and Section (d)(7)(a), Section (d)(7)(b) and Section (d)(7)(c), any dividend or distribution to which this Section (d)(7)(d) is applicable that also includes (x) shares of Common Stock, (y) a subdivision, split or combination of shares of Common Stock to which Section (d)(7)(b) applies or (z) rights or warrants to subscribe for or purchase shares of Common Stock to which Section (d)(7)(c) applies (or any combination thereof), shall be deemed instead to be:

(1)           a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such shares of Common Stock, such subdivision, split or combination or such rights or warrants to which Section (d)(7)(a), Section (d)(7)(b) and Section (d)(7)(c) apply, respectively (and any Conversion Rate adjustment required by this Section (d)(7)(d) with respect to such dividend or distribution. shall then be made), immediately followed by

(2)           a dividend or distribution of such shares of Common Stock, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section (d)(7)(a), Section (d)(7)(b) and Section (d)(7)(c) with respect to such dividend or distribution shall then be made), except:

(i)             the Record Date of such dividend or distribution shall be substituted as (i) “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determinations” and “Record Date” within the meaning of Section (d)(7)(a), (ii) “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective” (as applicable) within the meaning of Section (d)(7)(b), and (iii) as “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section (d)(7)(c); and

(ii)            any reduction or increase in the number of shares of Common Stock resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.

(e)           In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock during any quarterly fiscal period, cash (including any quarterly cash dividends, but excluding any cash that is distributed upon a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section (d)(8) of this Article SIXTH applies or as part of a distribution referred to in Section (d)(7)(d)) in excess of the “Dividend Threshold Amounts”, then, and in each case, immediately after the close of business on such date, the Conversion Rate shall be adjusted based on the following formula:

(1)	CR1 = CRo x (SP/(SP-DI)) where,

(i)             CRo = the Conversion Rate in effect immediately prior to the Record Date for such distribution;

(ii)            CR1 = the Conversion Rate in effect immediately after the Record Date for such distribution;

(iii)           SP = the average of the Closing Sale price per share of Common Stock over the ten (10) consecutive Trading Day period prior to the Trading Day immediately preceding the earlier of the Record Date or the ex-dividend date of such cash excess dividend or cash excess distribution; and

(iv)          DI = the amount in cash per share the Trust distributes to holders of shares of Common Stock that exceeds the Dividend Threshold Amounts (with such Dividend Threshold Amounts appropriately adjusted from time to time as provided in this Section (d)(7)).

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such distribution is not so made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such distribution had not been declared.

(f)            In case the Trust or any of its subsidiaries purchase shares of Common Stock pursuant to a tender offer or exchange offer that involves an aggregate consideration that exceeds 10%. of the aggregate market value of the Common Stock on the expiration of such tender offer or exchange offer (the “Expiration Time”), the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date of the Expiration Time by a fraction:

(1)           the numerator of which shall be the sum of (x) the product of (i) the number of shares of Common Stock and OP Units outstanding (excluding any tendered or exchanged shares) at the Expiration Time and (ii) the Current Market Price of the Common Stock at the Expiration Time, and (y) the Fair Market Value of the aggregate consideration payable to stockholders based on acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of all shares validly tendered and not withdrawn as of the Expiration Time; and

(2)           the denominator of which shall be the product of the number of shares of Common Stock and OP Units outstanding (including any tendered or exchanged shares) at the Expiration Time and the Current Market Price of the Common Stock at the Expiration Time.

Such increase (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Trust is obligated to purchase shares pursuant to any such tender offer or exchange offer, but the Trust does not effect any such purchases or all or a portion of such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such (or such portion of the) tender offer or exchange offer had not been made. If the application of this Section (d)(7)(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section (d)(7)(f).

(g)           For purposes of Section (d)(7) of this Article SIXTH, the following terms shall have the meanings indicated:

“Current Market Price” on any date means the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to such date; provided, however, that if:

(1)           the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) occurs during such ten consecutive Trading Days, the Closing Sale Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event;

(2)           the “ex” date for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Closing Sale Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event; and

(3)           the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (i) or (ii) of this proviso, the Closing Sale Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the Fair Market Value (as determined by the Board of Trustees in a manner consistent with any determination of such value for purposes of Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date.

For purposes of any computation under Section (d)(7), if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) occurs on or after the Expiration Time for the tender or exchange offer requiring such computation and prior to the day in question, the Closing Sale Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term “ex” date, when used:

(i)             with respect to any issuance or distribution, means the first date on which the Common Stock trade regular way on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution;

(ii)            with respect to any subdivision, split or combination of Common Stock, means the first date on which the Common Stock trade regular way on such exchange or in such market after the time at which such subdivision, split or combination becomes effective; and

(iii)           with respect to any tender offer or exchange offer, means the first date on which the Common Stock trade regular way on such exchange or in such market after the Expiration Time of such offer.

Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section (d)(7), such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section (d)(7) and to avoid unjust or inequitable results as determined in good faith by the Board of Trustees.

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board of Trustees, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on holders of the Series C Preferred Shares).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Trustees or by statute, contract or otherwise).

(h)           The Trust shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f), if the Board of Trustees determines that it is advisable, in order that any dividend or distribution of Common Stock, any subdivision, reclassification or combination of Common Stock or any issuance of rights or warrants referred to above, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of Common Stock for United States federal income tax purposes or to diminish any such tax.

(i)             To the extent permitted by law, the Trust may, from time to time, increase the Conversion Rate for a period of at least twenty (20) Trading Days if the Board of Trustees determines that such an increase would be in the Trust’s best interests. Any such determination by Board of Trustees shall be conclusive. The Trust shall give holders of Series C Preferred Shares at least fifteen (15) Trading Days’ notice of any increase in the Conversion Rate.

(j)            The Trust will not adjust the Conversion Rate pursuant to this Section (d)(7) to the extent that the adjustments would reduce the Conversion Price below $0.0001. The Trust shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent in the Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment of the Conversion Rate. Except as described in this Section (d)(7), the Trust shall not adjust the Conversion Rate for any issuance of our shares of Common Stock or any securities convertible into or exchangeable or exercisable for its shares of Common Stock or rights to purchase its shares of Common Stock or such convertible, exchangeable or exercisable securities.

(k)           In the event that at any time, as a result of an adjustment made pursuant to this Section (d)(7), the holder of any Series C Preferred Shares thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Trust other than Common Stock into which the Series C Preferred Shares originally were convertible, the Conversion Rate of such other shares so receivable upon conversion of any such Series C Preferred Share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (m) of this Section (d)(7), and any other applicable provisions of Section (d) this Article SIXTH with respect to the Common Stock shall apply on like or similar terms to any such other shares.

(l)             To the extent the Trust has a rights plan in effect upon conversion of the Series C Preferred Shares into shares of Common Stock, the holder will receive (except to the extent the Trust settles its conversion obligations in cash), in addition to the shares of Common Stock, the rights under the rights plan unless the rights have separated from the shares of Common Stock prior to the time of conversion, in which case the Conversion Rate will be adjusted at the time of separation as if the Trust made a distribution referred to in Section (d)(7)(d) above (without regard to any of the exceptions there).

(8)           Consolidation or Merger of the Trust. If any of the following events occurs, namely:

(a)           any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(b)           any merger, consolidation, statutory share exchange or combination of the Trust with another Person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock; or

(c)           any sale or conveyance of all or substantially all of the properties and assets of the Trust to any other person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock;

the Trust or the successor or purchasing person, as the case may be, shall execute Articles Supplementary, a Certificate of Designation and such other necessary documentation providing that such Series C Preferred Shares shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) which such holder of Series C Preferred Shares would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had such Series C Preferred Shares been converted into Common Stock immediately prior to such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance assuming such holder of Common Stock did not exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance (provided, that if the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“Non Electing Share”), then for the purposes of this Section (d)(8), the kind and amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance for each Non Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non Electing Shares). Such Articles Supplementary, a Certificate of Designation or other necessary documentation shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section (d) of this Article SIXTH and, to the extent applicable, reflect the other types of adjustments provided for in Section (d)(7). If, in the case of any such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of Common Stock includes shares of stock or other securities and assets of a Person other than the successor or purchasing person, as the case may be, in such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, then such Articles Supplementary, Certificate of Designation or other necessary documentation shall also be executed by such other person and shall contain such additional provisions to protect the interests of the holders of the Series C Preferred Shares as the Board of Trustees shall reasonably consider necessary by reason of the foregoing. The Trust shall cause Notice of the execution of such Articles Supplementary, Certificate of Designation or other necessary documentation to be mailed to each holder, at the address of such holder as it appears on the register of the Series C Preferred Shares maintained by the transfer agent, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such Articles Supplementary,

Certificate of Designation or other necessary documentation. The above provisions of this Section (d)(8) shall similarly apply to successive reclassifications, mergers, consolidations, statutory share exchanges, combinations, sales and conveyances. If this Section (d)(8) applies to any event or occurrence, Section (d)(7) shall not apply.

(9)           Notice of Adjustment. Whenever an adjustment in the Conversion Rate with respect to the Series C Preferred Shares is required:

(a)           the Trust shall forthwith place on file with the transfer agent for the Series C Preferred Shares a certificate of the Chief Financial Officer (or such person having similar responsibilities of the Trust, stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and

(b)           a Notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Trust to each holder of Series C Preferred Shares. Any Notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such Notice.

(10)	Notice in Certain Events. In case of:

(a)           a consolidation or merger to which the Trust is a party and for which approval of any holders of Common Stock of the Trust is required, or of the sale or conveyance to another person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended) of all or substantially all of the property and assets of the Trust; or

(b)           the voluntary or involuntary dissolution, liquidation or winding up of the Trust; or

(c)           any action triggering an adjustment of the Conversion Rate referred to in clauses (x) or (y) below;

then, in each case, the Trust shall cause to be given, to the holders of the Series C Preferred Shares, at least 15 days prior to the applicable date hereinafter specified, a Notice stating:

(x)           the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Conversion Rate pursuant to Section (d)(7) of this Article SIXTH, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined; or

(y)        the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the Conversion Rate pursuant to this Section (d)(7) of this Article SIXTH is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

Failure to give such Notice or any defect therein shall not affect the legality or validity of the proceedings described in Section (d)(10)(a), Section (d)(10)(b) or Section (d)(10)(c).

(11)	Adjustment to Conversion Rate Upon Certain Fundamental Changes.

(a)           If and only to the extent a holder of Series C Preferred Shares elects to convert its Series C Preferred Shares in connection with a transaction described in clause (1) of the definition of Fundamental Change (or in connection with a transaction that would have been a fundamental change under such clause (1) but for the application of the 105% Trading Price Exception) that occurs on or prior to November 15, 2014 pursuant to which 10% or more of the consideration for shares of Common Stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such Fundamental Change transaction consists of cash (or other property) or securities that are not traded or scheduled to be traded immediately following such transaction on a United States national or regional securities exchange or the Nasdaq National Market, the Trust shall increase the Conversion Rate for the Series C Preferred Share surrendered for conversion by a number of additional shares (the “Additional Shares”) as set forth in this Section (d)(11); provided, however, in lieu of the foregoing, the Trust shall have the option to elect to adjust the Conversion Rate so that the shares of Series C Preferred Shares become convertible into shares of Public Acquirer Common Stock in accordance with the provisions of Section (d)(11)(e).

(b)           The number of Additional Shares shall be determined by reference to the table below, based on the date on which such Fundamental Change transaction becomes effective (the “Effective Date”) and the price paid per share for shares of Common Stock in such Fundamental Change transaction (the “Share Price”). If holders of shares of Common Stock receive only cash in such Fundamental Change transaction, the Share Price shall be the cash amount paid per share. If holders of shares of Common Stock receive consideration other than only cash in such Fundamental Change transaction, the Share Price shall be the average of the Closing Sale Prices of shares of Common Stock on the five Trading Days prior to but not including the Effective Date of such Fundamental Change transaction.

(c)           The Share Prices set forth in the first row of the table below (i.e., the column headers) shall be adjusted as of any date on which the Conversion Rate is adjusted pursuant to Section (d)(7) of this Article SIXTH. The adjusted Share Prices shall equal the product of the Share Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares shall be adjusted in the same manner as the Conversion Rate as set forth under the provisions of Section (d)(7). The following table sets forth the hypothetical Share Price and number of

Additional Shares to be issuable per $50.00 liquidation preference of Series C Preferred Shares:

Shares Price (in dollars)

Effective Date	22.35	25.00	27.50	30.00	32.50	35.00	37.50	40.00	45.00	50.00	55.00	60.00	65.00	70.00	75.00
December 2, 2004	0.373	0.289	0.222	0.171	0.133	0.102	0.081	0.064	0.044	0.032	0.025	0.020	0.017	0.014	0.012
November 15, 2005	0.373	0.289	0.211	0.157	0.117	0.087	0.066	0.053	0.033	0.024	0.018	0.015	0.012	0.010	0.008
November 15, 2006	0.342	0.258	0.191	0.143	0.107	0.081	0.063	0.050	0.035	0.027	0.022	0.019	0.017	0.015	0.013
November 15, 2007	0.362	0.261	0.184	0.130	0.093	0.066	0.049	0.038	0.026	0.021	0.018	0.016	0.014	0.012	0.011
November 15, 2008	0.347	0.245	0.162	0.103	0.062	0.034	0.019	0.010	0.005	0.003	0.002	0.002	0.001	0.001	0.001
November 15, 2009	0.340	0.237	0.153	0.085	0.030	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
November 15, 2010	0.310	0.222	0.145	0.082	0.029	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
November 15, 2011	0.332	0.230	0.147	0.082	0.028	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
November 15, 2012	0.326	0.225	0.143	0.079	0.027	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
November 15, 2013	0.325	0.223	0.141	0.078	0.026	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
November 15, 2014	0.304	0.214	0.138	0.077	0.026	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

(d)           The Share Prices and Additional Share amounts set forth above are based upon a per share Common Stock price of $22.35 on December 2, 2004 and an initial Conversion Price of $26.82. The exact Share Prices and Effective Dates may not be set forth in the table above, in which case:

(1)           If the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the two dates, as applicable, based on a 365-day year;

(2)           If the Share Price is in excess of $75.00 per share (subject to adjustment), no Additional Shares will be issuable upon conversion; or

(3)           If the Share Price is less than $22.35 per share (subject to adjustment), no Additional Shares will be issuable upon conversion.

(e)           Notwithstanding anything contained in Section (d)(11)(d) of this Article SIXTH, in the event of a Public Acquirer Change of Control, in lieu of issuing Additional Shares, the Trust may elect to adjust the Conversion Rate such that, from and after the effective time of such Public Acquirer Change of Control, holders of Series C Preferred Shares shall be entitled to convert their Series C Preferred Shares into a number of shares of Public Acquirer Common Stock by multiplying the Conversion Rate in effect immediately before effective time of the Public Acquirer Change of Control by a fraction:

(1)              the numerator of which shall be (i) in the case of a consolidation, merger or statutory share exchange, pursuant to which shares of Common Stock are converted into cash, securities or other property, the value of all cash, securities and other property (as determined by the Board of Trustees) paid or payable per share of Common Stock or (ii) in the case of any other Public Acquirer Change of Control, the average of the Closing Sale Prices of shares of Common Stock for the five consecutive Trading Days prior to but excluding the effective date of such Public Acquirer Change of Control; and

(2)              the denominator of which shall be the average of the Closing Sale Prices of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the effective date of such Public Acquirer Change of Control.

(f)            A “Public Acquirer Change of Control” means any event constituting a Fundamental Change (or that would otherwise constitute a fundamental change but for the application of the 105% Trading Price Exception) that would otherwise obligate the Trust to increase the Conversion Rate and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a United States national or regional securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change (the “Public Acquirer Common Stock”).

(g)           Upon a Fundamental Change which is a Public Acquirer Change of Control, if the Trust so elects, holders may convert their Series C Preferred Shares at the adjusted Conversion Rate described in Section (d)(11)(e) of this Article SIXTH but will not be entitled to the increased Conversion Rate described in Sections (d)(11)(a), (d)(11)(b), (d)(11)(c) and (d)(11)(d) of this Article SIXTH. Upon a Fundamental Change which is a Public Acquirer Change of Control, if the Trust elects to adjust the Conversion Rate and conversion obligation in accordance with the provisions set forth in Section (d)(11)(e), the Trust shall notify holders of Series C Preferred Shares of the Trust’s election in the notice to such holders of such transaction. As set forth in Section (d)(6), and subject to the Trust’s election right under the first paragraph of Section (d)(11)(e), holders may convert their Series C Preferred Shares upon a Public Acquirer Change of Control during the period specified therein. In addition, a holder can also, subject to certain conditions, require the Trust to repurchase all or a portion of our Series C Preferred Shares in accordance with the provisions set forth in Section (d)(12) of this Article SIXTH.

(12)	Purchase of Series C Preferred Shares Upon a Fundamental Change.

(a)           In the event of a Fundamental Change, a holder of Series C Preferred Shares shall have the right to require the Trust to purchase (the “Repurchase Right”) for cash all or any part of such holder’s Series C Preferred Shares at a purchase price equal to 100% of the liquidation preference of the Series C Preferred Shares to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Purchase Date (the “Fundamental Change

Purchase Price”). Series C Preferred Shares submitted for purchase must be $50.00 liquidation preference or an integral multiple thereof.

(b)           On or before the tenth Trading Day after the occurrence of a Fundamental Change, the Trust shall provide to all holders of Series C Preferred Shares and the transfer agent a Notice of the occurrence of the Fundamental Change and of the resulting Repurchase Right. Such Notice shall state:

(i)	the events constituting the Fundamental Change;
(ii)	the date of the Fundamental Change;

(iii)           the last date on which a holder may exercise the Repurchase Right;

(iv)	the Fundamental Change Repurchase Price;
(v)	the Fundamental Change Repurchase Date;
(vi)	the name and address of the transfer agent;

(vii)         the Conversion Rate and any adjustment to the Conversion Rate that will result from the Fundamental Change, as applicable, pursuant to either (A) Sections (d)(11)(a), (b), (c) and (c) or (B) Section (d)(11)(e);

(viii)        that Series C Preferred Shares with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

(ix)          the procedures that a holder must follow to exercise the Repurchase Right.

(c)           Simultaneously with providing such Notice, the Trust shall publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as the Trust may use at that time and publish such information on its corporate website.

(d)           To exercise the Repurchase Right, subject to Section (d)(12)(e) of this Article SIXTH, a holder of the Series C Preferred Shares must deliver, on or before the twentieth Trading Day after the date of the Trust’s delivery of Notice of a Fundamental Change (subject to extension to comply with applicable law), the Series C Preferred Shares to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” duly completed to the transfer agent. The repurchase notice must state:

(i)	the applicable Fundamental Change Repurchase Date;

(ii)            the portion of the liquidation preference of Series C Preferred Shares to be purchased, in integral multiples of $50.00; and

(iii)           that the Series C Preferred Shares are to be purchased by the Trust pursuant to this Section (d)(12).

(e)           If the Series C Preferred Shares are not in certificated form, a holder’s repurchase notice must comply with applicable Depository Trust Company procedures.

(f)            A holder of Series C Preferred Shares may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the Trust prior to the close of business on the Trading Day prior to the Fundamental Change Repurchase Date. The notice of withdrawal shall state:

(i)             the liquidation preference of the withdrawn Series C Preferred Shares, in integral multiples of $50.00;

(ii)            if certificated Series C Preferred Shares have been issued, the certificate numbers of the withdrawn Series C Preferred Shares; and

(iii)           the liquidation preference, if any, which remains subject to the repurchase notice.

(g)           If the Series C Preferred Shares are not in certificated form, a holder’s notice of withdrawal must comply with applicable Depository Trust Company procedures.

(h)           The Trust shall be required to purchase the Series C Preferred Shares no later than 35 Trading Days after the date of the Trust’s delivery of Notice of the Fundamental Change, subject to extension to comply with applicable law (as set forth in the Notice of Fundamental Change, the “Fundamental Change Repurchase Date”). A holder of Series C Preferred Shares shall receive payment of the Fundamental Change Purchase Price promptly following the later of the Fundamental Change Repurchase Date or the time of book-entry transfer or delivery of the Series C Preferred Shares.

(i)             If the transfer agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series C Preferred Shares on the Trading Day following the Fundamental Change Repurchase Date, then:

(1)           the Series C Preferred Shares will cease to be outstanding and dividends (including additional dividends, if any) will cease to accrue (whether or not book-entry transfer of the Series C Preferred Shares is made or whether or not the Series C Preferred Share certificate, if applicable, is delivered to the transfer agent); and

(2)           all other rights of the holder will terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series C Preferred Shares).

(j)            A “Fundamental Change” will be deemed to have occurred if any of the following occurs:

(1)           The Trust consolidates with or merges with or into any person or convey, transfer, sell or otherwise dispose of or lease all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with the Trust, in any such event pursuant to a transaction in which the Trust’s outstanding voting shares are changed into or exchanged for cash, securities or other property, other than (a) any such transaction where the Trust’s outstanding voting shares are not changed or exchanged at all (except to the extent necessary to reflect a change in the Trust’s jurisdiction of formation), or (b) where (i) the Trust’s outstanding voting shares are changed into or exchanged for cash, securities and other property (other than equity interests of the surviving corporation) and (ii) the Trust’s shareholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporation; or

(2)           The Trust is liquidated or dissolved or adopt a plan of liquidation or dissolution.

(k)           However, notwithstanding the foregoing, a Fundamental Change will not be deemed to have occurred if either:

(1)           the Closing Sale Price of the Common Stock for each of at least five (5) Trading Days within (A) the period of ten (10) consecutive Trading Days immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change, in the case of a Fundamental Change described in 1 above; or (B) the period of ten (10) consecutive Trading Days immediately preceding the Fundamental Change, in the case of a Fundamental Change described in 2 above, in either case, is at least equal to 105% of the quotient of the liquidation preference of the Series C Preferred Shares divided by the Conversion Rate in effect on each of those five (5) Trading Days (the “105% Trading Price Exception”); or

(2)           in the case of a merger or consolidation described in 1 above, at least 90% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, in the merger or consolidation constituting the Fundamental Change consists of voting shares traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) and as a result of such transaction or transactions the Series C Preferred Shares become convertible solely into such shares of common stock, excluding cash payments for fractional shares. For purposes of the foregoing, “voting shares” means shares of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of trustees of a corporation (irrespective of whether or not at the time shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(l)             In connection with a Fundamental Change repurchase, the Trust shall comply with all U.S. federal and state securities laws in connection with any offer by the Trust to purchase the Series C Preferred Shares upon a Fundamental Change.

(m)          The Trust shall not be required to repurchase the Series C Preferred Shares upon a Fundamental Change if a third party (1) makes an offer to purchase the Series C Preferred Shares in the manner, at the times and otherwise in compliance with the requirements applicable to the Trust to repurchase Series C Preferred Shares upon a Fundamental Change and (2) purchases all of the Series C-Preferred Shares validly delivered and not withdrawn under such offer to purchase Series C Preferred Shares.

(13)        Ranking. In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Trust, the Series C Preferred Shares shall rank (i) senior to the Common Stock and to any other class or series of Capital Stock of the Trust other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with any class or series of Capital Stock of the Trust the terms of which specifically provide that such class or series of Capital Stock ranks on a parity with the Series C Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust, including without limitation the Series B Preferred Shares, and (iii) junior to any class or series of Capital Stock of the Trust ranking senior to the Series C Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust. For avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for shares of Capital Stock of the Trust shall not constitute a class or series of Capital Stock of the Trust.

(14)        Restrictions on Transfer, Acquisition and Redemption of Shares. The Series C Preferred Shares, being Equity Stock, are governed by and issued subject to all of the limitations, terms and conditions of this Declaration applicable to Equity Stock generally, including, but not limited to, the terms and conditions (including exceptions and exemptions) of Article NINTH hereof applicable to Equity Stock; provided, however, that (i) the terms and conditions (including exceptions and exemptions) of Article NINTH hereof applicable to Equity Stock shall also be applied to the Series C Preferred Shares separately and without regard to any other series or class, (ii) the reference to the “General Corporation Law of the State of Maryland” under subparagraph (b)(4) of Article NINTH hereof shall be to the “Maryland REIT Law,” (iii) the Equity Stock into which the Excess Stock is converted in subparagraph (b)(5)(A) of Article NINTH hereof shall be shares of Series C Preferred Shares, and (iv) the Current Market Price of the Series C Preferred Shares for purposes of subparagraphs (b)(5) and (b)(6) of Article NINTH hereof shall be determined by the definition under Section (d)(1) of this Article SIXTH. The foregoing sentence shall not be construed to limit to the Series C Preferred Shares the applicability of any other term or provision of this Declaration. In addition to the legend contemplated by subparagraph (a)(l0) of Article NINTH hereof, each certificate for Series C Preferred Shares shall bear substantially the following legend:

THE TRUST WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS OR DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OP THE SHARES OF EACH CLASS WHICH THE TRUST IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE TRUST IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET, AND OF THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF SHARES. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE TRUST OR TO ITS TRANSFER AGENT.

(15)        Exclusion of Other Rights. The Series C Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption other than expressly set forth in this Declaration.

(16)        Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(17)        Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series C Preferred Shares set forth in this Declaration are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series C Preferred Shares set forth in this Declaration which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

(18)        No Preemptive Rights. No holder of Series C Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Trust.

(e)           The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Special Voting Preferred Stock of the Trust:

(1)          Designation and Number.  A class of Preferred Stock designated as “Special Voting Preferred Stock” is hereby established.  The number of shares constituting such class shall be one (1). Such number of shares may be increased only by resolution of the Board of Trustees which is approved by the affirmative vote of all of the Independent Trustees.

(2)          Definitions:  For purposes of this Section (e), the following terms shall have the following meanings:

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees, subject to applicable law, to perform any of its responsibilities with respect to the Special Voting Preferred Stock.

“Capital Stock” shall have the meaning set forth in Article NINTH hereof.

“Effective Date” shall mean the date [the merger between Newkirk Realty Trust, Inc., a Maryland corporation, and the Trust becomes effective].

“Independent Trustees” shall mean those trustees of the Trust who meet the requirement of “independent” under the rules of the New York Stock Exchange, NASDAQ or other exchange on which the shares of Common Stock (as defined herein) are then listed.

“Operating Partnership” shall mean the Newkirk Master Limited Partnership, a Delaware limited partnership of which a subsidiary of the Trust is the sole general partner, and any successor thereof.

“Partnership Agreement” shall mean the Agreement of Limited Partnership of the Operating Partnership, dated [_____________, 2006] as the same may be amended from time to time.

“Redemption Date” shall mean the date upon which a Redemption Event occurs.

“Redemption Event” shall mean either of the following:  (i) the consummation of a consolidation, merger, combination or other transaction involving the Operating Partnership pursuant to which the outstanding Special Voting Partnership Units are converted or changed into or exchanged for stock and/or other securities of any other entity and/or cash or any other property; or (ii) the Voting Amount is reduced to zero.

“Special Voting Partnership Units” shall have the meaning set forth in the Partnership Agreement.

“Voting Amount” shall mean 36,000,000, subject to automatic reduction (but not increase) from time to time to the extent Special Voting Partnership Units are redeemed by the Operating Partnership pursuant to [Section 8.4A of the Partnership Agreement or are acquired by the Trust pursuant to Section 8.4B] of the Partnership Agreement, and subject to further appropriate adjustment as set forth in Section (e)(4)(ii) of this Article SIXTH.  As permitted by Article FOURTH hereof and the Maryland REIT Law, the Voting Amount, and therefore the voting power of the Special Voting Preferred Stock, as described in Section (e)(4), are dependent upon the number of outstanding Special Voting Partnership Units from time to time which constitute “facts ascertainable outside of the declaration of trust” of the Trust.

(3)          Dividends and Distributions.  Except as set forth in Section (e)(7) of this Article SIXTH, the holders of shares of Special Voting Preferred Stock shall not be entitled to any regular or special dividend payments. Without limiting the foregoing, the holders of shares of Special Voting Preferred Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Common Stock or any other class or series of stock of the Corporation.

(4)	Voting Rights.

(i)            With respect to all matters submitted to a vote of the holders of Common Stock, each share of Special Voting Preferred Stock shall entitle the holder thereof to an aggregate number of votes equal to the Voting Amount in effect on the record date for determining the holders of shares of beneficial interest of the Trust entitled to vote on such matter. The holders of shares of Special Voting Preferred Stock shall vote together with the holders of shares of Common Stock as one class on all matters submitted to a vote of shareholders of the Trust, and, except as expressly set forth in this Section (e)(4), the holders of shares of Special Voting Preferred Stock shall have no other voting rights, as a separate class or other otherwise, including any rights to vote as a class with respect to any extraordinary trust action such as a merger, consolidation, dissolution, liquidation or the like.

(ii)           If the Trust or the Operating Partnership shall at any time after the Effective Date subdivide or combine its outstanding shares of Common Stock or Special Voting Partnership Units, as the case may be, declare a dividend payable in Common Stock or Special Voting Partnership Units, as the case may be, or effect any similar change in its capitalization structure, the Voting Amount shall be adjusted appropriately to allow the holders of the Special Voting Preferred Stock, as nearly as reasonably possible, to maintain the pro rata voting rights in the Trust that such holders possessed immediately prior to any such subdivision, combination, stock dividend, reorganization, reclassification or similar event.

(iii)          Anything herein to the contrary notwithstanding, if the number of shares of Special Voting Preferred Stock is increased and additional shares of

Special Voting Preferred Stock are issued, then at any time during which more than one share of Special Voting Preferred Stock is issued and outstanding, each share of Special Voting Preferred Stock shall entitle the holder thereof to a number of votes equal to the Voting Amount in effect on the record date for determining the holders of shares of

Common Stock entitled to vote on any matter, divided by the number of shares of Special Voting Preferred Stock which are issued and outstanding on such date.

(5)	Restrictions on Transfer.

(i)            No share of Special Voting Preferred Stock shall be transferable, and no such share shall be transferred on the share transfer books of the Trust, without the prior approval of the Trust.  A legend shall be placed on the face of each certificate representing ownership of shares of Special Voting Preferred Stock referring to the restriction on transfer set forth herein.

(ii)           Notwithstanding any terms or provisions to the contrary contained herein, the Special Voting Preferred Stock shall constitute Capital Stock and shall be subject to the provisions of Article NINTH hereof.

(6)          Reacquired Shares.  Any shares of Special Voting Preferred Stock redeemed, purchased or otherwise acquired by the Trust in any manner whatsoever shall cease to be outstanding and shall become authorized but unissued shares of Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by action of the Board of Trustees, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares.

(7)          Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, before any assets of the Trust shall be distributed, paid or set aside for the holders of any equity securities ranking junior to the Special Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Trust, the Trust shall pay to the holders of shares of Special Voting Preferred Stock, out of assets of the Trust legally available for distribution to its shareholders, the sum of $25.00 per share for each share of Special Voting Preferred Stock held by each such holder.  After payment in full to the holders of the Special Voting Preferred Stock of the above-described $25.00 per share liquidation amount, the holders of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Trust.

If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or the proceeds thereof, distributable among the holders of Special Voting Preferred Stock and the holders of Common Stock shall be insufficient to pay in full the above-described liquidation amount per share to the holders of the Special Voting Preferred Stock and a like amount per share to the holders of the Common Stock, then such assets, or the proceeds therefrom, shall be distributed among the holders of the Special Voting Preferred Stock and the Common Stock in equal amounts per share.

For the purposes of this Section (e)(7), (i) a consolidation or merger of the Trust with one or more entities, (ii) a sale or transfer of all or substantially all of the Trust’s assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

(8)          Redemption.  Upon the occurrence of a Redemption Event, then, concurrent with the Redemption Event, the outstanding shares of Special Voting Preferred Stock shall be redeemed by the Trust out of assets legally available therefor, at a redemption price, payable in cash, equal to $25.00 per share of Special Voting Preferred Stock.  From and after the Redemption Date, the outstanding shares of Special Voting Preferred Stock shall no longer be deemed outstanding and all rights of holders of such shares will terminate, except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of the certificates evidencing the shares of Special Voting Preferred Stock, if so required).

(9)	Rank.

(i)            The Special Voting Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Trust, rank (a) senior to all equity securities issued by the Trust, the terms of which provide that such equity securities rank junior to the Special Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Trust; (b) junior to all equity securities issued by the Trust, the terms of which provide that such equity securities rank senior to the Special Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Trust, including but not limited to the 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Trust and the 6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share of the Trust; and (c) on a parity with the Common Stock of the Trust and with all other equity securities issued by the Trust, other than those equity securities referred to in clauses (a) and (b) hereof; provided, however, that after payment in full to the holders of the Special Voting Preferred Stock of the $25.00 per share liquidation amount described in Section (e)(7) of this Article SIXTH, the holders of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Trust, and such remaining assets of the Trust shall be distributed among the holders of Common Stock and any other classes or series of shares of beneficial interest ranking on a parity with or junior to the Special Voting Preferred Stock as to rights upon liquidation, dissolution or winding up of the Trust, according to their respective rights and preferences and in each case according to their respective number of shares, and the holders of the Special Voting Preferred Stock shall not be entitled to share therein.

(ii)           The Special Voting Preferred Stock will, with respect to dividend rights, rank junior to the Common Stock and to all other equity securities issued by the Trust.

(iii)          The term “equity securities” does not include convertible debt securities or other debt securities of the Trust which will rank senior to the Special Voting Preferred Stock prior to conversion.

(10)       Maturity.  The Special Voting Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in Section (e)(8) of this Article SIXTH.

(11)       Conversion.  The Special Voting Preferred Stock is not convertible into or exchangeable for any other property or securities of the Trust.

(12)       No Preemptive Rights.  No holder of shares of Special Voting Preferred Stock shall have any pre-emptive or preferential right to subscribe for, or to purchase, any additional shares of Capital Stock of the Trust of any class or series, or any other security of the Corporation which the Corporation may issue or sell.

(f)            A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Excess Stock of the Trust is set forth in Article NINTH hereof.

(g)           Subject to the foregoing, the power of the Board of Trustees to classify and reclassify any of the shares of beneficial interest shall include, without limitation, subject to the provisions of this Declaration, the authority to classify or reclassify any unissued shares of such shares of beneficial interest into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one of more of the following:

(1)           The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Trustees in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Trustees in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized beneficial interest and be subject to classification and reclassification as provided in this subparagraph.

(2)           Whether or not shares of such class or series shall have dividend rights and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of shares, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(3)           Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

(4)           Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Trustees shall determine.

(5)           Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(6)           The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Trust, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of shares.

(7)           Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any shares of the Trust, or upon any other action of the Trust, including action under this subparagraph, and, if so, the terms and conditions thereof.

(8)           Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and this Declaration.

(e)           For the purposes hereof and of any amendment hereto providing for the classification or reclassification of any shares of beneficial interest or of any other charter document of the Trust (unless otherwise provided in any such articles or document), any class or series of shares of the Trust shall be deemed to rank:

(1)           prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(2)           on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of shares shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(3)           junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

(f)            The legal ownership of the Trust estate and the right to conduct the business of the Trust are vested exclusively in the Trustees and the shareholders shall have no interest therein (other than beneficial interests in the Trust conferred by their shares issued hereunder) and they shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the Trust estate.

(h)           The shares shall be personal property and shall confer upon the holders thereof only the interest and rights specifically set forth or provided for in this Declaration. The death, insolvency or incapacity of a shareholder shall not dissolve or terminate the Trust or affect its continuity nor give such shareholder’s legal representative any rights whatsoever, whether against or in respect of other shareholders, the Trustees or the trust estate or otherwise, except the sole right to demand and, subject to the provisions of this Declaration, the By-Laws and any requirements of law, to receive a new certificate for shares registered in the name of such legal representative, in exchange for the certificate held by such shareholder.

SEVENTH:         (a)          The business and affairs of the Trust shall be managed under the direction of the Board of Trustees. The number of trustees of the Trust shall be seven, which number may be increased or decreased by vote of at least a majority of the entire Board of Trustees pursuant to the By-Laws of the Trust, but shall never be fewer than the minimum number permitted by the Maryland REIT Law now or hereafter in force.

(b)           Subject to the rights of the holders of any class of Preferred Stock, if any, then outstanding, vacancies on the Board of Trustees resulting from any increase in the authorized number of trustees, or death, resignation, retirement or other cause shall be filed by a vote of the shareholders or a majority of the trustees then in office. A vacancy on the Board of Trustees resulting from removal of a trustee by the shareholders in accordance with subparagraph (d) of Article SEVENTH shall be filled by a vote of the shareholders. A trustee so chosen by the shareholders shall hold office for the balance of the term then remaining. A trustee so chosen by the remaining trustees shall hold office until the next annual meeting of shareholders, at which time the shareholders shall elect a trustee to hold office for the balance of the term then remaining. No decrease in the number of trustees constituting the Board of Trustees shall affect the tenure of office of any trustee.

(c)           Whenever the holders of any one or more series of Preferred Stock of the Trust shall have the right, voting separately as a class, to elect one or more trustees of the Trust, the Board of Trustees shall consist of said trustees so elected in addition to the number of trustees of fixed as provided above in this Article. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Trust shall have the right, voting separately as a class, to elect one or more trustees of the Trust, the terms of the trustee or trustees elected by such holders shall expire at the next succeeding annual meeting of shareholders.

(d)       Subject to the rights of the holders of any class separately entitled to elect one or more trustees, any trustee, or the entire Board of Trustees, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the combined voting power of all classes of shares of beneficial interest entitled to vote in the election for trustees.

(e)       The names of the Trustees who will serve until their successors are elected and qualify are as follows:

__________________
__________________
__________________
__________________
__________________
__________________
__________________

EIGHTH:             (a)           The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Trust and of the trustees and the shareholders:

(1)           The Board of Trustees is hereby empowered to authorize the issuance from time to time of shares of its shares of any class, whether now or hereafter authorized, or securities convertible into shares of its shares of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Trustees and without any action by the shareholders.

(2)           No holder of any shares or any other securities of the Trust, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any shares or any other securities of the Trust other than such, if any, as the Board of Trustees, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Trustees, in its sole discretion, may fix; and any shares or other securities which the Board of Trustees may determine to offer for subscription may, as the Board of Trustees in its sole discretion shall determine, be offered to the holders of any class, series or type of shares or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of shares or other securities at the time outstanding.

(3)           The Board of Trustees of the Trust shall, consistent with applicable law, have the power, in its sole discretion, to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods, what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Trust; to set apart out of any funds of the Trust such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in shares, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the shareholders of record on such dates as it may from time to time determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Trust, or any of them, shall be open to the inspection of shareholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no shareholder shall have any right to inspect any book, account or document of the Trust unless authorized so to do by resolution of the Board of Trustees.

(4)           Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of beneficial interest or of the total number of shares of any class of beneficial interest, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in this Declaration.

(5)           The Trust shall provide any indemnification permitted by the laws of Maryland and shall indemnify trustees, officers, agents and employees as follows: (A) the Trust shall indemnify its trustees and officers, whether serving the Trust or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Trust shall indemnify other employees and agents, whether serving the Trust or at its request any other entity, to such extent as shall be authorized by the Board of Trustees or the Trust’s By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Trustees may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-Laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Declaration shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(6)           To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no trustee or officer of the Trust shall be personally liable to the Trust or its shareholders for money damages. No amendment of this Declaration or repeal of any of its provisions shall limit or eliminate the benefits provided to trustees and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

(7)           Any written instrument creating an obligation of the Trust shall, to the extent practicable, include a reference to this Declaration and provide that neither the shareholders nor the Trustees nor any officers, employees or agents of the Trust shall be liable thereunder and that all persons shall look solely to the Trust estate for the payment of any claim thereunder or for the performance thereof; however, the omission of such provision from any such instrument shall not render the shareholders, any Trustee, or any officer, employee or agent of the Trust liable nor shall the shareholders, any Trustee or any officer, employee or agent of the Trust be liable to any one for such omission.

(8)           Any Trustee or officer, employee or agent of the Trust may acquire, own, hold and dispose of shares in the Trust, for such individual’s account, and may exercise all rights of a shareholder to the same extent and in the same manner as if such individual were not a Trustee or officer, employee or agent of the Trust. Any Trustee or officer, employee or agent of the Trust may, in such individual’s personal capacity or in the capacity of trustee, officer, director, shareholder, partner, member, advisor or employee of any person or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Trust, which interests and activities may be similar to and competitive with those of the Trust and may include the acquisition, syndication, holding, management, development, operation or disposition, for such individual’s own account, or for the account of such person or others, of interests in mortgages, interests in real property, or interests in persons engaged in the real estate business. Each Trustee, officer, employee and agent of the Trust shall be free of any obligation to present to the Trust any investment opportunity which comes to such person in any capacity other than solely as Trustee, officer, employee or agent of the Trust even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust. Subject to the provisions of Section (a)(10) below, any Trustee or officer, employee or agent of the Trust may be interested as trustee, officer, director, shareholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any person who may be engaged to render advice or services to the Trust, and may receive compensation from such person as well as compensation as Trustee, officer, employee or agent or otherwise hereunder. None of these activities shall be deemed to conflict with such person’s duties and powers as Trustee or officer, employee or agent of the Trust.

(9)           Except as otherwise provided by this Declaration, and in the absence of fraud, a contract, act or other transaction between the Trust and any other person in which the Trust is interested, shall be valid, and no Trustee or officer, employee or agent of the Trust shall have any liability as a result of entering into any such contract, act or transaction, even though (a) one or more of the Trustees, or officers, employee or agents of the Trust are directly or indirectly interested in or connected with, or are trustees, partners, directors, employees, officers or agents of, such other person, or (b) one or more of the Trustees or officers, employees or agents of the Trust, individually or jointly with others, is a party or are parties to, or are directly or indirectly interested in or connected with, such contract, act or transaction; provided that in each such case (i) such interest or connection is disclosed or known to the Trustees and thereafter the Trustees authorize or ratify such contract, act or other transaction by affirmative vote of a majority of the Trustees who are not so interested or (ii) such interest or connection is disclosed or known to the shareholders, and thereafter such contract, act or transaction is approved by shareholders holding a majority of the shares then outstanding and entitled to vote thereon.

Notwithstanding any other provision of this Declaration, the Trust may engage in a transaction with (a) any Trustee, officer, employee or agent of the Trust (acting in such person’s individual capacity), (b) any director, trustee, partner, officer, employee or agent (acting in such person’s individual capacity) of any investment advisor of the Trust, (c) any investment advisor of the Trust or (d) an Affiliate of any of the foregoing, provided that such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Trustees not having any interest in such transaction after a determination by them that such transaction is fair to the Trust and the shareholders.

(10)        Any act of the Trustees or of the officers, employees or agents of the Trust purporting to be done in their capacity as such, shall, as to any persons dealing with such Trustees, officers, employees or agents, be conclusively deemed to be within the purposes of this Trust and within the powers of such Trustees or officers, employees or agents. No person dealing with the Trustees or any of them or with the officers, employees or agents of the Trust shall be bound to see to the application of any funds or property passing into their hands or control.

(11)        The Trustees and the officers, employees and agents of the Trust may consult with counsel (which may be a firm in which one or more of the Trustees or the officers, employees or agents of the Trust is or are members) and the advice or opinion of such counsel shall be full and complete personal protection to all the Trustees and the officers, employees and agents of the Trust in respect of any action taken or suffered by them in good faith and in reliance on or in accordance with such advice or opinion. In discharging their duties, Trustees or officers, employees or agents of the Trust, when acting in good faith, may rely upon financial statements of the Trust represented to them to fairly present the financial position or results of operations of the Trust by the chief financial officer of the Trust or the officer of the Trust having charge of its books of account, or stated in a written report by an independent certified public accountant fairly to present the financial position or results of operations of the Trust. The Trustees and the officers, employees and agents of the Trust may rely, and shall be personally protected in acting, upon any instrument or other document believed by them to be genuine.

(12)        For any shareholder proposal to be presented in connection with an annual meeting of shareholders of the Trust, including any proposal relating to the nomination of a trustee to be elected to the Board of Trustees of the Trust, the shareholders must have given timely notice thereof in writing to the Secretary of the Trust in the manner, and containing the information, required by the By-Laws. Shareholder proposals to be presented in connection with a special meeting of shareholders will be presented by the Trust only to the extent required by Section 2-502 of the Corporations and Associations Article of the Annotated Code of Maryland.

(b)           The Trust reserves the right to amend, alter, change or repeal any provision contained in this Declaration, including any amendments changing the terms or contract rights, as expressly set forth herein, of any of its outstanding shares by classification, reclassification or otherwise, by a majority of the trustees adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the shareholders certified to vote on the proposed change, or directing the proposed change to be considered at the next annual shareholders meeting. Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article SEVENTH or subparagraph (a)(7), this subparagraph (b) or subparagraph (c) of Article EIGHTH will be effective only if it is adopted upon the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class).

(c)           In furtherance and not in limitation of the powers conferred by statute, the Board of Trustees is expressly authorized to make, alter or repeal the By-Laws of the Trust; provided that any such alteration or repeal by the Board of Trustees shall require the vote of a majority of the Board of Trustees at a meeting held in accordance with the provisions of the By-Laws.

(d)           The Trustees shall be entitled to receive such reasonable compensation for their services as Trustees as the Board of Trustees may determine from time to time. The Trustees and Trust officers shall be entitled to receive remuneration for services rendered to the Trust in any other capacity. Subject to Sections (a)(8) and (a)(9) of Article EIGHTH, such services may include, without limitation, services as an officer of the Trust, legal, accounting or other professional services, or services as a broker, transfer agent or underwriter, whether performed by a Trustee or any person affiliated with a Trustee.

(f)            The Trustees, subject only to the specific limitations contained in this Declaration, shall have, without further or other authorization, and free from any power or control on the part of the shareholders, full, absolute and exclusive power, control and authority over the Trust estate and over the business and affairs of the Trust to the same extent as if the Trustees were the sole owners thereof in their own right, and may do all such acts and things as in their sole judgment and discretion are necessary for or incidental to or desirable for carrying out or conducting the business of the Trust. Any construction of this Declaration or any determination made in good faith by the Trustees as to the purposes of the Trust or the existence of any power or authority hereunder shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of the grant of powers and authority to the Trustees.

(g)           The enumeration and definition of particular powers of the Board of Trustees included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Declaration, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Trustees under the laws of the State of Maryland now or hereafter in force.

NINTH:                (a)          (1)          For the purposes of this Article NINTH, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Charitable Trust as determined pursuant to subparagraph (b)(5) of this Article NINTH.

“Board of Trustees” shall mean the Board of Trustees of the Trust.

“By-Laws” shall mean the By-Laws of the Trust.

“Capital Stock” shall mean shares of beneficial interest in the Trust which are classified as Common Stock, Excess Stock or Preferred Stock, if any.

“Charitable Trust” shall mean the trust created pursuant to subparagraph (b)(1) of this Article NINTH.

“Charitable Trustee” shall mean the Trust, acting as trustee for the Charitable Trust, or any successor trustee appointed by the Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Equity Stock” shall mean shares of beneficial interest in the Trust which are classified as Common Stock or Preferred Stock.

“Market Price” on any date shall mean, with respect to the Common Stock, the average of the daily market price for ten consecutive trading days immediately preceding the date. The market price for each such trading day shall be determined as follows: (A) if the Common Stock is listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; (B) if the Common Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; or (C) if the Common Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Trust, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the Market Price of the Common Stock shall be determined by the Trust acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Ownership Limit” shall mean 9.8% of the value of the outstanding Equity Stock of the Trust.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a)

of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock if such transfer had been valid under subparagraph (a)(2) of this Article NINTH.

“REIT” shall mean a Real Estate Investment Trust under Section 856 of the Code.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Trustees of the Trust determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

(2)           (A) Except as provided in subparagraph (a)(9) of this Article NINTH, from the date hereof and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Equity Stock in excess of the Ownership Limit; (B) except as provided in subparagraph (a)(9) of this Article NINTH, from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; (C) except as provided in subparagraph (a)(9) of this Article NINTH, from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock’s being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; and (D) from the date hereof and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Trust’s being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(3)           (A) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the date hereof and prior to the Restriction Termination Date,

there is a purported Transfer or other change in the capital structure of the Trust such that any Person would either Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, except as otherwise provided in subparagraph (a)(9), such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock (such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure); and (B) if, notwithstanding the other provisions contained in this Article NINTH, at any time after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become “closely held” within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the transfer or change in capital structure.

(4)           If the Board of Trustees or its designees at any time determine in good faith that a transfer has taken place in violation of subparagraph (a)(2) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of subparagraph (a)(2) of this Article NINTH, the Board of Trustees or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraph (a)(2) of this Article NINTH shall be void ab initio and automatically result in the conversion described in subparagraph (a)(3), irrespective of any action (or non-action) by the Board of Trustees or its designees.

(5)           Any Person who acquires or attempts to acquire shares of Equity Stock in violation of subparagraph (a)(2) of this Article NINTH, or any Person who is a transferee such that Excess Stock results under subparagraph (a)(3) of this Article NINTH, shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such transfer or attempted transfer on the Trust’s status as a REIT.

(6)           From the date hereof and prior to the Restriction Termination Date: (A) every Beneficial Owner or Constructive Owner of 5.0% or more (during any periods in which the number of such Beneficial Owners or Constructive Owners exceeds 1,999) or of more than 1% (during any periods in which the number of such Beneficial Owners or Constructive Owners is fewer than 2,000), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Stock of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit; and (B) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(7)           Nothing contained in this Article NINTH shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

(8)           In the case of an ambiguity in the application of any of the provisions of paragraph (a) of this Article NINTH, including any definition contained in subparagraph (a)(1), the Board of Trustees shall have the power to determine the application of the provisions of this paragraph (a) with respect to any situation based on the facts known to it.

(9)           The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, in each case provided that the restrictions contained in subparagraph (a)(2)(C) and/or subparagraph (a)(2)(D) of this Article NINTH will not be violated, may exempt a Person from the Ownership Limit.

(10)	Legend. Each certificate for Equity Stock shall bear the following legend:

The shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain exceptions, no Person may (1) Beneficially Own or Constructively Own shares of Equity Stock in excess of 9.8% of the value of the outstanding Equity Stock of the Trust; or (2) Beneficially Own Equity Stock that would result in the Trust’s being “closely held” under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Trust. All capitalized terms in this legend have the meanings defined in the Declaration, as the same may be further amended from time to time, a copy of which including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, the shares of Equity Stock represented hereby will be automatically converted for shares of Excess Stock which will be held in trust by the Trust.

(b)          (1)          Upon any purported Transfer that results in Excess Stock pursuant to subparagraph (a)(3) of this Article NINTH, such Excess Stock shall be deemed to have been transferred to the Trust, as Charitable Trustee of a Charitable Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph (b)(5) of this Article NINTH. Shares of Excess Stock so held in trust shall be issued and outstanding shares of the Trust. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in subparagraph (b)(5) of this Article NINTH. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in subparagraph (b)(5) of this Article NINTH.

(2)           Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Trust that the shares of Equity Stock have been converted for Excess Stock shall be repaid to the Trust upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Equity Stock.

(3)           Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Trustees of the Trust pursuant to Article SIXTH of this Declaration, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Stock, that portion of the assets of the Trust available for distribution to its shareholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding. The Trust, as holder of the Excess Stock in trust or, if the Trust has been dissolved, any trustee appointed by the Trust prior to its dissolution, shall distribute ratably to the Beneficiaries of the Charitable Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust.

(4)           The holders of shares of Excess Stock shall not be entitled to vote on any matters (except as required by the General Corporation Laws of the State of Maryland).

(5)           (A)         Excess Stock shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of its interest in the Charitable Trust (representing the number of shares of Excess Stock held by the Charitable Trust attributable to a purported transfer that resulted in the Excess Stock), if (i) the shares of Excess Stock held in the Charitable Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (such as through a gift, devise or other transaction), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Charitable Trust, the corresponding shares of Excess Stock in the

Charitable Trust shall be automatically converted for an equal number of shares of Equity Stock, and such shares of Equity Stock shall be transferred of record to the Beneficiary of the interest in the Charitable Trust designated by the Purported Record Transferee as described above if such Equity Stock would not be Excess Stock in the hands of such Beneficiary. Prior to any transfer of any interest in the Charitable Trust, the Purported Record Transferee must give advance notice to the Trust of the intended transfer, and the Trust must have waived in writing its purchase rights under subparagraph (b)(6) of this Article NINTH; (B) notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Charitable Trust that exceeds the amounts allowable under subparagraph (b)(5)(A) of this Article NINTH, such Purported Beneficial Transferee shall pay, or cause the Beneficiary of the interest in the Charitable Trust to pay, such excess to the Trust.

(6)           Shares of Excess Stock shall be deemed to have been offered for sale to the Trust, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. Subject to the satisfaction of any applicable requirements of the Maryland REIT Law, the Trust shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transfer that resulted in such Excess Stock and (ii) the date the Board of Trustees determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Trust does not receive a notice of such Transfer pursuant to subparagraph (a)(5) of this Article NINTH.

(c)           Nothing contained in this Article NINTH or in any other provision of this Declaration shall limit the authority of the Board of Trustees to take such other action as it, in its sole discretion, deems necessary or advisable to protect the Trust and the interests of the shareholders by maintaining the Trust’s eligibility to be, and preserving the Trust’s status as, a qualified REIT under the Code.

(d)           If any of the foregoing restrictions on transfer of Excess Stock is determined to be void, invalid or unenforceable by any court of competent jurisdiction, the Purported Beneficial Transferee may be deemed, at the option of the Board of Trustees, to have acted as an agent of the Trust in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Trust.

(e)           Nothing in this Article NINTH precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange.

TENTH:               (a)           The duration of the Trust shall be perpetual. The Trust shall be subject to termination at any time by the vote of the holders of two-thirds of the outstanding shares of Common Stock.

(b)	Upon the termination of the Trust:

(1)           the Trust shall carry on no business except for the purpose of winding up its affairs;

(2)           the Trustees shall proceed to wind up the affairs of the Trust and all the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining trust estate to one or more persons at public or private sale (for consideration which may consist in whole or in part of cash, securities or other property of any kind), discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; and

(3)           after paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements, as they deem necessary for their protection, the Trustees may distribute the remaining trust estate (in case or in kind or partly each) among the shareholders according to their respective rights.

ELEVENTH:      (a)          There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Special meetings of the shareholders may only be called by a majority of the trustees. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there shall be no trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

No business shall be transacted by the shareholders at a special meeting other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the trustees (or any duly authorized committee thereof) or (ii) otherwise properly brought before the shareholders by or at the direction of the trustees.

(b)           Any notice of meeting or other notice, communication or report to any shareholder shall be deemed duly delivered to such shareholder when such notice, communication or report is deposited, with postage thereon prepaid, in the United States mail, addressed to such shareholder at his address as it appears on the records of the Trust or is delivered in person to such shareholder.

(c)           After termination of the Trust and distribution of the trust estate to the shareholders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination and such distribution, a copy of which instrument shall be filed with the State Department of Assessments and Taxation of Maryland, and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder and the rights and interests of all shareholders shall thereupon cease.

(d)           This Declaration may be amended (except that the provisions governing the personal liability of the shareholders, Trustees and of the officers, employees and agents of the Trust and the prohibition of assessments upon shareholders may not be amended in any respect that could increase the personal liability of such shareholders, Trustees or officers, employees and agents of the Trust) at a meeting of shareholders by holders of shares representing a majority of the total number of votes authorized to be cast in respect of shares then outstanding and entitled to vote thereon; provided that any amendment of Article TENTH shall require the approval of holders of shares representing two-thirds (2/3) of the total number of votes authorized to be cast in respect of shares then outstanding and entitled to vote thereon. A two-thirds (2/3) majority of the Trustees may, after fifteen (15) days’ written notice to the shareholders, also amend this Declaration without the vote or consent of shareholders if in good faith they deem it necessary to conform this Declaration to the requirements of the REIT Provisions of the Internal Revenue Code, but the Trustees shall not be liable for failing to do so.

(e)           This Declaration is executed and acknowledged by the Trustees with reference to the statutes and laws of the State of Maryland, and the rights of all parties and the construction and effect of every provision hereof shall be subject and construed according to the statutes and laws of such State. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with this Declaration, the Bylaws or the Maryland REIT Law, to the provisions of the Maryland General Corporation Law.

TWELFTH:        In the event any term, provision, sentence or paragraph of this Declaration of Trust is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Declaration, and the balance of the Declaration shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Declaration. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of this Declaration in any other jurisdiction.

Exhibit A-2

LEXINGTON CORPORATE PROPERTIES TRUST

BY-LAWS

ARTICLE I.

SHAREHOLDERS

SECTION 1.01. Annual Meeting. The Company shall hold an annual meeting of its shareholders to elect trustees and transact any other business within its powers, either at 10:00 a.m. on the first day of May in each year if not a legal holiday, or at such other time on such other day falling on or before the 30th day thereafter as shall be set by the Board of Trustees. Except as the Declaration of Trust or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Company's existence or affect any otherwise valid corporate acts.

SECTION 1.02. Special Meeting. At any time in the interval between annual meetings, a special meeting of the shareholders may be called by the Chairman of the Board of Trustees or the President or by a majority of the Board of Trustees by vote at a meeting or in writing (addressed to the Secretary of the Company) with or without a meeting. Special meetings of the shareholders shall be called as may be required by law.

SECTION 1.03. Place of Meetings. Meetings of shareholders shall be held at such place in the United States as is set from time to time by the Board of Trustees.

SECTION 1.04. Notice of Meetings; Waiver of Notice. Not less than ten nor more than 90 days before each shareholders' meeting, the Secretary shall give written notice of the meeting to each shareholder entitled to vote at the meeting and each other shareholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a shareholder when it is personally delivered to him, left at his residence or usual place of business, or mailed to him at his address as it appears on the records of the Company. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he before or after the meeting signs a waiver of the notice which is filed with the records of shareholders' meetings, or is present at the meeting in person or by proxy.

SECTION 1.05. Quorum Voting. Unless statute or the Declaration of Trust provides otherwise, at a meeting of shareholders the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a trustee.

SECTION 1.06. Adjournments. Whether or not a quorum is present, a meeting of shareholders convened on the date for which it was called may be adjourned from time to time without further notice by a majority vote of the shareholders present in person or by proxy to a date not more than 120 days after the original record date. Any business which might have been transacted at the meeting as originally notified may be deferred and transacted at any such adjourned meeting at which a quorum shall be present.

SECTION 1.07. General Right to Vote; Proxies. Unless the Declaration of Trust provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of beneficial interest, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. In all elections for trustees, each share of beneficial interest may be voted for as many individuals as there are trustees to be elected and for whose election the share is entitled to be voted. A shareholder may vote the beneficial interest he owns of record either in person or by written proxy signed by the shareholder or by his duly authorized attorney in fact. Unless a proxy provides otherwise, it is not valid more than 11 months after its date.

SECTION 1.08. List of Shareholders. At each meeting of shareholders, a full, true and complete list of all shareholders entitled to vote at such meeting, showing the number and class of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.

SECTION 1.09. Conduct of Business and Voting. At all meetings of shareholders, unless the voting is conducted by an inspector, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies, the acceptance or rejection of votes and procedures for the conduct of business not otherwise specified by these By-Laws, the Declaration of Trust or law, shall be decided or determined by the chairman of the meeting. If demanded by shareholders, present in person or by proxy, entitled to cast 10% in number of votes entitled to be cast, or if ordered by the chairman of the meeting, the vote upon any election or question shall be taken by ballot and, upon like demand or order, the voting shall be conducted by an inspector, in which event the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided, by such inspector. Unless so demanded or ordered, no vote need be by ballot and voting need not be conducted by an inspector. The shareholders at any meeting may choose an inspector to act at such meeting, and in default of such election, the chairman of the meeting may appoint an inspector. No candidate for election as trustee at a meeting shall serve as an inspector thereat.

SECTION 1.10. Informal Action by Shareholders. Except as provided below, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if there is filed with the records of shareholder's meetings a unanimous written consent which sets forth the action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent signed by each shareholder entitled to notice of the meeting but not entitled to vote at it. Unless the Declaration of Trust provides otherwise, the holders of any class of shares, other than the common stock of the Company entitled to vote generally in the election of trustees, may take action or consent to any action by delivering a written consent of the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take any such action at a shareholders meeting, provided that the Company gives notice of the action to each shareholder not later than 10 days after the effective time of the action.

SECTION 1.11. Shareholder Proposals. For any shareholder proposal to be presented in connection with an annual meeting of shareholders of the Company, including any proposal relating to the nomination of a trustee to be elected to the Board of Trustees of the Company, the shareholders must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's proposal shall be delivered to the Secretary at the principal executive offices of the Company not less than 120 days in advance of the release date of the Company's proxy statement to shareholders in connection with the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholders' notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a trustee all information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of beneficial interest of the Company which are owned beneficially and of record by such shareholders and such beneficial owner. For the 1995 annual meeting the previous year's meeting shall be deemed to have taken place on May 12, 1994; provided that this sentence shall cease to be a part of these By-Laws after the holding of the 1995 annual meeting and any adjournments thereof.

SECTION 1.12. Control Share Acquisition Act. Notwithstanding any other provision of the Declaration of Trust of the Trust or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (the “MGCL”) (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE II.

BOARD OF TRUSTEES

SECTION 2.01. Function of Trustees. The business and affairs of the Company shall be managed under the direction of its Board of Trustees. All powers of the Company may be exercised by or under authority of the Board of Trustees, except as conferred on or reserved to the shareholders by statute or by the Declaration of Trust or By-Laws.

SECTION 2.02. Number of Trustees. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Trustees may establish, increase or decrease the number of Trustees, provided that the number thereof shall never be less than the minimum number required by the Maryland REIT Law and further provided that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees.

SECTION 2.03. Election and Tenure of Trustees. At each annual meeting the shareholders shall elect trustees to hold office until the next annual meeting and until their successors are elected and qualify.

SECTION 2.04. Removal of Trustee. Any trustee or the entire Board of Trustees may be removed only in accordance with the provisions of the Declaration of Trust.

SECTION 2.05 Vacancy on Board of Trustees. The shareholders shall elect a successor to fill a vacancy on the Board of Trustees which results from the removal of a trustee. A trustee elected by the shareholders to fill a vacancy which results from the removal of a trustee serves for the balance of the term of the removed trustee. A majority of the remaining Trustees, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Trustees which results from any increase in the authorized number of Trustees, or death, resignation, retirement or other cause. A trustee elected by the Board of Trustees to fill a vacancy serves until the next annual meeting of shareholders and until his successor is elected and qualifies.

SECTION 2.06. Regular Meetings. After each meeting of shareholders at which trustees shall have been elected, the Board of Trustees shall meet as soon as practicable for the purpose of organization and the transaction of other business. In the event that no other time and place are specified by resolution of the Board of Trustees, the President or the Chairman of the Board of Trustees, with notice in accordance with Section 2.08, the Board of Trustees shall meet immediately following the close of, and at the place of, such shareholders' meeting. Any other regular meeting of the Board of Trustees shall be held on such date and at any place as may be designated from time to time by the Board of Trustees.

SECTION 2.07. Special Meetings. Special meetings of the Board of Trustees may be called at any time by the Chairman of the Board of Trustees or the President or by a majority of the Board of Trustees by vote at a meeting or in writing with or without a meeting. A special meeting of the Board of Trustees shall be held on such date and at any place as may be designated from time to time by the Board of Trustees. In the absence of designation such meeting shall be held at such place as may be designated in the call.

SECTION 2.08. Notice of Meeting. Except as provided in Section 2.06, the Secretary shall give notice to each trustee of each regular and special meeting of the Board of Trustees. The notice shall state the time and place of the meeting. Notice is given to a trustee when it is delivered personally to him, left at his residence or usual place of business, or sent by telegraph, facsimile transmission or telephone, at least 24 hours before the time of the meeting or, in the alternative by mail to his address as it shall appear on the records of the Company, at least 72 hours before the time of the meeting. Unless these By-Laws or a resolution of the Board of Trustees provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Trustees. No notice of any meeting of the Board of Trustees need be given to any trustee who attends except where a trustee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any trustee who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Trustees, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

SECTION 2.09. Action by Trustees. Unless statute, the Declaration of Trust or these By-Laws requires a greater proportion, the action of a majority of the trustees present at a meeting at which a quorum is present is action of the Board of Trustees. A majority of the entire Board of Trustees shall constitute a quorum for the transaction of business. In the absence of a quorum, the trustees present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the Meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Trustees may be taken without a meeting, if a unanimous written or electronic consent which sets forth the action is signed or authorized by each member of the Board of Trustees and filed with the minutes of proceeding of the Board of Trustees. Notwithstanding the foregoing, in the event any of Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P., Net 3 Acquisition L.P. or any other similar "UPREIT" partnership in which the Company or its affiliates is the general partner (each, an "Operating Partnership"), determines to distribute, on a per unit basis, to its limited partners an amount which is in excess of the largest corresponding distribution to be made by any other Operating Partnership, on a per unit basis (an "Excess Distribution"), such Excess Distribution shall require the approval of a majority of the Independent Trustees. For purposes of this Section 2.09, "Independent Trustees" means those members of the Board of Trustees who (i) have been designated by the Board of Trustees as "independent" under the applicable rules of the New York Stock Exchange (or other exchange on which the Company is then listed) and (ii) are not a limited partner of the Operating Partnership which is making the Excess Distribution. The prior two sentences of this Section 2.09 and any provision relating to the making of distributions in the organizational documents of the general partner of an Operating Partnership may only be amended by the vote of a majority of the Independent Trustees.

SECTION 2.10. Meeting by Conference Telephone. Members of the Board of Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

SECTION 2.11. Compensation. By resolution of the Board of Trustees a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Trustees or of committees thereof, and other compensation for their services as such or on committees of the Board of Trustees, may be paid to trustees. Trustees who are full-time employees of the Company need not be paid for attendance at meetings of the Board of Trustees or committees thereof for which fees are paid to other trustees. A trustee who serves the Company in any other capacity also may receive compensation for such other services, pursuant to a resolution of the Board of Trustees.

SECTION 2.12. Advisory Trustees. The Board of Trustees may by resolution appoint advisory trustees to the Board of Trustees, who may also serve as trustees emeriti, and shall have such authority and receive such compensation and reimbursement as the Board of Trustees shall provide. Advisory trustees or trustees emeriti shall not have the authority to participate by vote in the transaction of business.

ARTICLE III.

COMMITTEES

SECTION 3.01. Committees. The Board of Trustees may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and other committees composed of one or more trustees and delegate to these committees any of the powers of the Board of Trustees, except (i) the power to authorize dividends on stock (other than as provided below), (ii) elect directors, (iii) issue stock (other than as provided below), (iv) recommend to the shareholders any action which requires shareholder approval, (v) amend these By-Laws, or (vi) approve any merger or share exchange which does not require shareholder approval. The entire Audit Committee and the entire Nominating and Corporate Governance Committee shall be trustees who are independent of management. The entire Compensation Committee shall be trustees who are "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. If the Board of Trustees has given general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, a committee of the Board of

Trustees or an officer of the Company, in accordance with that general authorization, may fix the amount and other terms of the distribution. If the Board of Trustees has given general authorization for the issuance of beneficial interest, a committee of the Board of Trustees, in accordance with a general formula or method specified by the Board of Trustees by resolution or adoption of a beneficial interest option or other plan, may fix the terms of beneficial interest subject to classification or reclassification and the terms on which any beneficial interest may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Trustees.

SECTION 3.02. Committee Procedure. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a trustee to act in the place of an absent member. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a unanimous written or electronic consent which sets forth the action is signed or authorized by each member of the committee and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Section 2.10.

SECTION 3.03. Emergency. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Company by its trustees and officers as contemplated by the Declaration of Trust and these By-Laws, the available trustees shall elect a Special Executive Committee consisting of any two members of the Board of Trustees, whether or not they be officers of the Company, which two members shall constitute the Special Executive Committee for the full conduct and management of the affairs of the Company in accordance with the foregoing provisions of this Section. This Section shall be subject to implementation by resolution of the Board of Trustees passed from time to time for that purpose, and any provisions of these By-Laws (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any Special Executive Committee acting under this Section that it shall be to the advantage of the Company to resume the conduct and management of its affairs and business under all the other provisions of these By-Laws.

ARTICLE IV.

OFFICERS

SECTION 4.01. Executive and Other Officers. The Company shall have a President, a Secretary, and a Treasurer. It may also have a Chairman of the Board of Trustees, a Vice Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Information Officer, a Chief Financial Officer, and a Chief Accounting Officer. In addition, the Board of Trustees may from time to time elect such other officers with such powers and duties as they shall deem necessary or desirable. The Company may also have one or more Vice-Presidents, assistant officers, and subordinate officers as may be established by the Board of Trustees. A person may hold more than one office in the Company except that no person may serve concurrently as both President and a Vice-President of the Company. The Chairman of the Board of Trustees shall be a trustee; the other officers may be trustees.

SECTION 4.02. Chief Executive Officer. The Chief Executive Officer, if one be designated by the Board of Trustees, shall have general supervision of the business and affairs of the Company. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees or by these Bylaws to some other officer or agent of the Company or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Trustees from time to time. In the absence of any designation by the Board of Trustees, the Chairman of the Board of Trustees, if there be one, shall serve as Chief Executive Officer. In the absence of the Chairman of the Board of Trustees, or if there be none, the President shall be the Chief Executive Officer. The same person may hold both offices of President and Chief Executive Officer.

SECTION 4.03. Chief Operating Officer. The Chief Operating Officer, if one be designated by the Board of Trustees, shall have supervision of the operations of the Company and the responsibilities and duties set forth by the Board of Trustees or the Chief Executive Officer. In the absence of any designation by the Board of Trustees, the President shall serve as Chief Operating Officer.

SECTION 4.04. Chief Financial Officer. The Board of Trustees may designate a Chief Financial Officer. The Chief Financial Officer shall have the responsibilities and duties as set forth by the Board of Trustees or the Chief Executive Officer.

SECTION 4.05. Chief Information Officer. The Board of Trustees may designate a Chief Information Officer. The Chief Information Officer shall have the responsibilities and duties as set forth by the Board of Trustees or the Chief Executive Officer.

SECTION 4.06. Chief Accounting Officer. The Board of Trustees may designate a Chief Accounting Officer. The Chief Accounting Officer shall have the responsibilities and duties as set forth by the Board of Trustees or the Chief Executive Officer.

SECTION 4.07. Chairman of the Board of Trustees. The Chairman of the Board of Trustees, if one be elected, shall preside at all meetings of the Board of Trustees and of the shareholders at which he shall be present. Unless otherwise specified by the Board of Trustees, he shall be the chief executive officer of the Company and perform the duties customarily performed by chief executive officers, and may perform any duties of the President. In general, he shall perform all such duties as are from time to time assigned to him by the Board of Trustees.

SECTION 4.08. President. Unless otherwise provided by resolution of the Board of Trustees, the President, in the absence of the Chairman of the Board of Trustees, shall preside at all meetings of the Board of Trustees and of the shareholders at which he shall be present. Unless otherwise specified by the Board of Trustees, the President shall be the chief operating officer of the Company and perform the duties customarily performed by chief operating officers. He may sign and execute, in the name of the Company, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Company. In general, he shall perform such other duties usually performed by a president of a Company and such other duties as are from time to time assigned to him by the Board of Trustees or the chief executive officer of the Company.

SECTION 4.09. Vice-Presidents. The Vice-President or Vice-Presidents, at the request of the chief executive officer or the President, or in the President's absence or during his inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board of Trustees may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Trustees, the chief executive officer, or the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Trustees, the chief executive officer, or the President.

SECTION 4.10. Secretary. The Secretary shall keep the minutes of the meetings of the shareholders, of the Board of Trustees and of any committees, in books provided for the purpose; he shall see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; he shall be custodian of the records of the Company; he may witness any document on behalf of the Company, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, he shall perform all duties incident to the office of a secretary of a Company, and such other duties as are from time to time assigned to him by the Board of Trustees, the chief executive officer or the President.

SECTION 4.11. Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit, or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Trustees; he shall render to the President and to the Board of Trustees, whenever requested, an account of the financial condition of the Company; and, in general, he shall perform all the duties incident to the office of a treasurer of a Company, and such other duties as are from time to time assigned to him by the Board of

Trustees, the chief executive officer, or the President. The Treasurer shall also be the Chief Financial Officer of the Company.

SECTION 4.12. Assistant and Subordinate Officers. The assistant and subordinate officers of the Company are all officer below the office of Vice-President, Secretary or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Trustees, the chief executive officer, or the President.

SECTION 4.13. Election; Tenure and Removal of Officers. The Board of Trustees shall elect the officers. The Board of Trustees may from time to time authorize any committee or officer to appoint assistant and subordinate officers. Election or appointment of an officer, employee or agent shall not of itself create contract rights. All officers shall be appointed to hold their offices, respectively, at the pleasure of the Board of Trustees. The Board of Trustees (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board of Trustees) may remove an officer at any time. The removal of an officer does not prejudice any of his contract rights. The Board of Trustees (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board of Trustees) may fill a vacancy which occurs in any office for the unexpired portion of the term.

SECTION 4.14. Compensation. The Board of Trustees shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Company. No officer shall be prevented from receiving such salary by reason of the fact that he is also a trustee of the Company. The Board of Trustees may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such assistant and subordinate officers.

ARTICLE V.

DIVISIONAL TITLES

SECTION 5.01. Conferring Divisional Titles. The Board of Trustees may from time to time confer upon any employee of a division of the Company the title of President, Vice President, Treasurer or Secretary of such division or any other title or titles deemed appropriate, or may authorize the Chairman of the Board of Trustees or the President to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Trustees, or by the Chairman of the Board of Trustees or the President if so authorized by the Board of Trustees. Any employee of a division designated by such a divisional title shall have the powers and duties with respect to such division as shall be prescribed by the Board of Trustees, the Chairman of the Board of Trustees or the President.

SECTION 5.02. Effect of Divisional Titles. The conferring of divisional titles shall not create an office of the Company under Article IV unless specifically designated as such by the Board of Trustees; but any person who is an officer of the Company may also have a divisional title.

ARTICLE VI .

BENEFICIAL INTEREST

SECTION 6.01. Certificates for Beneficial Interest. The Board of Trustees may determine to issue certificated or uncertificated shares of beneficial interest and other securities of the Company. For certificated shares of beneficial interest, each shareholder is entitled to certificates which represent and certify the shares of beneficial interest the shareholder holds in the Company. Each certificate (a) shall be in such form, not inconsistent with law or with the Declaration of Trust, as shall be approved by the Board of Trustees or any officer or officers designated for such purpose by resolution of the Board of Trustees, (b) shall include on its face the name of the Company, the name of the shareholder or other person to whom it is issued, and the class of shares of beneficial interest and number of shares of beneficial interest it represents, (c) shall be signed by the Chairman of the Board of Trustees, the President, or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer, (d) may be sealed with the actual seal of the Company or a facsimile of it or in any other form and signatures may be either manual or facsimile signatures. Each certificate shall also include on its face or back (a) a statement of any restrictions on transferability and a statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of beneficial interest of each class which the Company is authorized to issue, of the differences in the relative rights and preferences between the shares of beneficial interest of each series of a preferred or special class in a series which the Company is authorized to issue, to the extent they have been set, and of the authority of the Board of Trustees to set the relative rights and preferences of subsequent series of a preferred or special class of shares of beneficial interest or (b) a statement which provides in substance that the Company will furnish a full statement of such information to any shareholder on request and without charge.

Such request may be made to the Secretary or to the transfer agent for the shares of beneficial interest. Except as provided in the Maryland Uniform Commercial Code - Investment Securities, the fact that a certificate does not contain or refer to a restriction on transferability that is adopted after the date of issuance does not mean that the restriction is invalid or unenforceable. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. A certificate may not be issued until the shares of beneficial interest represented by it are fully paid. Upon the issuance of uncertificated shares of beneficial interest, the Company shall send the shareholder a written statement of the same information required above on the certificate and by the Maryland Uniform Commercial Code - Investment Securities.

SECTION 6.02. Transfers. The Board of Trustees shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates of beneficial interest; and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.

SECTION 6.03. Record Dates and Closing of Transfer Books. The Board of Trustees may set a record date or direct that the beneficial interest transfer books be closed for a stated period for the purpose of making any proper determination with respect to shareholders, including which shareholders are entitled to notice of a meeting, vote at a meeting, receive a dividend or be allotted other rights. The record date may not be prior to the close of business on the day the record date is fixed nor, subject to Section 1.06, more than 90 days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than 20 days; and, in the case of a meeting of shareholders, the record date or the closing of the transfer books shall be at least ten days before the date of the meeting.

SECTION 6.04. Beneficial Interest Ledger. The Company shall maintain a beneficial interest ledger which contains the name and address of each shareholder and the number of shares of beneficial interest of each class which the shareholder holds. The beneficial interest ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the beneficial interest ledger shall be kept at the offices of a transfer agent for the particular class of beneficial interest, or, if none, at the principal office in the State of Maryland or the principal executive offices of the Company.

SECTION 6.05. Certification of Beneficial Owners. The Board of Trustees may adopt by resolution a procedure by which a shareholder of the Company may certify in writing to the Company that any shares of beneficial interest registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders who may certify; the purpose for which the certification may be made; the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the beneficial interest transfer books, the time after the record date or closing of the beneficial interest transfer books within which the certification must be received by the Company; and any other provisions with respect to the procedure which the Board of Trustees considers necessary or desirable. On receipt of a certification which complies with the procedure adopted by the Board of Trustees in accordance with this Section, the person specified in the certification is, for the purpose set forth in the certification, the holder of record of the specified beneficial interest in place of the shareholder who makes the certification.

SECTION 6.06. Lost Beneficial Interest Certificates. The Board of Trustees of the Company may determine the conditions for issuing a new beneficial interest certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Trustees may delegate such power to any officer or officers of the Company. In their discretion, the Board of Trustees or such officer or officers may refuse to issue such new certificate save upon order of some court having jurisdiction in the premises.

ARTICLE VII.

FINANCE

SECTION 7.01. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or agent of the Company in such manner as shall from time to time be determined by the Board of Trustees.

SECTION 7.02. Annual Statement of Affairs. The President or chief accounting officer shall prepare annually a full and correct statement of the affairs of the Company, to include a balance sheet and a financial statement of operations for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the shareholders and, within 20 days after the meeting, placed on file at the Company's principal.

SECTION 7.03. Fiscal Year. The fiscal year of the Company shall be the twelve calendar months ending December 31 in each year, unless otherwise provided by the Board of Trustees.

SECTION 7.04. Dividends. If declared by the Board of Trustees at any meeting thereof, the Company may pay dividends on its shares in cash, property, or in shares of the capital beneficial interest of the Company, unless such dividend is contrary to law or to a restriction contained in the Declaration of Trust.

SECTION 7.05. Contracts. To the extent permitted by applicable law, and except as otherwise prescribed by the Declaration of Trust or these By-Laws with respect to certificates for shares, the Board of Trustees may authorize any officer, employee, or agent of the Company to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company. Such authority may be general or confined to specific instances.

ARTICLE VIII.

INDEMNIFICATION

SECTION 8.01. Procedure. Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the trustee or officer entitled to seek indemnification (the "Indemnified Party"). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Company denies such request, in whole or in part, or (ii) no disposition thereof is made within 60 days. The Indemnified Party's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be reimbursed by the Company. It shall be a defense to any action for advance of expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) the Company has not received either (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met or (ii) a written affirmation by the Indemnified Party of such Indemnified Party's good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

SECTION 8.02. Exclusivity; Etc. The indemnification and advance of expenses provided by the Declaration of Trust and these By-Laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of shareholders or disinterested trustees or other provision that is consistent with law, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Company, shall continue in respect of all events occurring while a person was a trustee or officer after such person has ceased to be a trustee or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Declaration of Trust of the Company and hereunder shall be deemed to be a contract between the Company and each trustee or officer of the Company who serves or served in such capacity at any time while this By-Law is in effect. Nothing herein shall prevent the amendment of this By-Law, provided that no such amendment shall diminish the rights' of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this By-Law shall not in any way diminish any rights to indemnification or advance of expenses of such trustee or officer or the obligations of the Company arising hereunder with respect to events occurring, or claims made, while this By-Law or any provision hereof is in force.

SECTION 8.03. Severability: Definitions. The invalidity or unenforceability of any provision of this Article VIII shall not affect the validity or enforceability of any other provision hereof. The phrase "this By-Law" in this Article VIII means this Article VIII in its entirety.

ARTICLE IX.

SUNDRY PROVISIONS

SECTION 9.01. Books and Records. The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its shareholders and Board of Trustees and of any committee when exercising any of the powers of the Board of Trustees. The books and records of a Company may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of these By-Laws shall be kept at the principal office of the Company.

SECTION 9.02. Corporate Seal. The Board of Trustees shall provide a suitable seal, bearing the name of the Company, which shall be in the charge of the Secretary. The Board of Trustees may authorize one or more duplicate seals and provide for the custody thereof. If the Company is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word "Seal" adjacent to the signature of the person authorized to sign the document on behalf of the Company.

SECTION 9.03. Bonds. The Board of Trustees may require any officer, agent or employee of the Company to give a bond to the Company, conditioned upon the faithful discharge of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Trustees.

SECTION 9.04. Voting Upon Shares in Other Companies. Beneficial interest of other Companies or associations, registered in the name of the Company, may be voted by the President, a Vice-President, or a proxy appointed by either of them. The Board of Trustees, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

SECTION 9.05. Mail. Any notice or other document which is required by these By-Laws to be mailed shall be deposited in the United States mails, postage prepaid.

SECTION 9.06. Execution of Documents. A person who holds more than one office in the Company may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

SECTION 9.07. Amendments. Subject to the special provisions of Section 2.02, in accordance with the Declaration of Trust, these By-Laws may be repealed, altered, amended or rescinded (a) by the shareholders of the Company only by vote of not less than 80% of the outstanding shares of beneficial interest of the Company entitled to vote generally in the election of trustees (considered for this purpose as one class) cast at any meeting of the shareholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting) or (b) by vote of two-thirds of the Board of Trustees at a meeting held in accordance with the provisions of these By-Laws.

Exhibit B-1

Initial Officers of the Company

NAME	TITLE
Michael L. Ashner	Executive Chairman and Director of Strategic Acquisitions
E. Robert Roskind	Co-Vice Chairman
Richard J. Rouse	Co-Vice Chairman and Chief Investment Officer
T. Wilson Eglin	Chief Executive Officer, President and Chief Operating Officer
Patrick Carroll	Executive Vice President, Chief Financial Officer and Treasurer
John B. Vander Zwaag	Executive Vice President
Lara Sweeney Johnson	Executive Vice President—Strategic Acquisitions Group
Brendan P. Mullinix	Senior Vice President
Natasha Roberts	Senior Vice President and Director of Acquisitions
Joseph S. Bonventre	Vice President, General Counsel and Assistant Secretary
Paul R. Wood	Vice President, Chief Accounting Officer and Secretary

Exhibit B-2

Initial Members of Committees of the Board of Trustees

Compensation Committee

Lynch (chair)

Borruso

Grosfeld

Audit Committee

Borruso (chair)

Lynch

Dorhmann

Nominating and Governance Committee

Frary (chair)

Dohrmann

Grosfeld

2

Exhibit C

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

THE LEXINGTON MASTER LIMITED PARTNERSHIP

Dated as of ______________

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

THE LEXINGTON MASTER LIMITED PARTNERSHIP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of _________________, is entered into by and among LEX GP 1 TRUST, a Delaware statutory trust, as the general partner (the “General Partner”), and LEX LP 1 TRUST, a Delaware statutory trust (the “Lexington Limited Partner”), and each of the other persons and entities currently reflected on the books and records of the Partnership as a Limited Partner in the Partnership, together with any other Persons who become Partners in the Partnership as provided herein (the “Limited Partners”).

WHEREAS, the Partnership was formed under the name “The Newkirk Master Limited Partnership” on October 11, 2001, and, on October 23, 2001, the Partnership adopted an Agreement of Limited Partnership, which agreement was amended and restated by that certain Amended and Restated Agreement of Limited Partnership, dated November 7, 2005 (the “Prior Agreement”);

WHEREAS, on ____________, 2006, Newkirk Realty Trust, Inc., a Maryland corporation (“NKT”), the general partner of the Partnership, was merged with and into Lexington Corporate Properties Trust, a Maryland real estate investment trust (the “Merger”) and Lexington Corporate Properties Trust was renamed Lexington Realty Trust (“LXP”);

WHEREAS, in connection with the Merger, the Partnership has effected a reverse split pursuant to which each unit of limited partnership interest in the Partnership has been converted into .80 units of limited partnership interest in the Partnership (the “Unit Split”);

WHEREAS, in accordance with the terms of the Prior Agreement, on _______, 2006, the then general partner of the Partnership and a Majority-in-Interest of the Limited Partners consented to (i) the Unit Split and (ii) the amendment and restatement of the Prior Agreement as provided for herein, effective as of the date hereof; and

WHEREAS, immediately following the consummation of the Merger, LXP, as the surviving entity in the Merger, contributed all of its rights and obligations as the sole general partner of the Partnership to the General Partner and ____ units of limited partnership interest in the Partnership to the Lexington Limited Partner, both of which entities are wholly owned by LXP.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends and restates the Prior Agreement in its entirety as follows:

ARTICLE 1

DEFINED TERMS

The following definitions shall for all purposes be applied to the following terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

“Actions” has the meaning set forth in Section 7.5.A hereof.

“Additional Limited Partners” means a Person who is admitted to the Partnership pursuant to Section 4.2.A.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit A hereof. Once an Adjusted Property is deemed distributed by, and re-contributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is further adjusted pursuant to Exhibit A hereof.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreed Value” means (i) the 704(c) Value of such property or other consideration in the case of any Contributed Property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such Property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

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“Applicable Percentage” has the meaning set forth in Section 8.4.C.

“Assignee” means a Person to whom one or more Partnership Units held by a Limited Partner have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Additional Limited Partner and who has the rights set forth in Section 11.5.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit A and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit A hereof.

“Capital Contributions” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1 or 4.2 hereof.

“Capital Event” means the sale, refinancing or other disposition of a Partnership asset outside the ordinary course of the Partnership’s business.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit A hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Redemption Amount” means an amount equal to the product of (i) the number of Partnership Units offered for redemption by the Redeeming Partner, multiplied by (ii)(a) the average Daily Market Price of the REIT Shares for the twenty (20) Business Days preceding the Specified Redemption Date multiplied by (b) the Redemption Factor.

“Certificate” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

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“Class A Partnership Common Unit" shall mean such Partnership Units designated on the books and records of the Partnership as “Class A Partnership Common Units”.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 including, without limitation, the Class A Partnership Common Units and the Special Voting Partnership Units.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit A hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit A hereof, but shall be deemed an Adjusted Property for such purposes.

“Contribution Interest Amount” means the number of Common Units calculated as follows: (i) if the contributed asset is an interest in an Other Partnership the product of (a) the number of REIT Shares such contributed interest would be redeemed for under the terms of the applicable Other Partnership’s partnership agreement assuming the interests in the Other Partnership held by the contributing entity had the right to be redeemed and the redemption price could be satisfied by the delivery of REIT Shares on the same basis as similar interests in the Other Partnership held by partners not affiliated with LXP and (b) a fraction, the numerator of which is the Other Partnership Redemption Factor and the denominator of which is the Redemption Factor, and (ii) with respect to any other contributed assets, (x) the Agreed Value of such contributed asset divided by the average Daily Market Price of the REIT Shares for the twenty (20) Business Days preceding the Contribution Date, divided by (y) the Redemption Factor.

“Contributions” means the contribution by LXP of 100% of its economic interests in each of Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P., and Net 3 Acquisition L.P.

“Cut-Off Date” means the fifth (5th) Business Day after the General Partner’s receipt of a Notice of Redemption.

“Daily Market Price” means the price of REIT Shares on the relevant date, determined (a) on the basis of the last reported trading price of REIT Shares as reported on the New York Stock Exchange (the “NYSE”), or if the REIT Shares are not then listed on the NYSE, as reported on such national securities exchange upon which the REIT Shares are listed, or (b) if there is no reported sale or trade on the day in question, on the basis of the average of the closing bid and asked quotations regular way so reported, or (c) if REIT Shares are not listed on the NYSE or on any national securities exchange, on the basis of the high bid and low asked

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quotations regular way on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so quoted, as reported by the National Quotation Bureau, Incorporated, or a similar organization.

“Declaration of Trust” means the Declaration of Trust of LXP, as amended or restated from time to time.

“Depreciation” means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“General Partner” means LEX GP 1 Trust, a Delaware statutory trust, in its capacity as general partner, or its successors as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner that is a general partner interest. A General Partner Interest shall be expressed as a number of Partnership Units.

“Immediate Family” means, with respect to any natural Person, such natural Person’s spouse and such natural Person’s natural or adoptive parents, descendants, nephews, nieces, brothers, and sisters.

“Incapacity” or “Incapacitated” means (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any Bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other

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pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator for the assets of the Partner which such appointment has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (a) the General Partner, or (b) a director of the General Partner or an officer or employee of the Partnership, the General Partner or LXP and (ii) such other Persons (including Affiliates of the General Partner, LXP or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial Redemption Date” means, unless otherwise indicated in the applicable partnership unit designation, November 7, 2006; provided, however, the “Initial Redemption Date” for the Class A Partnership Common Units shall be November 1, 2007.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Limited Partner Interest” means a Partnership Interest held by a Limited Partner in the Partnership that is a limited partner interest. A Limited Partner Interest shall be expressed as a number of Partnership Units.

“Limited Partners” means any Person reflected as a Limited Partner on the books and records of the Partnership, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Liquidating Event” has the meaning set forth in Section 13.1.

“Liquidator” has the meaning set forth in Section 13.2.

“LP Direction Votes” has the meaning set forth in Section 7.1.A(11).

“LXP” means Lexington Realty Trust, a Maryland statutory real estate investment trust.

“LXP LP” means a Person that is an Affiliate of LXP and which is a Limited Partner including, without limitation, LXP LP 1 Trust, a Delaware statutory trust.

“Majority-in-Interest of the Limited Partners” means the vote of Limited Partners holding a majority of the Partnership Units.

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“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Exhibit A. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit B, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Exhibit A. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit B, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit B if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit C to this Agreement.

“Operating Cash Flow” means, for any period, operating revenue from leases on real property investments, partnership distributions with respect to partnerships in which the Partnership has interests, and interest on uninvested funds and other cash investment returns, less operating expenses, capital expenditures and regularly scheduled principal and interest payments (exclusive of balloon payments due at maturity) on outstanding mortgage and other indebtedness. The General Partner may, in its discretion, reduce Operating Cash Flow for any period by an amount determined by the General Partner to be necessary to fund reserves required by the Partnership.

“Other Partnerships” means Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P., Net 3 Acquisition L.P., and such other partnerships in which LXP or its subsidiary is the general partner and which are commonly considered “UPREIT partnerships” but shall not include joint ventures and investment vehicles such as Lexington Acquiport Company, LLC Lexington Acquiport Company II, LLC, Lexington/Lion Venture L.P., Triple Net Investment Company LLC, Lexington Columbia L.L.C., that certain tenancy in

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common referred to as “Oklahoma City” in LXP’s most recent Annual Report on Form 10-K, LXP Olympe Investments S.àr.l. and Lexington Strategic Asset Corp and joint ventures and investment vehicles similar to the foregoing.

“Other Partnership Redemption Factor” means the “Redemption Factor” or other similar term in the applicable Other Partnership’s partnership agreement which sets the number of REIT Shares issuable upon redemption of a limited partnership interest in such Other Partnership if the limited partnership interest is being redeemed for REIT Shares.

“Ownership Limit” means the applicable restriction or restrictions on ownership of shares of LXP imposed under the Declaration of Trust.

“Partner” means the General Partner or any Limited Partner, and “Partners” means, collectively, the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” shall have the meaning set forth in Section 2.3 of this Agreement.

“Partnership Interest” means an ownership interest in the Partnership and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest shall be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of Operating Cash Flow pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by LXP for a distribution to its stockholders of some or all of such distribution.

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“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 including, without limitation, Common Units.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding and as specified on the books and records of the Partnership, as such may be amended from time to time.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Prior Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 7, 2005.

“Qualified REIT Subsidiary” means a qualified REIT subsidiary of the General Partner within the meaning of Code Section 856(i)(2).

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.4.

“Redemption Amount” means the Cash Redemption Amount or, if the General Partner so elects pursuant to Section 8.4.A. hereof, the Share Redemption Amount to be delivered by the Partnership to a Redeeming Partner.

“Redemption Factor” means 1.0, provided that in the event that LXP (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Redemption Factor shall be adjusted by multiplying the Redemption Factor in effect immediately before such event by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend distribution, subdivision or combination. Any adjustment to the Redemption Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

“Redemption Right” has the meaning set forth in Section 8.4.A. hereof.

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“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Requirements” means the requirements for qualification as a REIT under the Code and Regulations, including, without limitation, the distribution requirements contained in Section 857(a) of the Code.

“REIT Share” shall mean a common share of LXP, $.0001 par value. A REIT Share shall also mean an excess share of LXP, $.0001 par value, issued in exchange or upon conversion of a common share of LXP under the circumstances contemplated by the Declaration of Trust.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.l(a) or 2.B.2(a) of Exhibit B to eliminate Book-Tax Disparities.

“Rights” has the meaning set forth in “Share Redemption Amount.”

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided that the 704(c) Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Exhibit A hereof. Subject to Exhibit A hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Redemption Amount” means the number of REIT Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner, multiplied by the Redemption Factor; provided that in the event LXP issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Rights”) then the Share Redemption Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive.

“Specified Redemption Date” means the tenth (10th) Business Day after receipt by the General Partner and LXP of a Notice of Redemption; provided, however, that a Specified

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Redemption Date, as well as the closing of a redemption or an acquisition of Tendered Units by LXP, the General Partner or an LXP LP pursuant to Section 8.4.C hereof on any Specified Redemption Date, may be deferred, in the General Partner’s sole and absolute discretion, for such time (but in any event not more than one hundred fifty (150) days in the aggregate) as may reasonably be required to effect, as applicable, (i) compliance with the Securities Act or other laws (including, but not limited to, (a) state “blue sky” or other securities laws and (b) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), or (ii) satisfaction or waiver of other commercially reasonable and customary closing conditions and requirements for a transaction of such nature

“Special Voting Partnership Units” means all Partnership Units that were issued and outstanding on November 7, 2005 other than those Partnership Units held by the General Partner or by an LXP LP.

“Special Voting Preferred Holder” means NKT Advisors LLC, a Delaware limited liability company, or any other holder of the Special Voting Preferred Stock.

“Special Voting Preferred Stock” means the Special Voting Preferred Stock, par value $.0001 per share, of LXP.

“Special Voting Preferred Direction Exclusions” means the following two permissible exclusions to the Voting Direction Provision: (1) Vornado will not be granted LP Direction Votes with respect to the election of members of LXP’s board of trustees at any time when any affiliate of Vornado is serving or standing for election as a member of the LXP’s board of trustees and (2) at all other times, Vornado’s right to LP Direction Votes with respect to the election of the LXP’s board of trustees will be limited to the number of Special Voting Partnership Units that Vornado then owns, not to exceed an amount of Special Voting Partnership Units equal to 9.9% of the Common Shares, on a fully diluted basis that assumes the acquisition by the General Partner of all Common Units that are subject to the Redemption Right set forth in Section 8.4.A in exchange for the Share Redemption Amount (whether or not such Redemption Right is then exercisable).

“Subsequent Partner” means a Person admitted to the Partnership as a Partner after the date hereof through the sale or issuance by the Partnership of additional Partnership Interests and not through the transfer of existing Partnership Interests.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Additional Limited Partner” means a Person who is admitted as an Additional Limited Partner to the Partnership pursuant to Section 11.4.

“Tenant List” has the meaning set forth in Section 3.3 hereof.

“Tendered Units” has the meaning set forth in Section 8.4.A hereof.

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“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit A hereof) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit A hereof) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit A hereof) as of such date, over (ii) the fair market value of such property (as determined under Exhibit A hereof) as of such date.

“Vornado” means Vornado Realty Trust, a Maryland real estate investment trust, and each of its Affiliates that are Limited Partners.

“Voting Direction Provision” has the meaning set forth in Section 7.1.A(11) hereof.

ARTICLE 2

ORGANIZATIONAL MATTERS

Section 2.1	Organization.

A.            The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in the Prior Agreement. The Partners hereby amend and restate the Prior Agreement in its entirety as of the date hereof. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2	Name.

The name of the Partnership is The Lexington Master Limited Partnership. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time.

Section 2.3	Registered Office and Agent Principal Office.

The address of the registered office of the Partnership in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, and the registered agent for

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service of process on the Partnership in the State of Delaware at such registered office is National Registered Agents, Inc. The principal office of the Partnership is located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, and may be changed to such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4	Term.

Pursuant to Section 17-217(d) of the Act, the term of the Partnership commenced on October 11, 2001 and shall continue until the Partnership is dissolved pursuant to the provisions of Article 13 hereof or as otherwise provided by law.

Section 2.5	Power of Attorney.

A.           Each Limited Partner hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)          execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership(or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, Article 12 or Article 13 hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests; and

(2)          execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

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Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

B.            The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units or Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

ARTICLE 3

PURPOSE

Section 3.1	Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided that such business shall be limited to and conducted in such a manner as to permit LXP at all times to be classified as a REIT, unless LXP ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting LXP’s right in its sole discretion to cease qualifying as a REIT, the Partners acknowledge that LXP’s status as a REIT inures to the benefit of all the Partners and not solely to LXP.

Section 3.2	Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership; provided that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of LXP to continue to qualify as a REIT under the Code, (ii) could subject LXP to any additional taxes under the Code or (iii) could violate any law or regulation of

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any governmental body or agency having jurisdiction over LXP or its securities, unless such action (or inaction) shall have been specifically consented to by LXP in writing.

Section 3.3	Representations and Warranties by the Parties.

Each Limited Partner and Substituted Additional Limited Partner, as a condition to becoming a Limited Partner or a Substituted Additional Limited Partner, respectively, shall, by executing this Agreement or a counterpart thereof, represent and warrant to each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) if such Limited Partner is not an individual, all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), member(s), manager(s), beneficiaries, directors and/or shareholder(s), as the case may be, as required, (iii) subject to the last sentence of this Section 3.3.A, such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), (iv) such Partner does not own, directly or indirectly, (a) nine and eight tenths percent (9.8%) or more of the total combined voting power of all classes of stock entitled to vote, or nine and eight tenths percent (9.8%) or more of the total number of shares of all classes of stock, of any corporation that is a tenant of either (A) LXP or any Qualified REIT Subsidiary, (B) the Partnership or (C) any partnership, venture or limited liability company of which LXP, any Qualified REIT Subsidiary or the Partnership is a member, as reflected on the then current tenant list maintained by LXP (the “Tenant List”) or (b) an interest of nine and eight tenths percent (9.8%) or more in the assets or net profits of any tenant of either (A) LXP or any Qualified REIT Subsidiary, (B) the Partnership or (C) any partnership, venture, or limited liability company of which LXP, any Qualified REIT Subsidiary or the Partnership is a member, as reflected on the Tenant List and (v) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms. Notwithstanding anything contained herein to the contrary, in the event that the representation contained in the foregoing clause (iii) would be inaccurate if given by a Partner, such Partner (x) shall not be required to make and shall not be deemed to have made such representation, if it delivers to the General Partner in connection with or prior to its execution of this Agreement written notice that it may not truthfully make such representation, (y) hereby agrees that it is subject to, and hereby authorizes the General Partner to withhold, all withholdings to which such a “foreign person” or “foreign partner”, as applicable, is subject under the Code and (z) hereby agrees to cooperate fully with the General Partner with respect to such withholdings, including by effecting the timely completion and delivery to the General Partner of all governmental forms required in connection therewith.

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ARTICLE 4

CAPITAL CONTRIBUTIONS

Section 4.1	Capital Contributions and Percentage Interests of the Partners.

As of the date of this Agreement, each Partner shall own Partnership Units as set forth on the books and records of the Partnership and shall have a Percentage Interest in the Partnership as set forth on the books and records of the Partnership, which Percentage Interest shall be adjusted from time to time by the General Partner to the extent necessary to accurately reflect redemptions, Capital Contributions, Capital Events, the issuance of additional Partnership Units or similar events having an effect on a Partner’s Percentage Interest. Except as expressly provided herein, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

Section 4.2	Issuances of Additional Partnership Interests.

A.            The General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners or other Persons additional Partnership Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership.

B.            Notwithstanding any provision of Section 4.2.A to the contrary, no such additional Partnership Units or other Partnership Interests shall be issued to the General Partner, LXP, and LXP LP or any of their Subsidiaries unless

(1)       (a) the additional Partnership Interests are issued in connection with an issuance of shares of LXP, which shares have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner, LXP, an LXP LP or any of their Subsidiaries in accordance with Section 4.2.A, and (b) LXP through the General Partner or the Limited Partner makes a Capital Contribution to the Partnership of a corresponding amount from the proceeds raised in connection with the issuance of such shares of LXP,

(2)       the additional Partnership Interests are Common Units issued in consideration for a contribution by the General Partner, LXP, an LXP LP or their Subsidiaries of all or a portion of such Person’s ownership interest in an Other Partnership or other entity or asset and the number of Common Units issued do not exceed the applicable Contribution Interest Amount; or

(3)       the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests.

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Section 4.3          Not Publicly Traded. The General Partner, on behalf of the Partnership, shall use commercially reasonable efforts not to take any action which would result in the Partnership being a “publicly traded partnership” under and as such term is defined in Section 7704(b) of the Code.

ARTICLE 5

DISTRIBUTIONS

Section 5.1	Requirement and Characterization of Distributions.

The General Partner shall distribute from time to time, but not less than semi-annually, to the Partners who are Partners of the Partnership for such relevant period an amount determined by the General Partner in its sole discretion in accordance with their respective Percentage Interests on such applicable Partnership Record Date for such distributions; provided, that in no event may a Partner receive a distribution of Operating Cash Flow with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Operating Cash Flow with respect to a REIT Share for which such Partnership Unit has been redeemed or exchanged.

Section 5.2	Amounts Withheld.

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.4 hereof with respect to any allocations, payment or distribution to the Partners or the Assignees shall be treated as amounts distributed to the Partners or the Assignees pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3	Distributions Upon Liquidation.

Proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Partners in accordance with Section 13.2.

ARTICLE 6

ALLOCATIONS

Section 6.1	Allocations For Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit A hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A.            Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit B, Net Income shall be allocated to the holders of Common Units pro rata in accordance with their respective Percentage Interests. .

B.            Net Losses. After giving effect to the special allocations set forth in Exhibit B, Net Losses shall be allocated first, to any Partner having a positive Capital Account pro rata in the ratio that each such Partner’s positive Capital Account balance bears to the total

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aggregate positive Capital Account balance, and thereafter to the Limited Partners in accordance with their respective Percentage Interests.

C.            Nonrecourse Liabilities. The Partnership shall allocate “nonrecourse liabilities” and “excess nonrecourse liabilities” in accordance with and under any method approved by the applicable regulations under Section 752 of the Code as chosen by the General Partner; provided, however, that the General Partner shall use reasonable efforts to allocate “excess non-recourse liabilities” in a manner that will avoid or minimize any potential recapture tax liability of the partners.

D.            Special Allocations Upon Liquidation. Notwithstanding any provision in this Article VI to the contrary, Net Income or Net Loss realized in connection with a Terminating Capital Transaction or for any period thereafter (and, if necessary, constituent items of income, gain, loss and deduction) shall be specially allocated among the Partners as required so as to cause liquidating distributions pursuant to Section 13.2.A(4) hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Section 5.1 hereof.

ARTICLE 7

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1	Management.

A.            Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner. The Limited Partners shall not have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1)       the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit LXP (so long as LXP qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its stockholders sufficient to permit LXP to maintain REIT status) and the assumption or guarantee of, or other contracting for, indebtedness and other liabilities;

(2)       the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership or the merger or other combination of the Partnership with or into another entity;

(3)       subject to Section 7.1E hereof, the use of the assets of the Partnership for any purpose consistent with the terms of this Agreement and on any terms the

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General Partner sees fit, and the making of capital contributions or loans to its Subsidiaries or its Affiliates;

(4)       the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

(5)       the negotiation, execution and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement;

(6)       the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(7)       the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships or joint ventures that the General Partner deems desirable;

(8)       the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(9)       the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(10)     the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership; and

(11)     the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement; provided, however, that any agreement which governs the rights of the Special Voting Preferred Stock must contain a provision (the “Voting Direction Provision”) that requires the Special Voting Preferred Holder to vote the shares of Special Voting Preferred Stock in proportion to the votes (the “LP Direction Votes”) that the Special Voting Preferred Holder receives from the holders of the Special Voting Partnership Units (other than the General Partner), subject to the Special Voting Preferred Direction Exclusions. The Special Voting Preferred Holder shall be entitled to vote its Special Voting Preferred Stock in its sole discretion to the extent Vornado Realty Trust is not granted LP Direction Votes in respect of its Partnership Units by virtue of the Special Voting Preferred Direction Exclusions.

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B.            At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.

C.            At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain any and all reserves, working capital accounts and other cash or similar balances in such amounts as the General Partner, in its sole discretion, deems appropriate and reasonable from time to time.

D.            In exercising its authority under this Agreement, the General Partner may, but shall not be obligated to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not, however, have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.

E.             Except as otherwise expressly provided in this Section 7.1E and notwithstanding anything else in this Agreement to the contrary including, without limitation, the provisions of Section 7.3 hereof, the General Partner shall not, without the consent of holders of a majority of the outstanding Common Units excluding those Common Units held by LXP, the General Partner or an LXP LP, utilize any Partnership assets except (i) to make payments required pursuant to Section 7.4 hereof, (ii) make Distributions permitted hereunder, or (iii) to acquire assets or make loans for the exclusive benefit of the Partnership; provided, however, any loan made to an Affiliate of the General Partner must be made on the following terms and conditions: (1) if such loan is made to an Affiliate of the General Partner in which neither LXP nor any Affiliate of LXP (other than the Partnership) holds an interest, on such terms and conditions as determined by the General Partner in its sole discretion; or (2) in all other cases either (x) if such loan is made prior to the Contributions being consummated, the terms shall be no more favorable to such Affiliate than such Affiliate could obtain from a third-party or (y) if such loan is made from and after the Contributions being consummated, the terms shall be as determined by the General Partner in its sole discretion but in no event shall the interest charged on such loan be less than the Applicable Federal Rate.

Section 7.2	Certificate of Limited Partnership.

To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the partnership may elect to do business or own property. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

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Section 7.3	Contracts with Affiliates.

A.          The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

B.          Except as otherwise provided herein and subject to Section 3.1 hereof, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes to be advisable.

C.          Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable and which shall have been approved by a majority of the independent trustees of LXP.

D.          The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any of the Partnership’s Subsidiaries.

E.            Subject to the proviso contained Section 7.1A(11), the General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, any services agreement with Affiliates of any of the Partnership or the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.4	Reimbursement of LXP.

A.            Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B.            The Partnership shall be liable for, and shall reimburse LXP and the General Partner on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all sums expended and all expenses incurred in connection with the Partnership’s business, including but not limited to, overhead expenses and any issuance of REIT Shares pursuant to Section 4.2 hereof. Notwithstanding the foregoing, the General Partner shall equitably adjust any amounts required to be paid pursuant to this Section 7.4.B. to reflect the fact that LXP and the General Partner are subject to similar obligations pursuant to the partnership agreements of the Other Partnerships.

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C.            In the event that LXP shall elect to purchase from its shareholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by LXP, any employee stock purchase plan adopted by LXP, or any similar obligation or arrangement undertaken by LXP in the future or for the purpose of retiring such REIT Shares, the purchase price paid by LXP for such REIT Shares and any other expenses incurred by LXP in connection with such purchase shall be considered expenses of the Partnership and shall be advanced or reimbursed to LXP, subject to the condition that (i) if such REIT Shares subsequently are sold by LXP, LXP shall pay to the Partnership, through the General Partner or an LXP LP, any proceeds received by LXP for such REIT Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided that a transfer of REIT Shares for Partnership Units pursuant to Section 8.4 would not be considered a sale for such purpose); and (ii) if such REIT Shares are not retransferred by LXP within thirty (30) days after the purchase thereof, or LXP otherwise determines not to retransfer such REIT Shares, the General Partner shall cause the Partnership to redeem a number of Partnership Units held by LXP as a Limited Partner (whether directly or indirectly through a Subsidiary), equal to the result obtained by dividing the number of such REIT Shares by the Redemption Factor (in which case such advancement of expenses shall be treated as having been made as a distribution in redemption of such number of Partnership Units by LXP). Notwithstanding the foregoing, the General Partner shall equitably adjust any amounts required to be paid pursuant to this Section 7.4.C. to reflect the fact that LXP and the General Partner are subject to similar obligations pursuant to the partnership agreements of the Other Partnerships.

Section 7.5	Indemnification.

A.            To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities(whether joint or several), expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (i) for the act or omission of the Indemnitee material to the matter giving rise to the proceeding which was committed in bad faith or was the result of active and deliberate dishonesty; (ii) for any transaction for which such Indemnitee received an improper personal benefit (in money, property or services) in violation or breach of any provision of this Agreement; or (iii) in the case of a criminal proceeding, for an unlawful act or omission by the Indemnitee for which the Indemnitee had reasonable cause to believe was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.5 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.5.A that the Partnership indemnify each Indemnitee to the fullest extent permitted by law. The termination of any proceeding by

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judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.5.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.5.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.5 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.5.

B.            To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.5.A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C.            The indemnification provided by this Section 7.5 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

D.            The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E.             Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.5, unless such liabilities arise as a result of (i) the act or omission of the Indemnitee material to the matter giving rise to the proceeding which was committed in bad faith or was the result of active and deliberate dishonesty; (ii) any transaction for which such Indemnitee received an improper personal benefit (in money, property or services) in violation or breach of any provision of this Agreement; or (iii) in the case of a criminal proceeding, an unlawful act or

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omission by the Indemnitee for which the Indemnitee had reasonable cause to believe was unlawful.

F.             In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G.            An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H.            The provisions of this Section 7.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.5 or any provision hereof shall be prospective only and shall not in any way affect the obligations of the Partnership or the limitations on the Partnership’s liability to any Indemnitee under this Section 7.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.6	Liability of the General Partner.

A.           Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its directors or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such director or officer acted in good faith.

B.           That the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or the General Partner’s shareholders (including, without limitation, the tax consequences to Limited Partners, Assignees or the General Partner’s shareholders) in deciding whether to cause the Partnership to take (or decline to take) any actions.

C.           Subject to its obligations and duties as General Partner set forth in Section 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the General Partner). The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

D.           To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the

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extent that they restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, to replace such other duties and liabilities of such General Partner.

E.            Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partner(s), for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, director or shareholder of the General Partner shall be liable to the Partnership for money damages except for (i) active and deliberate dishonesty established by a non-appealable final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the officers of the General Partner solely as officers of the same and not in their own individual capacities.

F.            Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s, and its officers’ and directors’, liability to the Partnership and the Limited Partners under this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.7	Other Matters Concerning the General Partner.

A.           The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B.           The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C.           The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General

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Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

D.            Notwithstanding any other provision of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of LXP to continue to qualify as a REIT, (ii) for LXP otherwise to satisfy the REIT Requirements, or (iii) to avoid LXP incurring any taxes under the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

Section 8.1	Management of Business.

The Limited Partners and Assignees shall not take part in the operation, management or control of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.2	Outside Activities of Limited Partners.

Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Additional Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein) and such Person shall have no obligation pursuant to this Agreement or otherwise to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner, or such other Person, could be taken by such Person.

Section 8.3	Return of Capital.

Except pursuant to the right of redemption set forth in Section 8.4, no Partner shall be entitled to the withdrawal or return of his Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.

Section 8.4	Redemption Rights.

A.            Subject to Section 8.4.B or C and subject to Section 11.3.D, on or at any time after the Initial Redemption Date, each Limited Partner (other than an LXP LP) shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified

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Redemption Date all or a portion of the Partnership Units held by such Limited Partner (the “Tendered Units”) for the Cash Redemption Amount to be delivered by the Partnership; provided, however, that, at the option of the General Partner, such Partnership Units may be redeemed for the Share Redemption Amount to be delivered by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Limited Partner who is exercising the Redemption Right (the “Redeeming Partner”). A Limited Partner may not exercise the Redemption Right for fewer than five hundred (500) Partnership Units or, if such Limited Partner holds fewer than five hundred (500) Partnership Units, all of the Partnership Units held by such Limited Partner. The Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions paid after the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.4, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Redemption Amount shall be delivered by the Partnership directly to such Assignee and not to such Limited Partner.

B.            Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners (other than LXP LPs) are less than one percent (1%), the General Partner may require the remaining Limited Partners to redeem their Partnership Units for the Redemption Amount to be delivered by the Partnership. The right of the General Partner under this Section 8.4.B shall be exercised pursuant to a notice delivered to all remaining Limited Partners. Such redemption shall be effective on the date specified in the notice, which date shall be at least 30 days after the notice is sent to the Limited Partners.

C.            Notwithstanding the provisions of Section 8.4.A hereof, on or before the close of business on the Cut-Off Date, the General Partner may, in its sole and absolute discretion but subject to the Ownership Limit and the transfer restrictions and other limitations of the Declaration of Trust, elect to acquire, up to 100% of the Tendered Units from the Redeeming Partner (the percentage elected to be acquired by the General Partner being referred to as the “Applicable Percentage”) in exchange for the Share Redemption Amount. It shall be a condition to the General Partner’s ability to deliver the Share Redemption Amount that any such consideration shall consist of REIT Shares which shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. If the General Partner so elects, on the Specified Redemption Date the Redeeming Partner shall sell the Applicable Percentage of the Tendered Units to the General Partner in exchange for REIT Shares. The Redeeming Partner shall submit (i) such information, certification or affidavit as the General Partner or LXP may reasonably require in connection with the application of the Ownership Limit and any other restrictions and limitations imposed by the Declaration of Trust on such acquisition and (ii) such written representations, investment letters, legal opinions or other instruments necessary in the view of the General Partner or LXP to effect compliance with the Securities Act. In the event of a purchase of any Tendered Units by the General Partner pursuant to this Section 8.4.C, the Redeeming Partner shall no longer have the right to cause the Partnership to effect a Redemption of such Tendered Units, and, upon notice to the Redeeming Partner by the General Partner given on or before the close of business on the Cut-Off Date, that the General Partner has elected to acquire some or all of the Tendered Units pursuant to this Section 8.4.C, the Partnership shall

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have no obligation to effect a Redemption of the Tendered Units as to which the notice by the General Partner relates. The Share Redemption Amount shall be delivered by the General Partner as duly authorized, validly issued, fully paid and non-assessable REIT Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and other restrictions provided in the Declaration of Trust, the Securities Act and relevant state securities or “blue sky” laws. Neither any Limited Partner whose Tendered Units are acquired by the General Partner pursuant to this Section 8.4.C, any Partner nor any other interested Person shall have any right to require or cause LXP to register, qualify or list any REIT Shares owned or held by such Person, whether or not such REIT Shares are issued pursuant to this Section 8.4.C, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the LXP and any such Person. Notwithstanding any delay in such delivery, the Redeeming Partner shall be deemed the owner of such REIT Shares and Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. REIT Shares issued upon an acquisition of the Tendered Units by the LXP pursuant to this Section 8.4.C may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the LXP in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

D.            Notwithstanding the provisions of Section 8.4.A, a Subsequent Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.4.A if the delivery of REIT Shares to such Subsequent Partner on the Specified Redemption Date would be prohibited under the Declaration of Trust and shall be subject in any event to the issuance of REIT Shares being in compliance with all applicable Federal and State securities laws.

Notwithstanding any other provision of this Agreement, upon the occurrence of a Capital Event prior to the Specified Redemption Date, the proceeds of which are distributed to the Partners, and ultimately proportionately to the shareholders of LXP, the Percentage Interest of each Partner shall, from the date of such Capital Event, be equal to (i) the product of (a) such Partner’s Percentage Interest prior to such Capital Event and (b) the difference between (x) the fair market value of the assets of the Partnership and (y) any amounts distributed to such Partner as a result of the Capital Event, divided by (ii) the fair market value of the assets of the Partnership after such distribution. The General Partner shall adjust the number of Partnership Units owned by each Partner to appropriately reflect the adjustments made by this Section 8.4.D.

Section 8.5	Registration of Common Shares.

A.            In connection with any REIT Shares delivered to any Limited Partner upon the redemption of Partnership Units held by such Limited Partner, it is intended that such Limited Partner be able to resell publicly such REIT Shares pursuant to the provisions of Rule 144 under the Securities Act, but without the need to comply with the holding period requirements of Rule 144(d). To the extent that counsel to LXP reasonably determines that resales of any such REIT Shares cannot be made pursuant to the provisions of Rule 144, and without the need to comply with the holding period requirements of Rule 144(d), LXP agrees, at its sole cost and expense, if requested by a Majority-in-Interest of the Limited Partners

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(including REIT Shares delivered upon exchange of such Partnership Units) held by such Limited Partners to include REIT Shares that may be (or already have been) acquired by any Limited Partner in an effective registration statement under the Securities Act of 1933; provided that LXP’s obligations to include such REIT Shares in such an effective registration statement shall be conditioned upon a Majority-in-Interest of the Limited Partners (including REIT Shares delivered upon exchange of such Partnership Units) agreeing to be bound by a customary registration rights agreements to be prepared by LXP. In addition, any Limited Partner whose REIT Shares are included in such registration statement must also agree to be bound by the terms and provisions of a registration rights agreement.

B.            In order to facilitate the sale of REIT Shares issued in exchange for Special Voting Partnership Units pursuant to the terms of Section 8.4 hereof, LXP agrees to cause a Registration Statement on Form S-3 to be filed with the SEC within 45 days of the date hereof registering for sale up to the number of REIT Shares issuable upon exchange of the Special Voting Partnership Units.

Section 8.6	Mergers.

The General Partner shall not permit the Partnership to be a party to any consolidation, merger, combination or other transaction pursuant to which the Partnership Common Units are converted or changed into or exchanged for partnership interests and/or other securities of another operating partnership in an UPREIT or similar structure, in each case without the affirmative vote of the holders of at least a Majority-in-Interest of the Limited Partners, unless upon consummation of any such consolidation, merger, combination or other transaction, the holders of Common Units shall receive shares of stock or beneficial interest or other equity securities of the parent REIT of such operating partnership with preferences, rights and privileges not materially inferior to the preferences, rights and privileges of Common Shares. This Section 8.6 shall not be amended or modified without the prior consent of a Majority-in-Interest of the Limited Partners.

ARTICLE 9

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1	Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate.

Section 9.2	Fiscal Year.

The fiscal year of the Partnership shall be the calendar year.

ARTICLE 10

TAX MATTERS

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Section 10.1	Preparation of Tax Returns.

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within 180 days of the close of each taxable year, the tax information reasonably required by the Limited Partners for federal and state income tax reporting purposes.

Section 10.2	Tax Elections.

Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided that, the General Partner shall make the applicable adjustments under Section 754 of the Code in accordance with applicable Regulations thereunder. The General Partner shall have the right to seek to revoke any such elections (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

Section 10.3	Tax Matters Partner.

A.            The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. The tax matters partner is authorized but not required, to take any action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by law.

B.            The taking of any action and the incurring of any expense by the tax matters partner in connection with any such audit or proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.5 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

C.            The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

Section 10.4	Withholding.

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would

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otherwise be made to such Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.

ARTICLE 11

TRANSFERS AND WITHDRAWALS

Section 11.1	Transfer.

A.            The term “transfer,” when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which a Partner purports to assign all or any part of its Partnership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article 11 does not include any redemption of Partnership Units by a Limited Partner or acquisition of Partnership Units from a Limited Partner by the General Partner pursuant to Section 8.4 except as otherwise provided in Section 8.4 or Section 11.3.D.

B.            No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

Section 11.2	Transfer of Partnership Interests by the General Partner.

A.            The General Partner may not transfer any of its General Partner Interest except to a Qualified REIT Subsidiary or other entity owned directly or indirectly by LXP or as otherwise permitted hereunder. The General Partner may not withdraw as General Partner except in connection with the complete transfer of its Partnership Interest as permitted hereunder.

B.            If LXP acquires any or all of the Partnership Interests of the General Partner or an LXP LP as permitted hereunder, LXP agrees that it will not transfer any of its Partnership Interests, except to an LXP LP or to the General Partner. LXP may not withdraw as Partner except in connection with the complete transfer of any Partnership Interest as permitted hereunder.

C.            Any transferee who acquires a Partnership Interest under this Section 11.2 may become a Substituted Additional Limited Partner, or a successor General Partner upon such terms specified by the General Partner, including the delivery to the General Partner of such documents or instruments, including powers of attorney, as may be required in the discretion of the General Partner in order to effect such Person’s admission as a Partner.

Section 11.3	Limited Partners’ Rights to Transfer.

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A.            Subject to the provisions of Section 11.3.E, no Limited Partner shall have the right to transfer all or any portion of its Partnership Interest, or any of such Limited Partner’s rights as a Limited Partner, without the prior written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. Any purported transfer of a Partnership Interest by a Limited Partner in violation of this Section 11.3.A shall be void ab initio and shall not be given effect for any purpose by the Partnership.

B.            If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but no more rights than those enjoyed by other Limited Partners, as the case may be, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C.            The General Partner may prohibit any transfer otherwise permitted under Section 11.3.E by a Limited Partner of his Partnership Units (i) if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act or would otherwise violate any federal, state, or foreign securities laws or regulations applicable to the Partnership or the Partnership Units or, (ii) if the transferring Limited Partner, fails or is unable to obtain and deliver to the Partnership, after request therefor is made by the General Partner, a legal opinion from counsel acceptable to the General Partner, addressed to the Partnership and the General Partner, that such registration is not required in connection with such transfer and that such transfer does not violate any federal, state or foreign securities laws or regulations applicable to the Partnership or the Partnership Units.

D.            No transfer (including any redemption of any Partnership Unit pursuant to Section 8.4 hereof) by a Limited Partner of its Partnership Units may be made to any Person if, during the taxable year of the Partnership, the sum of the percentage interests in capital or profits (as determined in accordance with Treasury Regulation Section 1.7704-1(k)) of the Partnership transferred exceeds two percent of the total interests in the Partnership’s capital or profits, unless (i) in the opinion of legal counsel for the Partnership, such transfer would not result in the Partnership being treated as a publicly traded partnership within the meaning of Section 7704(b) of the Code or treated as an association taxable as a corporation or(ii) such transfer is described in any of paragraphs (e), (f) and (g) of Treasury Regulation Section 1.7704-1. The Partnership shall take all actions reasonably available to it to avoid treatment of the Partnership as a publicly traded partnership with the meaning of Section 7704(b) of the Code or otherwise as an association taxable as a corporation. In no event may such transfer be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b) of the Code. No transfer (including any redemption of any Partnership Unit pursuant to Section 8.4 hereof) by a Limited Partner of its Partnership Units may be made to any Person if, in the opinion of legal counsel for the Partnership, it would cause LXP to lose its REIT status under the Code.

E.             Notwithstanding the provisions of Section 11.3.A (but subject to the provisions of Section 11.3.C and 11.3.D), a Limited Partner may, with or without the consent of the General Partner, transfer all or a portion of his Partnership Units to (i)(a) a member of his

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Immediate Family, or a trust for the benefit of a member of his Immediate Family, (b) an organization that qualifies under Section 501(c)(3) of the Code and that is not a private foundation within the meaning of Section 509(a) of the Code, (c) in the case of a Partner that is a partnership or a limited liability company, a partner or member in the Limited Partner in a distribution by that Limited Partner to its partners or members under the partnership agreement or operating agreement of such Limited Partner or (d) any Person that is at least 95% beneficially owned (as determined in accordance with Rule 13d-3 of the Exchange Act) by the transferring Limited Partner or its beneficial owners or (ii) a lender as security for a loan made to or guaranteed by the Limited Partner, provided that in connection with any such transfer the lender does not acquire greater rights with respect to the Partnership Units than those held by the transferring Limited Partner.

Section 11.4	Substituted Additional Limited Partners.

A.            No Limited Partner shall have the right to substitute a transferee in his place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Additional Limited Partner which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Additional Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

B.            A transferee who has been admitted as a Substituted Additional Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of the transferor Limited Partner under this Agreement.

C.            Upon the admission of a Substituted Additional Limited Partner, the General Partner shall amend the books and records of the Partnership to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Additional Limited Partner, and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Additional Limited Partner.

Section 11.5	Assignees.

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as an Additional Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive, distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners or other Limited Partners, where applicable, are voted). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the

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same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 11.6	General Provisions.

A.            No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or pursuant to redemption of all of its Partnership Units under Section 8.4.

B.            Any Limited Partner who shall transfer all of his Partnership Units in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of an Assignee of such Partnership Units as a Substituted Additional Limited Partner. Similarly, any Limited Partner who shall transfer all of his Partnership Units pursuant to a redemption of all of his Partnership Units under Section 8.4 shall cease to be a Limited Partner.

C.            Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

D.            If any Partnership Unit is transferred or assigned in compliance with the provisions of this Article 11, or redeemed or transferred pursuant to Section 8.4 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such Partnership Unit for such Partnership Year shall be allocated to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, to the transferee Partner, by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which a transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which a transfer or a redemption occurs shall be allocated to the transferor Partner or the Redeeming Partner, as the case may be. All distributions of Operating Cash Flow attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Operating Cash Flow thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

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ARTICLE 12

ADMISSION OF PARTNERS

Section 12.1	Admission of Subsequent Partner.

No Person shall be admitted as a Partner except in accordance with the terms of this Agreement and upon obtaining the consent of the General Partner. Any prospective Partner must submit to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, and (ii) such other documents or instruments, including powers of attorney, as may be required in the discretion of the General Partner in order to effect such Person’s admission as a Partner.

A.            The admission of any Person as a Subsequent Partner shall become effective on the date upon which the name of such Person is recorded in the books and records of the Partnership, following the consent of the General Partner to such admission.

B.            If any Subsequent Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Subsequent Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Subsequent Partner occurs shall be allocated among all the Partners and Assignees including such Limited Partner. All distributions of Operating Cash Flow with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Subsequent Partner, and all distributions of Operating Cash Flow thereafter shall be made to all the Partners and Assignees including such Subsequent Partner.

Section 12.2	Amendment of Agreement and Certificate of Limited Partnership.

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practicable an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate.

Section 12.3	Limit on Number of Partners.

If the Partnership shall no longer be a reporting company under the Exchange Act, then unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as a Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.

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ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1	Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Additional Limited Partners or Subsequent Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):

A.            an event of withdrawal of the General Partner, as defined in the Act, unless (i) at the time of such event there is at least one remaining general partner of the Partnership who carries on the business of the Partnership (and each remaining general partner of the Partnership is hereby authorized to carry on the business of the Partnership in such an event) or (ii) within ninety (90) days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of LXP as the General Partner of the Partnership (and LXP agrees to become a general partner of the Partnership);

B.            entry of a decree of judicial dissolution of the Partnership pursuant to the provision of the Act; or

C.            the sale of all or substantially all of the assets and properties of the Partnership.

Section 13.2	Winding Up.

A.            Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, in the event there is no remaining General Partner, any Person elected by a Majority-in-Interest of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:

(1)       First, to the satisfaction of all of the Partnership’s debts and liabilities, including all contingent, conditional or immature claims and obligations to creditors other than the Partners (whether by payment or the making of reasonable provision for payment thereof);

(2)       Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

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(3)       Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners;

(4)       The balance if any, to the Partners in accordance with the positive Capital Account balances of the Partners, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

B.            Notwithstanding the provisions of Section 13.2.A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion (subject to its obligation to gradually settle and close the Partnership’s business under Section 17-803 of the Act), defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors).

Section 13.3	Negative Capital Accounts.

No Partner, general or limited, shall be liable to the Partnership or to any other Partner for any negative balance outstanding in each such Partner’s Capital Account, whether such negative Capital Account results from the allocation of Net Losses, or other items of deduction and loss to such Partner or from distributions to such Partner.

Section 13.4	Rights of the Limited Partners.

Except as otherwise provided in this Agreement, the Limited Partners shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership.

Section 13.5	Waiver of Partition.

Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE 14

AMENDMENT OF PARTNERSHIP AGREEMENT

Section 14.1	Amendments.

A.           Amendments to this Agreement may be proposed by the General Partner or by a Majority-in-Interest of the Limited Partners. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written consent of the Limited Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that the General Partner may deem appropriate. For purposes of obtaining a written consent, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to

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respond in such time period shall constitute a consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

B.          Except as otherwise specifically provided herein, the General Partner shall not, without the prior consent of a Majority-in-Interest of the Limited Partners, amend, modify or terminate this Agreement.

C.          Notwithstanding Section 14.1.B hereof, the General Partner shall have the power, (i) with the consent of Vornado only to amend the definition of “Special Voting Preferred Direction Exclusions” and (ii) without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1)       to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2)         to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement;

(3)         to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(4)         to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(5)          (a) to reflect such changes as are reasonably necessary for the General Partner to maintain or restore LXP’s status as a REIT or to satisfy the REIT Requirements; or (b) to reflect the Transfer of all or any part of a Partnership Interest between the General Partner and any Qualified REIT Subsidiary;

(6)         to modify the manner in which Capital Accounts are computed (but only to the extent set forth in the definition of “Capital Account” or contemplated by the Code or the Regulations); and

(7)         to issue additional Partnership Interests in accordance with Section 4.2.

D.          Notwithstanding Sections 14.1.B and 14.1.C hereof, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Partner adversely affected thereby, if such amendment or action would (i) convert a Limited

38

Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), (ii) modify the limited liability of a Limited Partner, (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article V or Section 13.2.A hereof, or alter the allocations specified in Article VI hereof (except as otherwise expressly permitted herein), (iv) alter or modify the Redemption Rights, Cash Redemption Amount, or Share Redemption Amount as set forth in Section 8.4 hereof, or amend or modify any related definitions, (v) permit the removal of the General Partner without its consent or (vi) amend this Section 14.1.D; provided, however, that the consent of each Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 14.2 without the consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

ARTICLE 15

GENERAL PROVISIONS

Section 15.1	Addresses and Notice.

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth on the books and records of the Partnership.

Section 15.2	Titles and Captions.

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3	Pronouns and Plurals.

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Each reference herein to Partnership Units held by the General Partner or a Limited Partner shall be deemed to be a reference to Partnership Units held by such Partner in its role as such.

Section 15.4	Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5	Binding Effect.

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This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6	Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver or any such breach or any other covenant, duty, agreement or condition.

Section 15.7	Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affirming its signature hereto.

Section 15.8	Applicable Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.9	Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.10	Entire Agreement.

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes the Prior Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

ENERAL PARTNER:

LXP GP 1 TRUST

By:

LIMITED PARTNERS:

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LXP LP 1 TRUST

By:

LXP GP 1 TRUST, on behalf of and as attorney in fact for each of the persons and entities currently reflected on the books and records of the Partnership as a Limited Partner in the Partnership

By:

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EXHIBIT A

CAPITAL ACCOUNT MAINTENANCE

1.	Capital Accounts of the Partners

A.           The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.A of the Agreement and Exhibit B hereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.B of the Agreement and Exhibit B hereof.

B.           For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)       Except as otherwise provided in Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership; provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv)(m)(4).

(2)       The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)       Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

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(4)       In lieu of the depreciation, amortization, and other cash recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(5)       In the event the Carrying Value of any Partnership Asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)       Any items specially allocated under Section 2 of Exhibit B hereof shall not be taken into account.

C.           Generally, a transferee (including any Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor.

D.           (1)         Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D.(2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times the adjustments provided in Section 1.D.(2) hereto are made, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

(2)       Such adjustments may be made, in the discretion of the General Partner, as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

(3)       In accordance with Regulations Section 1.704-1(b)(2)(iv)(e) the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(4)       In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit A, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article 13 of the Agreement, be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties).

E.           The provisions of this Agreement (including this Exhibit A and the other Exhibits to this Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is

A-2

prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership Capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

2.	No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.	No Withdrawal

No Partner shall be entitled to withdraw any part of his Capital Contributions or his Capital Account or to receive any distribution from the Partnership, except as provided in this Agreement.

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EXHIBIT B

SPECIAL ALLOCATION RULES

1.	Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Exhibit B, the following special allocations shall be made in the following order:

A.           Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit B, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section l.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this net decrease only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

B.           Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of the Agreement or any other provisions of this Exhibit B (except Section l.A. hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for the purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit B with respect to such Partnership Year, other than allocations-pursuant to Section 1.A hereof.

C.           Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections l.A and l.B hereof, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specifically allocated to such

B-1

Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.

D.           Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests.

E.            Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

F.            Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

2.	Allocations for Tax Purposes

A.           Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.

B.           In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(1)         (a)          In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code that takes into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and

(b)          any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.

(2)	(a)	In the case of an Adjusted Property, such items shall

(1)          first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit A and

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(2)          second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B.(1) of this Exhibit B; and

(b)          any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.

(3)       All other items of income, gain, loss and deduction shall be allocated among the Partners in the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.

C.           To the extent Regulations promulgated pursuant to 704(c) of the Code permit a partnership to utilize creative methods to eliminate the disparities between the value of property and its adjusted basis (including, without limitation, the implementation of curative allocations), the General Partner shall have the authority to elect the method used by the Partnership and such election shall be binding on the Partners.

Without limiting the foregoing, the General Partner shall take all steps (including, without limitation, implementing curative allocations) that it determines are necessary or appropriate to ensure that the amount of taxable gain required to be recognized by the General Partner upon a disposition by the Partnership of any Contributed Property or Adjusted Property does not exceed the sum of (i) the gain that would be recognized by the General Partner if such property had an adjusted tax basis at the time of disposition equal to the 704(c) Value of such property plus (ii) the deductions for depreciation, amortization or other cost recovery actually allowed to the General Partner with respect to such property for federal income tax purposes (after giving effect to the “ceiling rule”).

D.           Notwithstanding the foregoing, with respect to any Contributed Property or Adjusted Property owned by the Partnership on the date hereof, the Partnership shall use the traditional method set forth in Regulations Section 1.704-3(b).

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EXHIBIT C

NOTICE OF REDEMPTION

The undersigned Limited Partner hereby irrevocably (i) redeems ___________ Partnership Units in The Lexington Master Limited Partnership in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of The Lexington Master Limited Partnership, as amended, and the Redemption Right referred to therein, (ii) surrenders such Partnership Units and all right, title and interest therein, and (iii) directs that the Redemption Amount deliverable upon exercise of the Redemption Right be delivered to the address and placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, certifies and agrees (a) that the undersigned has good, marketable and unencumbered title to such Partnership Units, free and clear of the rights or interests of any other person or entity, (b) that the undersigned has the full right, power and authority to redeem and surrender such Partnership Units as provided herein, (c) that the undersigned has obtained the consent or approval of all persons or entities, if any, having the right to consent to or approve such redemption and surrender, (d) that if the undersigned is acquiring REIT Shares, the undersigned is doing so with the understanding that such REIT Shares may only be resold or distributed pursuant to a registration statement under the Securities Act of 1933 or in a transaction exempt from the registration requirements of such Act and (e) that Lexington Corporate Properties Trust may refuse to transfer such REIT Shares as to which evidence satisfactory to it of such registration or exemption is not provided to it.

Dated: _____________

Name of Limited Partner:

________________________________________

(Signature of Limited Partner)

________________________________________

(Street Address)

________________________________________

(City) (State) (Zip Code)

Signature Guaranteed by:

_________________________________________

If REIT Shares are issued, issue them to:

Please insert social security or identifying number:

Name:

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Exhibit D

VOTING TRUSTEE AGREEMENT

THIS AGREEMENT, made as of ________, 2006 [TO BE EXECUTED AT THE CLOSING], among LEXINGTON REALTY TRUST, a Maryland real estate investment trust (“Lexington”), THE LEXINGTON MASTER LIMITED PARTNERSHIP (formerly known as The Newkirk Master Limited Partnership), a Delaware limited partnership (the “Operating Partnership” and together with Lexington, the “Company”), and NKT ADVISORS LLC (the “Advisor”).

WHEREAS, the Advisory Agreement, dated November 7, 2005, among Newkirk Realty Trust, Inc., a Maryland corporation (“Newkirk”), the Operating Partnership and the Advisor is being terminated simultaneously with the execution of this Agreement;

WHEREAS, simultaneously herewith, the merger contemplated by that certain Agreement and Plan of Merger, dated as of July 23, 2006 between Lexington and Newkirk (the “Merger Agreement”), pursuant to which Newkirk has merged with and into Lexington, with Lexington being the surviving entity (the “Merger”) is being consummated;

WHEREAS, pursuant to the Merger Agreement, the Advisor is the sole holder of Surviving Special Preferred Stock, $[.01] par value per share of Lexington (the “Special Voting Preferred Stock”);

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto agree as follows:

1.          Special Voting Stock. Pursuant to the requirements of Section 7.1.A(11) of the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of ___________, 2006 (the “Partnership Agreement”) [WILL BE SIGNED AT CLOSING], the Advisor shall cast all votes with respect to the Special Voting Preferred Stock in proportion to direction (the “LP Direction Votes”) that the Advisor receives (including abstentions) from the holders of the Special Voting Partnership Units (as defined in the Partnership Agreement) then outstanding, without regard to LP Direction Votes that were not cast. Notwithstanding the foregoing, to the extent Vornado Realty Trust or its affiliates (“Vornado”) are restricted from casting LP Direction Votes with respect to any of their Special Voting Partnership Units on account of Special Voting Preferred Direction Exclusions (as defined in the Partnership Agreement), the Advisor shall be entitled to cast, in its sole discretion, the LP Direction Votes that Vornado is restricted from casting. For example, if at the closing of Merger, 36,000,000 Special Voting Partnership Units are outstanding and at the time of a vote sought by Lexington of the holders of its common shares (“Company Common Shares”), 6,000,000 Special Voting Partnership Units have been redeemed, the Special Voting Preferred Stock would be entitled to 30,000,000 votes. Also assume that 1,000,000 of the Special Voting Partnership Units were then restricted from casting LP Direction Votes pursuant to Special Voting Preferred Direction Exclusions. If there were

20,000,000 LP Direction Votes cast in favor of the proposal submitted to the holders of the Company Common Shares (including 1,000,000 LP Direction Votes cast by the Advisor as a result of the Special Voting Direction Exclusions), 2,500,000 LP Direction Votes cast against such proposal, 2,500,000 LP Direction Votes abstaining and the holders of 5,000,000 Special Voting Partnership Units did not cast any LP Direction Votes, the Advisor would cast 24,000,000 (80% of 30,000,000) votes of the Special Voting Preferred Stock in favor of the proposal, 3,000,000 (10% of 30,000,000) against the proposal and 3,000,000 (10% of 30,000,000) as an abstention.

2.          Voting Procedure. The Advisor agrees to (i) notify the holders of Special Voting Partnership Units regarding any matter as to which votes or consents are sought by Lexington from the holders of Special Voting Preferred Stock, (ii) provide such holders with copies of materials provided to the Advisor in connection with such vote or consent and (iii) provide such holders with the means with which to indicate their LP Direction Votes.

3.          Term This Agreement shall terminate at such time as there are no longer any Special Voting Partnership Units outstanding.

4.          Notice. Any notice required or permitted under this Agreement shall be in writing and shall be given by being delivered to the following addresses or fax numbers of the parties hereto:

To the Company:

Lexington Realty Trust

One Penn Plaza, Suite 4015

New York, New York, 10119-4015

Fax: (212) 594-6600

Attention: T. Wilson Eglin

Joseph S. Bonventre

With a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 E. 55th Street

New York, New York 10022

Telephone: (212) 318-6859

Fax: (212) 230-4090

Attention: Mark Schonberger, Esq.

To the Advisor:

NKT Advisors LLC

7 Bulfinch Place

Suite 500, P.O. Box 9507

Boston, Massachusetts 02114

Telephone: (6117) 570-4600

Fax: (617) 742-4643

Attention: Carolyn Tiffany

5.          No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Advisor partners or joint venturers or impose an liability as such on either of them.

6.          Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement shall not be amended or modified in any respect unless agreed to in writing by the Company and the Advisor.

7.          Governing Law. This agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of New York without reference to the principles of conflicts of law.

8.          Arbitration. Any dispute or controversy between the Advisor or any of its employees and the Company or any of its affiliates arising in connection with this Agreement, any amendment thereof, or the breach thereof shall be determined and settled by arbitration in New York, New York, by a panel of three arbitrators in accordance with the rules of the American Arbitration Association. Any award rendered therein shall be final and binding upon the Company, its affiliates and the Advisor and their respective legal representatives and judgment may be entered in any court having jurisdiction thereof. The expenses of such arbitration shall be paid by the party against whom the award shall entered, unless otherwise directed by the arbitrators.

9.          Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Advisor shall be permitted to assign this Agreement or any of its rights hereunder, and delegate any and all of its responsibilities and obligations hereunder, to any entity controlling, controlled by or under common control with the Advisor whose day to day business and operations are managed and supervised by Michael Ashner, provided that the Advisor shall be fully responsible to the Surviving Entity for all errors or omissions of such assignee. For purposes of this agreement, “control” shall mean the direct or indirect ownership of at least 51% of the beneficial equity interests and voting power of an entity.

10.        Binding Nature of Agreement; Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

11.        Third Party Beneficiaries. The holders of the Special Voting Partnership Units shall be third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement directly against the Advisor and Lexington. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto or any third party beneficiary hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements.

12.        Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

13.        Titles Not to Affect Interpretation. The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

14.        Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

15.        Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part..

16.        Principles of Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections and paragraphs are to the recitals, sections and paragraphs in or to this Agreement unless otherwise specified.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

LEXINGTON
By:	______________________________
Name:
Title:

THE NEWKIRK MASTER LIMITED PARTNERSHIP
By:	Lexington, its General Partner
By:	____________________________
Name:
Title:

NKT ADVISORS LLC
By:	FUR Holdings LLC, its Managing Member
By:	WEM-FUR Investors LLC, its Managing Member
By:	_________________________
Name:
Title:

Exhibit E-1

AMENDED AND RESTATED EXCLUSIVITY SERVICES AGREEMENT

AMENDED AND RESTATED EXCLUSIVITY SERVICES AGREEMENT, dated as of __________ ___, 2006 (this “Agreement”), between LEXINGTON REALTY TRUST, a Maryland real estate investment trust (the “Company”) and MICHAEL L. ASHNER (“Ashner”), an individual.

RECITALS

WHEREAS, pursuant to that certain Exclusivity Services Agreement, dated as of December 31, 2003, between First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (currently known as Winthrop Realty Trust) (“First Union”), and Ashner, as amended by Amendment No. 1 to Exclusivity Services Agreement (as amended, the “First Union Agreement”), Ashner agreed, subject to certain conditions, to offer to First Union all Business Opportunities (as defined in the First Union Agreement) offered to him during the period that he is serving either as an executive officer of First Union or as a member of the Board of Trustees of First Union;

WHEREAS, pursuant to that certain Acquisition Agreement, dated November 7, 2005, between Newkirk Realty Trust, Inc., a Maryland corporation (“Newkirk”), and First Union (the “Acquisition Agreement”), First Union assigned to Newkirk all of its right, title and interest under the First Union Agreement solely with respect to Business Opportunities related to Net Lease Assets (as defined in the Acquisition Agreement);

WHEREAS, in connection with the transactions contemplated by the Acquisition Agreement, Newkirk and Ashner entered into that certain Exclusivity Services Agreement dated November 7, 2005 (the “Newkirk Exclusivity Agreement”) pursuant to which, among other things, Ashner agreed upon the termination of the Acquisition Agreement due to the termination of the First Union Agreement that any Net Lease Business Opportunity offered to him during the Exclusivity Period (as such terms are defined in the Newkirk Exclusivity Agreement) was to be offered to Newkirk and Ashner has agreed to offer the same to the Company;

WHEREAS, simultaneously herewith Newkirk is merging into the Company (the “Merger”) with the Company being the surviving entity and the Company has assumed all of the rights and obligations of Newkirk under the Newkirk Exclusivity Agreement;

WHEREAS, the parties hereto desire to amended and restate in its entirety the Newkirk Exclusivity Agreement;

NOW THEREFORE, in consideration of the foregoing and mutual provisions and agreements contained herein, the parties hereto agree as follows:

Article I

Confirmation of Assignment

Section 1.1         Confirmation of Assignment. Ashner hereby consents to the assignment provided for in the Acquisition Agreement and agrees to be bound by the terms of the First Union Agreement as in effect on the date hereof. Notwithstanding Section 3.6 of this Agreement, Ashner hereby consents to the assignment to the Company of all of the rights of Newkirk, and the assumption by the Company of all of Newkirk’s obligations, under the Newkirk Exclusivity Agreement by entering into this Agreement from and after the effective time of the Merger.

Section 1.2         No Modification. Ashner covenants and agrees that he will not consent to any amendment or modification of the First Union Agreement to the extent such amendment or modification would relieve Ashner of his obligations to offer to the Company all Business Opportunities as they relate to Net Lease Assets in accordance with the terms of the First Union Agreement without the prior written consent of the Company.

Section 1.3	[Reserved]

Section 1.4        Representations and Warranties. Ashner represents and warrants to the Company that:

(i)           He had the full power and authority to enter into the First Union Agreement and to consummate the transaction contemplated thereby and has the full power and authority to enter into this Agreement and consummate the transactions contemplated hereby;

(ii)          The First Union Agreement was, and this Agreement has been, duly executed and delivered by Ashner and each such agreement constitutes the legal, valid and binding obligation of Ashner, enforceable in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effects of general equitable principles;

(iii)        The rights granted by Ashner to First Union pursuant to the First Union Agreement were granted free and clear of any lien or other encumbrance; and

(iv)         The consent of Winthrop Realty Trust or any other party other than Ashner was not required, or was previously obtained (or is being obtained concurrently herewith), in connection with the assignment provided for in the Acquisition Agreement or the execution of this Agreement.

Article II

Net Lease Business Opportunities

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Section 2.1         Net Lease Business Opportunity. If the First Union Agreement is terminated, Ashner covenants and agrees that from and after such date, any Net Lease Business Opportunity offered to him or generated by him during the Exclusivity Period shall be offered to the Company. “Net Lease Business Opportunity” shall mean any investment in real property or assets related thereto other than a Permitted Investment (as defined in Section 2.2) and which relate solely to (i) a property that is either (a) triple net leased or (b) where a tenant leases at least 85% of the rentable square footage of the property and, in addition to base rent, the tenant is required to pay some or all of the operating expenses for the property, and, in both (a) and (b) the lease has a remaining term, exclusive of all unexercised renewal terms, of more than 18 months, (ii) management agreements and master leases with terms of greater than three years where a manager or master lessee bears all operating expenses of the property and pays the owner a fixed return, (iii) securities of companies including, without limitation, corporations, partnerships and limited liability companies, whether or not publicly traded, that are primarily invested in assets that meet the requirements of clauses (i) and (ii), and (iv) all retenanting and redevelopment associated with such properties, agreements and leases, and all activities incidental thereto. “Exclusivity Period” means the period beginning on the date hereof and ending on (i) if the Company terminates the employment of Michael L. Ashner other than for “Cause” (as defined in the Employment Agreement between the Company and Ashner, of even date herewith (the “Employment Agreement”)), or if Ashner terminates his employment with the Company for “Good Reason” (as defined in the Employment Agreement), the later of such date or the date on which Ashner ceases to be a trustee of the Company; or (ii) other than as set forth in (i) above, the six month anniversary of the later of (1) any date on which Ashner ceases to be an officer of the Company and (2) the date on which Ashner ceases to be a trustee of the Company.

Section 2.2         Permitted Investments. Notwithstanding anything herein to the contrary, none of the following shall be deemed a Net Lease Business Opportunity (each, a “Permitted Investment”):

(i)	investments in equity securities of publicly traded real estate entities in an amount not to exceed two percent (2%) of the outstanding equity securities of such entity;

(ii)	passive investments in real estate entities where the investment does not represent the greater of a 10% equity interest in the entity or $1,500,000; and

(iii)	investments which relate to assets that were held by entities set forth on Schedule 1 hereto (such entities being hereinafter referred to as “Ashner Entities”) as of November 7, 2005.

(iv)	investments in assets directly or indirectly owned or controlled by an Ashner Entity as of November 7, 2005.

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Article III

General Provisions

Section 3.1        Termination. This Agreement shall terminate at such time as the Exclusivity Period terminates. The Company may terminate this Agreement at any time upon 10 days prior notice.

Section 3.2        Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, which in the case of the Company shall require the majority vote of its independent trustees (as defined in the Rules and Regulations of the New York Stock Exchange).

Section 3.3         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.3):

if to Ashner:

Two Jericho Plaza

Wing A – Suite 111

Jericho, NY 11753
Telephone:	(516) 822-0022
Fax No.:	(516) 433-2777

if to the Company:

Lexington Realty Trust
One Penn Plaza

Suite 4015

New York, NY 10119-4015
Telephone No:
Telecopier No:
Attention: Joseph Bonventre, Esq.

Section 3.4         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as

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possible in a mutually acceptable manner in order that the agreements contained herein be consummated as originally contemplated to the fullest extent possible.

Section 3.5         Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 3.6        Entire Agreement; Assignment. This Agreement (with the documents referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise.

Section 3.7         Waiver. No purported extension or waiver by any party shall be valid unless set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 3.8         Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.9        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the courts of the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

Section 3.10      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.10.

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Section 3.11      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.12      Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

LEXINGTON REALTY TRUST

By:
Name:
Title:

Michael L. Ashner

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Schedule 1

600 Grant AS GP L.P.

AP-PCC III, L.P.

AP-WEM USR LLC

Exeter Capital Corporation (family management company with less than $100,000 in assets)

First Winthrop Corporation

FUR Holdings LLC

FUR Advisors LLC

FUR Investors LLC

Kestrel Management Corp.

Kestrel Management, L.P.

MAQ/JV Associates LLC

MAQ/Pines Limited Partnership

Newkirk NL Holdings LLC

Newkirk RE Holdings LLC

U.S. Realty Advisors LLC

WEM-Brynmawr Associates LLC

Winthrop Management, L.P.

Winthrop Realty Partners, L.P.

Winthrop Realty Trust

and (i) all other single asset entities in which Michael Ashner holds an investment as of the date of this Agreement, and (ii) other entities in which Michael Ashner holds a non-controlling interest as of the date of this Agreement.

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Exhibit E-2

AMENDMENT TO ACQUISITION AGREEMENT AND ASSIGNMENT AND
ASSUMPTION

This Amendment to Acquisition Agreement and Assignment and Assumption, dated as of ______ ___, _______ (this “Amendment, Assignment and Assumption”), among other things, (i) amends the Acquisition Agreement , dated as of November 7, 2005 (the “Agreement”), between NEWKIRK REALTY TRUST, INC., a Maryland corporation (the “Company”) and WINTHROP REALTY TRUST (formerly First Union Real Estate Equity and Mortgage Investments), an Ohio business trust (“Winthrop”), and (ii) effects the assignment to and the assumption by LEXINGTON CORPORATE PROPERTIES TRUST, a Maryland real estate investment trust (“Lexington”) of the Company’s rights and obligations under the Agreement.

RECITALS

WHEREAS, pursuant to the Agreement, among other things, the Company issued to Winthrop 1,250,000 shares of Newkirk common stock, par value $.01 (as defined in the Agreement, the “Shares”), in consideration of the assignment to Newkirk of Winthrop’s rights solely with respect to Net Lease Assets (as defined in the Agreement) under the Exclusivity Services Agreement between Winthrop and Michael L. Ashner (“Ashner”), dated as of December 31, 2003, as amended as of October 27, 2005 (the “Exclusivity Agreement”);

WHEREAS, pursuant to Section 5.01 of the Agreement, 625,000 of the Shares were fully vested upon issuance, and an additional 625,000 Shares were to become vested in Winthrop and not subject to forfeiture pursuant to Section 5.02 of the Agreement, ratably over a 36-month period beginning with the date of the Agreement, provided that all of the Shares shall immediately vest in Winthrop upon certain events including under certain circumstances, the termination of the Advisory Agreement, dated November 7, 2005, between the Company, The Newkirk Master Limited Partnership and NKT Advisors LLC (the “Advisory Agreement”);

WHEREAS, in connection with the merger of the Company with and into Lexington (the “Merger”), the Advisory Agreement will be terminated, effective as of the effective time of the Merger (the “Effective Time”) and as a result thereof, all Shares subject to forfeiture are no longer subject to forfeiture (the “Vesting”) and NKT Advisors LLC has been paid a fee of $12,500,000 (the “Advisory Termination Fee”) in lieu of fees required to be paid to NKT Advisors LLC by the Company upon termination of the Advisory Agreement, with $5,500,000 of the Advisory Termination Fee to be attributed to the Incentive Management Fee, as defined in the Advisory Agreement, in connection with such termination; and the Shares are no longer subject to that certain Lock-Up Agreement between Winthrop and Bear Stearns dated as of November 1, 2005 (the “Lock-Up Agreement Termination”); and

WHEREAS, in connection with the Merger, the parties deem it advisable that, (i) the Agreement be amended, among other things, to provide that all unvested Shares shall become immediately vested in Winthrop and no longer subject to forfeiture, (ii) the rights and obligations of the Company under the Agreement shall be assigned to and assumed by Lexington and (iii)

Winthrop shall consent to the assignment to Lexington of all of the Company’s rights and obligations under the Exclusivity Assignment (as defined in the Agreement).

NOW THEREFORE, in consideration of the foregoing and mutual provisions and agreements contained herein, the parties hereto agree as follows:

1.             Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

2.            Article I of the Agreement shall be amended by deleting the definition of “Reversion Event” in its entirety and inserting the following:

“Reversion Date shall mean, (i) if Lexington Corporate Properties Trust (“Lexington”) shall have theretofore terminated the employment of Michael L. Ashner other than for “Cause” (as defined in the Employment Agreement between Lexington and Ashner), or if Ashner shall have theretofore terminated his employment with Lexington for “Good Reason” (as defined in the Employment Agreement), the later of the date of such termination and the date on which Michael L. Ashner ceases to be a trustee of Lexington; or (ii) other than as set forth in (i) above, the six month anniversary of the later of (1) any date on which Michael L. Ashner ceases to be an officer of Lexington and (2) any date on which Michael L. Ashner ceases to be a trustee of Lexington.

3.            Section 5.01 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 5.01    Vesting. As of the effective time (the “Effective Time”) of the merger of the Company with and into Lexington, all of the Shares shall be fully vested and not subject to forfeiture under Section 5.02.”

4.            Section 5.05 of the Agreement is hereby amended and restated to read as follows:

“Section 5.05    Termination of Exclusivity Assignment. Upon any Reversion Date, the Exclusivity Assignment shall immediately terminate without any further action on the part of either party and all rights assigned to Newkirk pursuant to this Agreement (and further assigned to Lexington as of the Effective Time) and any assignment delivered in connection therewith (including as a result of the assignment of the Exclusivity Assignment to Lexington as of the Effective Time) shall revert to Winthrop Realty Trust.”

5.            Except as specifically modified herein, all of the terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

6.            From and after the Effective Time, (i) the Company hereby sells, transfers, assigns, conveys, sets over and confirms all of its right, title and interest under the Agreement to Lexington and (ii) Lexington hereby assumes all obligations and liabilities of the Company thereunder. Without limiting the foregoing, by executing this Amendment, Assignment and

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Assumption, Lexington shall become a counterparty to the Agreement in the place of the Company.

7.            Winthrop hereby confirms and consents to the assignment of all of the Company’s obligations under the Agreement and the Exclusivity Assignment to Lexington and the assumption by Lexington of all of the Company’s duties, obligations and liabilities thereunder. For the avoidance of doubt, Winthrop hereby acknowledges and agrees, in the event Lexington acquires, in any manner, assets other than Net Lease Assets (as defined in the Agreement), that neither Winthrop nor any of its affiliates (other than Ashner under his employment agreement with Lexington) shall have any claim or cause of action of any nature whatsoever based on the occurrence of any such acquisition against Lexington or any of its affiliates (other than Ashner) under the Agreement, this Amendment, Assignment and Assumption, the Amended and Restated Exclusivity Services Agreement, dated as of the date hereof between Lexington and Ashner, or otherwise.

8.            Subject to the occurrence of the Lock-Up Agreement Termination, the Vesting and the payment of the Advisor Termination Fee, the Company and Winthrop hereby represent to Lexington that as of the Effective Time (i) all obligations of either the Company or Winthrop under the Agreement have been satisfied and (ii) neither of such parties is in default under the Agreement.

9.            This Amendment, Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the State of New York.

10.          This Amendment, Assignment and Assumption may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement, Assignment and Assumption to be executed as of the date first written above.

NEWKIRK REALTY TRUST, INC.

By:
Name:
Title:

WINTHROP REALTY TRUST

By:
Name:
Title:

LEXINGTON CORPORATE PROPERTIES TRUST

By:
Name:
Title:

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Exhibit F

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of _________ ___, 2006, by and between Lexington Realty Trust, a Maryland real estate investment trust (the “Company”) and Michael L. Ashner (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Trustees of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive and to provide the Executive with compensation and benefits arrangements which are competitive with those of other real estate investment trusts; and

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control (as defined below) and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control;

NOW, THEREFORE, in order to accomplish these objectives and in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.             Employment. Subject to the terms and conditions set forth herein, the Company shall employ the Executive as Chairman and Director of Strategic Transactions, and the Executive accepts such employment for the Employment Term (as defined below). During the Employment Term, the Executive shall perform the duties of Chairman and Director of Strategic Transactions and such other duties as may from time to time be assigned to him by the Board.

2.             Performance. Except as provided below, the Executive will serve the Company faithfully and to the best of his ability and will devote such business time, energy, experience and talents to the business of the Company and its affiliates as is reasonably required to perform his duties hereunder; provided, however, that it shall not be considered a violation of the foregoing for the Executive to engage in “Permitted Activities.” As used herein, the term “Permitted Activities” shall include the Executive’s (i) management of his personal or his family’s investments, (ii) serving as Chairman and Chief Executive Officer of each of Winthrop Realty Trust (“Winthrop”), First Winthrop Corporation (“FWC”) and Winthrop Realty Partners, L.P. (“WRP”) and their respective affiliates, (iii) serving as principal of FUR Advisors LLC, provided that FUR Advisors LLC engages in no business other than acting as advisor for Winthrop, (iv) engaging in Permitted Investments (as defined below) (v) serving on civic or charitable boards or committees, (vi) serving as director or trustee of those public companies listed on Schedule 1 hereto, or, (vii) with the advance written approval of the Board, serving on industry boards or committees, so long as with respect to foregoing clauses (v) through (vii), any such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. For purposes of this Agreement, “Permitted Investments” shall mean (W) investments in equity securities of publicly traded real estate entities in an amount not to exceed two percent (2%) of the outstanding equity securities of such entity; (X) passive investments in real estate entities where the investment does not represent the greater of a 10% equity interest in the entity or $1,500,000; and (Y) investments in the entities set forth on Schedule 2 hereto (such entities being hereinafter referred to as “Ashner Entities”) provided that such Ashner Entities only make additional investments in assets related to those assets directly or indirectly currently owned or currently controlled, in each case as of the date hereof, by any Ashner Entity.

3.             Employment Term. Unless earlier terminated pursuant to Section 6 below (including, but not limited to, the Executive’s termination of employment due to death, resignation, or Disability (as defined in Section 5(b)(iii) below)), the employment term shall begin upon _________ ____, 2006 (the “Effective Date”), and shall continue for a period of three years from such date (the “Initial Term”); provided that such term shall be automatically extended for additional periods of one (1) year commencing on the third anniversary of the Effective Date and each anniversary thereof (such period the “Additional Term”) unless either party shall have given notice to the other party that such party does not desire to extend the term of this Agreement, such notice to be given at least one hundred eighty (180) days prior to the end of Initial Term or Additional Terms (the Initial Term and the Additional Term or Terms, if applicable, collectively, the “Employment Term”).

4.	Compensation and Benefits.

(a)           Base Salary. As compensation for services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with the Company’s procedures, subject to withholding and other applicable taxes, at an annual rate of Four Hundred Fifty Thousand Dollars ($450,000), subject to review by the Company no less frequently than annually for increase (but not to be decreased) (such base salary, as increased from time to time being hereinafter referred to as “Base Salary”).

(b)           Bonuses and Incentive Compensation. During the Employment Term, the Executive shall have opportunities for bonuses and shall have opportunities for incentive compensation comparable to those provided to other senior executives of the Company and shall be eligible to participate in all bonus and incentive compensation plans made available by the Company, from time to time, for its senior executives.

(c)           Medical, Dental, Disability, Life Insurance, Pension and Other Benefits. During the Employment Term, the Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various medical, dental, disability, life insurance, pension and other employee benefit plans made available by the Company, from time to time, for its senior executives.

(d)           Vacation, Sick Leave. During the Employment Term, the Executive shall be entitled to vacation and sick leave in accordance with the Company’s established practices with respect to its senior executives.

(e)           Expenses. The Executive shall be reimbursed by the Company for all reasonable expenses actually incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Company from time to time and upon receipt of appropriate documentation.

5.             Termination. (a)         The employment of the Executive hereunder shall terminate at the end of the Employment Term. The employment of the Executive hereunder may also be terminated at any time (i) by the Company with or without Cause (as defined in Section 5(b)(i) below); or (ii) by the Executive with or without Good Reason (as defined in Section 5(b)(ii) below) by notice of resignation delivered to the Company. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then the Executive shall be treated for purposes of this Agreement as if he had been terminated without Cause (such a termination shall be referred to in this Agreement as a “Pre-Change in Control Termination”). At any time after a Disability (as defined in Section 5(b)(iii) below) occurs, provided that the Board, upon advice of a medical doctor selected in accordance with Section 5(b)(iii) hereof, determines that the Executive remains incapable of performing his essential duties and responsibilities hereunder, subject to applicable legal requirements, the Company may terminate the Executive’s employment effective forthwith after giving notice to the Executive of such termination. Further, if the Board, upon advice of a medical doctor selected in accordance with Section 5(b)(iii) hereof, shall reasonably determine that the Executive has become physically or mentally incapable of performing his essential duties and responsibilities as provided in this Agreement and such incapacity is likely to last for a period of at least one hundred eighty (180) days from the onset of such incapacity, the Company may, at its discretion at any time thereafter while the Executive remains incapable of performing his material duties hereunder, and subject to applicable legal requirements, remove the Executive from his then position with the Company; provided, further, that if he returns to full time employment, with the permission of the Board, prior to the time he is determined to have incurred a Disability, he shall be restored to his position or positions with the Company.

(b)	For purposes of this Agreement,

(i)         “Cause” shall mean: (A) the Executive’s conviction of, plea of nolo contendere to, or written admission of the commission of, a felony (but not a traffic infraction or similar offense), (B) any breach by the Executive of any material provision of this Agreement; (C) any act by the Executive involving moral turpitude, fraud or misrepresentation with respect to his duties for the Company or its affiliates; or (D) gross negligence or willful misconduct on the part of the Executive in the performance of his duties as an employee, officer or member of the Company or its affiliates (that in only the case of gross negligence results in a material economic harm to the Company); provided, however, that the Company may not terminate the Executive’s employment under clauses (B), (C) or (D) unless the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination within 90 days of the date a member of the Company’s Board (excluding the Executive), first becomes aware of such event, and in the case of a breach set forth in clause (B) above, the Executive either (X) has not, within 30 days following receipt of such notice, cured such Cause, or (Y) in the event such Cause cannot be cured within such 30-day period, has not taken all reasonable steps to cure such Cause. No termination for Cause shall be effective unless the Board makes a Cause determination after notice to the Executive and the Executive has been provided with the opportunity (with counsel of his choice) to contest the determination at a meeting of the Board.

(ii)        “Good Reason” shall mean the occurrence of one or more of the following events without the Executive’s written consent or, in the case of clause (E) below, without prior written notice to, and the participation or consent of Winthrop, provided that the Executive first gives the Company written notice of his intention to terminate and of the grounds for such termination within 90 days of such event, and, with respect to clauses (A) – (D), the Company has not cured such Good Reason within thirty (30) days of the Executive giving the Company written notice thereof: (A) a material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company, (B) a reduction in the Executive’s rate of Base Salary; (C) a breach by the Company of any material provision of this Agreement; (D) the Company’s requiring the Executive to be based at any office or location located more than fifty (50) miles from the New York metropolitan area, or (E) the Company acquires or makes an Investment in Real Property other than a Net Lease Asset (as defined in that certain Acquisition Agreement, dated as of November 7, 2005, between Newkirk and First Union Real Estate Equity and Mortgage Investments) except for Investments in Real Property relating to those non-Net Lease Assets which the Company currently owns, is currently under contract to acquire, or has acquired an option to purchase. Notwithstanding anything herein to the contrary, any change of the Executive’s position with the Company to which the Executive consents in writing shall not constitute Good Reason. As used herein, the term “Investment in Real Property” shall mean the direct or indirect ownership of a fee, leasehold interest or other interest in real property or the providing of financing, including a participation interest, secured directly or indirectly by a fee, leasehold or other interest in real property or the ownership interests in an entity that owns, directly or indirectly, a fee, leasehold interest or other interest in real property; provided, however, that investments in equity securities of publicly traded real estate entities in an amount not to exceed two percent (2%) of the outstanding equity securities of such entity shall not be an Investment in Real Property.

(iii)       “Disability” shall mean the mental or physical incapacity of the Executive such that (A) he qualifies for long-term disability benefits under a Company-sponsored long-term disability policy or (B) the Executive has been incapable as a result of illness, disease, mental or physical disability, disorder, infirmity, or impairment or similar cause of performing his essential duties and responsibilities for any period of one hundred eighty (180) days (whether or not consecutive) in any consecutive three hundred sixty-five (365) day period. Disability shall be determined by an approved medical doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(iv)       “Change in Control” shall mean:

(A)          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 20% or more of either (i) the then outstanding common shares of beneficial interest of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (C) of this Section 5(b)(iv); or

(B)          Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C)          Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the Persons who had Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination, have Beneficial Ownership, of more than 50%, respectively, of the then outstanding common shares of beneficial interest and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) acquires Beneficial Ownership of 20% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors or board of trustees, as the case may be, of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement with the successor or purchasing entity in respect of such Business Combination, or of the action of the Board, providing for such Business Combination; or

(D)         Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

6.	Severance. (a)	If, during the Employment Term,

(1)           the Executive terminates his employment with the Company for Good Reason; or

(2)           the Executive’s employment is terminated by the Company without Cause; or

(3)           the Executive’s employment is terminated in a Pre-Change in Control Termination;

then, the Company shall have no liability or further obligation to the Executive except as follows: the Executive shall be entitled to receive, subject to Section 6(e):

(i)         within 30 days of such termination of employment, any earned but unpaid Base Salary for the period prior to termination and any earned but unpaid bonuses, in cash, for prior periods which have ended at the time of such termination (“Entitlements”);

(ii)        at the time provided in such plan, any rights to which he is entitled in accordance with such applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan (“Rights”);

(iii)       within 30 days of such termination of employment, severance pay (the “Severance Pay”) in the amount equal to 2.99 times the sum of: (x) the Executive’s Base Salary at termination and (y) his regular target bonus, in cash, assuming achievement of 100% of all targets under Company’s executive bonus plan in effect for the fiscal year in which his termination occurs (by way of example only, 200% of Executive’s Base Salary under the current executive bonus plan) (or, if no such executive bonus plan is in effect, the executive bonus plan in effect for the fiscal year prior to the fiscal year in which his termination occurs); provided that if Executive terminates this Agreement pursuant to clause (E) of the definition of Good Reason, the amount of Severance Pay due to Executive pursuant to this paragraph (iii) shall equal one-half (1/2) of the Severance Pay otherwise due hereunder but all other benefits and payments shall remain the same;

(iv)       a pro rata annual bonus, in cash, determined by (x) the number of days the Executive was employed by the Company during the fiscal year divided by 365, and multiplied by (y) his regular target bonus assuming achievement of 100% of all targets under Company’s executive bonus plan in effect for the fiscal year in which his termination occurs (by way of example only, 200% of Executive’s Base Salary under the current executive bonus plan) (or, if no such executive bonus plan is in effect, the executive bonus plan in effect of the fiscal year prior to the fiscal year in which his termination occurs); and

Additionally, upon the earlier of a Change in Control or a termination of the Executive’s employment under Section 6(a)(1), 6(a)(2) or 6(a)(3) above, all non-vested and/or unearned bonus and long-term incentive awards previously granted to the Executive, including but not limited to restricted stock, deferred share awards, and stock options shall earn and fully vest and become nonforfeitable.

Additionally, medical, dental, disability, life insurance and other employee welfare benefits (the “Welfare Plans”) then provided to senior executives of the Company shall be continued following the date of termination for a period of three (3) years and, if the Executive is precluded from participating in any Welfare Plan by its terms or applicable law during such period, the Company shall pay to the Executive in a lump sum the cash equivalent of the premiums or other contributions that the Company would otherwise pay under the terms of this Agreement as of the date of the Executive’s termination, or date of payment if later, to continue the Executive’s participation in the Welfare Plans for three years. As a condition of receiving the Severance Pay under Section 6(a)(iii) and Section 6(a)(iv) and the vesting of awards under Section 6(a) upon the Executive’s termination of Employment, the Executive agrees to execute a release thereby releasing the Company and its affiliates from any and all obligations and liabilities to the Executive arising from or in connection with the Executive’s employment or termination of employment with the Company and its affiliates and any disagreements with respect to such employment, except that such release shall not apply with respect to any rights of the Executive to indemnification under the Company’s Certificate of Incorporation or By-Laws or to any rights of the Executive to indemnification or directors’ and officers’ liability insurance coverage of the Company and its affiliates.

(b)           If during the Employment Term, the Executive’s employment is terminated on account of death or Disability, the Company shall have no liability or further obligation to the Executive except as follows: the Executive (and his estate or designated beneficiaries under any Company-sponsored employee benefit plan in the event of his death) shall be entitled to receive, subject to Section 6(e):

(i)         any Entitlements within 30 days of such termination of employment or, if later, the date such Entitlement would otherwise be paid to active employees of the Company, and any Rights at the time provided in the relevant plans;

(ii)        within 30 days of such termination of employment, Severance Pay in the amount of one (1) times the Executive’s Base Salary at termination;

(iii)       all non-vested bonus and long-term incentive awards previously granted to the Executive, including but not limited to restricted stock, deferred share awards and stock options, shall earn and fully vest and become nonforfeitable; and

(iv)       at the time such bonuses or payments would otherwise have been paid, a pro rata portion of the bonuses he would have received under the Company’s executive bonus plan in effect at the time of his termination had he remained employed by the Company for the full fiscal year in which his termination occurs, equal to the ratio of the number of days of his employment by the Company during such fiscal year to 365, and a pro rata portion of any payment he would have received or award that would have vested under any performance-based long-term incentive award program of the Company had he remained employed by the Company for the full performance period or periods in which his termination occurs, equal to the ratio of the number of days of his employment by the Company during such period to the full number of days in such period (such amounts to be referred to herein as the “Pro Rata Bonus and Incentive Payments”);

Additionally, the group health plan then provided to senior executives of the Company shall be continued following the date of termination for a period of two (2) years and, during such period, if the Executive is precluded from participating in such group health plan by its terms or applicable law, the Company shall pay to the Executive in cash the premiums or other contributions that the Company would otherwise pay as of the date of the Executive’s termination to continue the Executive’s participation in the group health plan for two years. Notwithstanding the foregoing, the continuation period for group health benefits under Section 4980B of the Code by reason of the Executive’s termination of employment with the Company shall be measured from his actual date of termination of employment. Except in the case of a termination in connection with or following a Change in Control or a Pre-Change in Control Termination, as a condition of receiving the Severance Pay under Section 6(b)(ii) and the bonus payments and accelerated vesting under Section 6(b)(iii) and (iv), the Executive, or the representative of his estate if he has died, agrees to execute a release thereby releasing the Company and its affiliates from any and all obligations and liabilities to the Executive arising from or in connection with the Executive’s employment or termination of employment with the Company and its affiliates and any disagreements with respect to such employment, except that such release shall not apply with respect to any rights of the Executive to indemnification under the Company’s Certificate of Incorporation or By-Laws or to any rights of the Executive to indemnification or directors’ and officers’ liability insurance coverage of the Company and its affiliates.

(c)           If during the Employment Term, the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason and Section 6(a) (with respect to a Pre-Change in Control Termination) does not apply, the Company shall have no liability or further obligation to the Executive except as follows: the Executive shall be entitled to receive any Entitlements within 30 days of such termination of employment or, if later, the date such Entitlement would otherwise be paid to active employees of the Company, and any Rights at the time provided in the relevant plans.

(d)           The payments made pursuant to this Section 6 shall be excluded from all pension and benefit calculations under the employee benefit plans of the

Company and its affiliates, except as otherwise provided in the applicable employee benefit plan.

(e)           Notwithstanding anything in this Section 6 to the contrary, if the Company determines in good faith that any payment or benefit to the Executive under this Section 6, or any vested shares of the Company’s common stock deferred to a rabbi trust for the benefit of the Executive, that, in either case, is payable to the Executive on account of his termination of employment with the Company, constitutes a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (as set forth in IRS Notice 2005-1, Q&A-4 or successor Temporary or Final Treasury Regulations) and the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), the Company shall delay commencement of any such payment or benefit until six months after the Executive’s last day of employment with the Company (the “409A Suspension Period”). Within fourteen calendar days after the end of the 409A Suspension Period, the Company shall pay to the Executive a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to the Executive) and benefits that the Company would otherwise have been required to provide under this Section 6 but for the imposition of the 409A Suspension Period. Thereafter, the Executive shall receive any remaining payments and benefits due under this Section 6 in accordance with the terms of this Section (as if there had not been any suspension period beforehand).

7.             Covenants of the Executive. (a)   From the date hereof until the Reversion Date (as defined in the Amendment to Acquisition Agreement and Assignment and Assumption, dated of even date herewith, among the Company, Newkirk Realty Trust, Inc. and Winthrop, (i) except for Permitted Investments, the Executive shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by or participate in the ownership, management, operation or control of any business of the type and character engaged in or competitive with that conducted by the Company or any of its affiliates; provided, however, that the Company acknowledges that investments by Winthrop in non-Net Lease Assets are not a violation of this Section 7(a)(i); (ii) the Executive shall not, directly or indirectly, employ, solicit for employment or otherwise contract for the services of any employee of the Company or any of its affiliates at the time of this Agreement or who shall subsequently become an employee of the Company or any such affiliate; provided, however, this subparagraph (ii) shall not apply to (A) the Executive’s personal secretary at the time of termination, (B) provided that Executive has not been terminated for Cause, Lara Johnson; provided further, that so long as Executive has not been terminated by the Company for Cause, it will not be a violation of this subparagraph (ii) if (x) any of the persons listed on Schedule 7(a)(ii) attached hereto approach Ashner about employment with Winthrop, FWG or WRP, (y) in response to such approach Executive offers such person employment at Winthrop, FWG or WRP at any time after July 15, 2007, and (z) Executive delivers written notice of such offer to the Company, including all the terms thereof, at least thirty (30) days prior to the effective date of such offer; and (iii) the Executive will not solicit, in competition with the Company or its affiliates, any person who is, or was at any time within the twelve months prior to his termination of employment, a customer of the business conducted by the Company or any of its affiliates. For purposes of determining whether to permanently withhold, or recover, payments from the Executive pursuant to Section 7(d) hereof, the Board shall determine what constitutes a competing business; provided that (x) the scope of businesses and the jurisdictions and marketing areas within which the Executive has agreed not to compete pursuant to clause (a)(i) of this Section 7 shall, for any challenged activity of the Executive, be determined as of the date of any such activity and (y) the Executive’s ownership of securities of two percent (2%) or less of any publicly traded class of securities of a public company shall not be considered to be competition with the Company or any of its affiliates. Notwithstanding the foregoing, the provision of this Section 7(a) shall not apply following the Executive’s termination if the Executive is terminated by the Company without Cause or the Executive terminates for Good Reason or a Pre-Change in Control Termination.

(b)           For the Employment Term and thereafter, (i) the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company; and (ii) the Executive will not use (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, any confidential information for the benefit of anyone other than the Company; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Executive. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company which are related to the business of the Company shall be and become the sole property of the Company, unless released in writing by the Company, and the Executive hereby assigns any and all rights therein or thereto to the Company.

(c)           All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or its affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by the Executive (including, without limitations, any copies thereof) upon termination of this Agreement for any reason whatsoever.

(d)           The Executive acknowledges that a breach of his covenants contained in this Section 7 may cause irreparable damage to the Company and its affiliates, the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach will be inadequate and that the amounts payable to the Executive pursuant to the provisions of Section 6(a)(iii), (iv) and the paragraphs following 6(a)(iv) and /or 6(b)(ii), (iii) and (iv) hereunder are additional consideration for the covenants contained in this Section 7. Accordingly, the Executive agrees that if he breaches any of the covenants contained in this Section 7, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. In addition, the breach of any of the covenants contained in this Section 7 shall entitle the Company to permanently withhold, and to recover from the Executive any amounts paid to the Executive pursuant to the provisions of Section 6(a)(iii), (iv) and the paragraphs following 6(a)(iv) and /or 6(b)(ii), (iii) and (iv) of this Agreement. The Company shall provide the Executive with at least five days prior written notice before withholding of any payment provided for in the immediately preceding sentence.

(e)           The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(f)            The Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company’s Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested; provided, however that the same does not materially interfere with his then current professional activities or important personal activities and is not contrary to the best interests of the Executive. The Company agrees to reimburse the Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance, and, if during the period following the Employment Term, the Company requests the Executive’s cooperation for a period of greater than 8 hours per month, the Company agrees to reimburse the Executive at a rate of $250.00 per hour.

(g)           The Executive agrees that, during the Term of Employment and at any time thereafter (including following the Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Employment Term, and at any time thereafter, (including following the Executive’s termination of employment for any reason) it will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Executive’s reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or a representative of the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

(h)           The Executive agrees that until the earlier of (i) November 1, 2009 and (ii) the termination of the Employment Term (the “Lock-Up Period”), the Executive (a) will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Relevant Security (as defined below), and (b) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration. As used herein “Relevant Security” means shares of stock of the Company, the units of limited partnership interest in The Lexington Master Limited Partnership, a Delaware limited partnership (the “Partnership”), held by the Executive on the date hereof and any shares of stock of Company issued in redemption thereof as permitted by the following sentence. Notwithstanding the foregoing, (i) the undersigned shall have the right to have his units of limited partnership interest in the Partnership redeemed for shares of the Company’s stock, which shares of stock shall be subject to the provisions of this Agreement and (ii) if (x) during the last 17 days of the Lock-Up Period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of Lock-Up Period; the restrictions imposed in this Section 7(h) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on the Company is compliant with Rule 139 of the Securities Act then in effect and the Company’s securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Securities Exchange Act of 1934.

The Executive hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder and, in the case of Relevant Securities for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities. The undersigned hereby further agrees that, without the prior written consent of the Company, during the Lock-up Period the undersigned (x) will not file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of a Relevant Security and (y) will not exercise any rights the undersigned may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of a Relevant Security.

8.             Special Tax Provision. (a)    In the event it shall be determined that any amount or benefit paid with respect to the Executive, (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person), as a result of any change in ownership of the Company or Newkirk Realty Trust, Inc. covered by Code Section 280G(b)(2) (collectively, the “Covered Payments”) is subject to the excise tax imposed by Section 4999 of the Code and/or any interest or penalties with respect to such excise tax (such excise tax is hereinafter referred to as the “Excise Tax”), the Company shall pay to the Executive an additional payment (the “Tax Reimbursement Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) (including, without limitation, income taxes) imposed upon the Tax Reimbursement Payment, the Executive retains an amount of the Tax Reimbursement Payment equal to the Excise Tax imposed upon the Covered Payments.

(b)           For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to (i) pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made and (ii) pay any applicable state and local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

(c)           (i)    (A)         All determinations under this Section 8, including whether and when a Tax Reimbursement Payment is required and the amount of such Tax Reimbursement Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s outside legal counsel (based on calculations made by a benefits consulting firm or by independent certified public accountants appointed by the Company) or by independent certified public accountants appointed by the Company (collectively the “Tax Advisor”).

(B)          In the event that the Tax Advisor determines, for any reason whatsoever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, within thirty days after the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Tax Advisor, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 6621(a)(1) of the Code.

(ii)        In the event that the determination set forth in (A) above is made by the Tax Advisor after the filing by the Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to the date the statute of limitations has expired for refund claims, the Executive shall file at the request of the Company an amended tax return in accordance with the Tax Advisor’s determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the Executive must pay on such interest and which the Executive is unable to deduct as a result of payment of the refund).

(iii)       In the event that the Excise Tax is later determined by the Tax Advisor or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

(iv)       In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 8, the Executive shall promptly notify the Company of such controversy and provide all documents provided by the Internal Revenue Service (or other taxing authority) to the Executive within 10 days of receipt of such documents. The Executive shall permit the Company to control issues related to this Section 8, provided that such issues do not potentially materially adversely affect the Executive; provided further, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax thereon, including interest and penalties, which is payable to the Executive pursuant to the provisions of Section 8(a) hereof. In the event any issues do potentially materially adversely affect the Executive, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of the issues, but if the parties cannot agree the Company shall make the final determination with regard to the issues; provided further, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax thereon, including interest and penalties, which is payable to the Executive pursuant to the provisions of Section 8(a) hereof. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit a representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

(v)        With regard to any initial filing for a refund or any other action required pursuant to this Section 8 (other then by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company.

(d)           The Company shall use its best efforts to cause the Tax Advisor to promptly deliver the initial determination required hereunder within forty-five (45) days after the change in ownership covered by Section 280G(b)(2) of the Code. The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the thirtieth (30th) day following the determination by the Tax Advisor. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Tax Advisor as provided herein. Notwithstanding the foregoing, in no event shall payment of the Tax Reimbursement Payment occur before the earlier of the Executive’s termination of employment with the Company or a “change in control event” within the meaning of Proposed Treasury Regulation § 1.409A-3(g)(5) or any successor Temporary or Final Treasury Regulation (a “Qualifying Change in Control”); however, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and any Covered Payment is made in connection with the Executive’s termination of employment with the Company, then any portion of the Tax Reimbursement Payment that is attributable to such Covered Payments shall be paid to the Executive on the date that is six months after the Executive’s last day of employment with the Company. If the Executive becomes entitled to receive a Tax Reimbursement Payment in connection with a change in control that is not a Qualifying Change in Control, the unpaid Tax Reimbursement Payment shall accrue interest an annual interest rate of prime plus one-percent until paid immediately following the Executive’s last day of employment; however, if Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then the Company shall pay the Executive the deferred Tax Reimbursement Payment on the date that is six months after the Executive’s last day of employment with the Company.

(e)           The Company shall be responsible for all charges of the Tax Advisor.

(f)            The Executive and the Company shall mutually agree on and promulgate further guidelines in accordance with this Section 8 to the extent, if any, necessary to effect the reversal of excessive, or a shortfall in, Tax Reimbursement Payments.

(g)           The payments made pursuant to Section 8 hereof shall be excluded from all pension and benefit calculations under the employee benefit plans of the Company and its affiliates.

9.             Representations and Warranties of the Executive. Executive hereby represents and warrants that as of the date hereof (a) Executive is in full compliance with the terms of that certain Exclusivity Services Agreement, dated as of November 7, 2005 between Newkirk Realty Trust, Inc. and Executive and that certain Exclusivity Services Agreement, dated as of December 31, 2003 between First Union Real Estate Equity and Mortgage Investments and Executive (now known as Winthrop Realty Trust) (collectively, the “Exclusivity Agreements”) and (b) First Union Real Estate Equity and Mortgage Investments has no claims for breach with respect to any of the Exclusivity Agreements. The execution and delivery of this Agreement by Executive do not, and the performance of Executive’s obligations hereunder will not, result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment or cancellation of, any of the Exclusivity Agreements.

10.          Notices. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

If to the Executive:

Michael L. Ashner

c/o Winthrop Realty Partners, L.P.

Two Jericho Plaza

Wing A, Suite 111

Jericho, New York 11753

If to the Company:

Lexington Realty Trust

One Penn Plaza, Suite 4015

New York, NY 10119-4015

Attention: Compensation Committee Chairman

With a copy to: Joseph S. Bonventre

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022

Attention: Mark Schonberger, Esq.

11.	General.

(a)           Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State.

(b)           Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)           Assignability. The Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of the Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. The Executive represents and warrants to the Company that the Executive has no contracts or agreements of any nature that the Executive has entered into with any other person, firm or corporation that contain any restraints on the Executive’s ability to perform his obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Notwithstanding anything else in this Agreement to the contrary, the Company will assign this Agreement to and all rights hereunder shall inure to the benefit of any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger or consolidation.

(d)           Enforcement Costs. If any contest or dispute shall arise under this Agreement involving the termination of the Executive’s employment with the Company and its affiliates or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall advance the Executive or pay directly on his behalf, all reasonable legal fees and expenses, if any, incurred or, in the case of fees and expenses for which payment is required before the services are rendered, to be incurred within the next 30 days, by the Executive in connection with such contest or dispute upon presentation of an itemized bill to the Company regarding any such fees and expenses along with proof reasonably satisfactory to the Company that such expenses have been incurred or will be incurred within the next 30 days by the Executive; provided, however, that in the event the resolution of any such contest or dispute includes a finding that the Executive’s claims in such contest or dispute are frivolous or brought in bad faith, the Executive shall be required to reimburse the Company, for all sums advanced to the Executive pursuant to this Section 11(d) in connection with such contest or dispute, together with interest in an amount equal to the prime rate, as published in the Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company makes payment to the Executive hereunder through the date of the Executive’s repayment thereof. Notwithstanding the foregoing, any reimbursements under this paragraph following the Executive’s termination of employment with the Company shall be subject to the payment limitations described in Section 6(e) of this Agreement.

(e)          Compliance with Rules and Policies. The Executive shall perform all services in all material respects in accordance with the applicable policies, procedures and rules established by the Company, including, but not limited to, the By-Laws of the Company. In addition, the Executive, where applicable, shall comply in all material respects with all laws, rules and regulations that are generally applicable to the Company, its affiliates and their employees, directors and officers.

(f)           Taxes. The Company shall withhold from all amounts due hereunder any applicable withholding taxes payable to federal, state, local or foreign taxing authorities. Except as set forth in Section 8, the Company shall have no obligation to indemnify or hold the Executive harmless from any taxes he may incur from any amounts payable under this Agreement.

(g)           Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and undertakings, both written and oral, between the Company and the Executive.

(h)           Duration. Notwithstanding the Employment Term hereunder, the applicable sections of this Agreement shall continue for so long as any obligations remain under this Agreement.

(i)             Survival. All of the rights and covenants set forth in Sections 5, 6, 7, 8, 11(d) and 11(k) of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever. It is expressly agreed that the remedy at law for the breach or threatened breach of any such covenant is inadequate and that the Company, in addition to any other remedies that may be available to it, in law or in equity, shall be entitled to injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

(j)            Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

(k)           Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive of the Company, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

(l)             Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(m)          Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement effective as of the day and year first written above.

Date:	LEXINGTON REALTY TRUST

Name: Joseph S. Bonventre
Title: Authorized Officer

EXECUTIVE

Date:
Michael L. Ashner

Schedule 1

NBTY, Inc.

Winthrop Realty Trust

Schedule 2

600 Grant AS GP L.P.

AP-PCC III, L.P.

AP-WEM USR LLC

Exeter Capital Corporation (family management company with less than $100,000 in assets)

First Winthrop Corporation

FUR Holdings LLC

FUR Advisors LLC

FUR Investors LLC

Kestrel Management Corp.

Kestrel Management, L.P.

MAQ/JV Associates LLC

MAQ/Pines Limited Partnership

Newkirk NL Holdings LLC

Newkirk RE Holdings LLC

U.S. Realty Advisors LLC

WEM-Brynmawr Associates LLC

Winthrop Management, L.P.

Winthrop Realty Partners, L.P.

and (i) all other single asset entities in which Michael Ashner holds an investment as of the date of this Agreement, and (ii) other entities in which Michael Ashner holds a non-controlling interest as of the date of this Agreement.

Exhibit G

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of ______ __, 2006, by and between Lexington Realty Trust, a Maryland real estate investment trust (together with its subsidiaries and affiliates, “Company”), and First Winthrop Corp., a Delaware corporation (together with its subsidiaries and affiliates, “Winthrop”) Company and Winthrop are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Company and Newkirk Realty Trust, Inc., a Maryland corporation (“NRT”) are parties to an Agreement and Plan of Merger, dated as of July 23, 2006 (the “Merger Agreement”) (capitalized terms used herein without definitions shall have the meanings given to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Company and NRT have effected a business combination through a merger of NRT with and into Company with Company being the surviving entity (the “Merger”);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Company desires to obtain the use of certain services for the purpose of enabling Company to manage an orderly transition in its operation of the properties and businesses owned and conducted by NRT and its subsidiaries immediately prior to the Merger (the “Businesses”);

WHEREAS, Company would not have entered into the Merger Agreement without the agreement of Winthrop to provide the transition services pursuant to the terms hereof; and

WHEREAS, the closing of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, the execution and delivery of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Winthrop hereby agree as follows:

AGREEMENT

1.             Scope of Agreement. Winthrop hereby agrees to provide, at Winthrop’s own expense, certain accounting, tax, financial reporting, investor relations and information technology support services to Company in accordance with the terms and conditions of this Agreement. The nature and scope of each Service (as defined below) are described in Section 3 of this Agreement. Upon the occurrence of the Transition Date (as defined below), Winthrop will stop providing each category of Services under this Agreement. Notwithstanding the foregoing, Company may, in its sole discretion, as of the Transition Date (a) exercise the Employment Option (as defined in Section 5 herein); (b) enter into its own license or contract with Winthrop’s software vendor or third party providing such Service; (c) establish a new relationship for the provision of such Service; and (d) develop the Service capability internally, all without any further assistance by Winthrop.

2.             Term. The term of this Agreement (the “Term”) shall commence on the date on which the transactions contemplated by the Merger Agreement are consummated (the “Closing Date”) and shall end on the first anniversary thereof (the “Termination Date”); provided, Winthrop’s obligation to provide each category of Services pursuant to Section 3 hereof shall terminate on the ninetieth day following the Closing Date (the “Transition Date”).

3.             Services to be Provided by Winthrop. Until the Transition Date, Winthrop shall provide Company with those transition services described on Exhibit A attached hereto and incorporated herein by this reference (the “Services”). Winthrop represents and warrants that the Services constitute substantially all of the accounting, tax, financial reporting, investor relations and information technology support services which Winthrop, any affiliates of Winthrop, and any of their respective employees previously performed for The Lexington Master Limited Partnership (formerly known as The Newkirk Master Limited Partnership) (“MLP”) and NRT (hereinafter, “Past Practice”). Notwithstanding the foregoing, in the event that any of the Services listed on Exhibit A do not constitute Past Practice, they shall nevertheless constitute Services hereunder and Winthrop will be obligated to provide such Services pursuant to the terms hereof.

4.             Level of Services. Winthrop will use the same degree of care in rendering the Services under this Agreement as it utilizes in rendering such Services for its own operations and its other clients. Company shall cooperate with Winthrop to permit Winthrop to perform its duties and obligations under this Agreement in a timely manner (including, without limitation, providing to Winthrop any reports or other information required by Winthrop to discharge its duties hereunder).

5.             Employment Option. Company shall have the right to hire (the “Employment Option”) any of the employees of Winthrop listed on Schedule 1 hereto. The employees so hired are hereafter referred to as the “Retained Employees”. The foregoing provisions shall not restrict Company from conducting any general solicitation for employees (including the use of professional executive recruiters) not specifically directed at Carolyn Tiffany, Thomas Staples and Barbara Leary, and shall not restrict Company from hiring any such person who responds to any such general solicitation.

6.             Office Space. Until the first anniversary of the Closing Date (a) Winthrop shall provide Company office space at Winthrop’s offices in Boston, Massachusetts (i) for use of the Retained Employees and (ii) for reasonable use by other employees of Company during business hours provided that prior notice of any intended use is given to Winthrop, and (b) Winthrop shall supply the Retained Employees and such other employees of Company with information technology desktop support and use of telephones, fax machines, mailroom facilities and duplicating machines and shall also provide rack space required for the operation of up to four Company servers. Company shall be responsible for the payment of all telephone, fax and postage costs incurred by the Retained Employees and such other employees.

7.             Records. During the term of this Agreement, Winthrop shall maintain all records of NRT and its subsidiaries, including MLP, in its possession at its offices, including, without limitation, the records of NRT and its subsidiaries maintained at Michael Ashner’s personal

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office in Jericho, New York (the “Records”), and shall, upon the request of Company at any time before the first anniversary of the Closing Date and at the sole cost of Company, assist Company to move the Records from the Winthrop offices to the offices of Company.

8.	Miscellaneous.

8.1          Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party and otherwise as expressly set forth herein.

8.2          Waiver. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

8.3          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

if to Winthrop, to:

First Winthrop Corp.

7 Bulfinch Place

Suite 500

Boston, MA 02114

Facsimile: (617) 570-4746

Attention: Carolyn B. Tiffany

with copies (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Fax No: (212) 940-8776

Attention:	Mark I. Fisher, Esq.
Elliot Press, Esq.

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if to Company, to:

Lexington Realty Trust

One Penn Plaza

Suite 4015

New York, New York 10119-4015

Attention:	T. Wilson Eglin
Joseph S. Bonventre

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Fax No.: (212) 319-4090

Attention:	Mark Schonberger, Esq.
William F. Schwitter, Esq.

8.4          Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

8.5          Entire Agreement. This Agreement, the Exhibits and Schedules and other agreements and instruments delivered in connection herewith constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement. Notwithstanding any oral agreement of the Parties or their representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

8.6          No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

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8.7          Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York other than Section 5-1401 of the New York General Obligations Law.

8.8          Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns may be brought and determined in any New York State or federal court sitting in New York, New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.9          Assignment. Neither Party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party; except that (i) Company may, without such consent, assign all such rights to any affiliate(s) of Company including the affiliates which own the Businesses, or to any Person providing financing to Company as collateral security for such financing; provided that no such assignment shall relieve Company of any of its obligations hereunder; and (ii) Winthrop may, without such consent, assign all such rights to (A) any affiliate controlling Winthrop; provided that no such assignment shall relieve Winthrop of any of its obligations hereunder or (B) any person that acquires, directly or indirectly, all or any substantial portion of the assets or securities of Winthrop. Any unauthorized assignment or transfer shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.10        Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent

5

breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in New York, New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

8.11        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

8.12        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.13        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party.

8.14        Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

8.15        No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever and neither Party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

8.16        Information. Subject to any applicable laws and privileges, each Party covenants and agrees to provide the other Party with all information regarding itself and the transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county, and local laws, ordinances, regulations, and codes, and to satisfy the requesting Party’s obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FIRST WINTHROP CORPORATION

By: _______________________________

Name:

Title:

LEXINGTON REALTY TRUST

By: _______________________________

Name:

Title:

EXHIBIT A

SERVICES

1.            Accounting Services. Winthrop shall support the accounting functions of Company relating to MLP, and the Company’s interest in MLP, using MRI accounting software by providing the following accounting services consistent with Past Practice (the “Accounting Services”):

(a)           Participate in month-end closing and preparation of monthly financial statements.

(b)	Maintain current general ledger and fixed asset systems.
(c)	Cooperate in converting to a new general ledger system.

(d)           Assist with monthly general ledger maintenance and year-end budget process.

(e)           In consultation with Company, assist in recording purchase accounting entries relating to the transactions contemplated by the Merger Agreement.

(f)	Reconcile general bank accounts.

(g)           Monitor fixed asset records and prepare entries for procurement, retirement and depreciation of assets.

(h)           Provide supporting schedules to assist Company in preparing necessary property, real estate, rent and income tax filings.

(i)	Cooperate with audits which Company may conduct or may be subject to;

(j)            Provide training and knowledge transfer to Company controllers and membership staff in order for them to independently support the administration of accounting policies and procedures.

(k)	Assist Company in setting up requisite bank accounts.
(l)	Advise Company on past management procedures.

2.             Tax Services. Winthrop shall support the tax functions of Company relating to NRT and MLP by providing the following tax services consistent with Past Practice (the “Tax Services”):

(a)           Provide the information necessary to prepare and monitor the preparation of, all federal, state, local or foreign tax returns, reports, information statements, schedules and the like, including workpapers and other supporting documents.

(b)           Perform, monitor and maintain REIT testing, checklists and compliance, including but not limited to coordinating with asset and property managers to determine the extent of any REIT related issues with any REIT properties or assets as it applies to MLP assets.

(c)           Calculate and maintain projections of income and distributions for the MLP for REIT purposes.

(d)           Maintain, coordinate and monitor any ongoing or newly occurring Section 704(c) allocations and book ups as they apply to MLP assets.

(e)           Provide training, guidance, knowledge transfer and support with respect to any Tax Services.

(f)            Coordinate with the transfer agent for MLP in the preparation of the Schedule K-1s for the MLP Unitholders.

3.             Financial Reporting Services. Winthrop shall support the financial reporting functions of Company relating to MLP, and the Company’s interest in MLP, by providing the following financial reporting services consistent with Past Practice, as applicable (the “Financial Reporting Services”):

(a)	Prepare drafts of Form 10-Q and Items 6, 7 and 8 of Form 10-K for MLP.

(b)           Draft quarterly and annual financial statements of MLP in accordance with GAAP.

(c)	Draft footnotes to the financial statements of MLP.

(d)           Assist Company in the preparation of Form 10-Q and Form 10-K for filing with the Securities and Exchange Commission with respect to Company’s interest in MLP, including, without limitation, the consolidation of MLP with Company.

(e)           Prepare drafts of reporting required under the Second Amended and Restated Agreement of Limited Partnership of the Lexington Master Limited Partnership (the “MLP Agreement”).

(f)            Assist Company in complying with the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated thereunder and pursuant thereto as it relates to the MLP and the historical Newkirk Realty Trust business.

(g)	Prepare supporting schedules for financial statement accounts.

4.             Investor Relations Services. Winthrop shall support the investor relations functions of Company relating to MLP by providing the following investor relations services consistent with Past Practice (the “Investor Relations Services”):

(a)	Maintain and update investor data files.

(b)	Receive and respond to verbal and written investor inquiries.
(c)	Draft investor correspondence.
(d)	Maintain investor benefit schedules for each investor group.

(e)           Coordinate with the transfer agent for MLP in the dissemination of distributions, tax information and quarterly and annual reports.

5.             Information Technology. Winthrop shall support the information technology functions of Company relating to MLP, the Company interest in MLP, and employees of Winthrop providing the Services, by providing the following information technology services (the “Information Technology Services”):

(a)           Provide information technology hardware, computers, software and server space to Company as necessary to perform the accounting services referred to in Section 1 above.

(b)           Maintain information technology hardware, software and servers at Winthrop’s corporate headquarters and cooperate in the maintenance of the network between such corporate headquarters and Company.

(c)           Cooperate in the conversion to multiple systems, including, but not limited to, e-mail server, web-server, Argus, Access, BNA, Timeline and any related database, and general ledger systems.

(d)           Cooperate with the Company in supporting multiple systems, including, but not limited to, e-mail server, web-server, and general ledger systems.

(e)           Provide the Company with support and software updates to MRI to be compatible with the current version utilized by Company, including upgrading MRI to version 3.x with service pack 2 for all three or more databases.

(f)            For software at Winthrop’s corporate headquarters, maintain software licensing agreements with vendors and assist with the transition of licensing agreements to Company to the extent that they are assignable.

(g)           Permit continued use of the existing email addresses of the employees listed on Schedule 1 and access to e-mail to Company personnel.

(h)           Provide all important email accounts by exporting to PST file of their history data.

(i)            Provide a list of full contact information for all hardware and software vendors, including any online support accounts with passwords.

(j)            Immediately after the closing of the Merger, providing back-up, including all database data (SQL 2000 + other), email accounts and working data files (word / XL / PP etc.), for the shorter of (x) the six month period ending on the closing date of the Merger and (y) the period beginning on the date of the Merger Agreement and ending on the closing date of the Merger.

(k)           Provide backup for each 30-day period, beginning on the date of this Agreement and continuing until the Transition Date, including all database data (SQL 2000 + other), email accounts and working data files (word / XL / PP etc.).

(l)            Provide servers and other related IT equipment and assist in the transition from Winthrop servers and IT equipment to Company servers and IT equipment.

6.             Asset Management Services.  Winthrop shall support the asset management functions of Company relating to NRT and MLP by providing the following asset management services consistent with Past Practice (the “Asset Management Services”):

(a)               Assist with tenant relations and lease compliance through monitoring the financial, property and equipment maintenance and other lease obligations of the tenants of the MLP.

(b)	Assist in extending leases in advance of current expirations.
(c)	Oversee ongoing expansions.
(d)	Assist in disposing and refinancing of assets selected by the Company.
(e)	Assist in the maintenance of property files and records.

Schedule 1

John Driscoll

John “Jay” Cramer

Kristen Clark Duffy

Ashley Dann

Beth Boulerice

Donna Lucente

Sally Sevier

Angelo Spaneas

Stephanie Morin

Michelle Burch

Kathy Carnavale

Declan Spellman

Chitra Sharma

Exhibit H

OWNERSHIP LIMIT WAIVER AGREEMENT (APOLLO)

THIS OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”), dated as of ______ __, 2006, is between Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), and Apollo Real Estate Investment Fund III, L.P. (“AREIF 3”), a Delaware limited partnership (together with any entity at least 99% of the voting securities of which are owned by AREIF 3, “Apollo”). Capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings given to them in the hereinafter-mentioned Declaration.

R E C I T A L S

A.           The Company and Newkirk Realty Trust, Inc., a Maryland corporation (“Newkirk”) have entered into that certain Agreement and Plan of Merger, dated as of July 23, 2006 (the “Merger Agreement”).

B.          Article IX of the Company’s Declaration of Trust (the “Declaration”) contains (1) a restriction prohibiting any Person from Beneficially Owning or Constructively Owning outstanding shares of beneficial interest in the Company which are classified as Common Stock or Preferred Stock (the “Equity Stock”) in excess of 9.8% of the value of the outstanding Equity Stock of the Company (the “Ownership Limit”) and (2) a restriction setting forth that any sale, transfer, gift, hypothecation, pledge, assignment devise or other disposition of Equity Stock of the Company that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

C.          Pursuant to subparagraph (a)(9) of Article IX of the Declaration, the Company’s Board of Trustees has adopted resolutions approving Apollo’s exemption from the Ownership Limit on the terms and conditions hereinafter set forth.

AGREEMENT

1.	WAIVER OF OWNERSHIP LIMIT

1.1        Pursuant to Section 7.26 of the Merger Agreement, the Company exempts Apollo, effective as of the Effective Time (as defined in the Merger Agreement) and subject to the terms herein, from the Ownership Limit solely (A) to the extent of Apollo’s ownership of the lesser of (1) the number of shares of Equity Stock of the Company into which ____________1 NRT OP Units, NRT Common Stock

_________________________

1 Number will equal the number of NRT OP Units held by Apollo at signing which will not exceed 23,359,046

(each as defined in the Merger Agreement) or any combination thereof are exchangeable pursuant to the Merger (as defined in the Merger Agreement), (2) the number of shares of Equity Stock of the Company into which NRT OP Units, NRT Common Stock or combination thereof, owned by Apollo as of the Effective Time, are exchangeable pursuant to the Merger, and (3) any lesser number of shares of Equity Stock of the Company owned by Apollo from time to time following the Effective Time, and (B) upon and subject to Apollo’s compliance with Section 2.2 below and its continued compliance with the covenants referred to therein. This exemption shall not apply to any other shares of Equity Stock of the Company Beneficially Owned or Constructively Owned by Apollo.

1.2        For avoidance of doubt, (x) following any sale, assignment, transfer or other disposition by Apollo of NRT OP Units or shares of Equity Stock of the Company, the exemption granted by the Company hereunder shall exempt Apollo from the Ownership Limit only with respect to the maximum aggregate number of NRT OP Units and shares of Equity Stock of the Company, as the case may be, owned by Apollo immediately after such sale, assignment, transfer or disposition and after each such sale, assignment, transfer or disposition by Apollo anytime thereafter and (y) under no circumstances shall this exemption apply to any NRT OP Units or shares of Equity Stock of the Company acquired by Apollo at any time after the date of this Agreement.

2.	LIMITATIONS AND OTHER MATTERS

2.1        The exemption set forth in Section 1 above (the “Ownership Limit Waiver”) shall not be effective if and to the extent that, as a result of Apollo’s ownership of Equity Stock of the Company permitted by reason of the Ownership Limit Waiver, (A) the Company would be considered to own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code) an interest described in Section 856(d)(2)(B) of the Code in an “Apollo Related Tenant” (as defined in Section 2.4 herein), or (B) any “individual” (within the meaning of Section 542(a)(2) of the Code) ) would be considered to “own” (within the meaning of Section 856(h) of the Code) any of the shares of Equity Stock of the Company covered by the Ownership Limit Waiver, of more than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company (whether or not such ownership causes the Company to be “closely held” under the REIT rules). In addition, if the Ownership Limit Waiver is not effective as a result of the operation of any clause(s) of the preceding sentence, the Equity Stock of the Company that otherwise would be Excess Stock shall be deemed to have been transferred to the Company in accordance with subparagraph (b)(1) of Article IX of the Declaration.

2.2        For the Ownership Limit Waiver to be effective, Apollo must execute a counterpart signature page to this Agreement and complete and make the representations and covenants set forth in the Certificate of Representations and Covenants, the form of which is attached hereto as Exhibit A (the “Certificate”), and must deliver such Certificate to the Company. Except as otherwise determined by the

2

Board of Trustees of the Company, the Ownership Limit Waiver shall cease to be effective upon any breach of the representations or covenants set forth herein or in the Certificate. In addition, if the Ownership Limit Waiver ceases to be effective as a result of the operation of the preceding sentence, the shares of Equity Stock of the Company that would otherwise be Excess Stock shall be deemed to have been transferred to the Company in accordance with subparagraph (b)(1) of Article IX of the Declaration.

2.3        Apollo shall deliver to the Company, at such times as may reasonably be requested by the Company (it being acknowledged that the Company may reasonably make such request on at least a calendar quarterly basis), a certificate signed by an authorized officer of Apollo to the effect that Apollo has complied and expects to continue to comply with its representations and covenants set forth in this Agreement and the Certificate. If so requested by the Company, Apollo will cooperate with the Company in investigating any direct or indirect relationship that Apollo and any Person whose ownership of shares of Equity Stock of the Company would be attributed to Apollo under Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code), may have with the Company’s tenants or “independent contractors” (within the meaning of Section 856(d)(3) of the Code) for purposes of determining compliance with the provisions of this Ownership Limit Waiver and in updating the Certificate accordingly. However, the Company’s remedies under this Agreement with respect to Apollo’s representations and covenants set forth in this Agreement and the Certificate shall become effective only if and for the taxable years of the Company during which Apollo requires the exemptions afforded to Apollo under this Agreement (the “Waiver Period”).

2.4        For purposes of this Agreement, “Apollo Related Tenant” means any entity (x) in which Apollo owns during the Waiver Period (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code), in the case of a corporation, shares equal to or greater than the “Threshold Percentage” (as defined in Section 2.5 herein) of either the total combined voting power of all classes of stock of such entity entitled to vote or the total value of shares of all classes of stock of such entity or, in the case of an entity that is not a corporation, an interest equal to or greater than the Threshold Percentage in the assets or net profits of such entity (such actual or Constructive ownership equal to or greater than the Threshold Percentage being hereinafter called a “Related Interest”), (y) from which the Company is or will be deriving rental income (other than a taxable REIT subsidiary, if the requirements of Section 856(d)(8) of the Code are satisfied) and (z) included in the tenant list (the “Tenant List”) attached hereto as Exhibit B (or added to such Tenant List pursuant to the next sentence), unless the Board of Trustees of the Company has determined that the Company derives (and is expected to continue to derive) an amount of gross rental income that is sufficiently small so as not to adversely affect the Company’s ability to qualify as a REIT. The Company may add an entity to the Tenant List from time to time by written notice (which may be made by email witih a written confirmation copy to follow within one business day by hand, facisimile or overnight delivery) to Apollo and Apollo shall promptly review any such revisions to the Tenant List (reflecting substitute or additional tenants) at the request of the Company and recertify

3

its acknowledgment and agreement under this Agreement to such Tenant List within three (3) business days of the date of such written notice, which response may initially be made by email, but shall be followed within two (2) business days thereafter with a hard copy of recertification of the Certificate in Exhibit A with the updated Tenant List attached (the “Response Period”), provided, however, that if such notice is delivered at a time when Apollo owns a Related Interest in such entity that would result in the Company’s owning (actually or Constructively) an interest in such entity described in Section 856(d)(2)(B) of the Code, then, subject to the following proviso, such entity shall not be added to the Tenant List so long as Apollo so notifies the Company within the Response Period, which response shall include Apollo’s percentage owned in such entity; provided, further, that if such notice is given at a time when either Apollo’s interest in such entity has a fair market value of less than $1,000,000 or Apollo is engaged in active discussions regarding a potential acquisition of a Related Interest in such entity that would result in the Company’s owning (actually or Constructively) an interest in such entity described in Section 856(d)(2)(B) of the Code, then Apollo shall so notify the Company within the Response Period, and the parties shall jointly determine in good faith, based on the parties’ relative economic interests and REIT qualification interests with respect to such entity, whether such entity shall be added to the Tenant List. Apollo shall advise the Company of the percentage ownership that its Related Interest represents in each Apollo Related Tenant not later than five days following the date of the Company’s request for such information.

2.5        For purposes of Section 2.4 above, the “Threshold Percentage” shall mean the percentage which, taking into account the shares or other ownership interests in the applicable tenant held by each other holder of shares of Equity Stock of the Company (as of the date of determination) who or which has been granted an exemption from the Ownership Limit (an “Exempt Holder”), would cause the Company to own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code) stock or other ownership interests in such applicable tenant equal to or grater than 9.8%. If more than one Exempt Holder owns shares or other ownership interests with respect to the applicable tenant that, in the aggregate, amount to 9.8% or greater, then each such Exempt Holder’s Threshold Percenage in such applicable tenant shall mean the percentage determined by dividing 9.8% by the number of such Exempt Holders as of the date of determination. The Company hereby represents and warrants that as of the date hereof, the Company has granted waivers of Article IX of the Declaration to those Persons and in such amounts as set forth on Exhibit C hereto.

3.	MISCELLANEOUS

3.1        All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

4

3.2        This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

3.3        All references to any Code provision shall be deemed to include any successor provisions of the Code and any regulatory, judicial or administrative amendment or interpretation of such statutory provisions.

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

THE COMPANY	APOLLO

Lexington Corporate Properties Realty Trust	Apollo Real Estate Investment Fund III, L.P.

By: [__________], its General Partner

By:	By:
Name:
Title:

5

EXHIBIT A TO THE WAIVER

CERTIFICATE OF REPRESENTATIONS AND COVENANTS

FOR

OWNERSHIP LIMIT WAIVER

The undersigned desires that the Ownership Limit Waiver Agreement (the “Waiver Agreement”) dated as of _____ __, 2006, between the undersigned and Lexington Corporate Realty Trust, a Maryland real estate investment trust (the “Company”), be applicable to the shares of Equity Stock of the Company owned or to be received by the undersigned to the extent provided in the Waiver Agreement. Capitalized terms used, but not otherwise defined, in this Certificate shall have the meanings given to them in the Waiver Agreement.

In connection with the Waiver Agreement, the undersigned makes the following representations effective as of the date of execution hereof:

(a)	For U.S. federal income tax purposes, Apollo is a United States person within the meaning of Section 7701(a)(30) of the Code.
(b)	The Equity Stock of the Company covered by the Waiver Agreement will be acquired by Apollo for its own account.
(c)

Except as disclosed to the Company in writing, Apollo does not own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code) a Related Interest in any of the entities included in the Tenant List attached hereto as Schedule A, as the same may be supplemented from time to time in accordance with the Waiver Agreement.

(d)

Apollo agrees that during the Waiver Period, it will not increase its ownership in any of the entities included in the Tenant List attached hereto without the prior consent of the Company, which consent will be granted based on the analysis of the shareholdings of all Exempt Holders.

(e)

Apollo shall not take any affirmative action in the future that could reasonably be expected to cause the Company to be treated as deriving “impermissible tenant service income” (within the meaning of Section 856(d)(7) of the Code), provided that any “independent contractor” for purposes of Section 856 of the Code is identified in Schedule B attached hereto .

6

(f)	Apollo further represents and warrants to the Company that:
(i)	as of the date of execution and delivery hereof; it Beneficially Owns or Constructively Owns ____ shares of Equity Stock of the Company; and
(ii)

no “individual” (as defined in Section 542(a)(2) of the Code) who “owns” (within the meaning of Section 856(h)(1) of the Code) any of the shares of Equity Stock of the Company covered by the Ownership Limit Waiver, shall own shares of Equity Stock of the Company in an amount greater than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company.

(g)

The undersigned covenants to notify the Company promptly after the undersigned obtains knowledge that any of the foregoing representations (including any disclosures provided in connection with its representation in (c) above) is or may no longer continue to be accurate.

Dated:_________________	Apollo Real Estate Investment Fund III, L.P.
By:	[__________], its

General Partner

By:
Name:
Title:

7

SCHEDULE A TO THE CERTIFICATE

TENANT LIST

8

SCHEDULE B TO THE CERTIFICATE

INDEPENDENT CONTRACTOR LIST

9

EXHIBIT B TO THE WAIVER

TENANT LIST

10

EXHIBIT C TO THE WAIVER

EXEMPT WAIVER HOLDERS

1.	Apollo Real Estate Investment Fund III

2.	Vornado Realty LP

11

OWNERSHIP LIMIT WAIVER AGREEMENT (VORNADO)

THIS OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”), dated as of ________________ __, 2006, is between Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), and Vornado Realty, L.P. (“VRT”), a Delaware limited partnership (together with any entity at least 99% of the voting securities of which are owned by VRT, “Vornado”). Capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings given to them in the hereinafter-mentioned Declaration.

R E C I T A L S

A.           The Company and Newkirk Realty Trust, Inc., a Maryland corporation (“Newkirk”) have entered into that certain Agreement and Plan of Merger, dated as of July 23, 2006 (the “Merger Agreement”).

B.           Article IX of the Company’s Declaration of Trust (the “Declaration”) contains (1) a restriction prohibiting any Person from Beneficially Owning or Constructively Owning outstanding shares of beneficial interest in the Company which are classified as Common Stock or Preferred Stock (the “Equity Stock”) in excess of 9.8% of the value of the outstanding Equity Stock of the Company (the “Ownership Limit”) and (2) a restriction setting forth that any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Equity Stock of the Company that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

C.           Pursuant to subparagraph (a)(9) of Article IX of the Declaration, the Company’s Board of Trustees has adopted resolutions approving Vornado’s exemption from the Ownership Limit on the terms and conditions hereinafter set forth.

AGREEMENT

1.	WAIVER OF OWNERSHIP LIMIT

1.1          Pursuant to Section 7.26 of the Merger Agreement, the Company exempts Vornado, effective as of the Effective Time (as defined in the Merger Agreement) and subject to the terms herein, from the Ownership Limit solely (A) (i) to the extent of Vornado’s ownership of the lesser of (1) the number of shares of Equity Stock of the Company into which [10,186,991] NRT OP Units, NRT Common Stock (each as defined in the Merger Agreement) or any combination thereof are exchangeable pursuant to the Merger (as defined in the Merger Agreement); (2) the number of shares of Equity Stock of the Company into which NRT OP Units, NRT Common Stock or combination thereof, owned by Vornado as of the Effective Time, are exchangeable pursuant to the Merger; and (3) any lesser number of shares of Equity Stock of the Company owned by Vornado from time to time following the Effective Time, plus (ii) to the extent of Vornado’s Beneficial Ownership or Constructive Ownership of any Equity

Stock of the Company that is owned by Winthrop Realty Trust or WRT Realty L.P. (together “Winthrop”), but in no event more than the lesser of (1) the number of shares of Equity Stock of the Company into which [4,375,000] NRT Common Stock owned by Winthrop are exchangeable pursuant to the Merger; (2) the number of shares of Equity Stock of the Company into which NRT Common Stock, owned by Winthrop as of the Effective Time, are exchangeable pursuant to the Merger; and (3) any lesser number of shares of Equity Stock of the Company owned by Winthrop from time to time following the Effective Time, and (B) upon and subject to Vornado’s compliance with Section 2.2 below and its continued compliance with the covenants referred to therein. This exemption shall not apply to any other shares of Equity Stock of the Company Beneficially Owned or Constructively Owned by Vornado.

1.2          For avoidance of doubt, (x) following any sale, assignment, transfer or other disposition by Vornado (or Winthrop) of NRT OP Units or shares of Equity Stock of the Company, the exemption granted by the Company hereunder shall exempt Vornado from the Ownership Limit only with respect to the maximum aggregate number of NRT OP Units and shares of Equity Stock of the Company, as the case may be, owned by Vornado (or Winthrop) immediately after such sale, assignment, transfer or disposition and after each such sale, assignment, transfer or disposition by Vornado (or Winthrop) anytime thereafter and (y) under no circumstances shall this exemption apply to any NRT OP Units or shares of Equity Stock of the Company acquired by Vornado (or Winthrop) at any time after the date of this Agreement.

2.	LIMITATIONS AND OTHER MATTERS

2.1          The exemption set forth in Section 1 above (the “Ownership Limit Waiver”) shall not be effective if and to the extent that, as a result of Vornado’s ownership of Equity Stock of the Company permitted by reason of the Ownership Limit Waiver, (A) the Company would be considered to own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code) an interest described in Section 856(d)(2)(B) of the Code in a “Vornado Related Tenant” (as defined in Section 2.4 herein), or (B) any “individual” (within the meaning of Section 542(a)(2) of the Code) would be considered to “own” (within the meaning of Section 856(h) of the Code) any of the shares of Equity Stock of the Company covered by the Ownership Limit Waiver, of more than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company (whether or not such ownership causes the Company to be “closely held” under the REIT rules). In addition, if the Ownership Limit Waiver is not effective as a result of the operation of any clause(s) of the preceding sentence, the Equity Stock of the Company that otherwise would be Excess Stock shall be deemed to have been transferred to the Company in accordance with subparagraph (b)(1) of Article IX of the Declaration.

2.2          For the Ownership Limit Waiver to be effective, Vornado must execute a counterpart signature page to this Agreement and complete and make the representations and covenants set forth in the Certificate of Representations and Covenants, the form of which is attached hereto as Exhibit A (the “Certificate”), and must deliver such Certificate to the Company. Except as otherwise determined by the Board of Trustees of the Company, the Ownership Limit Waiver shall cease to be effective upon any breach of the representations or covenants set forth herein or in the Certificate. In addition, if the Ownership Limit Waiver ceases to be effective as a result of the operation of the preceding sentence, the shares of Equity Stock of the Company that would otherwise be Excess Stock shall be deemed to have been transferred to the Company in accordance with subparagraph (b)(1) of Article IX of the Declaration.

2.3          Vornado shall deliver to the Company, at such times as may reasonably be requested by the Company (it being acknowledged that the Company may reasonably make such request on at least a calendar quarterly basis), a certificate signed by an authorized officer of Vornado to the effect that Vornado has complied and expects to continue to comply with its representations and covenants set forth in this Agreement and the Certificate. If so requested by the Company, Vornado will cooperate with the Company in investigating any direct or indirect relationship that Vornado and any Person whose ownership of shares of Equity Stock of the Company would be attributed to Vornado under Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code), may have with the Company’s tenants or “independent contractors” (within the meaning of Section 856(d)(3) of the Code), including but not limited to Vornado’s relationship with Winthrop, for purposes of determining compliance with the provisions of this Ownership Limit Waiver and in updating the Certificate accordingly. However, the Company’s remedies under this Agreement with respect to Vornado’s representations and covenants set forth in this Agreement and the Certificate shall become effective only if and for the taxable years of the Company during which Vornado requires the exemptions afforded to Vornado under this Agreement (the “Waiver Period”).

2.4          For purposes of this Agreement, “Vornado Related Tenant” means any entity (x) in which Vornado owns during the Waiver Period (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code), in the case of a corporation, shares equal to or greater than the “Threshold Percentage” (as defined in Section 2.5 herein) of either the total combined voting power of all classes of stock of such entity entitled to vote or the total value of shares of all classes of stock of such entity or, in the case of an entity that is not a corporation, an interest equal to or greater than the Threshold Percentage in the assets or net profits of such entity (such actual or Constructive ownership equal to or greater than the Threshold Percentage being hereinafter called a “Related Interest”), (y) from which the Company is or will be deriving rental income (other than a taxable REIT subsidiary, if the requirements of Section 856(d)(8) of the Code are satisfied) and (z) included in the tenant list (the “Tenant List”) attached hereto as Exhibit B (or added to such Tenant List pursuant to the next sentence), unless the Board of Trustees of the Company has determined that the Company derives (and is expected to continue to derive) an amount of gross rental income that is sufficiently small so as not to adversely affect the Company’s ability to qualify as a REIT. The Company may add an entity to the Tenant List from time to time by written notice (which may be made by email with a written confirmation copy to follow within one business day by hand, facsimile or overnight delivery) to Vornado and Vornado shall promptly review any such revisions to the Tenant List (reflecting substitute or additional tenants) at the request of the Company and recertify its acknowledgment and agreement under this Agreement to such Tenant List within three (3) business days of the date of such written notice, which response may initially be made by email, but shall be followed within two (2) business days thereafter with a hard copy of recertification of the Certificate in Exhibit A with the updated Tenant List attached (the “Response Period”), provided, however, that if such notice is delivered at a time when Vornado owns a Related Interest in such entity that would result in the Company’s owning (actually or Constructively) an interest in such entity described in Section 856(d)(2)(B) of the Code, then, subject to the following proviso, such entity shall not be added to the Tenant List so long as Vornado so notifies the Company within the Response Period, which response shall include Vornado’s percentage owned in such entity; provided, further, that if such notice is given at a time when either Vornado’s interest in such entity has a fair market value of less than $1,000,000 or Vornado is engaged in active discussions regarding a potential acquisition of a Related Interest in such entity that would result in the Company’s owning (actually or Constructively) an interest in such entity described in Section 856(d)(2)(B) of the Code, then Vornado shall so notify the Company within the Response Period, and the parties shall jointly determine in good faith, based on the parties’ relative economic interests and REIT qualification interests with respect to such entity, whether such entity shall be added to the Tenant List. Notwithstanding the foregoing, Toys “R” Us, Inc. shall not be included in the Tenant List. Vornado shall advise the Company of the percentage ownership that its Related Interest represents in each Vornado Related Tenant not later than five days following the date of the Company’s request for such information.

2.5          For purposes of Section 2.4 above, the “Threshold Percentage” shall mean the percentage which, taking into account the shares or other ownership interests in the applicable tenant held by each other holder of shares of Equity Stock of the Company (as of the date of determination) who or which has been granted an exemption from the Ownership Limit (an “Exempt Holder”), would cause the Company to own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code) stock or other ownership interests in such applicable tenant equal to or greater than 9.8%. If more than one Exempt Holder owns shares or other ownership interests with respect to the applicable tenant that, in the aggregate, amount to 9.8% or greater , then each such Exempt Holder’s Threshold Percentage in such applicable tenant shall mean the percentage determined by dividing 9.8% by the number of such Exempt Holders as of the date of determination. The Company hereby represents and warrants that as of the date hereof, the Company has granted waivers of Article IX of the Declaration to those Persons and in such amounts as set forth on Exhibit C hereto.

3.	MISCELLANEOUS

3.1          All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

3.2          This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

3.3          All references to any Code provision shall be deemed to include any successor provisions of the Code and any regulatory, judicial or administrative amendment or interpretation of such statutory provisions.

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

THE COMPANY	VORNADO

Lexington Realty Trust	Vornado Realty, L.P.
By: Vornado Realty Trust General Partner

By:	By:
Name:
Title:

EXHIBIT A TO THE WAIVER AGREEMENT

CERTIFICATE OF REPRESENTATIONS AND COVENANTS

FOR

OWNERSHIP LIMIT WAIVER

The undersigned desires that the Ownership Limit Waiver Agreement (the “Waiver Agreement”) dated as of ____ __, 2006, between the undersigned and Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), be applicable to the shares of Equity Stock of the Company owned or to be received by the undersigned to the extent provided in the Waiver Agreement. Capitalized terms used, but not otherwise defined, in this Certificate shall have the meanings given to them in the Waiver Agreement.

In connection with the Waiver Agreement, the undersigned makes the following representations effective as of the date of execution hereof:

(a)	For U.S. federal income tax purposes, Vornado is a United States person within the meaning of Section 7701(a)(30) of the Code.
(b)	The Equity Stock of the Company covered by the Waiver Agreement will be acquired by Vornado for its own account.
(c)

Except as disclosed to the Company in writing, Vornado does not own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code) a Related Interest in any of the entities included in the Tenant List attached hereto as Schedule A, as the same may be supplemented from time to time in accordance with the Waiver Agreement.

(d)

Vornado agrees that, during the Waiver Period, it will not increase its ownership in any of the entities included in the Tenant List attached hereto without the prior consent of the Company, which consent will be granted based on the analysis of the shareholdings of all Exempt Holders.

(e)

Vornado shall not take any affirmative action in the future that could reasonably be expected to cause the Company to be treated as deriving “impermissible tenant service income” (within the meaning of Section 856(d)(7) of the Code), provided that any “independent contractor” for purposes of Section 856 of the Code is identified in Schedule B attached hereto.

(f)	Vornado further represents and warrants to the Company that:
(i)	as of the date of execution and delivery hereof; it Beneficially Owns or Constructively Owns ____ shares of Equity Stock of the Company; and

(ii)

no “individual” (as defined in Section 542(a)(2) of the Code) who “owns” (within the meaning of Section 856(h)(1) of the Code) any of the shares of Equity Stock of the Company covered by the Ownership Limit Waiver, shall own shares of Equity Stock of the Company in an amount greater than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company.

(g)

The undersigned covenants to notify the Company promptly after the undersigned obtains knowledge that any of the foregoing representations (including any disclosures provided in connection with its representation in (c) above) is or may no longer continue to be accurate.

Dated:_________________	Vornado Realty, L.P.
	By:	Vornado Realty Trust
General Partner

By:

Name:

Title:

SCHEDULE A TO THE CERTIFICATE

[TENANT LIST]

[NEWKIRK TENANTS NEED TO BE ADDED TO THIS LIST]

SCHEDULE B TO THE CERTIFICATE

[INDEPENDENT CONTRACTOR LIST]

[NEWKIRK INDEPENDENT CONTRACTORS NEED TO BE ADDED TO THIS LIST]

EXHIBIT B TO THE WAIVER AGREEMENT

TENANT LIST

[NEWKIRK TENANTS NEED TO BE ADDED TO THIS LIST]

EXHIBIT C TO THE WAIVER AGREEMENT

EXEMPT WAIVER HOLDERS

1.	Apollo Real Estate Investment Fund III
2.	Vornado Realty LP

Exhibit I

FUNDING AGREEMENT

This FUNDING AGREEMENT (this “Agreement”), dated as of _______, 2006, is made by and among Lepercq Corporate Income Fund L.P. (“LCIF”), Lepercq Corporate Income Fund II L.P. (“LCIF II”), Net 3 Acquisition L.P. (“Net 3”), The Lexington Master Limited Partnership (f/k/a The Newkirk Master Limited Partnership) (the “MLP,” and each, an “Operating Partnership” and, collectively, the “Operating Partnerships”) and Lexington Realty Trust, a Maryland real estate investment trust, (f/k/a Lexington Corporate Properties Trust) (“LXP”).

Recitals

WHEREAS, in connection with the merger of Newkirk Realty Trust, Inc. (“NRT”) with and into LXP, effective as of the date hereof (the “Merger”), LXP acquired NRT’s general and limited partner interests in the MLP and LXP is the indirect general partner of each of the other Operating Partnerships;

WHEREAS, cash distributions are made quarterly (the “Common OP Distributions”) pursuant to the partnership agreements of each of the Operating Partnerships (“Operating Agreements”) to the respective holders of limited partnership interests (other than the preferred limited partnership units) (the “Common OP Units”);

WHEREAS, LXP entered into the Merger on the condition, among others, that LXP and the Operating Partnerships have jointly and severally agreed to fund each of the Operating Partnerships’ obligations to make Common OP Distributions to the extent of a Shortfall (defined below);

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.            Distribution Obligations. From and after the Effective Time (as hereinafter defined), if any Operating Partnership does not have sufficient cash available to make its quarterly Common OP Distributions in an amount equal to either (i) a specified distribution as set forth in the applicable Operating Agreement with respect to the holder of such Common OP Unit or (ii) the cash dividend payable with respect to a whole or fractional share of LXP common shares into which such Common OP Unit would be converted if such Common OP Unit would be redeemed for LXP common shares, as set forth in the applicable Operating Agreement, then LXP and the other Operating Partnerships hereby jointly and severally undertake to fund such Operating Partnership with, as applicable, the difference between (x) the lesser of the amount set forth in the foregoing clause (i) or (ii) and (y) the amount of cash available to such Operating Partnership for distribution (the “Shortfall”), subject to the terms and conditions set forth herein.

(a)          The Operating Partnerships shall be required to create and maintain reserves as appropriate to fund their foregoing obligation.

(b)          With respect to their joint obligations to each other, each Operating Partnership (other than the Operating Partnership that has a Shortfall) (the “Non-Shortfall OPs”) and LXP shall be responsible to fund its Pro Rata Share (defined below) of the Shortfall on the date determined by LXP in its discretion. Each Non-Shortfall OPs and LXP’s “Pro Rata Share” shall mean for this purpose as of the relevant date, 100% times a fraction:

(i)	the numerator of which equals,

(1)          with respect to each Non-Shortfall OP, the number of outstanding Common OP Units of such Operating Partnership (including those beneficially owned by LXP); and

(2)          with respect to LXP, the number of outstanding LXP common shares less the number of Common OP Units in all of the Operating Partnerships (including the Operating Partnership with the Shortfall) beneficially owned by LXP; and

(ii)       the denominator of which equals the aggregate of (i) total number of outstanding Common OP Units (including those beneficially owned by LXP) of all of the Non-Shortfall OPs, plus (ii) the amount determined in accordance with Section 1(b)(i)(2) above;

provided, however, if Common OP Units have a redemption factor other than one, appropriate adjustments shall be made to the foregoing formula.

(c)          Notwithstanding the provisions of Section 1(b), LXP, in its discretion, may cause itself or any one or more of the Operating Partnerships to contribute more or less than its Pro Rata Share to the funding of the Shortfall.

(d)          The amount of any dividend with respect to the LXP common shares and the timing of their declaration and payment shall be made by LXP in its sole discretion.

(e)          Each Operating Partnership’s obligations hereunder shall be subordinate to such Operating Partnership’s obligation, if any, to make current or liquidating distributions on its own respective outstanding Common OP Units and preferred OP Units issued with respect to preferred shares of beneficial interest of LXP classified as (i) 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share, and (ii) 6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share.

2.            Repayment Obligation. Amounts advanced by any Operating Partnership or LXP on account of the Shortfall shall be deemed an inter-company loan(s) to the Operating Partnership that suffered the Shortfall. Such inter-company loan shall bear interest at prevailing rates as determined by LXP in its discretion; provided, however, that the interest rate shall be no less than the “applicable federal rate” (or similar replacement rate) set forth in the Internal Revenue Code of 1986. Any payment of principal or interest on account of any such inter-company loan(s) shall be at all times subordinate and subject to the obligations of the borrowing Operating Partnership hereunder.

3.            Amendments to the Operating Agreements and Certificate of Designation. The Operating Partnerships shall remain obligated under this Agreement

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notwithstanding that, without any reservation of rights against the Operating Partnerships, the Certificate of Designation and the Operating Agreement of each Operating Partnership, and the Articles Supplementary may, from time to time, be amended, restated, replaced, modified or supplemented.

4.            Term of Agreement. (a) This Agreement shall commence on January 1, 2007 only if the Consolidation (as hereinafter defined) has not yet then occurred (the “Effective Time”). If the Consolidation shall occur at any time after the Effective Time, the rights of the MLP to receive Shortfall advances hereunder shall cease but the obligations of the MLP to make Shortfall advances shall continue until the termination of this Agreement. This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Operating Partnerships until the latest of the date on which (i) no OP Units remain outstanding under any Operating Agreement; and (ii) if applicable, each Operating Partnership has repaid the inter-company loan(s) set forth in Section 2.

(b)          As used in this Section 4, the following terms shall have the following meanings:

“Consolidation” means the contribution by LXP and its affiliates of 100% of their economic interests in the LXP Entities to the MLP in exchange for ownership interests in the MLP.

“LXP Entities” means the Operating Partnerships (other than the MLP), Lexington Acquiport Company, LLC, Lexington Acquiport Company II, LLC, Lexington/Lion Venture L.P., Triple Net Investment Company LLC, Lexington Columbia L.L.C., the tenancy in common referred to as “Oklahoma City” in LXP’s Annual Report on Form 10-K for the year ended December 31, 2005, LXP Olympe Investments S.àr.l., Lexington Strategic Asset Corp., and all other subsidiaries of LXP that are partnerships, joint ventures or limited liability companies.

5.            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.            Waivers and Amendments; Successors and Assigns. None of the terms or provisions of this Agreement may be waived, amended or supplemented or otherwise modified except by a written instrument executed by each of the Operating Partnerships and LXP. This Agreement shall be binding upon the successors and assigns of the Operating Partnerships and shall inure to the benefit of their respective successors and assigns and those of LXP.

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7.            Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflict of laws.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the date first above written.

LEPERCQ CORPORATE INCOME FUND L.P.

By: Lex GP-1 Trust, its general partner

By:_____________________________

Name:

Title:

LEPERCQ CORPORATE INCOME FUND II L.P.

By: Lex GP-1 Trust, its general partner

By:_____________________________

Name:

Title:

NET 3 ACQUISITION L.P.

By: Lex GP-1 Trust, its general partner

By:_____________________________

Name:

Title:

THE LEXINGTON MASTER LIMITED PARTNERSHIP

By: LXP GP-1 Trust, its general partner

By:_____________________________

Name:

Title:

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LEXINGTON REALTY TRUST

By:_____________________________

Name:

Title:

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Exhibit J

WAIVER LETTER

July __, 2006

Lexington Corporate Properties Trust

One Penn Plaza

Suite 4015

New York, NY 10119-4015

United States of America

Gentlemen:

Reference is made to (i) the Employment Agreement dated as of May 4, 2006 (“Employment Agreement”), between me and Lexington Corporate Properties Trust (“LXP”) and (ii) that certain Agreement and Plan of Merger, dated as of July __, 2006 (the “Merger Agreement”), by and among LXP and Newkirk Realty Trust, Inc (“NKT”).

I hereby waive any rights I may have as a result of a Change of Control (as defined in the Employment Agreement) in connection with the transactions contemplated by the Merger Agreement, including, without limitation (1) any payments or accelerated vesting rights pursuant to Section 6 of the Employment Agreement and (2) any accelerated vesting or payment rights triggered upon a change in control and set forth in any restricted stock or deferred compensation agreement or any incentive or compensation plan, program or arrangement (the “Waiver”).

This Waiver shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any laws thereof or choice of law principles that would require the application of the laws of any other jurisdiction.

Please acknowledge your agreement with the terms of this letter agreement by signing below.

Sincerely,

__________________________________

   [Executive]

Acknowledged and Agreed to:

Lexington Corporate Properties Trust

By:____________________________

Name:

Title:

Exhibit K

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Agreement”), effective as of the ___ day of ______________, 2006, is made by LEXINGTON REALTY TRUST (f/k/a Lexington Corporate Properties Trust), a Maryland statutory real estate investment trust (“Guarantor”), to and for the benefit of LEXINGTON MASTER LIMITED PARTNERSHIP., a Delaware limited partnership (the “Partnership”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and supplemented to date (the “Partnership Agreement”).

WITNESSETH:

WHEREAS, the Guarantor and Newkirk Realty Trust, Inc., a Maryland corporation (which is the general partner of the Partnership), are parties to an Agreement and Plan of Merger, dated as of July 23, 2006 (the “Merger Agreement”);

WHEREAS, following the consummation of the merger contemplated by the Merger Agreement, a subsidiary of the Guarantor will become the general partner of the Partnership; and

WHEREAS, the Partnership is obligated to deliver the Cash Redemption Amount or Share Redemption Amount, as applicable, to the Redeeming Partners upon the redemption of all or a portion of Partnership Units held by the Redeeming Partners in accordance with the terms and conditions of the Partnership Agreement;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereto agree as follows:

1.            If the Partnership and/or the General Partner shall fail to deliver to a Redeeming Partner the Cash Redemption Amount or Share Redemption Amount, as applicable, as contemplated by Sections 8.4.A. or C. of the Partnership Agreement, the Guarantor hereby guarantees that it will, upon written demand by the Redeeming Partner, arrange for the delivery of the Cash Redemption Amount or Share Redemption Amount, as applicable, pursuant to the terms and conditions of the Partnership Agreement.

2.            Notwithstanding anything in the Partnership Agreement to the contrary, in the event of a delivery of the Share Redemption Amount, the Guarantor shall have the right to include on the certificates evidencing such Share Redemption Amount any restrictive legend or such other restrictions on transfer that the Guarantor in its reasonable judgment shall determine are required to maintain the status of the Guarantor as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereto, or to comply with federal or state securities laws.

3.            The obligations of the Guarantor contained herein are absolute and inure to the benefit of the Limited Partners and may be enforced directly by the Limited Partners without taking any action, or exercising any diligence, to cause the Partnership and/or the

General Partner to deliver the Share Redemption Amount or Cash Redemption Amount, as applicable, directly.

4.            Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to (i) Lexington Realty Trust at the following address: One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: General Counsel, and (ii) the Partnership at the following address: c/o Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: General Counsel.

5.            This Agreement shall be governed by the laws of the State of New York without regard to the principles of conflicts of laws.

6.            This Agreement may not be modified, amended or otherwise changed in any manner except by a writing executed by the Guarantor, the Partnership and the holders of a majority of the then outstanding Partnership Units held by the Limited Partners.

[Signature Page Follows]

THIS GUARANTY AGREEMENT has been signed as of the date first set forth above.

LEXINGTON REALTY TRUST

By:____________________________

Name:
Title: